SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

PEPCO HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Proxy Statement and

2003 Annual Report to Shareholders

Dear Fellow Shareholder,

For decades, reliability and customer service have been top concerns of the electric utility industry. The critical importance of these issues was reinforced in 2003, as we witnessed the Northeast blackout, experienced the devastation of Hurricane Isabel and dealt with continued threats to homeland security. Combined with the further opening of wholesale competition, heightened corporate governance requirements and volatile energy markets, these developments have ushered in a new era where rules have changed and stakes are higher.

These events have had a full impact at Pepco Holdings, Inc. (PHI). On the governmental and regulatory fronts, we are actively participating in efforts to improve nationwide security and reliability, while also working to assure that the transition to competition continues smoothly. Internally, we are taking actions to deliver a new level of customer service and become a leader in emergency response management. And we have tightened our already stringent rules of accountability and responsibility.

I invite you to visit our new Corporate Governance section on our website, Pepcoholdings.com. There you will find at a single location, important information concerning the management of the company, including the various charters, policies and guidelines under which our Board of Directors has directed that we operate.

PHI’s first full year of operations reflected the challenges and transitions taking place around us. Much of the year was focused on reducing risk and cost, eliminating non-core operations and responding to events that arose. We expect an improved earnings picture going forward as we build upon the strengths of our two power delivery organizations.

In the following letter, Dennis Wraase provides details on PHI’s 2003 performance. This marks his first letter to you since his election in June 2003 to succeed me as Chief Executive Officer. Dennis’ succession to CEO is part of an orderly leadership progression, as we continue to build PHI into a premier power delivery business focused on serving customers in the mid-Atlantic region.

Dennis’ exemplary 30-year utility career began in finance, serving as Controller and Chief Financial Officer. For several years prior to his election as CEO, he served as President and Chief Operating Officer of Pepco and PHI. Dennis was instrumental in executing the merger of Pepco and Conectiv.

It has been a privilege serving our shareholders and industry for the past 40 years. I am proud of this company and its achievements and value my long-time association with the employees and directors who possess the skills, commitment and heart to continue successfully enhancing PHI’s shareholder value into the future.

Sincerely,

John M. Derrick, Jr.

Chairman of the Board

April 1, 2004

Letters to Shareholders	Cover Page

Notice of 2004 Annual Meeting and Proxy Statement	1

Audit Committee Charter	A-1

Policy on the Approval of Services Provided by the Independent Auditor	B-1

2003 Annual Report to Shareholders	C-1

• Business of the Company	C-7

• Management’s Discussion and Analysis	C-15

• Quantitative and Qualitative Disclosures about Market Risk	C-49

• Consolidated Financial Statements	C-63

Board of Directors and Officers	C-124

Investor Information	C-125

Dear Fellow Shareholder,

In 2003, Pepco Holdings, Inc. focused on its central strengths. We divested non-core businesses, implemented strategies that reduced risk, negotiated agreements that will make earnings more predictable and continued to reduce debt. We also faced special challenges, including an unprecedented energy trading loss at one of our affiliates, the bankruptcy of power supplier Mirant Corp., and Hurricane Isabel, which caused the worst devastation ever to Pepco’s and Conectiv’s electric systems.

PHI’s leadership team and employees effectively responded with strategies that have strengthened our company. With these events behind us, we can move forward from an improved position and continue to execute successfully the power delivery strategy we set when the Pepco/Conectiv merger was completed nearly two years ago.

Setting the Stage for Future Earnings Growth

As a result of the challenges we faced and business decisions we made to reduce risk, PHI’s 2003 consolidated earnings of $113.5 million, or 66 cents per share, on operating revenue of $7.3 billion, were significantly below what this company is capable of producing on an ongoing basis. We are confident, however, that the actions we took in 2003 have set the stage for future earnings growth.

At Conectiv Energy, for example, we discontinued the part of our energy trading business that led to a loss last year, canceled gas turbine equipment that was on order for future generating plant construction, and instituted a program to lower the risk associated with supplying energy. At our financial subsidiary, Potomac Capital Investment Corporation (PCI), we stopped further new investment activity. PCI also completed its exit from the real estate business by selling PHI’s headquarters building on a lease-back arrangement at a very favorable price. And we significantly decreased our risk exposure at our telecommunications affiliate by lowering the carrying value of our interest in our Starpower joint venture, which we have put up for sale.

Protecting Shareholders’ Interests

As I mentioned earlier, Mirant Corp., which supplies energy to Pepco for delivery to customers in Maryland and the District of Columbia, sought bankruptcy protection in 2003. Our top priority in responding to Mirant’s bankruptcy has been to create certainty around electricity supply and cost and to protect our customers and shareholders from attempts by Mirant to avoid its legal obligations. Toward that end, in November we successfully negotiated a settlement with Mirant in which they agreed to continue fulfilling their supply obligations. While the renegotiated price is somewhat higher, it successfully removes uncertainty of supply and preserves our ability to seek recovery of the price difference in bankruptcy court.

We have thus far successfully opposed Mirant’s attempts to avoid fulfilling its obligations associated with two high-cost power purchase contracts. We will continue to exercise all available legal remedies to represent your interests in this matter.

Improving Productivity

Conectiv and Pepco have long-standing histories of providing reliable service at reasonable cost with an ongoing commitment to cost control. This commitment continues. We are making significant productivity improvements through accelerating the integration of the two utilities’ support functions and by leveraging their combined resources. We met our savings target in 2003 and expect to achieve increased savings going forward. The highly successful conversion of PHI to a common financial system provides the opportunity for additional savings in the future, including our goal to reduce staffing levels and eliminate duplicate processes. Unfortunately, 2003 savings were offset by the continued spiraling cost of benefits including pension and medical costs.

I am confident, based on results achieved since the merger that PHI is well on its way to creating significant value for investors. The combination of Pepco and Conectiv has created one of the largest mid-Atlantic power delivery companies and it is our goal to become the best performing as well.

ii

Building Shareholder Value through Focusing on Customers

With the events of 2003 behind us, we look forward to a future centered on strengthening our core power delivery business. Clearly, customer satisfaction is our most valuable asset. We intend to safeguard and nurture that asset, because we believe that it is the pathway to growing shareholder value.

In recent years, Pepco and Conectiv have enjoyed high customer satisfaction ratings. We have worked hard to serve our customers and they have grown to expect a lot from us. Those expectations were severely tested by Hurricane Isabel, which caused nearly 900,000 of our customers to lose power at the storm’s peak and required upwards of seven days to completely restore service. Customers’ responses in the aftermath of Isabel unequivocally show that the bar on customer satisfaction has been raised. We’re going to rise to that challenge.

To help improve our performance in future emergencies, we engaged former FEMA director James Lee Witt to conduct an independent evaluation of our disaster response efforts. Mr. Witt and his team of experts found that both Pepco and Conectiv met industry standards in responding to the hurricane, but they challenged us to do even better. They recommended we expand our approach by treating such events as community disasters requiring much greater coordination with other response agencies, rather than simply as a significant power outage. They also recommended that we adopt advanced emergency planning processes similar to those used by the federal government, but not typically followed by utilities in the past.

We learned many lessons from Hurricane Isabel and I believe the Witt Report is a positive blueprint for change. We fully embrace the concept of emergency community response advocated in the report, and we intend to become a leader in that arena. One of our major efforts will focus on building community partnerships where we can listen to our customers’ and communities’ concerns and together forge a response that meets their needs.

Our Fundamentals are Sound

As we continue to implement our power delivery strategy, our fundamentals remain sound and our dividend secure. Our regulated power delivery operations provide a solid foundation of predictable earnings and cash flow. We remain committed to paying down over $1 billion of debt by 2007 or earlier—pending recovery of our $131 million of claims in the Mirant bankruptcy—and improving our equity ratios. Last year we generated sufficient cash to pay down over $250 million of debt and trust preferred stock. We will use other financial strategies to further pay down conventional debt in 2004.

Management Transition

On June 1, 2003, John M. Derrick, Jr. retired as PHI’s Chief Executive Officer, remaining Chairman of the Board. At that time, I was honored to be elected to succeed him as CEO.

I would like to take this opportunity to pay tribute to John, who has given more than 40 years of unparalleled leadership and service to Pepco, PHI, the electric utility industry and the community at large. I have had the privilege of working with John for much of that time and can attest to his distinguished career. He has been pivotal in guiding Pepco and PHI through the changes wrought by the restructuring of the electric industry and he has been a true industry champion in that process. He is also a well-known leader in the community, with a well-deserved reputation for supporting educational, charitable and cultural activities in our service area.

We are Well-Positioned to Grow Shareholder Value

Going forward, I, along with PHI’s diverse and seasoned management team, will build upon the outstanding foundation that John has provided us. With the support of the Board of Directors and the continued commitment of employees, I am confident of our ability to successfully navigate new challenges and opportunities.

Sincerely,

Dennis R. Wraase

President

Chief Executive Officer

April 1, 2004

iii

701 Ninth Street, N.W.

Washington, D.C. 20068

Notice of Annual Meeting of Shareholders

April 1, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Pepco Holdings, Inc. will be held at 10:00 a.m. Eastern time on Friday, May 21, 2004 (the doors will open at 9:00 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. for the following purposes:

1.	To elect five directors to serve for a term of three years;

2.	To consider and vote on a shareholder proposal to require the election of all directors annually, if the proposal is brought before the meeting;

3.	To transact such other business as may properly be brought before the meeting.

The holders of the Common Stock of the Company of record at the close of business on Monday, March 22, 2004, will be entitled to vote on each of the above matters.

By order of the Board of Directors,

ELLEN SHERIFF ROGERS

Vice President and Secretary

IMPORTANT

You are cordially invited to attend the meeting in person.

Even if you plan to be present, you are urged to vote your shares promptly. To vote your shares, use the Internet or call the toll-free telephone number as described in the instructions on your proxy card, or complete, sign, date and return your proxy card in the envelope provided.

If you attend the meeting, you may vote either in person or by proxy.

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

TO VOTE YOUR SHARES, USE THE INTERNET

OR CALL THE TOLL-FREE TELEPHONE NUMBER

AS DESCRIBED IN THE INSTRUCTIONS ON YOUR PROXY CARD,

OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

IN THE ENVELOPE PROVIDED.

THANK YOU FOR ACTING PROMPTLY.

PROXY STATEMENT

Annual Meeting of Shareholders

Pepco Holdings, Inc.

April 1, 2004

This Proxy Statement is being furnished by the Board of Directors of Pepco Holdings, Inc. (the “Company” or “Pepco Holdings”) in connection with its solicitation of proxies to vote on the matters to be submitted to a vote of shareholders at the 2004 Annual Meeting. This Proxy Statement, together with the Company’s 2003 Annual Report, which is attached as Annex C to the Proxy Statement, the Notice of Annual Meeting, and a proxy card, is being first mailed to shareholders of record on or about April 6, 2004.

The Company is a holding company formed in connection with the merger of Potomac Electric Power Company (“Pepco”) and Conectiv. As a result of the merger, which occurred on August 1, 2002, Pepco and Conectiv became wholly owned subsidiaries of the Company. The address of the Company’s principal executive offices is 701 Ninth Street, N.W., Washington, D.C. 20068.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at 10:00 a.m. Eastern time on Friday, May 21, 2004 (the doors will open at 9:00 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. Admission to the meeting will be limited to Company shareholders or their authorized proxies. Admission tickets are not required.

What matters will be voted on at the Annual Meeting?

1.	The election of five directors for three-year terms.

The Board recommends a vote FOR each of the five candidates nominated by the Board of Directors and identified in Item 1 in this Proxy Statement.

2.	A shareholder proposal set forth in Item 2 in this Proxy Statement to require the election of all directors annually, if the proposal is introduced at the meeting by the shareholder proponent.

The Board recommends a vote AGAINST this proposal.

How do I vote?

If you own your shares in your own name, you can either attend the Annual Meeting and vote in person or you can vote by proxy without attending the meeting. You can vote by proxy in any of three ways:

•	Via Internet: Go to https://www.proxyvotenow.com/pom. Have your proxy card in hand when you access the website. You will be given simple voting instructions to follow to obtain your records and to create an electronic voting instruction form. At this website, you also can elect to access future proxy statements and annual reports via the Internet.

•	By Telephone: Call toll-free 1-866-205-9103. Have your proxy card in hand when you call, and you will be given simple voting instructions to follow.

•	In Writing: Complete, sign, date and return the enclosed proxy card in the postage-paid envelope that has been provided.

The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. Eastern time on May 20, 2004. Your signed proxy card or the proxy you grant via the Internet or by telephone will be voted in accordance with your instructions. If you return your signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish to vote, your shares will be voted FOR the election of each of the Board of Directors’ director nominees and AGAINST the shareholder proposal.

If you hold shares through a brokerage firm, bank or other financial intermediary, you will receive directions on how to direct the voting of your shares from that intermediary, which may include voting instructions given via the Internet or by telephone.

Who is eligible to vote?

All shareholders of record at the close of business on March 22, 2004 (the “record date”) are entitled to vote at the Annual Meeting. As of the close of business on the record date 171,864,703 shares of Pepco Holdings common stock, par value $.01 per share (the “Common Stock”), were outstanding. Each shareholder on the record date is entitled to one vote for each share owned by such shareholder on each matter submitted to the vote of shareholders at the Annual Meeting.

What is the quorum requirement?

In order to hold the Annual Meeting, the holders of a majority of the outstanding shares of Common Stock must be present at the meeting either in person or by proxy.

What shares are included on the enclosed proxy card?

The number of shares printed on the enclosed proxy card indicates the number of shares of Common Stock that, as of the record date, you held of record, plus any shares held for your account under the Pepco Holdings’ Dividend Reinvestment Plan. The proxy cards of employees or former employees of Conectiv or its subsidiaries who participate in the Atlantic Electric 401(k) Savings and Investment Plan-B also include shares of Common Stock held through that plan. See “How is stock in the 401(k) plans for employees voted?”

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card (other than because you are a participant in either a Conectiv or a Pepco 401(k) savings plan(s) and receive a separate voting instruction card), it is because your shares are registered in different names or with different addresses. You must sign, date and return each proxy card that you receive (or grant a proxy for the shares represented by each proxy card via the Internet or by telephone) in order for all of your shares to be voted at the Annual Meeting. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address.

How is stock in the 401(k) plans for employees voted?

If you are a current or former employee who is a participant in one of the Pepco 401(k) savings plans:

You will receive directly from Fidelity Investments, the trustee for the Pepco 401(k) savings plans, a separate voting instruction card showing the number of shares of Common Stock held for your account under the applicable plan(s) as of the record date. To instruct the plan trustee on how to vote these shares, you must complete, date, sign and return the voting instruction card per the directions printed on that card. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares on each matter in proportion to the voting instructions given by all of the other participants in the applicable Pepco plan(s).

If you are a current or former employee who is a participant in the Conectiv Savings and Investment Plan or the Conectiv PAYSOP/ESOP:

You will receive directly from The Vanguard Group, the trustee for the Conectiv Savings and Investment Plan and the Conectiv PAYSOP/ESOP, a separate voting instruction card showing the number of shares of

Common Stock held for your account under the applicable plan(s) as of the record date. To instruct the plan trustee on how to vote these shares, you must complete, date, sign and return the voting instruction card per the directions printed on that card. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares on each matter in proportion to the voting instructions given by all of the other participants in the applicable plan(s).

If you are a current or former employee who is a participant in the Atlantic Electric 401(k) Savings and Investment Plan-B:

The enclosed proxy card includes shares of Common Stock held through that plan. By completing, dating, signing and returning this proxy card, you will be providing the plan trustee with instructions on how to vote the shares held in your account. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares in proportion to the voting instructions given by the other participants in the plan.

Can I change my vote after I have returned my proxy card or granted a proxy via the Internet or by telephone?

You may revoke your proxy, regardless of the manner in which it was submitted, by:

•	sending a written statement to that effect to the Secretary of the Company before your proxy is voted;

•	submitting a properly signed proxy dated a later date;

•	submitting a later dated proxy via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

How can I obtain more information about the Company?

The Company’s 2003 Annual Report to Shareholders is included as Annex C after page B-3 of this Proxy Statement. You may also visit the Company’s website at www.pepcoholdings.com.

1.    ELECTION OF DIRECTORS

Twelve directors currently constitute the entire Board of Directors of the Company. The Board of Directors is divided into three classes, each currently consisting of four directors. Directors of each class are elected to serve three-year terms. At the Annual Meeting, five directors are to be elected, each to hold office for a three-year term that expires at the 2007 Annual Meeting, and until his or her successor is elected and qualified. Accordingly, effective with the Annual Meeting, thirteen directors will constitute the entire Board of Directors of the Company.

Jack B. Dunn, IV, Richard B. McGlynn, Peter F. O’Malley, Frank K. Ross and William T. Torgerson were recommended for nomination to the Board by the Corporate Governance/Nominating Committee.

The Board of Directors recommends a vote FOR each of the five nominees listed on the following page.

What vote is required to elect the directors?

Directors are elected by a plurality of the votes cast. This means that the five nominees receiving the largest number of votes will be elected as directors.

What happens if a nominee is unable to serve as a director?

Each nominee identified in this Proxy Statement has confirmed that he is willing and able to serve as a director. However, should any of the nominees, prior to the Annual Meeting, become unavailable to serve as a director for any reason, the Board of Directors either may reduce the number of directors to be elected or, on the recommendation of the Corporate Governance/Nominating Committee, select another nominee. If another nominee is selected, all proxies will be voted for that nominee.

NOMINEES FOR ELECTION AS DIRECTORS

For Terms Expiring in 2007

Jack B. Dunn, IV, age 53, since December 1998 has been Chairman of the Board and since October 1995 has been Chief Executive Officer of FTI Consulting, Inc., a multi-disciplined consulting firm with practices in the areas of financial restructuring, litigation consulting and engineering and scientific investigation, located in Annapolis, Maryland. He served as President of FTI Consulting from October 1995 to December 1998. Mr. Dunn is a limited partner of the Baltimore Orioles and is a director of Aether Systems, Inc. Mr. Dunn currently does not serve as a director of the Company.

Richard B. McGlynn, age 65, is an attorney. From 1995-2000, he was Vice President and General Counsel of United Water Resources, Inc., Harrington Park, New Jersey and from 1992-1995, he was a partner in the law firm LeBoeuf, Lamb, Leiby & MacRae. Mr. McGlynn was a director of Conectiv from 1998 until August 1, 2002. He was a director of Atlantic Energy, Inc. from 1986 to 1998. He has been a director of the Company since August 1, 2002.

Peter F. O’Malley, age 65, since 1989 has been of counsel to O’Malley, Miles, Nylen & Gilmore, P.A., a law firm headquartered in Calverton, Maryland. Mr. O’Malley currently serves as the President of Aberdeen Creek Corp., a privately held company engaged in investment, business consulting and development activities. He was a director of Pepco from 1982 until August 1, 2002. He has been a director of the Company since August 1, 2002 and currently serves as the Lead Independent Director. Mr. O’Malley is a director of FTI Consulting, Inc., Legg Mason, Inc. and Legg Mason Trust Co.

Frank K. Ross, age 60, is retired managing partner for the mid-Atlantic Audit and Risk Advisory Services Practice and managing partner of the Washington, D.C. offices of the accounting firm KPMG LLP, positions he held from July 1, 1996 to December 31, 2003. He is a director of NCRIC Group, Inc. and Cohen & Steers Funds. Mr. Ross serves on The Greater Washington, D.C. Urban League, the Corcoran Gallery and College of Art, and The Hoop Dreams Scholarship Fund boards. Mr. Ross currently does not serve as a director of the Company.

William T. Torgerson, age 59, has been Vice Chairman of the Company since June 1, 2003 and has been General Counsel of the Company since August 1, 2002. From August 1, 2002 to June 2003, he was also Executive Vice President of the Company. From December 2000 to August 2002, he was Executive Vice President and General Counsel of Pepco and from April 1994 to December 2000, he was Senior Vice President and General Counsel of Pepco. Mr. Torgerson has been a director of Pepco and Conectiv since August 1, 2002. Mr. Torgerson currently does not serve as a director of the Company.

DIRECTORS CONTINUING IN OFFICE

Terms Expiring in 2005

Edmund B. Cronin, Jr., age 66, since 2000 has been Chairman of the Board, and since 1995 has been President and Chief Executive Officer of Washington Real Estate Investment Trust, based in Rockville, Maryland, which owns income-producing real estate in the mid-Atlantic region. Mr. Cronin was a director of Pepco from 1998 until August 1, 2002. He has been a director of the Company since August 1, 2002.

Pauline A. Schneider, age 60, joined the Washington office of the law firm of Hunton & Williams in 1985 and has been a partner there since 1987. From October 2000 to October 2002, Ms. Schneider served as Chair of the Board of MedStar Health, Inc., a community-based healthcare organization that includes seven major hospitals in the Washington, D.C./Baltimore area. Also, between 1998 and 2002, she chaired the Board of The Access Group, Inc., a not-for-profit student loan provider headquartered in Wilmington, Delaware. She continues her service on both boards. She is a director of DiamondCluster International, Inc. Ms. Schneider was a director of Pepco from 2001 until August 1, 2002. She has been a director of the Company since August 1, 2002.

Dennis R. Wraase, age 60, is President and Chief Executive Officer of the Company. He is also Chief Executive Officer of Pepco and Conectiv and was President and Chief Operating Officer of Pepco from January 2001 through August 1, 2002. From August 2002 through May 2003, Mr. Wraase was Chief Operating Officer of the Company. He was President and Chief Financial Officer of Pepco from May 2000 until January 2001. From 1999 to 2000, he was Executive Vice President and Chief Financial Officer, and from 1996 until 1999, he was Senior Vice President and Chief Financial Officer of Pepco. Mr. Wraase has been a director of Pepco since 1998 and Conectiv since August 1, 2002. He has been a director of the Company since 2001.

A. Thomas Young, age 65, is retired Executive Vice President of Lockheed Martin Corporation. From 1990 until 1995, he was President and Chief Operating Officer of Martin Marietta Corporation. Mr. Young was a director of Pepco from 1995 until August 1, 2002. He has been a director of the Company since August 1, 2002. He is a director of Goodrich Corporation and Science Applications International Corporation.

DIRECTORS CONTINUING IN OFFICE

Terms Expiring in 2006

Terence C. Golden, age 59, is Chairman of Bailey Capital Corporation in Washington, D.C. Bailey Capital Corporation is a private investment company. From 1995 until 2000, Mr. Golden was President, Chief Executive Officer and a director of Host Marriott Corporation. He continues to serve as a director of Host Marriott Corporation. Mr. Golden was a director of Pepco from 1998 until August 1, 2002. He has been a director of the Company since August 1, 2002. He is also a director of Cousins Properties, Inc. and the Morris & Gwendolyn Cafritz Foundation.

George F. MacCormack, age 60, is retired Group Vice President of DuPont, a position he held from 1999 through 2003. He was previously Vice President and General Manager (1998), White Pigments & Mineral Products Strategic Business Unit and Vice President and General Manager (1995), Specialty Chemicals Strategic Business Unit for DuPont. Mr. MacCormack was a director of Conectiv from 2000 until August 1, 2002. He has been a director of the Company since August 1, 2002.

Floretta D. McKenzie, age 68, is the Founder and Chairwoman of The McKenzie Group, Inc., a District of Columbia based educational consulting firm. Until 2001, Dr. McKenzie was also Chief Executive Officer of The McKenzie Group, Inc. Dr. McKenzie was a director of Pepco from 1988 until August 1, 2002. She has been a director of the Company since August 1, 2002. Dr. McKenzie is a director of Marriott International, Inc.

Lawrence C. Nussdorf, age 57, since 1998 has been President and Chief Operating Officer of Clark Enterprises, Inc., a privately held investment and real estate company based in Bethesda, Maryland, whose interests include The Clark Construction Group, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. Mr. Nussdorf was a director of Pepco from 2001 until August 1, 2002. He has been a director of the Company since August 1, 2002.

How many directors are “independent?”

According to the Listing Standards of the New York Stock Exchange (“NYSE”), effective as of the date of the Annual Meeting, a majority of the Company’s directors are required to be independent from the Company’s management. The Company has adopted, as part of its Corporate Governance Guidelines, the categorical standards of independence described below. Currently, 10 of the Company’s 12 directors qualify as independent, and if Messrs. Dunn, McGlynn, O’Malley, Ross and Torgerson are elected at the Annual Meeting, then 11 of the 13 directors will qualify as independent.

For a director to be considered independent under NYSE rules, a director cannot have any of the disqualifying relationships enumerated by the rules and the Board must determine that the director does not otherwise have any material relationship with the Company. The NYSE allows a board of directors to adopt categorical standards to assist in determining whether a relationship between a director and a company is a material relationship that would impair the director’s independence. The Company’s Board has adopted the following categorical standards, which incorporate the enumerated disqualifying relationships:

a.	A director who is an employee, or whose immediate family member is an executive officer of the Company, shall not be considered independent until three years after the end of such employment relationship.

b.	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company or any subsidiary of the Company (other than director or Committee fees and pension or other forms of deferred compensation for prior Board or Committee service, provided such compensation is not contingent in any way on continued service) shall not be considered independent until three years after he or she, or the immediate family member, ceases to receive more than $100,000 per year in such compensation.

c.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

d.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

e.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

f.	A director shall not be considered independent if he or she serves as an officer, director or trustee of a not-for-profit organization and within the preceding three years, the Company’s contributions in any single fiscal year to that organization exceeds the greater of $100,000 or 2% of that organization’s latest publicly available operating budget, or in the case of a capital campaign, if the Company’s commitment to the capital campaign exceeds the greater of $250,000 or 1% of the publicly stated goal of the capital campaign.

g.	For purposes of considering the existence or materiality of a director’s relationship with the Company or the relationship with the Company of an organization with which the director is associated, payments for electricity, gas or other products or services made in the normal course of business at prices generally applicable to similarly situated customers shall not be included.

h.	[This provision will become effective on the date of the Company’s 2004 Annual Meeting.] Additional provisions applicable to members of the Audit Committee are:

(i)	A director who is a member of the Audit Committee may not receive from the Company or any of its affiliates, directly or indirectly, any compensation other than the current or deferred retainer and meeting fees for services as a director, committee chairman or committee member and reimbursement of expenses associated with such service.

(ii)	A director who is an “affiliated person” of the Company or its subsidiaries (other than in his or her capacity as a member of the Board or a Board Committee) as defined by the U.S. Securities and Exchange Commission (“SEC”) shall not be considered independent for purposes of Audit Committee membership. A director who beneficially owns more than 3% of the Company’s Common Stock will be considered to be an “affiliated person.”

What are the Committees of the Board? How often did the Board and each Committee of the Board meet in 2003?

In 2003, the Board of Directors held 9 meetings. The Board has four separately designated standing committees: the Audit Committee, the Compensation/Human Resources Committee, the Corporate Governance/Nominating Committee and the Executive Committee. Each Committee charter can be found on the Company’s website (www.pepcoholdings.com) under the link: Corporate Governance.

At each of their meetings, the Board and each of the Committees made up of independent directors sets aside time to meet in executive session without management directors (in the case of Board meetings) or other management personnel present. The executive session of the Board is convened by the Chairman of the Corporate Governance/Nominating Committee. The Compensation/Human Resources Committee meets separately with its compensation consultant. The Audit Committee meets separately with the General Manager, Internal Audit and the independent auditor.

The Audit Committee held 8 meetings in 2003. The Audit Committee represents and assists the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company’s management and its independent auditor with respect to the accounting and control functions and financial statement presentation. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of any independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work. A more detailed description of the Audit Committee’s duties and responsibilities is set forth in the Audit Committee Charter included as Annex A to this Proxy Statement. Committee members are Directors Cronin (Chairman), Golden, MacCormack, McGlynn, Nussdorf and Schneider. The Board has determined that directors Cronin, Golden and Nussdorf are “audit committee financial experts” as defined by the rules of the SEC. The Board has determined that each of the members of the Audit Committee is independent as defined by the Company’s Corporate Governance Guidelines as currently in effect and in accordance with the rules of the NYSE.

The Compensation/Human Resources Committee held 5 meetings in 2003. The Committee, together with the other independent members of the Board of Directors, sets the CEO’s compensation level. The Committee also sets the salaries for the senior executive officers (other than the CEO) and the heads of the major subsidiaries. The Committee approves the salaries of the Vice Presidents of the Company and administers the Company’s executive incentive compensation programs and establishes the structure of compensation and amounts of awards under the Long-Term Incentive Plan. The Committee exercises the powers of the Board with respect to the Company’s annual salary administration program for all exempt employees. The Committee also makes recommendations to the Board concerning the Company’s retirement and other benefit plans and oversees corporate workforce diversity issues. The Committee oversees the activities of the Company’s Administrative Board composed of management personnel (the plan administrator for all Company health, welfare and pension plans as required by ERISA) and the Company’s Investment Committee composed of management personnel

(the committee responsible for establishing and carrying out the funding policies for the benefit plans of the Company and any Company subsidiary) and reviews the performance of the Company’s Pension Plan investments. Committee members are Directors Golden, McGlynn, McHale, McKenzie, Nussdorf, O’Malley and Young (Chairman). The Board has determined that each of the members of the Compensation/Human Resources Committee is independent as defined by the Company’s Corporate Governance Guidelines as currently in effect and in accordance with the rules of the NYSE.

The Corporate Governance/Nominating Committee held 6 meetings in 2003. The Committee’s duties and responsibilities include making recommendations to the Board regarding the governance of the Company and the Board, helping to ensure that the Company is properly managed to protect and enhance shareholder value and to meet the Company’s obligations to shareholders, customers, the industry and under the law. The Committee is responsible for making recommendations to the Board regarding Board structure, practices and policies, including Board committee chairmanships and assignments and the compensation of Board members, assessing Board performance and effectiveness, and ensuring that processes are in place with regard to corporate strategy, management development and management succession, business plans and corporate and government affairs. The Committee evaluates annually the performance of the Company’s Chief Executive Officer and reports its appraisal to the Board. The Committee also is responsible for ensuring that the technology and systems used by the Company are adequate to properly run the business and for it to remain competitive. The Committee reviews and recommends to the Board candidates for nomination for election as directors. The Chairman of the Committee serves as the Lead Independent Director. Committee members are Directors Cronin, MacCormack, McHale, McKenzie, O’Malley (Committee Chairman and Lead Independent Director), Schneider and Young. The Board has determined that each of the members of the Corporate Governance/Nominating Committee is independent as defined by the Company’s Corporate Governance Guidelines as currently in effect and in accordance with the rules of the NYSE.

The Executive Committee did not meet in 2003. The Committee has, and may exercise when the Board is not in session, all the powers of the Board in the management of the property, business and affairs of the Company, except as otherwise provided by law. The Committee does not hold regularly scheduled meetings. Committee members are Directors Derrick, McKenzie (Chairman), McGlynn and Wraase.

In 2003, each director attended at least 75% of the aggregate number of meetings held by the Board and each Committee of which he or she was a member. Each director also attended the first and only annual meeting of the Company held since the merger of Pepco and Conectiv in 2002. Although there is no formal policy pertaining to attendance at annual meetings, the Board has adopted an attendance policy, set forth in the Corporate Governance Guidelines, under which attendance in person is required at all regularly scheduled Board and Committee meetings (except where scheduled as a conference call) and is the preferred method of attendance at specially called meetings. The Chairman has the authority to waive the requirement of this policy if, in the Chairman’s opinion, it is in the Company’s best interests to do so.

How do I send a communication to the Board of Directors or to a specific individual director?

The Company’s directors encourage interested parties, including employees and shareholders, to contact them directly and, if desired, confidentially and/or anonymously regarding matters of concern or interest, including concerns regarding questionable accounting or auditing matters. The names of the Company’s directors can be found on pages 7-9 of this Proxy Statement and on the Company’s website (www.pepcoholdings.com) under the link: Board of Directors. The Company’s directors may be contacted by writing to them either individually or as a group or partial group (such as all non-management directors), c/o Corporate Secretary, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 1300, Washington, D.C. 20068. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. Communications addressed to multiple recipients, such as to “directors,” “all directors,” “all non-management directors,” “independent directors,” etc. will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward them, and hence cannot be transmitted unopened, but will be treated as confidential communications. If you wish to remain anonymous, do not sign your letter or include a return address on the envelope. Communications from Company employees regarding accounting, internal accounting controls, or auditing matters may be submitted in writing addressed to: General Manager, Internal Audit, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 8220, Washington, D.C. 20068 or by telephone to 202-872-3524. Such communications will be handled initially by the Internal Audit Group, which reports to the Audit Committee of the Board, and will be reported to the Audit Committee. If for any reason the employee does not wish to submit a communication to the General Manager, Internal Audit, it may be addressed to the Chairman of the Audit Committee using the procedure set forth above, or can be telephoned to the Company’s Ethics Officer hotline.

What are the directors paid for their services?

Each of the Company’s directors who is not an employee of the Company or any of its subsidiaries is paid an annual retainer of $30,000, plus a fee of $1,250 for each Board and Committee meeting attended. Each director who chairs a Board Committee is paid an additional retainer of $3,500.

Under the Company’s Stock Compensation Plan for Directors, one-half of the $30,000 annual retainer is paid, at the election of the director, either (i) in shares of Common Stock or (ii) in Common Stock equivalents under the Company’s Executive and Director Deferred Compensation Plan (“Deferred Compensation Plan”). Common Stock equivalents correspond in value to the market price of the Common Stock, but have no voting rights. When a dividend is paid on the Common Stock, the Common Stock equivalent balance is credited with additional Common Stock equivalents based on the number of shares that could be purchased with the cash amount of the dividend at the then-current market price. The balance of the annual retainer and meeting fees is paid to the director in cash or, at the election of the director, can be deferred through voluntary participation in the Deferred Compensation Plan. A director can elect to have these optional deferrals credited either in the form of Common Stock equivalents or an account that earns additional credits equal to the prevailing prime interest rate, the return on a specified group of funds or a combination of both. Balances under the Deferred Compensation Plan, including Common Stock equivalent balances, are paid out in cash, in either a lump sum or installments, commencing at a time selected by the director.

Although under the terms of Company’s Long-Term Incentive Plan, each non-employee director is entitled to a grant, on May 1 of each year, of an option to purchase 1,000 shares of Common Stock, the Board of Directors has determined that these grants will not be made.

The Company also provides directors with travel accident insurance for Company-related travel and directors’ and officers’ liability insurance coverage and reimburses directors for travel, hotel and other out-of-pocket expenses incurred in connection with their performance of their duties as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2004, for each director, director nominee, the five executive officers named in the Summary Compensation Table on page 16 and all directors and executive officers as a group (i) the number of shares of Common Stock beneficially owned, (ii) the number of shares of Common Stock that could be purchased through the exercise of stock options then-currently exercisable or scheduled to become exercisable within 60 days thereafter, and (iii) the total beneficial ownership. The Common Stock is the Company’s only class of equity securities. Each of the individuals listed, and all directors and executive officers as a group, beneficially owned less than 1% of the outstanding shares of Common Stock. The following table also sets forth, as of March 15, 2004, the number and percentage of shares of Common Stock reported as beneficially owned by all persons known by the Company to own beneficially 5% or more of the Common Stock.

Name of Beneficial Owner	Shares of Common Stock Owned(1)	Common Stock Acquirable Within 60 Days	Total Beneficial Ownership(2)
Edmund B. Cronin, Jr.	1,296	4,250	5,546
John M. Derrick, Jr. (3)	90,735	378,160	468,895
Jack B. Dunn, IV	10,000	0	10,000
Terence C. Golden (4)	33,442	3,250	36,692
George F. MacCormack	1,282	0	1,282
Richard B. McGlynn	5,751	0	5,751
Judith A. McHale	8,953	3,250	12,203
Floretta D. McKenzie	4,970	4,250	9,220
Lawrence C. Nussdorf	1,000	1,250	2,250
Peter F. O’Malley	1,828	4,250	6,078
Frank K. Ross	1,000	0	1,000
Pauline A. Schneider	3,149	1,250	4,399
Thomas S. Shaw	84,781	34,167	118,948
William T. Torgerson	27,898	93,843	121,741
Andrew W. Williams	33,123	61,734	94,857
Dennis R. Wraase	60,545	129,843	190,388
A. Thomas Young	1,000	4,250	5,250
All Directors and Executive Officers as a Group (22 Individuals)	447,211	909,316	1,356,527

Name and Address of Beneficial Owner	Shares of Common Stock Owned(5)	Percent of Common Stock Outstanding
Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906	16,026,779	9.4%

(1)	Includes shares held under the Company’s Dividend Reinvestment Plan and Employee Savings Plans. Also includes shares awarded under the Company’s Long-Term Incentive Plan that vest over time if the executive officer has the right to vote the shares. Unless otherwise noted, each beneficial holder has sole voting power.
(2)	Consists of the sum of the two preceding columns.
(3)	Includes 42,515 shares owned by Mr. Derrick’s spouse. Mr. Derrick disclaims beneficial ownership of these shares. Also includes 6,269 shares held in a trust of which Mr. Derrick is trustee for the benefit of an adult child and 888 shares held in a trust of which Mr. Derrick is trustee for the benefit of a minor grandchild.
(4)	Includes 11,600 shares owned by Mr. Golden’s spouse. Mr. Golden disclaims beneficial ownership of these shares.
(5)

According to a Schedule 13G/A, dated February 6, 2004, and filed with the Securities and Exchange Commission on February 9, 2004, jointly by Franklin Resources, Inc. and Charles B. Johnson and Rupert H. Johnson, Jr., each a principal shareholder of Franklin Resources, Inc., the Common Stock is beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect advisory subsidiaries of Franklin Resources, Inc. Sole power to vote or to direct the voting of the Common Stock and to dispose or to direct the disposition of the Common Stock is reported as follows: Templeton Global Advisors Limited: 8,179,962 shares; Franklin Advisers, Inc.: 7,802,200 shares; Templeton/Franklin Investment Services, Inc.: 38,586 shares; and Fiduciary Trust Company International: 4,831 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of a public company and any beneficial owners of more than 10% of any class of the Company’s securities to file with the SEC reports of holdings in the Company’s equity securities. The rules of the SEC require the Company to disclose any late filing of these reports and any known failure to file these reports. Due to a clerical error, an August 1, 2002 award of restricted stock inadvertently was not timely reported by the executive officers listed below. The error was corrected immediately upon discovery. Accordingly, on February 21, 2003 (four business days after the filing deadline), each of the following individuals filed a late Form 5: John M. Derrick, Jr.; Ed R. Mayberry; John D. McCallum; Beverly L. Perry; William J. Sim; William T. Torgerson; Andrew W. Williams; and Dennis R. Wrasse, and each of the following individuals filed an amended Form 5: James P. Lavin; Joseph M. Rigby; Thomas S. Shaw; and William H. Spence, to disclose the award. To the Company’s knowledge, there are no 10% beneficial owners of Common Stock.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for each of the last three fiscal years ended December 31, for the Chief Executive Officer and the four other most highly compensated executive officers of the Company determined on the basis of aggregate salary and bonus for the year ended December 31, 2003 (collectively, the “Named Executive Officers”). The information presented in the table on and after August 1, 2002 reflects compensation paid by the Company or its subsidiaries, and for periods prior to August 1, 2002 reflects compensation paid by Pepco, in the cases of Messrs. Derrick, Wraase, Torgerson and Williams, and by Conectiv or its subsidiaries, in the case of Mr. Shaw.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Incentive Plan Awards			All Other Compen- sation(11)
Name and Principal Position	Year	Salary	Bonus(6)	Other Annual Compen- sation(7)	Restricted Stock(8)	Options(9)	Incentive Plan Payouts(10)
John M. Derrick, Jr. Chairman	2003 2002 2001	$805,000 727,000 640,000	$0 493,997 204,329	$37,180 31,509 26,701	$0 545,752 0	0 119,900 119,900	$0 90,513 635,097	$26,737 33,824 61,480

Dennis R. Wraase	2003	$558,333	$0	$8,124	$299,997	0	$0	$29,488
President and Chief	2002	455,333	257,833	7,063	205,915	48,000	58,946	22,673
Executive Officer	2001	423,333	135,156	6,142	0	48,000	283,186	38,688

Thomas S. Shaw Executive Vice President	2003 2002 2001	$460,000 442,000 425,000	$0 226,083 142,375	$0 0 0	$0 1,760,916 245,000	0 68,333 68,800	$0 0 0	$10,434 1,043,422 60,935

William T. Torgerson	2003	$396,000	$0	$6,821	$0	0	$0	$23,310
Vice Chairman	2002	349,000	158,097	5,932	141,382	39,000	57,394	18,488
and General Counsel	2001	336,667	107,486	5,158	0	30,000	220,938	31,508

Andrew W. Williams Senior Vice President and Chief Financial Officer	2003 2002 2001	$320,000 292,000 266,667	$0 132,276 85,137	$0 0 0	$0 121,193 0	0 30,000 30,000	$0 31,800 80,666	$14,858 13,206 24,490

(6)	Bonus. For Mr. Shaw, the amount shown for 2001 does not include the portion of the bonus deferred and reported in the restricted stock column for that year, see footnote 8 below.
(7)	Other Annual Compensation. Amounts in this column for each year represent above-market earnings earned by the executive on deferred compensation under the Pepco Deferred Compensation Plan assuming retirement at age 65. The amounts are reduced if the executive terminates employment prior to age 62 for any reason other than death, total or permanent disability or a change in control of the Company. In the event of a change in control and termination of the participant’s employment, a lump sum payment will be made equal to the net present value of the expected payments at age 65 discounted using the Pension Benefit Guaranty Corporation immediate payment interest rate plus one-half of one percent. Payments to the executives are funded by Pepco-owned life insurance policies held in trust. Pepco has purchased such policies on participating individuals under a program designed so that if assumptions as to mortality experience, policy return and other factors are realized, the compensation deferred and the death benefits payable to Pepco under such insurance policies will cover all premium payments and benefit payments projected under this program, plus a factor for the use of Pepco funds.
(8)

Restricted Stock. The amount in this column for 2003 for Mr. Wraase represents the dollar value on the grant date of restricted shares of Common Stock awarded under the Company’s Long-Term Incentive Plan. The restricted shares granted to Mr. Wraase in 2003 vest on June 1, 2006, if he is continuously employed by the Company through that date. Amounts in this column for 2002 represent the dollar value on the grant date of restricted shares of Common Stock awarded to each of Messrs. Derrick, Wraase, Shaw, Torgerson and Williams under the Merger Success Integration Program implemented under the Company’s Long-Term Incentive Plan. The dollar value in each case is calculated by multiplying the number of restricted shares by the market price of the Common Stock on the grant date. Twenty percent of the restricted shares granted in 2002 vested on August 1, 2003, and the remaining vest as follows: 30% on August 1, 2004 and the remaining 50% on August 1, 2005, if the executive remains employed by the Company through those dates. Dividends are paid on the restricted shares.

In addition, for Mr. Shaw, amounts in this column for 2002 represent the dollar value on the grant date of 65,000 restricted shares of Conectiv common stock granted to him under the Conectiv Long-Term Incentive Plan. The 65,000 shares were converted in connection with the merger into 83,333 shares of restricted Common Stock issued under the Company’s Long-Term Incentive Plan. The converted shares vest over a three-year period if Mr. Shaw remains employed by the Company through those dates. Twenty-three percent of these shares vested on January 1, 2004. The remaining shares vest as follows: 23% on January 1, 2005, and the remaining 54% on January 1, 2006. Dividends are paid on the restricted shares. Under the Conectiv Executive Incentive Plan, Mr. Shaw was required to defer for at least three years receipt of 20% of his bonus in 2001 in the form of restricted stock units purchased under Conectiv’s Management Stock Purchase Program at a 20% discount to the then-current market price of the Conectiv common stock. For Mr. Shaw, the amount shown for 2001 reflects the dollar value of these restricted stock units calculated by multiplying the number of restricted stock units purchased by the market price of the Conectiv common stock on the purchase date. These restricted stock units vested as of the date of the merger and were canceled in exchange for a cash payment in the amount of $200,000, which was calculated by multiplying the number of restricted stock units by the exchange value per share of the Conectiv common stock in the merger.

The number and aggregate market value of all restricted shares of Common Stock held by the Named Executive Officers at December 31, 2003 were: 22,123 with a market value of $434,053 for Mr. Derrick, 23,169 shares with a market value of $454,576 for Mr. Wraase, 90,305 shares with a market value of $1,771,784 for Mr. Shaw, 5,731 shares with a market value of $112,442 for Mr. Torgerson and 4,913 shares with a market value of $96,393 for Mr. Williams.

(9)	Options. Amounts in this column for each of the former Pepco executives represent the stock options granted under the Pepco Long-Term Incentive Plan. At the time of the merger, these options were exchanged on a one-for-one basis for Company stock options granted under the Company’s Long-Term Incentive Plan. In 2002, prior to the merger, Mr. Shaw was awarded 53,300 Conectiv stock options. At the time of the merger, these options were exchanged on a 1 for 1.28205 basis for 68,333 Company stock options granted under the Company’s Long-Term Incentive Plan.

In addition to the options granted in 2002, at the date of the merger, Mr. Shaw held options to purchase 316,700 shares of Conectiv common stock, including options awarded to Mr. Shaw in 2001 (68,800). These options vested as of the date of the merger and were canceled in exchange for a cash payment in the amount of $1,200,218 which is the aggregate difference between the exercise price of each option and the exchange value per share of the Conectiv common stock in the merger.

(10)	Incentive Plan Payouts. Amounts in this column for the executives represent the value of vested Common Stock under Pepco Holdings, Inc.’s Performance Restricted Stock Program, a component of the Company’s Long-Term Incentive Plan. The amounts shown for 2002 consist of 33 1/3% of Common Stock award from the one-year performance cycle ended December 31, 1999 (the “One-Year 1999 Cycle”), 33 1/3% of the Common Stock award from the eight-month performance cycle ended December 31, 1999 (the “Eight-Month 1999 Cycle”), and 100% of the Common Stock award from the three-year cycle ended December 31, 2002 that vested on January 1, 2003. The amounts shown for 2001 consist of 33 1/3% of the Common Stock award from the One-Year 1999 Cycle, 33 1/3% of the Common Stock award from the Eight-Month 1999 Cycle and 100% of the Common Stock from the three-year cycle ended December 31, 2001 that vested on January 1, 2002. The value of the vested Common Stock was calculated by multiplying the number of vested shares by the market price of the Common Stock on the day preceding the vesting date.

(11)	All Other Compensation. Amounts in this column for 2003 consist of (i) Pepco’s contributions to the Pepco Savings Plan for Exempt Employees of $9,250, $9,250, $9,331 and $5,002 for Messrs. Derrick, Wraase, Torgerson and Williams, respectively, and Conectiv’s contribution to the Savings and Investment Plan of $3,726 for Mr. Shaw, (ii) Company contributions to the Executive Deferred Compensation Plan due to Internal Revenue Service limitations on maximum contributions to the Pepco Savings Plan for Exempt Employees and, in the case of Mr. Shaw, the Conectiv Savings and Investment Plan, of $5,132, $14,734, $2,296, $8,820 and $7,920 for Messrs. Derrick, Wraase, Shaw, Torgerson and Williams, respectively, and (iii) the term life insurance premiums paid by the Company for Messrs. Derrick, Wraase, Shaw, Torgerson and Williams of $12,355, $5,504, $4,412, $5,159 and $1,936, respectively.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at End of Fiscal Year		Value of Unexercised In-the-Money Options at End of Fiscal Year(12)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John M. Derrick, Jr.	0	0	288,235	179,850	0	0
Dennis R. Wraase	0	0	93,843	72,000	0	0
Thomas S. Shaw	0	0	0	68,333	0	$40,316
William T. Torgerson	0	0	69,093	51,750	0	0
Andrew W. Williams	0	0	44,159	40,075	0	0

(12)	Value of Unexercised In-the-Money Options at End of Fiscal Year. The value of unexercised in-the-money options at December 31, 2003 is calculated by multiplying the number of shares by the amount by which the fair market value of the Common Stock on the last trading day of 2003, as reported by the NYSE, exceeds the option exercise price. For Messrs. Derrick, Wraase, Torgerson and Williams, the closing price of the Common Stock on the last trading day of 2003 was less than the option exercise prices, making the value of the unexercised in-the-money options zero.

LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

Name	Performance or Other Period Until Maturation or Payout	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
John M. Derrick, Jr.	2004-2006 2003-2005	0 0	26,400 11,465	52,800 22,931
Dennis R. Wraase	2004-2006 2003-2005	0 0	39,300 4,327	78,600 8,654
Thomas S. Shaw	2004-2006 2003-2005	0 0	21,400 3,614	42,800 7,228
William T. Torgerson	2004-2006 2003-2005	0 0	19,700 2,971	39,400 5,942
Andrew W. Williams	2004-2006 2003-2005	0 0	12,200 2,547	24,400 5,094

The preceding table sets forth the performance award opportunities granted to the Named Executive Officers in 2003 in accordance with the Performance Restricted Stock Program and the Merger Integration Success Program established under the Company’s Long-Term Incentive Plan. The awards consist of new awards made in 2003 and an extension of the performance period for certain awards made in 2002. The new 2003 awards relate to performance over a three-year period beginning in 2004 and ending in 2006. Depending on the extent to which the performance criteria are satisfied, the executive will earn some or all of the maximum award of shares of Common Stock. The performance measure is the Company’s total shareholder return compared to other companies in a peer group comprised of 20 gas and electric distribution companies. A participant is eligible to earn a number of shares of Common Stock ranging from 0% to 200% of the target performance award to the extent that the performance objectives are achieved. The performance objectives are fixed at the time the awards are made. However, if, during the course of a performance period, a significant event occurs, as determined in the sole discretion of the Compensation/Human Resources Committee, which the Committee expects to have a substantial effect on total shareholder performance during the period, the Committee may revise such measures.

In 2002, the Company granted performance award opportunities under which the recipient would have been entitled to earn some or all of the maximum award of shares of Common Stock based on Company performance and the extent to which operating efficiencies and expense reduction goals were attained through December 31, 2003, including maximum awards to Messrs. Derrick, Wraase, Shaw, Torgerson and Williams of 20,741, 7,826, 6,537, 5,374 and 4,606 shares, respectively. Although the goals were met in 2003, the Committee determined that the shares would not vest until 2005, and then only if the cost reduction goals were maintained and the Company’s financial performance is satisfactory. The increase in the maximum number of shares that each of the Named Executive Officers is eligible to earn reflects a reallocation of shares forfeited by other executives who did not meet performance objectives as well as a number of shares reflecting accrued dividends for the period August 1, 2002 through December 31, 2003.

In all cases, the shares of Common Stock earned by a participant will vest immediately on the date that the performance award is earned.

PEPCO PENSION PLAN TABLE

Average Annual Salary in Final Three Years of Employment	Annual Retirement Benefits
	Years in Plan
	15	20	25	30	35	40
$250,000	$66,000	$88,000	$109,000	$131,000	$153,000	$175,000
$350,000	$92,000	$123,000	$153,000	$184,000	$214,000	$245,000
$450,000	$118,000	$158,000	$197,000	$236,000	$276,000	$315,000
$550,000	$144,000	$193,000	$241,000	$289,000	$337,000	$385,000
$650,000	$171,000	$228,000	$284,000	$341,000	$398,000	$455,000
$750,000	$197,000	$263,000	$328,000	$394,000	$459,000	$525,000
$850,000	$223,000	$298,000	$372,000	$446,000	$521,000	$595,000
$950,000	$249,000	$333,000	$416,000	$499,000	$582,000	$665,000
$1,050,000	$276,000	$368,000	$459,000	$551,000	$643,000	$735,000
$1,150,000	$302,000	$403,000	$503,000	$604,000	$740,000	$805,000
$1,250,000	$328,000	$438,000	$547,000	$656,000	$766,000	$875,000

The Pepco Holdings Retirement Plan consists of the Pepco General Retirement Plan and the Conectiv Retirement Plan.

The Pepco General Retirement Plan provides participating employees with at least five years of service with retirement benefits based on the participant’s average salary (the term “salary” being equal to the amounts contained in the Salary column of the Summary Compensation Table) for the final three years of employment and the number of years of credited service under the Plan at the time of retirement. Normal retirement under this Plan is age 65. Plan benefits are subject to an offset for any Social Security benefits. Benefits under the Plan may be reduced under provisions of the Internal Revenue Code and by salary deferrals under Pepco’s deferred compensation plans (other than the participant’s pre-tax contributions made under the Savings Plan). If an executive’s retirement benefits under the Plan are reduced by any such limitations, Pepco will pay a supplemental retirement benefit to the eligible executive that is designed to maintain total retirement benefits at the formula level of the Plan. In addition, for executives who retire at age 59 or older, their retirement benefit will be calculated by adding the average of the highest three annual incentive awards in the last five consecutive years to their average salary over the final three years of their employment. The annual incentive amounts are equal to the amounts shown in the Bonus column of the Summary Compensation Table. The current age, years of credited service and compensation used to determine retirement benefits (including supplemental benefits) for the Named Executive Officers who are participants in the Plan are as follows: Mr. Derrick, age 64, 40 years of credited service and $1,041,832; Mr. Wraase, age 60, 34 years of credited service and $667,573; Mr. Torgerson, age 59, 34 years of credited service and $495,982; and Mr. Williams, age 54, 29 years of credited service and $395,761. Annual benefits at age 65 (including the effect of the Social Security offset) are illustrated in the table above.

Mr. Shaw participates in the Conectiv Retirement Plan and the Conectiv Supplemental Executive Retirement Plan. The Conectiv Retirement Plan is a cash balance pension plan, but also includes certain “grandfathered” rights under the Delmarva Retirement Plan that apply to employees, including Mr. Shaw, who had attained either 20 years of service or age 50 on or before January 1, 1999. The Conectiv Supplemental Executive Retirement Plan provides supplemental retirement benefits to which the participating executives would be entitled in the absence of federal tax law limitations on the benefits payable under the Conectiv Retirement Plan.

Under the Conectiv Retirement Plan, a record-keeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s total pay, including base pay, overtime and bonuses, depending on the participant’s age at the end of the plan year. For Mr. Shaw, the percentage currently is 10%. These accounts also receive interest credits equal to prevailing U.S. Treasury Bill rates during the year. In addition, some of the annuity benefits earned by participants under the former Delmarva Retirement Plan are fully protected as of December 31, 1998, and were converted to an equivalent cash amount and included in each participant’s initial cash balance account. Benefits generally become vested after five years of service. When a participant terminates employment, the amount credited to his or her account is converted into an annuity or paid in a lump sum. There is no Social Security offset under the Conectiv Retirement Plan. The estimated retirement benefits, including supplemental retirement benefits, payable to Mr. Shaw under the Conectiv Retirement Plan, calculated based on the cash balance formula and including the Delmarva Retirement Plan credit, if he were to retire at normal retirement age of 65, expressed in the form of a lump sum payment, would be $6,865,000.

Under the Conectiv Retirement Plan’s grandfathering provisions, employees who participated in the Delmarva Retirement Plan and who met age and service requirements as of January 1, 1999, are assured a minimum retirement benefit calculated for all years of service up to the earlier of December 31, 2008 or retirement according to their original benefit formula under the applicable plan. There is no Social Security offset under the Delmarva Retirement Plan. This benefit will be compared to the cash balance account and the employee will receive whichever is greater. The benefit is payable in the form of various annuity options or a lump sum. On December 31, 2008, the participant’s grandfathered benefit under the Delmarva Retirement Plan will be frozen, and all future benefit accruals will be under the cash balance formula of the Conectiv Retirement Plan.

Mr. Shaw was a participant in the Delmarva Retirement Plan. His annual benefits under the Plan at age 65, as supplemented by the Conectiv Supplemental Executive Retirement Plan, are illustrated in the table below. Mr. Shaw’s current years of credited service and earnings used to determine retirement benefits are as follows: 32 years of credited service and $696,583. Earnings consist of base salary and bonus as shown in Salary and Bonus columns of the Summary Compensation Table.

DELMARVA PENSION PLAN TABLE

Average Annual Earnings for the 5 Consecutive Years of Earnings that result in the Highest Average	Annual Retirement Benefits
	Years in Plan
	15	20	25	30	35	40
$300,000	$72,000	$96,000	$120,000	$144,000	$168,000	$192,000
$400,000	$96,000	$128,000	$160,000	$192,000	$224,000	$256,000
$500,000	$120,000	$160,000	$200,000	$240,000	$280,000	$320,000
$600,000	$144,000	$192,000	$240,000	$288,000	$336,000	$384,000
$700,000	$168,000	$224,000	$280,000	$336,000	$392,000	$448,000
$800,000	$192,000	$256,000	$320,000	$384,000	$448,000	$512,000
$900,000	$216,000	$288,000	$360,000	$432,000	$504,000	$576,000

EMPLOYMENT AGREEMENTS

Messrs. Derrick, Wraase, Shaw, Torgerson and Williams each have employment agreements with the Company. Mr. Derrick’s agreement was amended, effective October 1, 2003, to reflect his intent to retire from the Company prior to April 1, 2005. As amended, Mr. Derrick’s agreement provides for his employment through no later than June 1, 2004. Mr. Wraase’s and Mr. Torgerson’s agreements each provide for employment through August 1, 2007, and automatically extend until April 1, 2009 for Mr. Wraase and June 1, 2009 for Mr. Torgerson, unless either the Company or the executive gives notice that it shall not be extended. Mr. Shaw’s agreement provides for his employment through August 1, 2007. Mr. Williams’ agreement provides for his employment through August 1, 2005, and automatically extends for successive periods of three years thereafter, unless either the Company or Mr. Williams gives notice that it shall not be so extended. Each of the employment agreements provides that the executive (i) will receive an annual salary in an amount not less than his base salary in effect as of August 1, 2002, and incentive compensation as determined by the Board of Directors and (ii) will be entitled to participate in retirement plans, fringe benefit plans, supplemental benefit plans and other plans and programs, on the same basis as other senior executives of the Company.

Under each of the employment agreements, the executive is entitled to certain benefits if his employment is terminated prior to the expiration of the initial term of the agreement (or, if applicable, as extended) either (i) by the Company other than for cause, death or disability or (ii) by the executive if his base salary is reduced, he is not in good faith considered for incentive awards, the Company fails to provide him with retirement benefits and other benefits provided to similarly situated executives, he is required to relocate by more than 50 miles from Washington, D.C. (or, in the case of Mr. Shaw, he is required to relocate by more than 50 miles from Wilmington, Delaware, except that he may be required to locate to the Washington, D.C. area), or he is demoted from a senior management position. These benefits include: (i) a lump sum payment in cash equal to three times (a) the sum of the executive’s highest annual base salary rate in effect during the three-year period preceding termination and (b) the higher of (1) the annual target bonus for the year in which the termination of employment occurs or (2) the highest annual bonus received by the executive in any of the three preceding calendar years and (ii) the executive’s annual bonus for the year preceding termination of employment, if not yet paid, and a pro rata portion of the executive’s annual bonus for the year in which the executive’s employment terminates. In addition, any outstanding shares of restricted stock will become immediately vested, and the executive will be entitled to receive unpaid salary through the date of termination and certain supplemental retirement benefits under existing plans of the Company. Each of the agreements also provides that the executive is entitled to receive a gross-up payment equal to the amount of any federal excise taxes imposed upon compensation payable upon termination of employment and the additional taxes that result from such payment. In addition, Mr. Shaw, in accordance with his employment agreement, on August 1, 2003 was, and on August 1, 2004 and 2005, Mr. Shaw will be, credited with one additional year of service and be deemed one year older than his actual age for purposes of determining his benefits under the Conectiv Supplemental Executive Retirement Plan.

Under his employment agreement, Mr. Derrick also is entitled to receive, after he ceases to be employed by the Company (other than due to a termination of his employment by the Company for cause), the following benefits: (1)(A) a monthly supplemental retirement benefit equal to 1/12 of 65% of the sum of (y) his annual base salary at the time of termination and (z) the highest annual bonus received by him during the three calendar years preceding the calendar year in which the termination occurs (B) less the monthly benefits he is entitled to under all defined benefit retirement and supplemental retirement plans of the Company and its subsidiaries (upon Mr. Derrick’s death, his surviving spouse would receive 75% of the amount determined under (A) above less monthly retirement benefits the surviving spouse receives under all such retirement plans), (2) financial services for tax preparation and planning until age 70, at the same level as is received by the Company’s then chief executive officer, (3) until age 70, office space in Washington, D.C. at an annual rent not to exceed $100,000, secretarial services, and a parking space at the Company’s headquarters building and (4) for two years after termination of employment, the Company will reimburse Mr. Derrick for the expenses associated with participation in the civic and trade organizations in which he is a participant at the time his employment terminates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pauline Schneider, a director of the Company, is a partner in the law firm of Hunton & Williams. Hunton & Williams rendered legal services to subsidiaries of the Company in 2003 and is expected to render services to the Company’s subsidiaries in 2004.

COMPENSATION/HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation/Human Resources Committee of the Board of Directors is composed entirely of independent directors. The Compensation/Human Resources Committee, together with the other independent members of the Board of Directors, sets the CEO’s compensation level taking into account the annual evaluation performed by the Corporate Governance/Nominating Committee and such other factors as the Compensation/Human Resources Committee deems appropriate. The Compensation/Human Resources Committee’s responsibilities include review of the performance of elected officers and other executives in the context of the administration of the Company’s executive compensation programs. The Compensation/Human Resources Committee sets the salaries for the senior executive officers (other than the CEO) and the heads of the major subsidiaries. The Compensation/Human Resources Committee also approves the salaries of the Vice Presidents of the Company, establishes performance guidelines under the Executive Incentive Compensation Plan, sets awards for the executive officers and the heads of the major subsidiaries pursuant to the Executive Incentive Compensation Plan, approves payments to the Company Vice Presidents made pursuant to the Executive Incentive Compensation Plan and establishes the structure of compensation and amounts of awards under the shareholder-approved Long-Term Incentive Plan. The Compensation/Human Resources Committee also reviews other elements of compensation and benefits and makes recommendations to the Board as appropriate. In order to carry out these responsibilities the Committee employs its own compensation consultant and receives input from the Chief Executive Officer and management, as it deems appropriate.

Officer Compensation Philosophy

The Company’s compensation programs are designed to provide a strong and direct link between compensation and executive performance and short- and long-term Company performance. The objective of the Company’s executive compensation policy is to attract and retain key executives with a program that compensates executive officers competitively with other companies in the industry and rewards executives for achieving levels of operational excellence and financial results which increase shareholder value. To be competitive, the Company’s compensation policy is to provide a total compensation opportunity comparable to the median compensation levels of utility companies of a similar size.

The compensation program for executives consists of base salary, annual incentive and long-term incentive components. The combination of these three elements is intended to balance short- and long-term business performance goals and align officer financial rewards with Company operating results and shareholder return. Total compensation for any specific year may be above the median in the event performance exceeds goals, or below the median if performance falls short of goals.

Annual incentive awards are earned based on the Company’s financial and operational plans and results, including annual earnings. Long-term incentive awards are in the form of restricted shares of Company Common Stock (“Restricted Stock”) that are earned generally at the end of three-year performance periods to the extent pre-established goals relating to total shareholder returns are met. The Committee discontinued stock option awards as a form of long-term incentive compensation. The executive compensation program is structured so that between 38 and 65 percent of the total compensation opportunity, depending on the seniority and responsibility level of the executive, is in the form of performance incentive compensation.

Under Section 162(m) of the Internal Revenue Code, a public company is prohibited from deducting for federal income tax purposes compensation in excess of $1 million paid to any of the company’s five highest paid executive officers, except if the compensation in excess of $1 million qualifies as “performance-based compensation.” The Company’s Long-Term Incentive Plan has been designed to allow the Compensation/Human Resources Committee to grant options and performance-based Restricted Stock that will qualify as performance-based compensation. However, the Compensation/Human Resources Committee and the Board of Directors retain the discretion under the Long-Term Incentive Plan to design compensation arrangements that do not qualify as “performance-based compensation” within the meaning of Section 162(m) if either determines that such compensation arrangements are in the best interests of the Company. In this regard, the Restricted Stock award made in 2003 to Mr. Wraase which vests solely on the basis of his continued employment, rather than performance, will not qualify as performance-based compensation in the year in which the award vests.

Executive Salaries

The Compensation/Human Resources Committee determines base salary for executives based on the pay practices of utility companies of comparable size, coupled with performance, with salaries targeted to correspond to approximately the median of the competitive range. On this basis, Mr. Wraase was awarded a 20% salary increase effective July 1, 2003, in recognition of his election as Chief Executive Officer. Effective January 1, 2004, Mr. Wraase received a 15% salary increase based on his performance related to the success of integration, the successful renegotiation of contracts related to the Mirant bankruptcy and the Company’s progress in its strategic objectives and competitive pay practices.

Executive Incentive Plan

For 2003, performance goals established for annual cash bonus awards to Company executives, including the President and Chief Executive Officer, under the Executive Incentive Compensation Plan were based on: (1) earnings relative to the corporate plan, (2) cost containment and (3) electric system reliability. The earnings threshold for 2003 was not met and, accordingly, no awards were made under the Plan.

For 2004, the Compensation/Human Resources Committee established (1) earnings relative to the corporate plan, (2) cost containment and (3) electric system reliability as the performance goals for executives of the Company, including the Chief Executive Officer, in order to earn cash bonus awards under the Executive Incentive Compensation Plan. Awards for other participants may be solely based on corporate performance, or a combination of corporate performance, business unit performance and individual performance.

Long-Term Incentive Plan

Under the Company’s Long-Term Incentive Plan, the Compensation/Human Resources Committee has instituted a series of Performance Restricted Stock Programs under which executives of the Company have the opportunity to earn Restricted Stock awards based on the extent to which pre-established performance criteria are achieved over generally a three-year performance period. In 2003, the Compensation/Human Resources Committee adopted a performance program with a three-year performance period that ends in 2006, as more fully described above in the text following the “Long-Term Incentive Plan — Awards in Last Fiscal Year” table. Awards for the CEO were established using competitive compensation levels for CEOs consistent with the goal of maintaining compensation at the median level of utility companies of similar size.

In 2000, the Pepco Board of Directors adopted a Performance Restricted Stock Program under Pepco’s Long-Term Incentive Plan under which awards of Restricted Stock would be made based on the Company’s total shareholder return as compared to a peer index (S&P Midcap Electric Utilities Index) over a performance period beginning in 2001 and ending in 2003. For the three-year performance period, total shareholder return was in the 33rd percentile for the 15 companies comprising the Index and as a result no shares of Restricted Stock were earned.

In connection with the merger of Pepco and Conectiv, the Compensation/Human Resources Committee implemented, effective August 1, 2002, a retention and performance plan entitled Merger Integration Success Program, adopted under the Company’s Long-Term Incentive Plan. The Merger Integration Success Program has two components: (1) Restricted Stock grants vesting over three years (20% in 2003, 30% in 2004, and 50% in 2005), provided the executive remains an employee of the Company, and (2) Performance Restricted Stock, which was to vest in two equal installments depending on the extent to which operating efficiencies and expense reduction goals are attained through December 31, 2003 and December 31, 2004, respectively. Although these goals were met in 2003, the Committee determined that the shares would not vest until 2005, and then only if the cost reduction goals were maintained and the Company’s financial performance is satisfactory. In addition, the Committee increased the maximum awards to each of the executive officers, including Mr. Wraase as more fully described above in the text following the “Long-Term Incentive Plan — Awards in Last Fiscal Year” table.

In 2003, the Compensation/Human Resources Committee also awarded to Mr. Wraase 14,822 shares of Restricted Stock which approximates 50% of his salary as Chief Executive Officer, which will vest on the third anniversary of his election as Chief Executive Officer, if he continues to be employed on that date. The basis for this award was to reflect the following factors: compensating Mr. Wraase for the difference between his 2003 grant (awarded as a Chief Operating Officer) and competitive levels of equity for his role as a Chief Executive Officer for the majority of the year; and, in recognition of the achievement of Mr. Wraase’s promotion to the Chief Executive Officer position. In developing the award, the Committee considered market practice for promoting an executive to the position of Chief Executive Officer and believes this grant level is reasonable and consistent with market norms. The dollar amount of the award as of December 31, 2003 is shown in the Summary Compensation Table.

COMPENSATION/HUMAN RESOURCES

COMMITTEE

A. Thomas Young, Chairman

Terence C. Golden

Richard B. McGlynn

Judith A. McHale

Floretta D. McKenzie

Lawrence C. Nussdorf

Peter F. O’Malley

FIVE-YEAR PERFORMANCE GRAPH 1999-2003

The following chart compares the Company’s five year cumulative total return to shareholders consisting of the change in stock price and reinvestment of dividends with the five-year cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500”), the Dow Jones Utilities Index and the S&P Midcap Electric Utilities Index (as reported on Bloomberg). Prior to August 1, 2002, the total return is for the common stock of Potomac Electric Power Company. After August 1, 2002, the total return is for the Company’s Common Stock.

	Cumulative Total Return
	1998	1999	2000	2001	2002	2003
Pepco Holdings, Inc.	$100.00	$93.11	$107.25	$103.17	$92.95	$98.89
S&P 500 Index	$100.00	$121.02	$109.99	$96.98	$75.60	$97.24
Dow Jones Utilities	$100.00	$94.38	$142.48	$105.24	$80.70	$104.16
S&P Midcap Electric Utilities Index	$100.00	$88.54	$125.50	$112.32	$100.67	$128.29

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board is responsible for, among other things, representing and assisting the Board in oversight of (1) the integrity of the Company’s financial statements, accounting and financial reporting processes and audits of the Company’s consolidated financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications, independence, retention of and performance of the Company’s independent auditor, and (4) the design and performance of the Company’s internal audit function.

The Audit Committee is composed of non-employee directors, each of whom is independent as defined by the Company’s Corporate Governance Guidelines as currently in effect and in accordance with the rules of the NYSE, and acts under a written charter adopted and approved by the Company’s Board. A copy of the Audit Committee Charter is attached to this Proxy Statement as Annex A. A copy of the Audit Committee Policy on the Approval of Services by the Independent Auditor is attached to this Proxy Statement as Annex B. The Board has determined that three Audit Committee members, Messrs. Cronin, Golden and Nussdorf, are “audit committee financial experts” as defined by the rules of the SEC. The Committee has full power and authority to obtain advice and assistance from independent legal, accounting or other advisors as it may deem appropriate to carry out its duties.

The Audit Committee is responsible for recommending to the Company’s Board that the Company’s financial statements be included in the Company’s Annual Report. The Committee took a number of steps as a basis for making this recommendation for 2003. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent auditor for 2003, those matters that PricewaterhouseCoopers is required to communicate to and discuss with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), which included information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with PricewaterhouseCoopers the firm’s independence and received from PricewaterhouseCoopers a letter concerning independence as required by Independent Standards Board No. 1 (Independence Discussions with Audit Committees). This discussion and disclosure informed the Audit Committee of PricewaterhouseCoopers’ relationships with the Company and was designed to assist the Audit Committee in considering PricewaterhouseCoopers’ independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and with PricewaterhouseCoopers, the Company’s (or its predecessor’s) audited consolidated balance sheets at December 31, 2003 and 2002, and consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows for the three years ended December 31, 2003, including the notes thereto. Management is responsible for the consolidated financial statements and reporting process, including the system of internal controls and disclosure controls. The independent auditor is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States. Based on the discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, and the financial statement review and discussions, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that these consolidated financial statements be included in the Company’s 2003 Annual Report on Form 10-K.

AUDIT COMMITTEE

Edmund B. Cronin, Jr., Chairman

Terence C. Golden

George F. MacCormack

Richard B. McGlynn

Lawrence C. Nussdorf

Pauline A. Schneider

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s and subsidiaries’ annual financial statements for the 2003 and 2002 fiscal years and the reviews of the financial statements included in the Company’s and subsidiary reporting companies’ 2003 and 2002 Forms 10-Q were $1,664,350 and $1,686,850, respectively. This amount includes fees paid by Pepco and Conectiv prior to the merger and the Company subsequent to the merger.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related services rendered for the 2003 and 2002 fiscal years were $289,100 and $287,850, respectively. These services consist of employee benefit plan audits, accounting consultations, audits related to acquisitions, internal control reviews and attest services for financial reporting not required by statute or regulation.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for tax services rendered for the 2003 and 2002 fiscal years were $55,754 and $419,179, respectively. These services consist of tax compliance, tax advice and tax planning, including advice relating to tax accounting in connection with the 2001 Conectiv Services, Inc. tax return, stranded costs, utility restructuring and divestiture agreements.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for all other services other than those covered under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the 2003 and 2002 fiscal years were $38,421 and $919,500, respectively. Of the amount for 2003, $35,621 was for the executive tax services program, $1,400 was for a research service subscription renewal for PHI Service Company and $1,400 was for a research service subscription renewal for Pepco Energy Services, Inc. Of the amount for 2002, $31,815 was for the executive tax services program, $756,652 was for computer systems design and implementation and $131,033 was for PHI financial closing process consultation.

All of the services described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved in advance by the Audit Committee.

INDEPENDENT AUDITOR

The Board of Directors of the Company appointed PricewaterhouseCoopers LLP as independent auditor for the Company for the year 2003. The Audit Committee has reappointed the firm for 2004. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

2.    SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who is the record holder of 200 shares of the Company’s Common Stock, has notified the Company of her intention to present the following proposal for action at the meeting:

“RESOLVED: That the stockholders of Pepco Holdings recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.”

The following statement has been supplied by the shareholder submitting this proposal:

“REASONS: Until recently, directors of Pepco Holdings were elected annually by all shareholders.”

“The great majority of New York Stock Exchange listed corporations elect all their directors each year.”

“This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.”

“Last year the owners of 48,753,432 shares, representing approximately 33.1% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

END OF SUPPORTING STATEMENT

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, WHICH IS SET FORTH AS ITEM 2 ON THE PROXY CARD.

Mrs. Davis has submitted this proposal at each of Pepco’s last thirteen Annual Meetings and at the Company’s first Annual Meeting. In each instance, the proposal was defeated.

The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Board believes that the present system which has been in place at the Company since 2002 and was in place at Pepco since 1987 and Conectiv since 1998, providing for the election of directors for three-year terms on a staggered basis, rather than one-year terms, enhances the continuity and stability in the composition of and in the policies formulated by the Company’s Board of Directors. The Board also believes that this, in turn, permits it to represent more effectively the interests of all shareholders.

What vote is required to adopt the shareholder proposal?

Adoption of the shareholder proposal requires the affirmative vote of the holders of a majority of the shares of the Common Stock present and entitled to vote at a meeting of shareholders at which a quorum is present.

How are the votes counted?

Abstentions will be deemed present and entitled to vote but will not be counted as a vote for or against the shareholder proposal, and therefore will have the same effect as a vote against the proposal. If a broker that holds shares in street name expressly withholds its vote with respect to any such shares, such “broker non-votes” will not be considered present and entitled to vote and, therefore, will not be included in the denominator when determining whether the requisite percentage of shares has been voted in favor of the matter.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

What is the deadline for submission of shareholder proposals for inclusion in the Company’s Proxy Statement for the 2005 Annual Meeting?

In order to be considered for inclusion in the Proxy Statement for the 2005 Annual Meeting, shareholder proposals must be received by the Company on or before December 2, 2004.

May a shareholder introduce a resolution for a vote at a future annual meeting?

Under the Company’s Bylaws, a shareholder may introduce a resolution for consideration at a future Annual Meeting if the shareholder complies with the advance notice provisions set forth in the Bylaws. These provisions require that for a shareholder properly to bring business before an Annual Meeting, the shareholder must give written notice to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was given or made by the Company). The shareholder’s notice must set forth a description of the business desired to be brought before the meeting and the reasons for conducting the business at the Annual Meeting, the name and record address of the shareholder, the class and number of shares owned beneficially and of record by the shareholder, and any material interest of the shareholder in the proposed business. The Company will publicly announce the date of its 2005 Annual Meeting at a later date.

May a shareholder nominate or recommend an individual for election as a director of the Company?

Under the Company’s Bylaws, a shareholder may nominate an individual for election as a director at a future Annual Meeting by giving written notice of the shareholder’s intention to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was given or made by the Company). The notice provided to the Secretary must set forth the name and record address of the nominating shareholder and the class and number of shares of capital stock of the Company beneficially owned by such shareholder; and, for each nominee, the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock beneficially owned by the nominee, and any other information concerning the nominee that would be required to be included in a proxy statement. The Company will publicly announce the date of its 2005 Annual Meeting at a later date.

A shareholder also may recommend for the consideration of the Corporate Governance/Nominating Committee one or more candidates to serve as a nominee of the Company for election as a director. Any such recommendations for the 2005 Annual Meeting must be submitted in writing to the Secretary of the Company on or before December 2, 2004, accompanied by the information described in the preceding paragraph.

What principles has the Board adopted with respect to Board membership? What qualifications must an individual possess in order to be considered by the Corporate Governance/Nominating Committee for nomination to the Board of Directors? What are the specific qualities or skills that the Corporate Governance/Nominating Committee has determined are necessary for one or more of the directors to possess?

The Board has approved the following principles with respect to Board membership. The Board should include an appropriate blend of independent and management directors, which should result in independent directors being predominant, and in the views of the Company’s management being effectively represented. Accordingly, the number of independent directors should never be less than 7 and the management directors should always include the Chief Executive Officer, there should never be more than 3 management directors, and any management directors other than the Chief Executive Officer should be selected from the Company’s executive leadership team.

For independent directors, the Corporate Governance/Nominating Committee seeks the appropriate balance of experience, skills and personal characteristics required of a director. In order to be considered for nomination to the Board, a director candidate should possess most or all of the following attributes: independence, as defined by the NYSE listing standards as currently in effect; integrity; judgment; credibility; collegiality; professional achievement; constructiveness; and public awareness. The independent directors should possess, in aggregate, skill sets that include but are not limited to: financial acumen equivalent to the level of a chief financial officer or senior executive of a capital market, investment or financial services firm; operational or strategic acumen germane to the energy industry, or other industry with similar characteristics (construction, manufacturing, etc.); public and/or government affairs acumen germane to complex enterprises, especially in regulated industries; customer service acumen germane to a service organization with a large customer base; legal acumen in the field(s) of regulatory or commercial law at the partner or chief legal officer level; salient community ties in areas of operation of Pepco Holdings’ enterprises; and corporate governance acumen, gained through service as a senior officer or director of a large publicly held corporation or through comparable academic or other experience. Independent directors are also selected to ensure diversity, in the aggregate, which diversity should include expertise or experience germane to the Company’s total business needs, in addition to other generally understood aspects of diversity.

What is the process for identifying and evaluating nominees for director (including nominees recommended by security holders)?

The Corporate Governance/Nominating Committee has developed the following identification and evaluation process which is contained in the Company’s Corporate Governance Guidelines and can be found on the Company’s website (www.pepcoholdings.com) under the link: Corporate Governance:

a.    List of Potential Candidates.    The Corporate Governance/Nominating Committee develops and maintains a list of potential candidates for Board membership. Potential candidates are recommended by Committee members and other Board members. Shareholders may put forward potential candidates for the Committee’s consideration by following submission requirements published in the Company’s proxy statement for the previous year’s meeting.

b.    Candidate Attributes, Skill Sets and Other Criteria.    The Committee annually reviews the attributes, skill sets and other qualifications for potential candidates and may modify them from time to time based upon the Committee’s assessment of the needs of the Board and the skill sets required to meet those needs.

c.    Review of Candidates.    All potential candidates are reviewed by the Committee against the current attributes, skill sets and other qualifications established by the Board to determine if a candidate is suitable for Board membership. If a candidate is deemed suitable based on this review, a more detailed review will be performed through examination of publicly available information. This examination will include consideration of the independence requirement for outside directors, the number of boards on which the candidate serves, the possible applicability of restrictions on director interlocks or other requirements or prohibitions imposed by applicable laws or regulations, proxy disclosure requirements, and any actual or potentially perceived conflicts of interest or other issues raised by applicable laws or regulations or the Company’s policies or practices.

d.    Prioritization of Candidates.    The Committee then (i) determines whether any candidate needs to be removed from consideration as a result of the detailed review, and (ii) determines a recommended priority among the remaining candidates for recommendation to and final determination by the Board prior to direct discussion with any candidate.

e.    Candidate Contact.    Following the Board’s determination of a priority-ranked list of approved potential candidates, the Chairman of the Committee or, at his or her discretion, other member(s) of the Board will contact and interview the potential candidates in priority order. When a potential candidate indicates his or her willingness to accept nomination to the Board, no further candidates will be contacted. Subject to a final review of eligibility under the Company’s policies and applicable laws and regulations using information supplied directly by the candidate, the candidate will then be nominated.

3.    OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

Does the Board of Directors know of any additional matters to be acted upon at the Annual Meeting?

The Board of Directors does not know of any other matter to be brought before the meeting.

If another matter does come before the meeting, how will my proxy be voted?

If any other matter should properly come before the meeting, your signed proxy card, as well as your Internet or telephone proxy, gives the designated proxy holders discretionary authority to vote on such matters in accordance with their best judgment.

How are proxies being solicited and who pays for the costs involved?

The Company will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. In addition to the use of the mails, officers, directors and regular employees of the Company may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Why was only a single Proxy Statement mailed to households that have multiple holders of Common Stock?

Under the rules of the SEC, a company is permitted to deliver a single proxy statement and annual report to any household at which two or more shareholders reside, if the shareholders at the address of the household have the same last name or the company reasonably believes that the shareholders are members of the same family. Accordingly, the Company is sending only one copy of this Proxy Statement to shareholders as of the effective time of the Pepco and Conectiv merger that shared the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders.

Under these SEC rules, brokers and banks that hold stock for the account of their customers also are permitted to deliver single copies of proxy statements and annual reports to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of proxy statements and annual reports. If you did not notify your broker or bank of your objection, you may have deemed to have consented to the arrangement.

If, in accordance with these rules, your household received only a single copy of this Proxy Statement and Annual Report and you would like to receive a separate copy or you would like to receive separate copies of the Company’s proxy statements and annual reports in the future, please contact Wachovia Bank, N.A.:

By Telephone:	1-866-254-6502 (toll-free)

In Writing:	Wachovia Bank, N.A. Shareholder Services Group 1525 West W.T. Harris Blvd. 3C3 Charlotte, NC 28288-1153

If you own your shares through a brokerage firm or a bank, your notification should include the name of your brokerage firm or bank and your account number.

If you are a record holder of shares of Common Stock who is receiving multiple copies of the Company’s shareholder communications at your address and you would like to receive only one copy for your household, please contact Wachovia Bank, N.A. at the telephone number or address set forth above. If you own your shares through a brokerage firm or a bank, please contact your broker or bank.

The two Letters to Shareholders which begin on the cover page of this document and the Annual Report to Shareholders, including the Business of the Company, Management’s Discussion and Analysis and the Consolidated Financial Statements, and other shareholder information included in Annex C to this Proxy Statement are not deemed to be “soliciting material” or to be “filed” with the SEC under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not be incorporated by reference or deemed to be incorporated by reference into any filing by the Company under either such Act, unless otherwise specifically provided for in such filing.

ANNEX A

PEPCO HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

Committee Purpose

The Audit Committee’s (the “Committee”) purpose shall be to (A) represent and assist the Board in oversight of (1) the integrity of Pepco Holdings, Inc.’s (the “Company”) financial statements, accounting and financial reporting processes and audits of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditor, and (B) appoint, compensate and oversee the work of any independent auditor employed by PHI for the purpose of preparing or issuing an audit report or related work, and (C) prepare an Audit Committee report as the Securities and Exchange Commission rules require be included in the Company’s annual proxy statement. The Audit Committee represents and assists the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company’s management and the independent auditor with respect to the accounting and control functions and financial statement presentation.

Committee Composition and Operation

The Committee shall consist of no fewer than three, nor more than seven, directors, none of whom are employees of the Company or any of its affiliates and all of whom are independent as required under the rules promulgated from time to time by the New York Stock Exchange and the Securities and Exchange Commission. No Committee member may serve on the audit committees of more than three public companies.

The Board shall have the authority to remove at any time one or more of the members of the Committee, to fill any vacancy that may exist on the Committee or to fill any newly created Committee membership caused by the increase in the size of the Committee.

The Committee shall meet at least four times annually, or more frequently as circumstances require. Each meeting shall include a time of executive session.

The Committee may create one or more sub-Committees to which it may delegate some or all of its authority.

The Committee may make such rules of procedure as it deems necessary or appropriate for its efficient functioning.

Committee Duties and Responsibilities

1.	The Committee shall have sole authority to (A) retain and terminate the Company’s independent auditor; (B) pre-approve all audit engagement fees and terms, including the scope and timing of the audit, in conformance with the approval requirements as promulgated from time to time by the New York Stock Exchange and the Securities and Exchange Commission; and (C) pre-approve any significant audit-related relationship with the independent auditor. The Committee shall have sole authority to evaluate and determine whether consulting services to be obtained by the Company are “audit-related” or “non-audit related” for purposes of applying the Company’s policies and the applicable rules as promulgated from time to time by the New York Stock Exchange and the Securities and Exchange Commission with regard to such services.

2.

The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work (including resolution of disagreements between management and the auditor regarding financial reporting), and each such independent auditor shall report directly to the Committee.

3.	The Committee shall, at least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the auditor and the Company.

After reviewing the foregoing report, and the independent auditor’s work throughout the year, the Audit Committee will evaluate the auditor’s qualifications, performance and independence. This evaluation will include the review and evaluation of the lead partner of the independent auditor. In making its evaluation, the Audit Committee will take into account the opinions of management and the Company’s internal auditors. In addition to assuring the regular rotation of the lead audit partner as required by law, the Audit Committee will further consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself. The Audit Committee will present its conclusions with respect to the independent auditor to the full Board.

4.	The Committee shall review the organization and schedule of annual audits conducted by the Company’s internal auditing staff and review with management and the internal auditors significant recommendations made by the internal auditors and the implementation of those recommendations.

5.	The Committee shall review periodically with the independent auditor and management the Company’s policies and procedures with respect to internal auditing, accounting and financial controls, as well as any internal control report required to be included in the Company’s Annual Report on Form 10-K. This review shall also include a review, upon completion of the annual audit, of the reports or opinions proposed to be rendered in connection with the annual audit; the independent auditor’s views of the Company’s financial and accounting personnel; the cooperation which the independent auditor received in the course of its review; and any significant findings of the independent auditor with respect to change in accounting principles and practices, significant transactions outside the normal course of the Company’s business and any recommendations which the independent auditor may have with respect to improving internal accounting controls, choice of accounting principles or management systems.

6.	The Committee shall review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures in its Annual and Quarterly reports under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

7.	The Committee shall review with the independent auditor and with management the Company’s conflict of interest policies.

8.	The Committee shall report regularly to the Board, and review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the internal audit function. The Committee shall also make such recommendations to the Board as the Committee deems appropriate.

9.	The Committee shall meet separately, periodically, with management, with internal auditors and with the independent auditor.

10.	The Committee shall discuss and review with management the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. However, the Committee’s duties and responsibilities in this regard do not alter the obligation of the CEO and senior management to assess and manage the Company’s exposure to risk.

11.	The Committee shall review with the independent auditor (A) any audit problems or difficulties (including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management) and (B) management’s response. The review will also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

12.	The Committee shall set clear hiring policies for employees or former employees of the independent auditor.

13.	The Committee shall, as appropriate to carry out its duties, obtain advice and assistance from independent legal, accounting or other advisors. The Committee shall have full power and authority to retain such advisors as and when the Committee deems it appropriate to do so, and to authorize the payment of compensation to any such advisers, without first seeking Board approval.

14.	The Committee shall conduct an annual evaluation of its performance of its duties and the continuing adequacy of its charter.

15.	While the fundamental responsibility for the Company’s financial statements and disclosure rests with management and the independent auditor, the Committee shall review: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (D) earnings press releases (paying particular attention to any use of “pro-forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

16.	The Committee shall establish procedures for (A) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

17.	The Committee shall discuss the types of information to be disclosed and the type of presentation to be made in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not, however, discuss in advance each earnings release. The Committee shall discuss at least Annual and Quarterly releases before they are published.

ANNEX B

PEPCO HOLDINGS, INC.

AUDIT COMMITTEE

Policy on the Approval of Services

Provided by the Independent Auditor

I.    Overview

Under the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”), the annual consolidated financial statements of Pepco Holdings, Inc. (the “Company”) and each of its subsidiaries that has a reporting obligation (a “Reporting Company”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be audited by an “independent” public accountant. Likewise, the quarterly financial statements of the Company and each Reporting Company must be reviewed by an “independent” public accountant.

Under SEC regulations, a public accountant is not “independent” if it provides certain specified non-audit services to an audit client. In addition, a public accountant will not qualify as “independent” unless (i) before the accountant is engaged to provide audit or non-audit services, the engagement is approved by the public company’s audit committee or (ii) the engagement to provide audit or non-audit services is pursuant to pre-approved policies and procedures established by the audit committee.

Under the Audit Committee Charter, the Audit Committee of the Company has sole authority (i) to retain and terminate the Company’s independent auditor, (ii) to pre-approve all audit engagement fees and terms and (iii) to pre-approve all significant audit-related relationships with the independent auditor. This Policy sets forth the policies and procedures adopted by the Audit Committee with respect to the engagement of the Company’s independent auditor to provide audit and non-audit services to the Company and its subsidiaries (as defined by Rule 1-02 (x) of SEC Regulation S-X).

The Audit Committee also serves as the audit committee for each subsidiary of the Company that is a Reporting Company for the purpose of approving audit and non-audit services to be provided by the independent auditor(s) of such Reporting Companies. In this capacity, the Audit Committee has determined that this Policy also shall govern the engagement of the independent auditor for each such Reporting Company.

II.    Statement of Principles

The Audit Committee recognizes the importance of maintaining the independence of its external auditor both in fact and appearance. In order to ensure that the independence of the Company’s external auditor is not, in the judgment of the Audit Committee, impaired by any other services that the external auditor may provide to the Company and its subsidiaries:

•	The Audit Committee shall approve in advance all services—both audit and permitted non-audit services—provided to the Company or any of its subsidiaries by the Company’s independent auditor in accordance with the procedures set forth in this Policy.

•	The Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the Company’s independent auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X (“Prohibited Non-Audit Services”).

III.    Approval of Annual Audit Services

The annual audit services provided to the Company and its subsidiaries by the Company’s independent auditor shall consist of:

•	The audit of the annual consolidated financial statements of the Company and each other Reporting Company and the other procedures required to be performed by the independent auditor to be able to form an opinion on the financial statements.

•	Review of the quarterly consolidated financial statements of the Company and each Reporting Company.

•	The attestation engagement for the independent auditor’s report on management’s statement on the effectiveness of the Company’s internal control over financial reports.

•	Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, including consents and comfort letters provided to underwriters, reviews of registration statements and prospectuses, and assistance in responding to SEC comment letters.

All such audit services must be approved annually by the Audit Committee following a review by the Audit Committee of the proposed terms and scope of the engagement and the projected fees. Any subsequent change of a material nature in the terms, scope or fees associated with such annual audit services shall be approved in advance by the Audit Committee.

Any additional audit services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each additional annual audit service must be approved by the Audit Committee in advance on a case-by-case basis.

IV.    Approval of Audit-Related Services

Audit-related services consist of assurance and related services that are reasonably related to the performance of the audit or review of the financial statements of the Company and each Reporting Company, other than the annual audit services described in Section III above. Audit-related services may include, but are not limited to:

•	Employee benefit plan audits.

•	Due diligence related to mergers and acquisitions.

•	Accounting consultations and audits in connection with acquisitions.

•	Internal control reviews.

•	Attest services related to financial reporting that are not required by statute or regulation.

Audit-related services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each audit-related service must be approved by the Audit Committee in advance on a case-by-case basis.

V.    Approval of Tax Services

Tax services consist of professional services rendered by the independent auditor to the Company or any of its subsidiaries for tax compliance, tax advice and tax planning. Tax services may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each tax service must be approved by the Audit Committee in advance on a case-by-case basis.

VI.    Approval of All Other Services

Any other services to be provided the Company’s independent auditor, other than Prohibited Non-Audit Services, may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each such other service must be approved by the Audit Committee in advance on a case-by-case basis.

VII.    Procedures

At the meeting of the Audit Committee to select the independent auditor for the Company and each of the Reporting Companies, the Chief Financial Officer shall submit to the Audit Committee a list of the additional audit services, audit-related services, tax services and other services, if any, that the Company and the Related Companies wish to have pre-approved for the ensuing year The list shall be accompanied by:

•	a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the Audit Committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and

•	confirmation of the independent auditor that (i) it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and (B) none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X.

If, a type of non-audit service is pre-approved by the Audit Committee, and the Company or any of its subsidiaries subsequently engages the independent auditor to provide that service, the Company’s Chief Financial Officer shall report the engagement to the Audit Committee at its next regularly scheduled meeting.

VIII.    Delegation

The Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve, upon the receipt of the documentation referred to in Section VII above, on a case-by-case basis any non-audit service of the types referred to in Sections IV, V and VI above (i.e. an audit-related, tax or other service) at any time other than at a meeting of the Audit Committee. The Chairman shall report any services so approved to the Audit Committee at its next regularly scheduled meeting. In no circumstances shall the responsibilities of the Audit Committee under this Policy be delegated to the management of the Company or any of its subsidiaries.

ANNEX C

2003 Annual Report

Forward-Looking Statements:    Except for historical statements and discussions, the statements in this annual report constitute “forward-looking statements” within the meaning of federal securities law. These statements contain management’s beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. Pepco Holdings disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to understand further the results and prospects of Pepco Holdings.

GLOSSARY OF TERMS

Term	Definition
ABO	Accumulated benefit obligation
Accounting hedges	Derivatives designated as cash flow hedges
ACE	Atlantic City Electric Company
ACE Funding	Atlantic City Electric Transition Funding LLC
Act	FASB Staff Position (FSP)—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003
ADITC	accumulated deferred investment tax credits
AFUDC	Allowance for Funds Used During Construction
Ancillary services	Generally, electricity generation reserves and reliability services
APB	Accounting Principles Board Opinion
APB No. 18	Accounting Principles Board Opinion No. 18, entitled “The Equity Method of Accounting for Investments in Common Stock”
APBO	Accumulated Post-retirement Benefit Obligation
Asset Purchase and Sale Agreement	Asset Purchase and Sale Agreement, dated as of June 7, 2000 and subsequently amended, between Pepco and Mirant (formerly Southern Energy, Inc.) relating to the sale of Pepco’s generation assets
Bankruptcy Court	Bankruptcy Court for the Northern District of Texas
BGS	Basis generation service (the supply of energy to customers who have not chosen a competitive supplier)
BROS	Bridgeport Rental and Oil Services
CBI	Conectiv Bethlehem, LLC
Circuit Court	U.S. Court of Appeals for the Fifth Circuit
Competitive Energy Business	Consists of the business operations of Conectiv Energy and Pepco Energy Services
Conectiv	A wholly owned subsidiary of PHI which is a PUHCA holding company and the parent of DPL and ACE
Conectiv Energy	Conectiv Energy Holding Company and its subsidiaries
Conectiv Power Delivery	The tradename under which DPL and ACE conduct their power delivery operations
Creditors Committee	The Official Committee of Unsecured Creditors of Mirant Corporation
CRMC	PHI’s Corporate Risk Management Committee
CTs	Combustion turbines
DCPSC	District of Columbia Public Service Commission
Debentures	Junior Subordinated Debentures
Delivery revenue	Revenue Pepco receives for delivering energy to its customers
DER	Discrete Emission Reduction Credits
District Court	U.S. District Court for the Northern District of Texas
DPL	Delmarva Power & Light Company
DPSC	Delaware Public Service Commission
DRP	PHI’s Shareholder Dividend Reinvestment Plan
EDECA	New Jersey Electric Discount and Energy Competition Act
EDIT	Excess Deferred Income Taxes
EITF	Emerging Issues Task Force
EPA	U.S. Environmental Protection Agency
ERISA	Employment Retirement Income Security Act of 1974
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board

Term	Definition
FASB No. 5	Financial Accounting Standards Board Statement No. 5, entitled “Accounting for Contingencies”
FASB No. 132	Financial Accounting Standards Board Statement No. 132, entitled “Employees Disclosures About Pensions and Other Post-retirement Benefits”
FASB No. 143	Financial Accounting Standards Board Statement No. 143, entitled “Accounting for Asset Retirement Obligations”
FERC	Federal Energy Regulatory Commission
FIN 45	FASB Interpretation No. 45, entitled “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”
FIN 46	FASB Interpretation No. 46, entitled “Consolidation of Variable Interest Entities”
Financing Order	Financing Order of the SEC under PUHCA dated July 31, 2002 with respect to PHI and its subsidiaries
FirstEnergy	FirstEnergy Corp., formerly Ohio Edison
FirstEnergy PPA	PPAs between Pepco and FirstEnergy Corp. and Allegheny Energy, Inc.
GCR	Gas Cost Recovery
GPC	Generation Procurement Credit
IRC	Internal Revenue Code
IRS	Internal Revenue Service
ITC	Investment Tax Credit
LEAC Liability	ACE’s $59.3 million deferred energy cost liability existing as of July 31, 1999 related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs
LTIP	Pepco Holdings’ Long-Term Incentive Plan
Mcf	One thousand cubic feet
Mirant	Mirant Corporation and certain of its subsidiaries
Mirant Parties	Mirant Corporation and its affiliate Mirant Americas Energy Marketing, LP
Mirant Pre-Petition Obligations	Unpaid obligations of Mirant to Pepco existing at the time of filing of Mirant’s bankruptcy petition consisting primarily of payments due Pepco in respect of the PPA-Related Obligations
MPSC	Maryland Public Service Commission
NJBPU	New Jersey Board of Public Utilities
NJDEP	New Jersey Department of Environmental Protection
Normalization provisions

Sections of the Internal Revenue Code and related regulations that dictate how excess deferred income taxes resulting from the corporate income tax rate reduction enacted by the Tax Reform Act of 1986 and accumulated deferred investment tax credits should be treated for ratemaking purposes

OCI	Other Comprehensive Income
O&M	Operating and maintenance expenses
Panda	Panda-Brandywine, L.P.
Panda PPA	PPA between Pepco and Panda
PARS	Performance Accelerated Restricted Stock
PCI	Potomac Capital Investment Corporation and its subsidiaries
PEI	Pepco Enterprises, Inc.
Pepco	Potomac Electric Power Company
Pepco’s pre-merger subsidiaries	PCI and Pepco Energy Services
Pepco Energy Services	Pepco Energy Services, Inc. and its subsidiaries
Pepco Holdings or PHI	Pepco Holdings, Inc.

Term	Definition
Pepco TPA Claim	Pepco’s $105 million allowed, pre-petition general unsecured claim against each of the Mirant Parties
Pepcom	Pepco Communications, Inc.
PJM	PJM Interconnection, LLC
POLR	Provider of Last Resort (the supply of energy to customers who have not chosen a competitive supplier)
POM	Pepco Holdings’ NYSE trading symbol
PPA	Power Purchase Agreement
PPA-Related Obligations	Mirant’s obligations to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the FirstEnergy PPA and the Panda PPA
PRP	Potentially Responsible Party
PUHCA	Public Utility Holding Company Act of 1935
RARC	Regulatory Asset Recovery Charge
RCN	RCN Corporation
Recoverable stranded costs	The portion of stranded costs that is recoverable from ratepayers as approved by regulatory authorities
Regulated electric revenues	Revenues for delivery (transmission and distribution) service and electricity supply service
Retirement Plan	PHI’s noncontributory retirement plan
RI/FS	Remedial Investigation/Feasibility Study
ROE	Return on Equity
SEC	Securities and Exchange Commission
Settlement Agreement	Amended Settlement Agreement and Release, dated as of October 24, 2003 between Pepco and the Mirant Parties
SFAS	Statement of Financial Accounting Standards
SFAS No. 13	Statement of Financial Accounting Standards No. 13, entitled “Accounting for Leases”
SFAS No. 34	Statement of Financial Accounting Standards No. 34, entitled “Capitalization of Interest Cost”
SFAS No. 71	Statement of Financial Accounting Standards No. 71, entitled “Accounting for the Effects of Certain Types of Regulation”
SFAS No. 87	Statement of Financial Accounting Standards No. 87, entitled “Employers’ Accounting for Pensions”
SFAS No. 106	Statement of Financial Accounting Standards No. 106, entitled “Employers’ Accounting for Post-retirement Benefits Other Than Pensions”
SFAS No. 115	Statement of Financial Accounting Standards No. 115, entitled “Accounting for Certain Investments in Debt and Equity Securities”
SFAS No. 123	Statement of Financial Accounting Standards No. 123, entitled “Accounting for Stock-Based Compensation”
SFAS No. 131	Statement of Financial Accounting Standards No. 131, entitled “Disclosures About Segments of an Enterprise and Related Information”
SFAS No. 132	Statement of Financial Accounting Standards No. 132, entitled “Employers’ Disclosures About Pensions and Other Post-retirement Benefits”
SFAS No. 133	Statement of Financial Accounting Standards No. 133, entitled “Accounting for Derivative Instruments and Hedging Activities”
SFAS No. 141	Statement of Financial Accounting Standards No. 141, entitled “Business Combinations”
SFAS No. 142	Statement of Financial Accounting Standards No. 142, entitled “Goodwill and Other Intangible Assets”
SFAS No. 143	Statement of Financial Accounting Standards No. 143, entitled “Accounting for Asset Retirement Obligations”

Term	Definition
SFAS No. 144	Statement of Financial Accounting Standards No. 144, entitled “Accounting for the Impairment or Disposal of Long-Lived Assets”
SFAS No. 150	Statement of Financial Accounting Standards No. 150, entitled “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”
SMECO	Southern Maryland Electric Cooperative, Inc.
SMECO Agreement	Capacity purchase agreement between Pepco and SMECO
SOS	Standard Offer Service (the supply of energy to customers who have not chosen a competitive supplier)
SPEs	Special Purpose Entities as defined in FIN 46R
Standard Offer Service revenue or SOS revenue	Revenue Pepco receives for the procurement of energy by Pepco for its SOS customers
Starpower	Starpower Communications, LLC
Stranded costs

Costs incurred by a utility in connection with providing service which would otherwise be unrecoverable in a competitive or restructured market. Such costs may include costs for generation assets, purchased power costs, and regulatory assets and liabilities, such as accumulated deferred income taxes.

TBC	Transition bond charge
TOPrS	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Which Holds Solely Parent Junior Subordinated Debentures
TPAs	Transition Power Agreements for Maryland and the District of Columbia between Pepco and Mirant
Treasury lock	A hedging transaction that allows a company to “lock-in” a specific interest rate corresponding to the rate of a designated Treasury bond for a determined period of time
VEBA	Voluntary Employee Beneficiary Association
VRDB	Variable Rate Demand Bonds
VSCC	Virginia State Corporation Commission

CONSOLIDATED FINANCIAL HIGHLIGHTS

	2003 (a)	2002 (a)		2001		2000		1999
	(In Millions, except Per Share Data)
Consolidated Operating Results
Total Operating Revenue	$7,271.3	4,324.5		2,371.2		2,989.3		2,443.7
Total Operating Expenses	$6,654.9	3,778.9		2,004.8		2,094.2		1,900.3
Operating Income	$616.4	545.6		366.4		895.1		543.4
Other Expenses	$429.0	190.4		105.3		192.7		172.6
Preferred Stock Dividend Requirements of Subsidiaries	$13.9	20.6		14.2		14.7		17.1
Income Before Income Tax Expense	$173.5	334.6		246.9		687.7		353.7
Income Tax Expense	$65.9	124.1		83.5		341.2		114.5
Income Before Extraordinary Item	$107.6	210.5		163.4		346.5		239.2
Extraordinary Item	$5.9	—		—		—		—
Net Income	$113.5	210.5		163.4		346.5		239.2
Redemption Premium/Expenses on Preferred Stock	$—	—		—		—		1.0
Earnings Available for Common Stock	$113.5	210.5		163.4		346.5		238.2
Common Stock Information
Basic Earnings Per Share of Common Stock Before Extraordinary Item	$.63	1.61		1.51		3.02		2.01
Basic—Extraordinary Item Per Share of Common Stock	$.03	—		—		—		—
Basic Earnings Per Share of Common Stock	$.66	1.61		1.51		3.02		2.01
Diluted Earnings Per Share of Common Stock	$.63	1.61		1.50		2.96		1.98
Diluted—Extraordinary Item Per Share of Common Stock	$.03	—		—		—		—
Diluted Earnings Per Share of Common Stock	$.66	1.61		1.50		2.96		1.98
Basic Common Shares Outstanding (Average)	$170.7	131.1		108.5		114.9		118.5
Diluted Common Shares Outstanding (Average)	$170.7	131.1		108.8		118.3		122.6
Cash Dividends Per Share of Common Stock	$1.00	1.00		1.165		1.66		1.66
Year-End Stock Price	$19.54	19.39		22.57		24.71		22.94
Book Value per Common Share	$17.48	17.62		17.00		16.82		16.12
Other Information
Investment in Property, Plant and Equipment	$10,747.2	10,625.0		4,361.9		4,284.7		6,784.3
Net Investment in Property, Plant and Equipment	$6,964.9	7,043.3	(g)	2,819.0	(g)	2,786.5	(g)	4,654.1	(g)
Total Assets	$13,311.5	13,358.0	(g)	5,442.8	(g)	7,256.8	(g)	7,051.4	(g)
Capitalization (SEC/PUHCA Method)
Short-term Debt (b)	$360.0	812.7		350.2		211.6		199.5
Long-term Debt (c)	$5,678.5	5,277.5		1,710.1		2,674.8		2,860.0
Debt issued to Financing Trust (d)	$98.0	—		—		—		—
Trust Preferred Securities (e)	$—	290.0		125.0		125.0		125.0
Preferred Stock (f)	$108.2	110.7		84.8		90.3		100.0
Shareholders’ Equity	$3,003.3	2,995.8		1,823.2		1,862.5		1,910.3

Total Capitalization	$9,248.0	9,486.7		4,093.3		4,964.2		5,194.8

(a)	As a result of the acquisition of Conectiv that was completed on August 1, 2002, PHI’s 2003 amounts include PHI and its subsidiaries’ results for the full year and its 2002 amounts include the operating results of Conectiv and its subsidiaries from August 1, 2002 through December 31, 2002. Therefore, the 2003 and 2002 amounts are not comparable with the prior years presented. For additional information, refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, herein.
(b)	Excludes current maturities of long-term debt, capital lease obligations due within one year, and the 2003 and 2002 balances exclude Variable Rate Demand Bonds.
(c)	Excludes capital lease obligations. Includes first mortgage bonds, medium-term notes, other long-term debt, current maturities of long-term debt, and the 2003 and 2002 balances include Variable Rate Demand Bonds.
(d)	Represents debenture issued to Financing Trust and current portion of debenture issued to Financing Trust.
(e)	Company obligated mandatorily redeemable preferred securities of subsidiary trust which holds solely parent junior subordinated debentures.
(f)	Represents Mandatorily Redeemable Serial Preferred Stock, Serial Preferred Stock, and Redeemable Serial Preferred Stock.
(g)	Includes amounts reclassified from accumulated depreciation to regulatory liabilities in accordance with SFAS No. 143.

BU SINESS OF THE COMPANY

OVERVIEW

Pepco Holdings, Inc. (Pepco Holdings or PHI) is a diversified energy company that, through its operating subsidiaries, is engaged in three principal areas of business operations:

•	regulated power delivery,

•	non-regulated competitive energy generation, marketing and supply, and

•	other non-regulated activities consisting primarily of investments in energy-related assets.

PHI is a public utility holding company registered under the Public Utility Holding Company Act of 1935 (PUHCA) and is subject to the regulatory oversight of the Securities and Exchange Commission (SEC) under PUHCA. As a registered public utility holding company, PHI requires SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA, transactions among PHI and its subsidiaries generally must be performed at cost and subsidiaries are prohibited from paying dividends out of an accumulated deficit or paid-in capital without SEC approval.

PHI was incorporated in Delaware on February 9, 2001, for the purpose of effecting the acquisition of Conectiv by Potomac Electric Power Company (Pepco). The acquisition was completed on August 1, 2002, at which time Pepco and Conectiv became wholly owned subsidiaries of PHI. Conectiv was formed in 1998 to be the holding company for Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) in connection with a merger between DPL and ACE. As a result, DPL and ACE are wholly owned subsidiaries of Conectiv. Conectiv also is a registered public utility holding company under PUHCA.

The following chart shows, in simplified form, the corporate structure of PHI and its principal subsidiaries.

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, tax, purchasing and information technology services to Pepco Holdings and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries that has been filed with, and approved by, the SEC under PUHCA. The expenses of the service company are charged to PHI and the participating operating subsidiaries in accordance with costing methodologies set forth in the service agreement.

The following is a description of each of PHI’s areas of operation.

Power Delivery

The largest component of PHI’s business is power delivery, which consists of the transmission and distribution of electricity and the distribution of natural gas. PHI’s power delivery business is conducted by its subsidiaries Pepco, DPL and ACE, each of which is a regulated public utility in the jurisdictions in which it serves customers. DPL and ACE conduct their power delivery operations under the tradename Conectiv Power Delivery. In the aggregate, PHI’s power delivery business delivers electricity to more than 1.7 million customers in the mid-Atlantic region and distributes natural gas to approximately 117,000 customers in Delaware.

Pepco, DPL and ACE each owns and operates a network of wires, substations and other equipment that are classified either as transmission facilities or distribution facilities. Transmission facilities are high-voltage systems that are used to carry wholesale electricity into, or across, the utility’s service territory. Distribution facilities are low-voltage systems that are used to deliver electricity to end-use customers in the utility’s regulated service territory.

Transmission of Electricity and Relationship with PJM

The transmission facilities of each of Pepco, DPL and ACE are interconnected with the transmission facilities of contiguous utilities and as such are part of an interstate power transmission grid over which wholesale electricity is transmitted throughout the mid-Atlantic region and the eastern United States. The Federal Energy Regulatory Commission (FERC) has designated a number of regional transmission operators to coordinate the operation of portions of the interstate transmission grid. Each of Pepco, DPL and ACE is a member of PJM Interconnection, LLC (PJM), the regional transmission operator that coordinates the movement of electricity in all or parts of Delaware, Maryland, New Jersey, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. The FERC has designated PJM as the sole provider of transmission service in the PJM territory. Any entity that wishes to deliver electricity at any point in PJM’s territory must obtain transmission services from PJM at rates approved by the FERC. In accordance with FERC rules, Pepco, DPL, ACE and the other utilities in the region make their transmission facilities available to PJM and PJM directs and controls the operation of these transmission facilities. In return for the use of their transmission facilities, PJM pays the member utilities transmission fees approved by the FERC.

Distribution of Electricity and Deregulation

Historically, electric utilities, including Pepco, DPL and ACE, were vertically integrated businesses that generated all or a substantial portion of the electric power that they delivered to customers in their service territories over their own distribution facilities. Customers were charged a bundled rate approved by the applicable regulatory authority that covered both the supply and delivery components of the retail electric service. However, as a result of legislative and regulatory actions over the last few years, major changes in the electric utility business have occurred in many states, including all of the service territories in which Pepco, DPL and ACE operate. These changes have resulted in the “unbundling” of the supply and delivery components of retail electric service and in the opening of the supply component to competition from non-regulated providers.

While Pepco, DPL and ACE continue to be responsible for the distribution of electricity in their respective service territories, as the result of deregulation, customers in those service territories now are permitted to choose their electricity supplier from among a number of non-regulated, competitive suppliers. Customers who do not choose a competitive supplier receive default electricity supply from suppliers on terms that vary depending on the service territory, as described more fully below.

In connection with the deregulation of electric power supply, Pepco, DPL and ACE each has divested substantially all of its generation assets, either by selling them to third parties or transferring them to the non-

regulated affiliates of PHI that comprise PHI’s competitive energy businesses. Accordingly, Pepco, DPL and ACE are no longer engaged in generation operations, except for the limited generation activities of ACE described below.

Seasonality

The power delivery business is seasonal and weather patterns can have a material impact on operating performance. In the region served by PHI, demand for electricity is generally greater in the summer months associated with cooling and demand for electricity and gas is generally greater in the winter months associated with heating as compared to other times of the year. Historically, the power delivery operations of each of PHI’s utility subsidiaries have generated less revenues and income when weather conditions are milder in the winter and cooler in the summer.

Regulation

The retail operations of PHI’s utility subsidiaries, including the rates they are permitted to charge customers for the delivery of electricity and natural gas, are subject to regulation by governmental agencies in the jurisdictions in which they provide utility service. Pepco’s operations are regulated in Maryland by the Maryland Public Service Commission (MPSC) and in Washington, D.C. by the District of Columbia Public Service Commission (DCPSC). DPL’s operations are regulated in Maryland by the MPSC, in Virginia by the Virginia State Corporation Commission (VSCC) and in Delaware by the Delaware Public Service Commission (DPSC). DPL’s gas distribution operations in Delaware are regulated by the DPSC. ACE’s operations are regulated in New Jersey by the New Jersey Board of Public Utilities (NJBPU). The wholesale and transmission operations of PHI’s utility subsidiaries are regulated by the FERC.

Pepco

Pepco is engaged in the transmission and distribution of electricity in Washington, D.C. and major portions of Prince George’s and Montgomery Counties in suburban Maryland. Pepco was incorporated in Washington, D.C. in 1896 and became a domestic Virginia corporation in 1949. Pepco’s service territory covers approximately 640 square miles and has a population of approximately 2 million. As of December 31, 2003, Pepco delivered electricity to approximately 726,000 customers, as compared to 721,000 customers as of December 31, 2002. Pepco delivered a total of 25,993,972 megawatt hours of electricity in 2003, of which approximately 29% was delivered to residential customers, 52% to commercial customers, and 19% to United States, District of Columbia, Maryland and various local jurisdiction government customers.

Under settlements approved by the MPSC and the DCPSC in connection with the divestiture of its generation assets in 2000, Pepco is required to provide default electricity supply, known as “standard offer service” or “SOS,” to customers in Maryland until July 2004 and to customers in Washington, D.C. until February 2005 for which it is paid established rates. Pepco also is paid tariff delivery rates approved by the MPSC or the DCPSC for the electricity that it delivers over its distribution facilities to SOS customers and to users in its service territory who have selected a competitive energy supplier.

Pepco obtains all of the energy and capacity needed to fulfill its fixed-rate SOS obligations in Maryland and Washington, D.C. from an affiliate of Mirant Corporation (Mirant). On July 14, 2003, Mirant and most of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Relationship with Mirant Corporation.”

In April 2003, the MPSC approved a settlement to extend the provision of SOS in Maryland. Under the settlement, Pepco will continue to provide SOS supply to customers at market prices after the existing fixed SOS supply rate expires in July 2004 for periods of four years for residential and small commercial customers, two years for medium-sized commercial customers and one year for large commercial customers. In accordance with the settlement, Pepco will purchase the power supply required to satisfy its market rate SOS supply obligation from one or more wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved by the MPSC. The settlement provides for Pepco to recover from its SOS customers the costs associated with the acquisition of the SOS supply as well as an average margin of $0.002 per kilowatt hour.

On March 1, 2004, the DCPSC issued an order under which Pepco would continue to provide SOS in the District of Columbia after February 2005. The order is still subject to reconsideration. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters.”

For the twelve months ended December 31, 2003, 70% of Pepco’s power delivery in Maryland (measured by megawatt hours) was to SOS customers, as compared to 68% in 2002, and 52% of Pepco’s power delivery in the District of Columbia was to SOS customers, as compared to 51% in 2002.

Conectiv Power Delivery

DPL and ACE conduct their power delivery operations under the tradename Conectiv Power Delivery.

DPL is engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and Virginia and provides gas distribution service in northern Delaware. DPL was incorporated in Delaware in 1909 and became a domestic Virginia corporation in 1979. DPL’s electricity distribution service territory covers approximately 6,000 square miles and has a population of approximately 1.25 million. DPL’s natural gas distribution service territory covers approximately 275 square miles and has a population of approximately 523,000. As of December 31, 2003, DPL delivered electricity to approximately 493,000 customers and delivered natural gas to approximately 117,000 customers, as compared to 485,000 electricity customers and 115,000 gas customers as of December 31, 2002.

In 2003, DPL delivered a total of 14,034,436 megawatt hours of electricity to its retail customers. Approximately 35% of DPL’s retail deliveries were to residential customers, 35% were to commercial customers and 30% were to industrial customers. DPL also sold 940,114 megawatt hours of electricity to wholesale customers in 2003. All of DPL’s sales agreements with wholesale customers terminated on December 31, 2003 and DPL does not expect to make any such wholesale sales in the future. In 2003, DPL delivered 23,884,125 Mcf (one thousand cubic feet) of gas to retail customers in its Delaware service territory.

Under a settlement approved by the MPSC, DPL is required to provide SOS to non-residential customers in Maryland until May 2004 and to residential customers in Maryland until July 2004. Under a settlement approved by the DPSC, DPL is required to provide default electricity supply, known as “provider of last resort” or “POLR” supply, to customers in Delaware until May 2006. Under a settlement approved by the VSCC, DPL is currently providing, and expects to continue to provide, POLR supply to customers in Virginia until July 2007. However, the VSCC could terminate DPL’s obligation to provide POLR supply for some or all Virginia customer classes prior to July 2007 if it finds that an effectively competitive market exists. DPL is paid for SOS and POLR supply at rates established in the respective regulatory settlements. DPL is paid tariff delivery rates approved by the applicable state commission for the electricity that it delivers over its distribution facilities to SOS and POLR customers and to users in its service territory who have selected a competitive energy supplier.

DPL obtains all of the energy and capacity needed to fulfill its fixed-rate SOS and POLR obligations under a supply agreement with a subsidiary of Conectiv Energy Holding Company (for a discussion of Conectiv Energy Holding Company’s business, see the Competitive Energy section, below) that has a term that coincides with DPL’s obligations to provide POLR and SOS supply. The price that DPL pays Conectiv Energy for power purchased under the supply agreement is equal to the rates that DPL charges its SOS and DPL customers. Thus, DPL does not make any profit or incur any loss on the supply component of the SOS and POLR power that it delivers.

In April 2003, the MPSC approved a settlement to extend DPL’s obligation to provide SOS in Maryland. Under the settlement, DPL will continue to provide SOS supply at market prices after the existing fixed SOS supply rate expires in July 2004 for periods of four additional years for residential and small commercial customers, for two additional years for medium-sized commercial customers and for one additional year for large commercial customers. In accordance with the settlement, DPL will purchase the power supply required to satisfy its market rate SOS obligation from one or more wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved by the MPSC. The settlement provides for DPL to recover from its SOS customers the costs associated with the acquisition of the SOS supply including an average margin of $0.002 per kilowatt hour.

Neither the DPSC nor the VSCC has determined what POLR obligations DPL will have after expiration of its current POLR obligations.

For the twelve months ended December 31, 2003, 96% of DPL’s power delivery in Maryland (as measured by megawatt hours) was to SOS customers, as compared to 95% in 2002, 87% of DPL’s retail electric power delivery in Delaware was to POLR customers, as compared to 96% in 2002, and in Virginia 100% of DPL’s power delivery was to POLR customers in both 2003 and 2002.

DPL also provides regulated natural gas supply and distribution to customers in its gas service territory. Large and medium volume commercial and industrial gas customers may purchase gas either from DPL or from other suppliers. Customers that purchase gas from other suppliers use DPL’s transmission and distribution facilities to transport the gas to their premises, for which they pay DPL a rate approved by the DPSC. DPL purchases gas supplies for sale to customers from marketers and producers through a combination of next day delivery arrangements and long-term agreements. For the twelve months ended December 31, 2003, DPL delivered 23,884,125 Mcf of gas, of which it supplied 23,337,505 Mcf. In 2002, DPL delivered 22,887,282 Mcf of gas, of which it supplied 22,353,120 Mcf.

ACE is engaged in the generation, transmission and distribution of electricity in southern New Jersey. ACE was incorporated in New Jersey in 1924. ACE’s service territory covers approximately 2,700 square miles and has a population of approximately 995,000. As of December 31, 2003, ACE delivered electricity to approximately 521,000 customers in its service territory, as compared to 514,000 customers as of December 31, 2002. ACE delivered a total of 9,642,644 megawatt hours of electricity in 2003, of which approximately 44% was delivered to residential customers, 44% was delivered to commercial customers and 12% was delivered to industrial customers.

Customers in New Jersey who do not choose a competitive supplier receive default electricity supply, known as “basic generation service” or “BGS”, from suppliers selected through auctions approved by the NJBPU. On behalf of the BGS customers, ACE has entered into supply agreements with the BGS suppliers. Each of these agreements requires the applicable BGS supplier to provide a portion of the BGS customer load with full requirements service, consisting of energy, ancillary services (generally reserves and reliability services), capacity and transmission. ACE delivers the BGS supply to BGS customers and provides other associated services to the BGS suppliers. ACE is paid tariff rates established by the NJBPU that compensate it for the costs associated with the BGS supply. ACE does not make any profit or incur any loss on the supply component of BGS.

If any BGS supplier defaults on its supply commitments, ACE is required to offer the defaulted load to other BGS suppliers or to make arrangements to purchase the needed supply from wholesale markets administered by PJM. ACE would seek to recover any costs related to the replacement supply that are not paid by the BGS supplier in default through future customer rates.

ACE is paid tariff delivery rates approved by the NJBPU for the electricity that it delivers over its distribution facilities to BGS customers and to users in its service territory who have selected a competitive energy supplier.

For the twelve months ended December 31, 2003, 91% of ACE’s power delivery (as measured in megawatt hours) was to BGS customers, as compared to 92% in 2002.

As of December 31, 2003, ACE owned two electric generating stations, the Deepwater Generating Station and the B.L. England Generating Station, and interests in two facilities jointly owned with other companies. The combined generating capacity of these facilities is 740 megawatts. On March 1, 2004, ACE transferred ownership of the 185 megawatt capacity Deepwater Generating Station to a non-regulated subsidiary of PHI. ACE also has contracts with non-utility generators under which ACE purchased 3.4 million megawatt hours of power in 2003. ACE sells the electricity produced by the generating stations and purchased under the non-utility generator contracts in the wholesale market administered by PJM. During 2003, ACE’s generation and wholesale electricity sales operations produced less than 2% of ACE’s operating revenue.

In 2002, ACE and the City of Vineland, New Jersey entered into a condemnation settlement agreement that provides for ACE to sell the electric distribution facilities within the city limits, and the approximately 5,400 related customer accounts (to which ACE delivered approximately 103,000 megawatt hours of power in 2003), for $23.9 million. The proceeds are being received in installments as milestones are met, and currently both milestones and payments are on schedule. ACE expects to complete this sale in the second quarter of 2004.

In 2001, ACE formed ACE Funding. Under New Jersey law, ACE (or a financing entity) is permitted to securitize authorized portions of ACE’s recoverable stranded costs through the issuance of bonds (Transition Bonds) and to collect from its customers charges sufficient to fund principal and interest payments on the Transition Bonds and related taxes, expenses and fees. The right to collect the Transition Bond charges is known as Bondable Transition Property. The sole purpose for the establishment of ACE Funding is to issue Transition Bonds, the proceeds of which are transferred to ACE in exchange for the related Bondable Transition Property. ACE Funding issued $152 million of transition bonds in December 2003 and $440 million of transition bonds in 2002.

Competitive Energy

PHI’s competitive energy business provides non-regulated generation, marketing and supply of electricity and gas, and related energy management services, in the mid-Atlantic region. PHI’s competitive energy operations are conducted through subsidiaries of Conectiv Energy Holding Company (collectively, Conectiv Energy) and Pepco Energy Services and its subsidiaries (collectively, Pepco Energy Services).

Conectiv Energy

Conectiv Energy provides wholesale electric power, capacity, and ancillary services in the wholesale markets administered by PJM and also supplies electricity to other wholesale market participants under long-term bilateral contracts. Among its bilateral contracts is the power supply agreement under which Conectiv Energy sells to DPL its POLR and SOS supply. Conectiv Energy also sells BGS supply to customers in ACE’s service territory and to other BGS customers in New Jersey. Other than its BGS sales in New Jersey, Conectiv Energy does not currently participate in the retail competitive power supply market. Conectiv Energy obtains the electricity required to meet its power supply obligations from its own generation plants, under bilateral contract purchases from other wholesale market participants and from purchases in the wholesale market administered by PJM.

Conectiv Energy also sells natural gas to very large end-users and to wholesale market participants under bilateral agreements. Conectiv Energy obtains the natural gas required to meet its supply obligations through market purchases for next day delivery and under long-term bilateral contracts with other market participants.

To lower its financial exposure related to commodity price fluctuations, Conectiv Energy routinely enters into contracts to hedge the value of its assets and operations. As part of this strategy, Conectiv Energy utilizes fixed-price, forward, physical purchase and sale contracts, tolling agreements, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Conectiv Energy’s goal is to hedge 75% of both the expected power output of its generation facilities and the expected costs of fuel used to operate those facilities. However, the actual level of hedging coverage may vary from this goal. In this regard, effective July 1, 2003, Conectiv Energy entered into an agreement consisting of a series of energy contracts with an international investment banking firm that is designed to more effectively hedge approximately 50% of Conectiv Energy’s generation output and approximately 50% of its supply obligations, with the intention of providing Conectiv Energy with a more predicable earnings stream during the term of the agreement. This 35-month agreement consists of two major components: (i) a fixed price energy supply hedge that will be used to reduce Conectiv Energy’s financial exposure under its current POLR and SOS supply commitment to DPL which extends through May 2006 and (ii) a generation off-take agreement under which Conectiv Energy will receive a fixed monthly payment from the counterparty, and the counterparty will receive the profit realized from the sale of approximately 50% of the electricity generated by Conectiv Energy’s plants (excluding the Edge Moor facility). Conectiv Energy also engages in electric power transactions on a real-time basis that are primarily designed to take advantage of geographical arbitrage opportunities. At December 31, 2003, Conectiv Energy’s generation output was 100% hedged for 2004 and its gas requirements were 83% hedged. As of March 1, 2004, Conectiv Energy held gas hedges for 98% of its estimated 2004 requirements and its generation output continued to be 100% hedged for the remainder of the year. For the period 2004-2006, Conectiv Energy was meeting its objective to hedge 75% of its projected output.

Conectiv Energy’s generation asset strategy focuses on mid-merit plants with operating flexibility and multi-fuel capability that can quickly change their output level on an economic basis. Like “peak-load” plants, mid-merit plants generally operate during times when demand for electricity rises and prices are higher. However, mid-merit plants usually operate for longer periods of time and for more weeks in a year than peak-load plants. As of December 31, 2003, Conectiv Energy owned and operated mid-merit plants with a combined 2,561 megawatts of capacity, peak-load plants with a combined 650 megawatts of capacity and base-load generating plants with a combined 260 megawatts of capacity. In addition, on March 1, 2004, Conectiv Energy received ownership of the 185 megawatt capacity Deepwater Generating Station from ACE. This added an additional 80 megawatts of base-load capacity, 86 megawatts of mid-merit capacity, and 19 megawatts of peaking capacity. Conectiv Energy’s most recently added mid-merit plant is a combined cycle plant located in Bethlehem, Pennsylvania. The Bethlehem facility consists of six combustion turbines that can be fueled by either natural gas or fuel oil and two steam turbines that generate electricity from the waste heat of the combustion turbines. The Bethlehem plant has become operational in stages since construction commenced in January 2002, and had 1,050 megawatts of capacity in operation as of December 31, 2003. An additional 50 megawatts of capacity is expected to become operational in 2004. Conectiv Energy also owns three uninstalled combustion turbines with a book value of $52.5 million. Conectiv Energy will determine whether to install these turbines as part of an existing or new generating facility or sell the turbines to a third party based upon market demand and transmission system needs and requirements.

Pepco Energy Services

Pepco Energy Services sells retail electricity and natural gas to residential, commercial, industrial and governmental customers in the mid-Atlantic region. Pepco Energy Services also provides integrated energy management solutions to commercial, industrial and governmental customers, including energy-efficiency contracting, development and construction of “green power” facilities, equipment operation and maintenance, fuel management, and home service agreements. Subsidiaries of Pepco Energy Services provide high voltage construction and maintenance services to utilities and other customers throughout the United States and low voltage electric and telecommunication construction and maintenance services in the Washington, D.C. area.

Pepco Energy Services owns electricity generation plants with approximately 800 megawatts of peak-load capacity, the output of which is sold in the wholesale market administered by PJM.

In order to reduce the financial exposure related to commodity price and volume fluctuations, Pepco Energy Services routinely enters into a variety of wholesale contracts to hedge its commitments to sell electricity and natural gas to customers. Because of the age and design of Pepco Energy Services’ power plants, these facilities have a higher variable cost of operation. Consequently, Pepco Energy Services infrequently locks in the forward value of these plants with wholesale contracts. Wholesale contracts include forward physical, exchange traded financial, forward financial, forward physical options, exchange traded financial options, and swaps.

Competition

The unregulated energy generation, supply and marketing businesses in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. At the wholesale level, Conectiv Energy and Pepco Energy Services compete with numerous non-utility generators, independent power producers, wholesale power marketers and brokers, and traditional utilities that continue to operate generation assets. At the retail level, Pepco Energy Services competes with numerous competitive energy marketers. Competition in both the wholesale and retail markets is based primarily on price and, to a lesser extent, the range of services offered to customers and quality of service.

Seasonality

Like the power delivery business, the power generation, supply and marketing businesses are seasonal and weather patterns can have a material impact on operating performance. Demand for electricity generally is greater in the summer months associated with cooling and demand for electricity and gas generally is greater in the winter months associated with heating as compared to other times of the year. Historically, the competitive energy operations of Conectiv Energy and Pepco Energy Services have generated less revenues and income when weather conditions are milder in the winter and cooler in the summer.

Other Non-Regulated

This component of PHI’s business is conducted through its subsidiaries Potomac Capital Investment Corporation (PCI) and Pepco Communications, Inc. (Pepcom).

PCI

PCI manages a portfolio of financial investments, which primarily includes energy leverages leases. During the second quarter of 2003, PHI announced the discontinuation of further new investment activity by PCI. In January and February 2004, PCI sold two aircraft and PCI continues to pursue opportunities to divest its single remaining aircraft. PCI will continue to manage its existing portfolio of financial investments, which principally include energy leveraged leases. These transactions involve PCI’s purchase and leaseback of utility assets located outside of the United States. For additional information relating to PCI’s energy leveraged leases, see Note (5) to the consolidated financial statements.

On September 30, 2003, PCI sold its final real estate property, an office building known as Edison Place (that serves as headquarters for PHI and Pepco), for $151 million in cash and recognized a pre-tax gain of $68.8 million ($44.7 million after-tax).

Pepcom

Pepcom currently owns through a subsidiary a 50% interest in Starpower Communications, LLC (Starpower), a joint venture with RCN Corporation (RCN), which provides cable and telecommunication services to households in the Washington, D.C. area. As part of PHI’s strategy of focusing on energy-related investments, PHI in January 2004 announced that Pepcom intends to sell its interest in Starpower. PHI cannot predict whether Pepcom’s efforts to sell its interest in Starpower will be successful or, if successful, when a sale would be completed or what the sale proceeds would be. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” at December 31, 2003, PHI determined that its investment in Starpower was impaired and therefore recorded a noncash charge of $102.6 million ($66.7 million after-tax) during the fourth quarter of 2003.

MAN AGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED RESULTS OF OPERATIONS

Lack of Comparability of Operating Results with Prior Years

The accompanying results of operations for the year ended December 31, 2003 include Pepco Holdings’ and its subsidiaries’ results for the full year. The results of operations for 2002 include the results of Pepco and its pre-merger subsidiaries for the entire period consolidated with the results of Conectiv and its subsidiaries starting on August 1, 2002, the date the merger was completed. Accordingly, the results of operations for 2003 and 2002, are not comparable. All amounts in the tables below are in millions.

Operating Revenue

Results for 2003 Compared to 2002

Total consolidated operating revenue for the year ended December 31, 2003, was $7,271.3 million compared to $4,324.5 million for 2002. Intercompany revenue has been eliminated for purposes of this analysis. A detail of these amounts is as follows:

	2003	2002	Change
Pepco	$1,548.0	$1,533.5	$14.5
Conectiv Power Delivery	2,471.1	996.2	1,474.9
Conectiv Energy	2,070.6	850.2	1,220.4
Pepco Energy Services	1,066.7	826.7	240.0
Other Non-Regulated	114.9	117.9	(3.0)

Total	$7,271.3	$4,324.5

The increase in Pepco’s operating revenue for 2003 primarily resulted from the following:

Delivery revenue increased by $18.5 million for the year ended December 31, 2003. This increase results from a $19.2 million increase from a fuel tax pass through, partially offset by $.7 million decrease in Delivery revenue (revenue Pepco receives for delivering energy to its customers). The $.7 million decrease results from a .6% decrease in delivered kilowatt-hour sales.

SOS revenue (revenue Pepco receives for the procurement of energy by Pepco for its SOS customers) increased by $4.2 million for the year ended December 31, 2003 due to colder winter weather as heating degree days increased by 12.2%, offset by milder summer weather as cooling degree days decreased by 30.2%.

Pepco’s retail access to a competitive market for generation services was made available to all Maryland customers on July 1, 2000 and to D.C. customers on January 1, 2001. As of December 31, 2003, 14% of Pepco’s Maryland customers and 11% of its D.C. customers have chosen alternate suppliers. These customers accounted for 912 megawatts of load in Maryland (of Pepco’s total load of 3,439) and 970 megawatts of load in D.C. (of Pepco’s total load of 2,269). As of December 31, 2002, 16% of Pepco’s Maryland customers and 13% of its D.C. customers have chosen alternate suppliers. These customers accounted for 1,175 megawatts of load in Maryland (of Pepco’s total load of 3,369) and 1,140 megawatts of load in D.C. (of Pepco’s total load of 2,326).

Other revenue decreased $8.6 million primarily due to lower capacity (megawatts) available to sell, lower capacity market rates and restructuring in the PJM market.

The 2003 amounts for Conectiv Power Delivery and Conectiv Energy represent their operations for the entire period.

The increase in Pepco Energy Services’ operating revenue during 2003 was primarily due to growth in its commodity business from sales of electricity and natural gas due to higher volumes which resulted from more commercial and industrial customers being served and higher prices due to wholesale commodity market conditions. In 2003, wholesale and retail megawatt hour sales increased by approximately 16% and wholesale and retail dekatherm sales increased by approximately 19%.

The decrease in Other Non-Regulated operating revenue during 2003 was primarily due to a decrease of approximately $11.5 million related to revenue generated from Pepco Enterprises, Inc.’s (PEI) operations (which includes the principal operating business of two entities that provide high voltage construction and maintenance services to utilities and to other customers throughout the United States), which were transferred from PCI to Pepco Energy Services during the third quarter of 2003, as well as due to a decrease of approximately $6.0 million in revenue from various financial investments. These decreases were partially offset by higher lease portfolio revenue of approximately $14.5 million derived from new energy leveraged leases entered into during 2002.

Results for 2002 Compared to 2001

Total consolidated operating revenue for the year ended December 31, 2002, was $4,324.5 million compared to $2,371.2 million for 2001. Intercompany revenue has been eliminated for purposes of this analysis. A detail of these amounts is as follows:

	2002	2001	Change
Pepco	$1,533.5	$1,723.5	$(190.0)
Conectiv Power Delivery	996.2	—	996.2
Conectiv Energy	850.2	—	850.2
Pepco Energy Services	826.7	541.5	285.2
Other Non-Regulated	117.9	106.2	11.7

Total	$4,324.5	$2,371.2

The decrease in Pepco’s operating revenue during 2002 primarily resulted from a decrease of $206.9 million in standard offer service revenue due to increased customer migration to alternate suppliers during 2002. Retail access to a competitive market for generation services was made available to all Maryland customers on July 1, 2000 and to D.C. customers on January 1, 2001. At December 31, 2002, 16% of Pepco’s Maryland customers and 13% of its D.C. customers have chosen alternate suppliers. These customers accounted for 1,175 megawatts of load in Maryland (of Pepco’s total load of 3,369) and 1,140 megawatts of load in D.C. (of Pepco’s total load of 2,326). The decrease in standard offer service revenue was partially offset by a $26.3 million increase in delivery revenue due to higher delivered kilowatt hour sales from more favorable weather than experienced in 2001.

The 2002 amounts for Conectiv Power Delivery and Conectiv Energy represent their post-merger operations for the five months of August 2002 through December 2002. The 2001 year was pre-merger and therefore no Conectiv Power Delivery or Conectiv Energy operations are included. Accordingly, the years are not comparable.

The increase in Pepco Energy Services’ operating revenue during 2002 primarily resulted from growth in its retail commodity business for sales of electricity and natural gas to new customers.

The increase in Other Non-Regulated operating revenue during 2002 was mainly due to higher lease portfolio revenue of $10.6 million derived from new energy leveraged leases entered into in late 2001 and throughout 2002.

Operating Expenses

Results for 2003 Compared to 2002

Total consolidated operating expenses for the year ended December 31, 2003, were $6,654.9 million compared to $3,778.9 million for 2002. Intercompany expenses have been eliminated for purposes of this analysis. A detail of these amounts is as follows:

	2003	2002	Change
Pepco	$1,300.1	$1,219.7	$80.4
Conectiv Power Delivery	1,590.9	649.2	941.7
Conectiv Energy	2,830.6	1,071.8	1,758.8
Pepco Energy Services	1,068.2	809.6	258.6
Other Non-Regulated	(29.9)	53.7	(83.6)
Corporate and Other	(105.0)	(25.1)	(79.9)

Total	$6,654.9	$3,778.9

The increase in Pepco’s operating expense during 2003 primarily results from the recording of a $14.5 million reserve to reflect a potential exposure related to a pre-petition receivable from Mirant, for which Pepco filed a creditor’s claim in the bankruptcy proceedings, plus $15.3 million higher SOS costs. The increase also reflects $11.6 million increase for software amortization, $8.3 million increase in other taxes primarily due to higher fuel taxes. Also, there were $8.4 million of higher storm restoration expenses and $9.2 million higher pension and other post-retirement benefits.

The 2003 amounts for Conectiv Power Delivery and Conectiv Energy represent their operations for the entire period. The 2002 amounts represent only post-merger results and therefore the periods are not comparable. Due to uncertainty in the energy markets, and current levels of capacity reserves within PJM, Conectiv Energy cancelled an order for four GE combustion turbines (CTs) in the first quarter of 2003. As a result, during the first quarter of 2003, Pepco Holdings recognized a net pre-tax write-off of $50.1 million ($29.5 million after-tax). Additionally, Conectiv Energy lost $44 million ($27 million after-tax) resulting from net trading losses prior to the cessation of proprietary trading. Additionally, during the fourth quarter of 2003 a net pre-tax CT impairment charge of $3.2 million ($1.7 million after-tax) was recorded.

The increase in Pepco Energy Services’ operating expenses during 2003 primarily resulted from growth in its retail commodity business for sales of electricity and natural gas due to higher volumes which resulted from more commercial and industrial customers being served and higher prices due to wholesale commodity market conditions.

The decrease in Other Non-Regulated operating expenses during 2003 primarily results from the $68.8 million pretax gain from the sale of Edison Place, which was treated as an offset against operating expenses. Additionally, operating expenses during 2003 decreased by approximately $8.4 million due to the transfer of PEI to Pepco Energy Services in the third quarter of 2003. The decreases were partially offset by an $8.1 million ($5.2 million after-tax) net impairment charge recorded during the fourth quarter of 2003 related to PCI’s aircraft portfolio.

”Corporate and Other” primarily includes two purchase accounting adjustments made in 2003. During the first quarter of 2003, a loss was recognized on the CT contract cancellation of $57.9 million before tax ($34.6 million after-tax). Then in the fourth quarter of 2003, a pretax CT impairment charge of $29.6 million ($19.2 million after-tax) was recorded on additional assets.

Results for 2002 Compared to 2001

Total consolidated operating expenses for the year ended December 31, 2002, were $3,778.9 million compared to $2,004.8 million for 2001. Intercompany expenses have been eliminated for purposes of this analysis. A detail of these amounts is as follows:

	2002	2001	Change
Pepco	$1,219.7	$1,334.4	$(114.7)
Conectiv Power Delivery	649.2	—	649.2
Conectiv Energy	1,071.8	—	1,071.8
Pepco Energy Services	809.6	524.1	285.5
Other Non-Regulated	53.7	146.3	(92.6)
Corporate and Other	(25.1)	—	(25.1)

Total	$3,778.9	$2,004.8

The decrease in Pepco’s operating expenses during 2002 resulted primarily from a $179.7 million decrease in fuel and purchased energy expense due to less energy purchased because of increased customer migration. This decrease was partially offset by an increase in other operation and maintenance expense of $13.8 million due mainly to an increase in employee benefits and vacation liability accrual as well as from a general increase in power delivery expenses, an increase in other taxes of $11.7 million due to higher Maryland property and delivery taxes, and an increase of $8.5 million in depreciation expense. Additionally, Pepco’s 2001 operating expenses included a $29.3 million gain that resulted from the sale of Pepco’s interest in the Conemaugh generating station in 2001.

The 2002 amounts for Conectiv Power Delivery and Conectiv Energy represent their post-merger operations for the five months of August 2002 through December 2002. The 2001 year was pre-merger and therefore no Conectiv Power Delivery or Conectiv Energy operations are included. Accordingly, the years are not comparable.

The increase in Pepco Energy Services’ operating expenses during 2002 primarily resulted from growth in its retail commodity business and due to the fact that 2002 reflected a full year of operations from businesses acquired in 2001.

The decrease in Other Non-Regulated operating expenses during 2002 primarily resulted from a $20.5 million decrease in depreciation expense incurred as a result of fewer aircraft on operating leases in 2002 and due to the fact that in 2001 PCI recognized a total of $65.5 million (pre-tax) in impairment write-downs related to its aircraft portfolio and other investments.

“Corporate and Other” primarily includes severance costs of $25.4 million (pre-tax) recorded during 2002 related to Pepco and Conectiv. Additionally, this line item includes unallocated Pepco Holdings’ operating expenses, such as the acquisition financing and the amortization of “purchase accounting” related adjustments to the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002.

Other Income (Expenses)

Results for 2003 Compared to 2002

Total consolidated other (expenses) for the year ended December 31, 2003, were $(429.0) million compared to $(190.4) million for 2002. A detail of these amounts is as follows:

	2003	2002	Change
Pepco	$(69.2)	$(71.6)	$(2.4)
Conectiv Power Delivery	(82.4)	(25.9)	56.5
Conectiv Energy	(10.8)	(5.0)	5.8
Pepco Energy Services	4.1	(1.0)	(5.1)
Other Non-Regulated	(146.8)	(52.0)	94.8
Corporate and Other	(123.9)	(34.9)	89.0

Total	$(429.0)	$(190.4)

The decrease in Pepco’s other expenses during 2003 primarily resulted from a $8.1 million decrease in interest expense due to lower debt outstanding, partially offset by a $6.2 million increase in interest expense due to distributions on mandatorily redeemable serial preferred securities that in accordance with SFAS No. 150 were reclassified to interest expense commencing in the third quarter of 2003.

The 2003 amounts for Conectiv Power Delivery and Conectiv Energy represent their operations for the entire period. The 2002 amounts represent only post-merger results and therefore the periods are not comparable.

The increase in Other Non Regulated operating expense for the year ended 2003 primarily includes an impairment charge of $102.6 million ($66.7 million after-tax) related to Pepco Holding’s investment in Starpower. Because of the distressed telecommunications market and the changed expectations of Starpower’s future performance, Pepco Holdings determined that its investment in Starpower was impaired at December 31, 2003.

”Corporate and other” in 2003 primarily represents unallocated Pepco Holdings’ capital costs, incurred as a result of long-term acquisition financing entered into in late 2002.

Results for 2002 Compared to 2001

Total consolidated other (expenses) for the year ended December 31, 2002, were ($190.4) million compared to ($105.3) million for 2001. A detail of these amounts is as follows:

	2002	2001	Change
Pepco	$(71.6)	$(48.8)	$22.8
Conectiv Power Delivery	(25.9)	—	25.9
Conectiv Energy	(5.0)	—	5.0
Pepco Energy Services	(1.0)	1.4	2.4
Other Non-Regulated	(52.0)	(57.9)	(5.9)
Corporate and Other	(34.9)	—	34.9

Total	$(190.4)	$(105.3)

The increase in Pepco’s other (expenses) during 2002 primarily resulted from a $37.1 million decrease in interest income earned due to lower proceeds remaining to invest from Pepco’s generating asset divestitures. This increase was partially offset by a decrease of $21.8 million in interest expense due to lower debt balances outstanding during 2002.

The 2002 amounts for Conectiv Power Delivery and Conectiv Energy represent their post-merger operations for the five months of August 2002 through December 2002. The 2001 year was pre-merger and therefore no Conectiv Power Delivery or Conectiv Energy operations are included. Accordingly, the years are not comparable.

The decrease in Other Non-Regulated other (expenses) during 2002 primarily resulted from $18.1 million in reduced equity losses on Pepcom’s investment in Starpower due to its improved margins, lower selling and administrative expenses, and the favorable impact of the termination of the requirement to amortize goodwill, partially offset by lower income of approximately $9 million earned on other investments.

”Corporate and Other” in 2002 primarily represents unallocated Pepco Holdings’ capital costs, such as the acquisition financing and the amortization of “purchase accounting” related adjustments to the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002. Additionally, this amount includes the write-off of certain Pepco software costs related to software that was no longer being used.

Income Tax Expense (Benefit)

Results for 2003 Compared to 2002

Total consolidated income tax expense for the year ended December 31, 2003, was $65.9 million compared to $124.1 million for 2002. A detail of these amounts is as follows:

	2003	2002	Change
Pepco	$69.1	$81.7	$(12.6)
Conectiv Power Delivery	63.7	20.1	43.6
Conectiv Energy	(51.1)	19.4	(70.5)
Pepco Energy Services	0.7	3.8	(3.1)
Other Non-Regulated	(10.6)	(7.3)	(3.3)
Corporate and Other	(5.9)	6.4	(12.3)

Total	$65.9	$124.1

Pepco Holdings effective tax rate in 2003 and 2002 was 37% as compared to the federal statutory rate of 35%. The major reasons for this difference are state income taxes (net of federal benefit) and the flow-through of certain book tax depreciation differences partially offset by the flow through Deferred Investment Tax Credits and the tax benefits related to certain leveraged leases.

The 2003 amounts for Conectiv Power Delivery and Conectiv Energy represent their operations for the entire period. The 2002 amounts represent only post-merger results and therefore the periods are not comparable.

Results for 2002 Compared to 2001

Total consolidated income tax expense for the year ended December 31, 2002, was $124.1 million compared to $83.5 million for 2001. A detail of these amounts is as follows:

	2002	2001	Change
Pepco	$81.7	$130.9	$(49.2)
Conectiv Power Delivery	20.1	—	20.1
Conectiv Energy	19.4	—	19.4
Pepco Energy Services	3.8	8.5	(4.7)
Other Non-Regulated	(7.3)	(55.9)	48.6
Corporate and Other	6.4	—	6.4

Total	$124.1	$83.5

The decrease in Pepco’s income tax expense during 2002 resulted from lower taxes as a result of lower interest income and due to the fact that the 2001 amount included taxes incurred on Pepco’s generating plant divestiture.

The 2002 amounts for Conectiv Power Delivery and Conectiv Energy represent their post-merger operations for the five months of August 2002 through December 2002. The 2001 year was pre-merger and therefore no Conectiv Power Delivery or Conectiv Energy operations are included. Accordingly, the years are not comparable.

Income tax expense for Pepco Energy Services remained relatively stable between years.

The decrease in Other Non-Regulated income tax (benefit) during 2002 primarily resulted from the approximately $22.9 million tax benefit derived in 2001 from one-time impairment write-downs associated with the aircraft portfolio and other investments, approximately $5.7 million in tax benefits in 2001 from reduced losses at Pepcom, and a $7.4 million increase in taxes in 2002 derived from lower tax depreciation expense.

CAPITAL RESOURCES AND LIQUIDITY

This section discusses Pepco Holdings’ capital structure, financing activity, cash flow activity, capital spending plans and other uses of capital and sources of capital.

Capital Structure

The components of Pepco Holdings’ capital structure, expressed as a percentage of total capitalization (including short-term debt and current maturities of long-term debt) is shown below as of December 31, 2003 and 2002 (Dollars in Millions).

	2003		2002
Common Shareholders’ Equity	$3,003.3	34.7%	$2,995.8	33.1%
Preferred Stock (a)	108.2	1.2%	110.7	1.2%
Trust Preferred Securities (b)	—	—%	290.0	3.2%
Debentures Issued to Financing Trust (c)	98.0	1.1%	—	—%
Long-Term Debt (d)	5,101.3	58.8%	4,837.7	53.5%
Short-Term Debt (e)	360.0	4.2%	812.7	9.0%

Total	$8,670.8	100.0%	$9,046.9	100.0%

(a)	Represents Mandatorily Redeemable Serial Preferred Stock, Serial Preferred Stock, and Redeemable Serial Preferred Stock.
(b)	Represents company obligated mandatorily redeemable preferred securities of subsidiary trust which holds solely parent junior subordinated debentures.
(c)	Represents debentures issued to financing trusts and current portion of debentures issued to financing trusts.
(d)	Excludes capital lease obligations and transition bonds issued by ACE Funding. Includes first mortgage bonds, medium term notes, other long-term debt (other than debt issued by ACE Funding), current maturities of long-term debt (other than debt issued by ACE Funding), and Variable Rate Demand Bonds.
(e)	Excludes current maturities of long-term debt, capital lease obligations due within one year, and Variable Rate Demand Bonds.

Set forth below is a summary of long-term financing activity during 2003 for Pepco Holdings and its subsidiaries.

Pepco Holdings issued 1,787,087 shares of common stock under its Shareholder Dividend Reinvestment Plan and various benefit plans. The proceeds from the issuances were added to PHI’s general funds.

Pepco Holdings issued $700 million of unsecured long-term debt with maturities ranging from 1 year to 7 years. Proceeds of approximately $696 million were used to repay short-term debt.

Pepco issued $200 million of secured senior notes that mature in 2013. Proceeds of approximately $198 million were used to refinance previously issued higher interest trust preferred securities of $125 million and to repay short-term debt of $73 million.

DPL issued $33.2 million of tax-exempt bonds through the Delaware Economic Development Authority. These tax-exempt bonds have maturities ranging from 5 to 35 years. Proceeds of approximately $33 million were used to refinance previously issued higher interest tax-exempt bonds.

ACE Funding issued $152 million of Transition Bonds with maturities ranging from 8 to 17 years. Proceeds of approximately $151 million will be used to recover the stranded costs associated with an ACE generation asset and transaction costs.

Conectiv Bethlehem, LLC, a subsidiary of Conectiv Energy, borrowed $148.2 million under a credit agreement established to finance the construction of the mid-merit power plant located in Bethlehem, Pennsylvania.

Working Capital

At December 31, 2003, Pepco Holdings’ current assets on a consolidated basis totaled $1.6 billion, whereas current liabilities totaled $2.1 billion. Current liabilities include $.4 billion in long-term debt due within one year and an additional $.5 billion of short-term debt. The following is an analysis of Pepco Holdings’ short-term debt as of December 31, 2003 and 2002.

	As of December 31, 2003 ($ in Millions)
Type	PHI	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	PCI	Conectiv	Pepco Holdings Consolidated
Variable Rate Demand Bonds	$—	$—	$104.8	$22.6	$—	$31.0	$—	$—	$158.4
Current Portion of Long-Term Debt	200.0	—	7.0	11.0	25.9	—	86.0	50.0	379.9
Construction Loan	—	—	—	—	—	310.0	—	—	310.0
Floating Rate Note	—	50.0	—	—	—	—	—	—	50.0
Commercial Paper	—	—	—	—	—	—	—	—	—

Total	$200.0	$50.0	$111.8	$33.6	$25.9	$341.0	$86.0	$50.0	$898.3

	As of December 31, 2002 ($ in Millions)
Type	PHI	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	PCI	Conectiv	Pepco Holdings Consolidated
Variable Rate Demand Bonds	$—	$—	$104.8	$22.6	$—	$31.0	$—	$—	$158.4
Current Portion of Long-Term Debt	—	50.0	87.2	70.2	14.4	—	134.5	50.0	406.3
Construction Loan	—	—	—	—	—	161.8	—	—	161.8
Floating Rate Note	—	—	—	—	—	—	—	200.0	200.0
Commercial Paper	410.9	40.0	—	—	—	—	—	—	450.9

Total	$410.9	$90.0	$192.0	$92.8	$14.4	$192.8	$134.5	$250.0	$1,377.4

Cash Flow Activity

During 2003, $661.4 million in cash was provided from operating activities, $232.5 million in cash was used by investing activities, and $411.1 million of cash was used by financing activities, resulting in an increase of $17.8 million in cash and cash equivalents during the year to $100.3 million. At December 31, 2002, cash and cash equivalents were $82.5 million.

Because the purchase method of accounting was used to record the August 1, 2002 acquisition of Conectiv by Pepco, PHI’s cash flow activities during the years 2003, 2002, and 2001 are not comparable.

Capital Requirements

Construction Expenditures

Pepco Holdings’ construction expenditures for the year ended December 31, 2003 totaled $592 million of which $392 million was related to its power delivery businesses and the remainder related to Conectiv Energy. For the five-year period 2004 through 2008, total construction expenditures are projected to be approximately $2.0 billion, of which approximately $1.9 billion is related to the power delivery businesses. This amount includes estimated costs for environmental compliance by PHI’s subsidiaries. Pepco Holdings expects to fund these expenditures through internally generated cash from the power delivery businesses.

Dividends

Pepco Holdings’ annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect PHI’s income and cash flows. PHI’s Board of Directors declared quarterly dividends of 25 cents per share of common stock payable on March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003.

Under PUHCA, PHI is prohibited, without SEC approval, from paying dividends on its common stock from capital or unearned surplus. PHI generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate and regulatory laws, which impose limitations on the funds that can be used to pay dividends and, in the case of regulatory laws, as applicable, may require the prior approval of the relevant utility regulatory commissions before dividends can be paid; (ii) PUHCA, which prohibits a subsidiary of a registered public utility holding company from paying a dividend out of capital or unearned surplus without the prior approval of the SEC; (iii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities, and (iv) certain provisions of the charters of Pepco, DPL and ACE, which impose restrictions on payment of common stock dividends for the benefit of preferred stockholders.

Pepco’s articles of incorporation and DPL’s certificate and articles of incorporation each contains provisions restricting the amount of dividends that can be paid on common stock when preferred stock is outstanding if the applicable company’s capitalization ratio is less than 25%. For this purpose, the capitalization ratio is equal to (i) common stock capital plus surplus, divided by (ii) total capital (including long-term debt) plus surplus. In addition, DPL’s certificate and articles of incorporation and ACE’s certificate of incorporation each provides that if preferred stock is outstanding, no dividends may be paid on common stock if, after payment, the applicable company’s common stock capital plus surplus would be less than the involuntary liquidation value of the outstanding preferred stock. Currently, none of these charter restrictions limits the ability of Pepco, DPL or ACE to pay dividends.

Pension Funding

Pepco Holdings has a noncontributory retirement plan (the Retirement Plan) that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings’ subsidiaries. Following the consummation of the acquisition of Conectiv by Pepco on August 1, 2002, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Retirement Plan on December 31, 2002. The provisions and benefits of the merged Retirement Plan applicable to Pepco employees are identical to those in the original Pepco plan and the provisions and benefits applicable to DPL and ACE employees are identical to those in the original Conectiv plan.

As of the 2003 valuation, the Retirement Plan satisfied the minimum funding requirements of the Employment Retirement Income Security Act of 1974 (ERISA) without any additional funding. However, PHI’s funding policy with regard to the Retirement Plan is to maintain a funding level in excess of 100% of its accrued benefit obligation. In 2003 and 2002, PHI made discretionary tax-deductible cash contributions to the Retirement Plan in accordance with its funding policy.

In 2003, the accumulated benefit obligation for the Retirement Plan increased over 2002, primarily due to a decrease in the discount rate used to value the accumulated benefit obligation, which reflected the declining interest rate environment in 2003. However, the financial markets experienced a recovery during 2003, and the Retirement Plan assets achieved returns in excess of the levels assumed in the valuation. As a result of the combination of these factors, in October 2003 PHI contributed a total of $50 million (of which $30 million was funded by Pepco and $20 million funded by ACE) to the Retirement Plan. The contribution was made to ensure that under reasonable assumptions, the funding level at year end would be in excess of 100% of the accrued benefit obligation. In 2002, PHI contributed a total of $35 million (all of which was funded by Pepco) to the Retirement Plan. PHI currently estimates that no contributions will be required in 2004 to maintain a funding level in excess of 100% of the accumulated benefit obligation.

Contractual Obligations and Commercial Commitments

Summary information about Pepco Holdings’ consolidated contractual obligations and commercial commitments at December 31, 2003, is as follows:

	Contractual Maturity
Obligation	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(Dollars in Millions)
Short-term debt	$360.0	$360.0	$—	$—	$—
Variable rate demand bonds	158.4	158.4	—	—	—
Long-term debt	5,520.1	379.9	947.7	1,151.1	3,041.4
Preferred stock subject to mandatory redemption	45.0	2.5	5.0	37.5	—
Capital and operating leases	392.6	41.7	84.6	84.8	181.5
Purchase power contracts	1,713.8	465.9	762.9	485.0	—

Total	$8,189.9	$1,408.4	$1,800.2	$1,758.4	$3,222.9

Third Party Guarantees, Indemnifications and Off-Balance Sheet Arrangements

Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations which are entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

As of December 31, 2003, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The fair value of these commitments and obligations was not required to be recorded in Pepco Holdings’ consolidated Balance Sheets; however, certain energy marketing obligations of Conectiv Energy were recorded. The commitments and obligations, in millions of dollars, were as follows:

	Guarantor
	PHI	Conectiv	PCI	Total
Energy marketing obligations of Conectiv Energy (1)	$118.3	$19.2	$—	$137.5
Energy procurement obligations of Pepco Energy Services (1)	6.6	—	—	6.6
Standby letters of credit of Pepco Holdings (2)	12.7	—	—	12.7
Guaranteed lease residual values (3)	—	5.4	—	5.4
Loan agreement (4)	13.1	—	—	13.1
Construction performance guarantees (5)	—	4.6	—	4.6
Other (6)	14.9	4.3	5.8	25.0

Total	$165.6	$33.5	$5.8	$204.9

1.	Pepco Holdings and Conectiv have contractual commitments for performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties related to routine energy sales and procurement obligations, including requirements under BGS contracts for ACE.
2.	Pepco Holdings has issued standby letters of credit of $12.7 million on behalf of subsidiary operations related to Conectiv Energy’s competitive energy activities and third party construction performance. These standby letters of credit were put into place in order to allow the subsidiaries the flexibility needed to conduct business with counterparties without having to post substantial cash collateral. While the exposure under these standby letters of credit is $12.7 million, Pepco Holdings does not expect to fund the full amount.
3.	Subsidiaries of Conectiv have guaranteed residual values in excess of fair value related to certain equipment and fleet vehicles held through lease agreements. As of December 31, 2003, obligations under the guarantees were approximately $5.4 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantee have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, PHI believes the likelihood of requiring payment under the guarantee is remote.
4.	Pepco Holdings has issued a guarantee on behalf of a subsidiary’s 50% unconsolidated investment in a limited liability company for repayment of borrowings under a loan agreement of approximately $13.1 million.
5.	Conectiv has performance obligations of $4.6 million relating to obligations to third party suppliers of equipment.
6.	Other guarantees comprise:

•	Pepco Holdings has guaranteed payment of a bond issued by a subsidiary of $14.9 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.

•	Conectiv has guaranteed a subsidiary building lease of $4.3 million. PHI does not expect to fund the full amount of the exposure under the guarantee.

•	PCI has guaranteed facility rental obligations related to contracts entered into by Starpower. In addition, PCI has agreed to indemnify RCN for 50% of any payments RCN makes under Starpower’s franchise and construction performance bonds. As of December 31, 2003, the guarantees cover the remaining $3.7 million in rental obligations and $2.1 million in franchise and construction performance bonds issued.

In addition, in connection with the Conectiv Bethlehem revolving credit agreement, Conectiv provides a guarantee associated with Conectiv Energy’s agreement to purchase energy and capacity from Conectiv Bethlehem and other guarantees related to obligations of Pepco Holdings subsidiaries under agreements related to constructing and operating the Conectiv Bethlehem mid-merit plant. Generally, Conectiv’s guarantee obligations do not exceed the amount of the debt outstanding under the credit agreement and do not guarantee Conectiv Bethlehem’s obligation to repay the debt. As of December 31, 2003, the outstanding balance under the Conectiv Bethlehem credit facility was $310 million.

Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in the agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Contractual Arrangements with Credit Rating Triggers or Margining Rights

Under certain contractual arrangements entered into by PHI’s subsidiaries in connection with competitive energy and other transactions, the affected company may be required to provide cash collateral or letters of credit as security for its contractual obligations if the credit ratings of the applicable company are downgraded one or more levels. In the event of a downgrade, the amount required to be posted would depend on the amount of the underlying contractual obligation existing at the time of the downgrade. As of December 31, 2003, a one-level downgrade in the credit rating of PHI and all of its affected subsidiaries would have required PHI and such subsidiaries to provide aggregate cash collateral or letters of credit of approximately up to $92 million. An additional approximately $290 million of aggregate cash collateral or letters of credit would have been required in the event of subsequent downgrades to below investment grade.

Many of the contractual arrangements entered into by PHI’s subsidiaries in connection with competitive energy activities include margining rights pursuant to which the PHI subsidiary or a counterparty may request collateral if the market value of the contractual obligations reaches levels that are in excess of the credit thresholds established in the applicable arrangements. Pursuant to these margining rights, the affected PHI subsidiary may receive, or be required to post, collateral due to energy price movements. As of December 31, 2003, Pepco Holdings’ subsidiaries engaged in competitive energy activities were in receipt of (a net holder of) cash collateral in the amount of $22.8 million in connection with their competitive energy activities.

Environmental Remediation Obligations

PHI’s accrued liabilities as of December 31, 2003 include approximately $24.8 million, of which $5.5 million is expected to be incurred in 2004, for potential cleanup and other costs related to sites at which an operating subsidiary is a potentially responsible party, is alleged to be a third-party contributor, or has made a decision to clean up contamination on its own property. The principal environmental remediation obligations as of December 31, 2003, were:

•	$8.3 million, of which $1.3 million is expected to be incurred in 2004, payable by DPL for remediation and other costs associated with environmental contamination that resulted from an oil release at the Indian River power plant that was sold on June 22, 2001, reflecting the terms of a related consent agreement reached with the Delaware Department of Natural Resources and Environmental Control during 2001.

•

As a result of the discontinuation of the second competitive bidding process for ACE’s fossil fuel-fired generating stations, ACE anticipates that it will incur costs of approximately $7 million and $2.6 million, respectively, in environmental remediation costs associated with its Deepwater Generating Station and its B.L. England Generating Station. ACE established a $7 million reserve for the Deepwater-related portion of these remediation costs. In March 2004, ACE transferred the ownership of the Deepwater generation plant, along with the reserve for Deepwater-related remediation costs to Conectiv Energy which has assumed responsibility for the remediation at Deepwater. ACE continues to be responsible for the B.L. England-related remediation costs. In 2004, Conectiv Energy expects to incur approximately $650,000 in such costs associated with Deepwater and Ace expects to incur $650,000 million in such costs associated with B.L. England.

•	ACE anticipates that costs of cleanup, remediation and restoration in response to a December 2003 oil release at B.L. England will be approximately $1.2 million, of which $750,000 has been accrued as a liability. ACE expects to incur $750,000 associated with the B.L. England oil release in 2004.

•	$1.7 million accrued by Pepco to meet its share of the costs associated with remediation of the Metal Bank/Cottman Avenue site in Philadelphia, Pennsylvania.

Sources of Capital

Pepco Holdings’ sources to meet its long-term funding needs, such as capital expenditures and new investments, and its short-term funding needs, such as working capital and the temporary funding of long-term funding needs, include internally generated funds, securities issuances and bank financing under new or existing facilities. PHI’s ability to generate funds from its operations and to access capital and credit markets is subject to risks and uncertainties. See “Risk Factors” for a discussion of important factors that may impact these sources of capital.

Internally Generated Cash

The primary source of Pepco Holdings’ internally generated funds is the cash flow generated by its regulated utility subsidiaries in the power delivery business. A discussion of cash flows for 2003 is included above.

Short-Term Funding Sources

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs but may also be used to temporarily fund long-term capital requirements.

Pepco Holdings maintains an ongoing commercial paper program of up to $700 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $300 million, up to $275 million, and up to $250 million, respectively. The commercial paper notes can be issued with maturities up to 270 days from the date of issue.

In July 2003, Pepco Holdings, Pepco, DPL and ACE entered into (i) a three-year working capital credit facility with an aggregate credit limit of $550 million and (ii) a 364-day working capital credit facility with an aggregate credit limit of $550 million. Pepco Holdings’ credit limit under these facilities is $700 million, and the credit limit of each of Pepco, DPL and ACE under these facilities is the lower of $300 million and the maximum amount of short-term debt authorized by the appropriate state commission, except that the aggregate amount of credit utilized by Pepco, DPL and ACE at any given time under these facilities may not exceed $400 million. Funds borrowed under these facilities are available for general corporate purposes. Either credit facility also can be used as credit support for the commercial paper programs of the respective companies. The three-year and 364-day credit agreements contain customary financial and other covenants that, if not satisfied, could result in the acceleration of repayment obligations under the agreements or restrict the ability of the companies to borrow under the agreements. Among these covenants is the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreements. As of December 31, 2003, the applicable ratios for Pepco Holdings, Pepco, DPL and ACE were

60.0%. 55.0%, 48.4% and 47.9%, respectively. The credit agreements also contain a number of customary events of default that could result in the acceleration of repayment obligations under the agreements, including (i) the failure of any borrowing company or any of its significant subsidiaries to pay when due, or the acceleration of, certain indebtedness under other borrowing arrangements, (ii) certain bankruptcy events, judgments or decrees against any borrowing company or its significant subsidiaries, and (iii) a change in control (as defined in the credit agreements) of Pepco Holdings or the failure of Pepco Holdings to own all of the voting stock of Pepco, DPL and ACE.

Conectiv Bethlehem entered into a credit agreement with various banks and financial institutions in June 2002 in connection with the construction of the Bethlehem mid-merit power plant. Under this agreement, Conectiv Bethlehem may borrow up to $365 million as a construction loan and convert the construction loan to a term loan after completing the construction and testing of its mid-merit power plant. Conectiv Bethlehem expects that the construction loan will convert to a term loan in 2004 and that the term loan period will be approximately two years. Borrowings under the credit agreement bear interest at a variable interest rate and are secured by a lien on the membership interests of Conectiv Bethlehem and all tangible, intangible and real property of Conectiv Bethlehem. Conectiv Bethlehem entered into an interest rate swap agreement which effectively converted the variable interest rate on 75% of the expected loan balance to a fixed rate of 4.15%. As of December 31, 2003, the outstanding balance under the credit agreement was $310 million. The credit agreement contains a number of events of default, including defaults by Conectiv or Conectiv Bethlehem on other debt, events of bankruptcy, Conectiv Bethlehem’s loss of collateral, defaults by Conectiv Bethlehem under agreements related to the project such as the power purchase agreement between Conectiv Energy and Conectiv Bethlehem, and material adverse changes in Conectiv Bethlehem’s regulatory status.

Long-Term Funding Sources

The sources of long-term funding for PHI and its subsidiaries are the issuance of debt and equity securities and borrowing under long-term credit agreements. Proceeds from long-term financings are used primarily to fund long-term capital requirements, such as capital expenditures and new investments, and to refund or refinance existing securities.

PUHCA Restrictions

Because Pepco Holdings is a public utility holding company registered under PUHCA, it must obtain SEC approval to issue securities. PUHCA also prohibits Pepco Holdings from borrowing from its subsidiaries. Under an SEC Financing Order dated July 31, 2002 (the Financing Order), Pepco Holdings is authorized to issue equity, preferred securities and debt securities in an aggregate amount not to exceed $3.5 billion through an authorization period ending June 30, 2005, subject to a ceiling on the effective cost of these funds. Pepco Holdings is also authorized to enter into guarantees to third parties or otherwise provide credit support with respect to obligations of its subsidiaries for up to $3.5 billion. Of this amount, only $1.75 billion may be on behalf of subsidiaries engaged in energy marketing activities.

Pepco Holdings may issue common stock to satisfy its obligations under its Shareholder Dividend Reinvestment Plan and various employee benefit plans. Under the Financing Order, Pepco Holdings is limited to issuing no more than an aggregate of 20 million shares of common stock under its Shareholder Dividend Reinvestment Plan and employee benefit plans during the period ending June 30, 2005.

The Financing Order requires that, in order to issue debt or equity securities, including commercial paper, Pepco Holdings must maintain a ratio of common stock equity to total capitalization (consisting of common stock, preferred stock, if any, long-term debt and short-term debt) of at least 30 percent. At December 31, 2003, Pepco Holdings’ common equity ratio was 32.5 percent. The Financing Order also requires that all rated securities issued by Pepco Holdings be rated “investment grade” by at least one nationally recognized rating agency. Accordingly, if Pepco Holdings’ common equity ratio were less than 30 percent or if no nationally recognized rating agency rated a security investment grade, Pepco Holdings could not issue the security without first obtaining an amendment to the Financing Order from the SEC.

If an amendment to the Financing Order is required to enable Pepco Holdings or any of its subsidiaries to effect a financing, there is no certainty that such an amendment could be obtained or as to the timing of SEC action. The failure to obtain timely relief from the SEC, in such circumstances, could have a material adverse effect on the financial condition of Pepco Holdings and its subsidiaries.

The foregoing financing limitations also generally apply to Pepco, DPL, ACE and certain other Pepco Holdings’ subsidiaries.

Money Pool

Pepco Holdings has received SEC authorization under PUHCA to establish the Pepco Holdings system money pool. The money pool is a cash management mechanism used by Pepco Holdings to manage the short-term investment and borrowing requirements of the PHI subsidiaries that participate in the money pool. Pepco Holdings may invest in but not borrow from the money pool. Eligible subsidiaries with surplus cash may deposit those funds in the money pool. Deposits in the money pool are guaranteed by Pepco Holdings. Eligible subsidiaries with cash requirements may borrow from the money pool. Borrowings from the money pool are unsecured. Depositors in the money pool receive, and borrowers from the money pool pay, an interest rate based primarily on Pepco Holdings’ short-term borrowing rate. Pepco Holdings deposits funds in the money pool to the extent that the pool has insufficient funds to meet the borrowing needs of its participants, which may require Pepco Holdings to borrow funds for deposit from external sources. Consequently, Pepco Holdings’ external borrowing requirements fluctuate based on the amount of funds required to be deposited in the money pool.

REGULATORY AND OTHER MATTERS

Relationship with Mirant Corporation

In 2000, Pepco sold substantially all of its electricity generation assets to Mirant Corporation, formerly Southern Energy, Inc. As part of the sale, Pepco entered into several ongoing contractual arrangements with Mirant and certain of its subsidiaries (collectively, Mirant). On July 14, 2003, Mirant Corporation and most of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas (the Bankruptcy Court). Under bankruptcy law, a debtor generally may, with authorization from a bankruptcy court, assume or reject executory contracts. A rejection of an executory contract entitles the counterparty to file a claim as an unsecured creditor against the bankruptcy estate for damages incurred due to the rejection of the contract. In a bankruptcy proceeding, a debtor can normally restructure some or all of its pre-petition liabilities.

Depending on the outcome of the matters discussed below, the Mirant bankruptcy could have a material adverse effect on the results of operations of Pepco Holdings and Pepco. However, management currently believes that Pepco Holdings and Pepco currently have sufficient cash, cash flow and borrowing capacity under their credit facilities and in the capital markets to be able to satisfy the additional cash requirements that are expected to arise due to the Mirant bankruptcy. Accordingly, management does not anticipate that the Mirant bankruptcy will impair the ability of Pepco Holdings or Pepco to fulfill their contractual obligations or to fund projected capital expenditures. On this basis, management currently does not believe that the Mirant bankruptcy will have a material adverse effect on the financial condition of either company.

Transition Power Agreements

As part of the asset purchase and sale agreement for the Pepco generation assets (the Asset Purchase and Sale Agreement), Pepco and Mirant entered into Transition Power Agreements for Maryland and the District of Columbia, respectively (collectively, the TPAs). Under these agreements, Mirant was obligated to supply Pepco with all of the capacity and energy needed to fulfill its standard offer service obligations in Maryland through June 2004 and its standard offer service obligations in the District of Columbia into January 2005, in each case at rates that were lower than the rates that Pepco charges to its customers. The original rates under the TPAs were less than the prevailing market rates.

At the time Mirant filed for bankruptcy, the purchase prices for energy and capacity under the TPAs were below the prevailing market rates. To avoid the potential rejection of the TPAs Pepco and Mirant Corporation and its affiliate Mirant Americas Energy Marketing, LP (the Mirant Parties) entered into a settlement agreement, which was approved by the Bankruptcy Court on November 19, 2003 (the Settlement Agreement). Pursuant to the Settlement Agreement, the Mirant Parties have assumed both of the TPAs and the TPAs have been amended, effective October 1, 2003, to increase the purchase price of energy thereunder as described below. The Settlement Agreement also provides that Pepco has an allowed, pre-petition general unsecured claim against each of the Mirant Parties in the amount of $105 million (the Pepco TPA Claim), and has the right to assert the Pepco TPA Claim against other Mirant debtors. On December 15, 2003, Pepco filed Proofs of Claim in the amount of $105 million against the appropriate Mirant debtors.

In accordance with the Settlement Agreement, the purchase price of energy under the TPAs has increased from $35.50 to $41.90 per megawatt hour during summer months (May 1 through September 30) and from $25.30 to $31.70 per megawatt hour during winter months (October 1 through April 30) under the District of Columbia TPA and has increased from $40.00 to $46.40 per megawatt hour during summer months and from $22.20 to $28.60 per megawatt hour during winter months under the Maryland TPA. Under the amended TPAs, the purchase prices paid by Pepco for capacity in the District of Columbia and Maryland remain $3.50 per megawatt hour and the charge paid by Pepco for certain ancillary services remain $.50 per megawatt hour. The amendments to the TPAs have resulted in an increase in the average purchase price to Pepco for energy from approximately 3.4 cents per kilowatt hour under the original terms of the TPAs to an average purchase price of approximately 4.0 cents per kilowatt hour. The revenues produced by the currently approved tariff rates that Pepco charges its customers for providing standard offer service average approximately 4.1 cents per kilowatt hour.

Pepco estimates that, as a result of the price increases, it will pay Mirant an additional $105 million for the purchase of energy beginning October 1, 2003 through the remaining terms of the TPAs. These payments will be offset by a reduction of payments by Pepco to customers for the period 2003 through 2006 of approximately $45 million pursuant to the generation procurement credit established pursuant to regulatory settlements entered into in the District of Columbia and Maryland under which Pepco and its customers share any margin between the price paid by Pepco to procure standard offer service and the price paid by customers for standard offer service. As a result, Pepco currently anticipates that it will incur a net additional cash outlay of approximately $60 million due to the amendments of the respective TPAs. The foregoing estimates are based on current service territory load served by competitive suppliers and by standard offer service and does not include financing costs, all of which could be subject to fluctuation.

The amount, if any, that Pepco will be able to recover from the Mirant bankruptcy estate in respect of the Pepco TPA Claim will depend on the amount of assets available for distribution to creditors. At the current stage of the bankruptcy proceeding, there is insufficient information to determine the amount, if any, that Pepco might be able to recover from the Mirant bankruptcy estate. No receivable has been recorded in Pepco’s accounting records in respect of the Pepco TPA Claim. Any recovery would be shared with customers pursuant to the generation procurement credit.

Power Purchase Agreements

Under agreements with FirstEnergy Corp., formerly Ohio Edison (FirstEnergy), and Allegheny Energy, Inc., both entered into in 1987, Pepco is obligated to purchase from FirstEnergy 450 megawatts of capacity and energy annually through December 2005 (the FirstEnergy PPA). Under an agreement with Panda, entered into in 1991, Pepco is obligated to purchase from Panda 230 megawatts of capacity and energy annually through 2021 (the Panda PPA). In each case, the purchase price is substantially in excess of current market prices. As a part of the

Asset Purchase and Sale Agreement, Pepco entered into a “back-to-back” arrangement with Mirant. Under this arrangement, Mirant is obligated, among other things, to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the FirstEnergy PPA and the Panda PPA at a price equal to the price Pepco is obligated to pay under the PPAs (the PPA-Related Obligations).

Pepco Pre-Petition Claims

When Mirant filed its bankruptcy petition on July 14, 2003, Mirant had unpaid obligations to Pepco of approximately $29 million, consisting primarily of payments due to Pepco in respect of the PPA-Related Obligations (the Mirant Pre-Petition Obligations). The Mirant Pre-Petition Obligations constitute part of the indebtedness for which Mirant is seeking relief in its bankruptcy proceeding. Pepco has filed Proofs of Claim in the Mirant bankruptcy proceeding in the amount of approximately $26 million to recover this indebtedness; however, the amount of Pepco’s recovery, if any, is uncertain. The $3 million difference between Mirant’s unpaid obligation to Pepco and the $26 million Proofs of Claim filed by Pepco primarily represents a TPA settlement adjustment which is included in the $105 million Proofs of Claim filed by Pepco on December 15, 2003 against the Mirant debtors. In view of this uncertainty, Pepco, in the third quarter of 2003, expensed $14.5 million ($8.7 million after-tax) to establish a reserve against the $29 million receivable from Mirant. The amount expensed represents Pepco’s estimate of the possible outcome in bankruptcy, although the amount ultimately recoverable could be higher or lower.

Mirant’s Attempt to Reject the PPA-Related Obligations

On August 28, 2003, Mirant filed with the Bankruptcy Court a motion seeking authorization to reject its PPA-Related Obligations. Mirant’s motion also sought injunctions to prohibit Pepco from initiating, or encouraging any person or entity to initiate, any proceedings before the FERC that seek to require Mirant to perform the PPA-Related Obligations and to prohibit FERC from taking any action to require Mirant to perform the PPA-Related Obligations.

On September 25, 2003, the Bankruptcy Court entered an order stating that it was not necessary to issue an injunction against Pepco because the automatic stay provisions of the Bankruptcy Code prohibit Pepco from commencing or continuing any judicial or administrative proceedings against Mirant. The Bankruptcy Court’s order did grant a preliminary injunction that prohibits FERC from (i) taking any action to require or coerce Mirant to abide by the terms of the PPA-Related Obligations or commencing or continuing any proceeding outside of the Bankruptcy Court with respect to the PPA-Related Obligations and (ii) taking any action, or encouraging any person or entity to take an action, to require or coerce Mirant to abide by the terms of the TPAs. The Bankruptcy Court also ordered Mirant to continue to perform the PPA-Related Obligations and its obligations under the TPAs until relieved of those obligations by an order of an appropriate court.

Upon motions filed by Pepco and FERC, on October 9, 2003, the U.S. District Court for the Northern District of Texas (the District Court) withdrew jurisdiction over both the rejection and preliminary injunction proceedings from the Bankruptcy Court. On December 23, 2003, the District Court denied Mirant’s motion to reject the PPA-Related Obligations. On January 5, 2004 Mirant filed with the U.S. Court of Appeals for the Fifth Circuit (the Circuit Court) a notice of appeal of the District Court’s December 23 decision. On January 6, 2004, The Official Committee of Unsecured Creditors of Mirant Corporation (the Creditors Committee) filed with the Circuit Court a separate notice of appeal of the December 23 decision. Also on January 6, 2004, the District Court entered an order dissolving all injunctive relief granted by the Bankruptcy Court in respect of the PPA-Related Obligations, and Mirant and the Creditors Committee each subsequently filed a motion with the Circuit Court for a stay of the dissolution order pending resolution of the appeals, as well as motions to expedite the appeals. On January 23, 2004, the Circuit Court denied Mirant’s and the Creditors Committee’s motions to expedite the appeal. On January 26, 2004, the Circuit Court denied Mirant’s and the Creditors Committee’s motions to stay the District Court’s Order. Oral argument will be scheduled the week of May 3, 2004.

Pepco is exercising all available legal remedies and vigorously opposing Mirant’s continued attempts to reject the PPA-Related Obligations in order to protect the interests of its customers and shareholders. While Pepco believes that it has substantial legal bases to oppose the attempt to reject the agreements, the outcome of Mirant’s efforts to reject the PPA-Related Obligations is uncertain.

In accordance with the Bankruptcy Court’s September 25 order, Mirant is continuing to perform the PPA-Related Obligations pending the resolution of the ongoing proceedings. However, if Mirant ultimately is successful in rejecting, and is otherwise permitted to stop performing the PPA-Related Obligations, Pepco could be required to repay to Mirant, for the period beginning on the effective date of the rejection (which date could be prior to the date of the court’s order and possibly as early as September 18, 2003) and ending on the date Mirant is entitled to cease its purchases of energy and capacity from Pepco, all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity. Pepco estimates that the amount it could be required to repay to Mirant in the unlikely event September 18, 2003, is determined to be the effective date of rejection, as of March 1, 2004, is approximately $51.4 million. This repayment would entitle Pepco to file a claim against the bankruptcy estate in an amount equal to the amount repaid. Mirant has also asked the Bankruptcy Court to require Pepco to disgorge all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity, for the period July 14, 2003 (the date on which Mirant filed its bankruptcy petition) to September 18, 2003, on the theory that Mirant did not receive value for those payments. Pepco estimates that the amount it would be required to repay to Mirant on the disgorgement theory is approximately $22.8 million. Pepco believes a claim based on this theory should be entitled to administrative expense status for which complete recovery could be expected. If Pepco were required to repay any such amounts for either period, the payment would be expensed at the time the payment is made.

The following are estimates prepared by Pepco of its additional exposure if Mirant’s motion to reject its PPA-Related Obligations ultimately is successful. These estimates are based in part on current market prices and forward price estimates for energy and capacity, and do not include financing costs, all of which could be subject to significant fluctuation. The estimates assume no recovery from the Mirant bankruptcy estate and no regulatory recovery, either of which would mitigate the effect of the estimated loss. Pepco does not consider it realistic to assume that there will be no such recoveries. Based on these assumptions, Pepco estimates that its pre-tax exposure as of March 1, 2004, representing the loss of the future benefit of the PPA-Related Obligations to Pepco, is as follows:

•	If Pepco were required to purchase capacity and energy from FirstEnergy commencing as of March 1, 2004, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 6.1 cents) and resold the capacity and energy at market rates projected, given the characteristics of the FirstEnergy PPA, to be approximately 4.5 cents per kilowatt hour, Pepco estimates that it would cost approximately $50 million for the remainder of 2004, and $56 million in 2005, the last year of the FirstEnergy PPA.

•	If Pepco were required to purchase capacity and energy from Panda commencing as of March 1, 2004, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 15.6 cents), and resold the capacity and energy at market rates projected, given the characteristics of the Panda PPA, to be approximately 6.9 cents per kilowatt hour, Pepco estimates that it would cost approximately $33 million for the remainder of 2004, $38 million in 2005, and $36 million in 2006 and approximately $35 million to $43 million annually thereafter through the 2021 contract termination date.

The ability of Pepco to recover from the Mirant bankruptcy estate in respect of the Mirant Pre-Petition Obligations and damages if the PPA-Related Obligations are successfully rejected will depend on whether Pepco’s claims are allowed, the amount of assets available for distribution to creditors and Pepco’s priority relative to other creditors. At the current stage of the bankruptcy proceeding, there is insufficient information to determine the amount, if any, that Pepco might be able to recover from the Mirant bankruptcy estate, whether the recovery would be in cash or another form of payment, or the timing of any recovery.

If Mirant ultimately is successful in rejecting the PPA-Related Obligations and Pepco’s full claim is not recovered from the Mirant bankruptcy estate, Pepco may seek authority from the MPSC and the DCPSC to recover its additional costs. Pepco is committed to working with its regulatory authorities to achieve a result that is appropriate for its shareholders and customers. Under the provisions of the settlement agreements approved by the MPSC and the DCPSC in the deregulation proceedings in which Pepco agreed to divest its generation assets under certain conditions, the PPAs were to become assets of Pepco’s distribution business if they could not be sold. Pepco believes that, if Mirant ultimately is successful in rejecting the PPA-Related Obligations, these provisions would allow the stranded costs of the PPAs that are not recovered from the Mirant bankruptcy estate to be recovered through Pepco’s distribution rates. If Pepco’s interpretation of the settlement agreements is confirmed, Pepco expects to be able to establish the amount of its anticipated recovery as a regulatory asset. However, there is no assurance that Pepco’s interpretation of the settlement agreements would be confirmed by the respective public service commissions.

If the PPA-Related Obligations are successfully rejected, and there is no regulatory recovery, Pepco will incur a loss. However, the accounting treatment of such a loss depends on a number of legal and regulatory factors, and is not determinable at this time.

The SMECO Agreement

As a term of the Asset Purchase and Sale Agreement, Pepco assigned to Mirant a facility and capacity agreement with Southern Maryland Electric Cooperative, Inc. (SMECO) under which Pepco was obligated to purchase the capacity of an 84-megawatt combustion turbine installed and owned by SMECO at a former Pepco generating station (the SMECO Agreement). The agreement contemplates a monthly payment to SMECO of approximately $.5 million. Pepco is responsible to SMECO for the performance of the SMECO Agreement if Mirant fails to perform its obligations thereunder. At this time, Mirant continues to make post-petition payments due to SMECO.

Rate Proceedings

On February 3, 2003, ACE filed a petition with the NJBPU to increase its electric distribution rates and its Regulatory Asset Recovery Charge (RARC) in New Jersey. The petition was based on actual data for the nine months ended September 30, 2002, and forecasted data for the three months ended December 31, 2002 and sought an overall rate increase of approximately $68.4 million, consisting of an approximately $63.4 million increase in electricity distribution rates and $5 million for recovery of regulatory assets through the RARC. On October 28, 2003, ACE updated the filing with actual data for the full twelve-month test year ended December 31, 2002 and made other corrections. The update supported an overall rate increase of approximately $41.3 million, consisting of a $36.8 million increase in electricity distribution rates and a RARC of $4.5 million. This petition is ACE’s first increase request for electric distribution rates since 1991. The requested increase would apply to all rate schedules in ACE’s tariff. The Ratepayer Advocate filed testimony on January 3, 2004, proposing an annual rate decrease of $11.7 million. Intervenor groups representing industrial users and local generators filed testimony that did not take a position with respect to an overall rate change but their proposals, if implemented, would affect the way in which an overall rate increase or decrease would be applied to the particular rates under which they receive service. ACE’s rebuttal testimony, filed February 20, 2004, makes some changes to its October filing and proposes an overall rate increase of approximately $35.1 million, consisting of a $30.6 increase in distribution rates and a $4.5 million increase in the RARC.

On July 31, 2003, the NJBPU issued an order transferring to the base rate proceeding consideration of $25.4 million of actual and projected deferred restructuring costs for which ACE was seeking recovery in a separate proceeding, which is discussed below, relating to the restructuring of ACE’s electric utility business under the New Jersey Electric Discount and Energy Competition Act (EDECA). In its October 28, 2003 filing, ACE presented testimony supporting recovery of an increase in the amount of deferred restructuring costs recoverable from $25.4 million to $36.1 million, consisting of: (i) $3.7 million associated with BGS costs, (ii) $27.3 million of restructuring transition-related costs and (iii) $5.1 of transition costs related to fossil generation divestiture efforts.

On December 12, 2003, the NJBPU issued an order also consolidating outstanding issues from several other proceedings into the base rate case proceeding. On December 22, 2003, ACE filed a Motion for Reconsideration in which it suggested that these issues be dealt with in a Phase II to the base rate case to address the outstanding issues identified in the December 12, 2003 Order. After discussion with the parties to the base rate case, it was agreed that a Phase II to the base rate case to these issues, along with the $36.1 million of deferred restructuring costs previously moved into the base rate case, would be initiated in April 2004. ACE cannot predict at this time the outcome of these proceeding.

On March 31, 2003, DPL filed with the DPSC for an annual gas base rate increase of $16.8 million, or an increase of 12.7% in total operating revenue for DPL’s gas business. The filing included a request for a ROE of 12.5%. DPL is currently authorized a ROE of 11.5% in Delaware. This is the first increase requested for DPL’s gas distribution business since 1994. On May 30, 2003, DPL exercised its statutory right to implement an interim base rate increase of $2.5 million, or 1.9% of total operating revenue for DPL’s gas business, subject to refund. On October 7, 2003, a settlement agreement was filed with the DPSC that provides for an annual gas base revenue increase of $7.75 million, with a 10.5% ROE, which equates to a 5.8% increase in total revenues for DPL’s gas business. The settlement agreement provides that DPL is not required to refund the previously implemented interim rate increase. In addition, the settlement agreement provides for establishment of an Environmental Surcharge to recover costs associated with remediation of a coal gas site. On December 9, 2003, the DPSC approved the settlement, making the interim $2.5 million increase final with no refunds and implementing an additional $5.25 million increase effective as of December 10, 2003. At the same time the DPSC approved a supplemental settlement which addresses customer service issues in the electric cost of service filing described below. DPL filed on February 13, 2004 for a change in electric ancillary service rates that has an aggregate effect of increasing annual revenues by $13.1 million or 2.4%. This filing was prompted by the increasing ancillary service costs charged to DPL by PJM. The PHI merger agreement, approved by the DPSC in Docket No. 01-194, provides that “Delmarva shall have the right to file to change in Ancillary components of rates to reflect the then applicable ancillary charges billed to Delmarva by PJM or successor organization.” On February 24, 2004, the DPSC accepted DPL’s filing and placed the rates into effect on March 15, 2004, subject to refund. DPL made this filing on February 13, 2004. In future years DPL will make filings to update the analysis of out of pocket environmental costs recoverable through the Environmental Surcharge rate.

On March 1, 2002 DPL submitted a cost of service study with the DPSC demonstrating it was not over-earning on its electric distribution rates. On October 21, 2003, the DPSC approved a settlement with respect to the March 1, 2002 filing confirming that no increase or decrease in DPL’s electric distribution rates was necessary. This settlement was consistent with the provisions of settlement approved by the DPSC in connection with the Pepco and Conectiv merger that provided for no change in DPL’s distribution base rates until May 1, 2006. The rate settlement also establishes objectives and procedures to reduce the number of customers whose bills are estimated over 6 or more months due to difficulties in obtaining access to the meter and to establish a reduced interest charge for customers who are paying past due bills under a payment arrangement. The DPSC also approved a supplemental settlement on December 9, 2003, regarding quality of service by DPL. In the supplemental settlement, DPL agreed to additional customer service provisions, including opening full time walk-in facilities that accept payments, and standards for call center performance.

On August 29, 2003, DPL submitted its annual Gas Cost Recovery (GCR) rate filing to the DPSC. In its filing, DPL sought to increase its GCR rate by approximately 15.8% in anticipation of increasing natural gas commodity costs. The rate, which passes DPL’s increased gas costs along to its customers, became effective November 1, 2003 and is subject to refund pending evidentiary hearings that will commence in April 2004.

In compliance with the merger settlement approved by the MPSC in connection with the merger of Pepco and Conectiv, on December 4, 2003, DPL and Pepco submitted testimony and supporting schedules to establish electricity distribution rates in Maryland effective July 1, 2004, when the current distribution rate freeze/caps end. DPL’s filing demonstrates that it is in an under-earning situation and, as allowed in the merger settlement, DPL requested that a temporary rate reduction implemented on July 1, 2003 for non-residential customers be terminated effective July 1, 2004. DPL estimates that the termination of the rate reduction would increase its annual revenues by approximately $1.1 million. With limited exceptions, the merger settlement does not permit DPL to file for any additional rate increase until December 31, 2006. Pepco’s filing also demonstrates that it is in an under-earning situation. However the merger settlement provides that Pepco’s distribution rates after July 1, 2004 can only remain the same or be decreased. With limited exceptions, Pepco is not entitled to file for a rate increase until December 31, 2006. Although the outcome of these proceedings cannot be predicted, DPL and Pepco each believes that the likelihood that its distribution rate will be reduced as of July 1, 2004 is remote.

Stranded Cost Determination and Securitization

On January 31, 2003, ACE filed a petition with the NJBPU seeking an administrative determination of stranded costs associated with the B. L. England Generating Station. The net after tax stranded costs included in the petition were approximately $151 million. An administrative determination of the stranded costs was needed due to the cancelled sale of the plant. On July 25, 2003 the NJBPU rendered an oral decision approving the administrative determination of stranded costs at a level of $149.5 million. As a result of this order, ACE reversed $10.0 million ($5.9 million after-tax) of previously accrued liability for possible disallowance of stranded costs. This credit to expense is classified as an extraordinary item in PHI’s and ACE’s Consolidated Statements of Earnings because the original accrual was part of an extraordinary charge resulting from the discontinuation of SFAS No. 71 in conjunction with the deregulation of ACE’s energy business in September 1999.

On February 5, 2003, the NJBPU issued an order on its own initiative seeking input from ACE and the Ratepayer Advocate as to whether and by how much to reduce the 13% pre-tax return that ACE was then authorized to earn on B. L. England. ACE responded on February 18 with arguments that: (1) reduced costs to ratepayers could be achieved legally through timely approvals by the NJBPU of the stranded cost filing made by ACE on January 31, 2003 and a securitization filing made the week of February 10, 2003; and (2) it would be unlawful, perhaps unconstitutional, and a breach of settlement and prior orders for the NJBPU to deny a fair recovery on prudently incurred investment and to do so without evidentiary hearings or other due process. On April 21, 2003, the NJBPU issued an order making the return previously allowed on B. L. England interim, as of the date of the order, and directing that the issue of the appropriate return for B. L. England be included in the stranded cost proceeding. On July 25, 2003, the NJBPU voted to approve a pre-tax return reflecting a 9.75% ROE for the period April 21, 2003 through August 1, 2003. The rate authorized by the NJBPU from August 1, 2003, through such time as ACE securitizes the stranded costs was 5.25%, which the NJBPU represented as being approximately equivalent to the securitization rate. On September 25, 2003, the NJBPU issued a written order memorializing its July 25, 2003 decision.

On February 14, 2003, ACE filed a Bondable Stranded Costs Rate Order Petition with the NJBPU. The petition requested authority to issue $160 million of Transition Bonds to finance the recovery of stranded costs associated with B. L. England and costs of issuance. On September 25, 2003 the NJBPU issued a bondable stranded cost rate order authorizing the issuance of up to $152 million of Transition Bonds. On December 23, 2003, ACE Funding issued $152 million of Transition Bonds. See “Long-Term Debt” above.

Restructuring Deferral

Pursuant to a July 15, 1999 summary order issued by the NJBPU under EDECA (which was subsequently affirmed by a final decision and order issued March 30, 2001), ACE was obligated to provide basic generation service from August 1, 1999 to at least July 31, 2002 to retail electricity customers in ACE’s service territory who did not choose a competitive energy supplier. The order allowed ACE to recover through customer rates certain costs incurred in providing BGS. ACE’s obligation to provide BGS was subsequently extended to July 31, 2003. At the allowed rates, for the period August 1, 1999 through July 31, 2003, ACE’s aggregate allowed costs exceeded its aggregate revenues from supplying BGS. These under-recovered costs were partially offset by a $59.3 million deferred energy cost liability existing as of July 31, 1999 (LEAC Liability) that was related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs. ACE established a regulatory asset in an amount equal to the balance.

On August 1, 2002, ACE filed a petition with the NJBPU for the recovery of approximately $176.4 million in actual and projected deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE over the four-year period August 1, 1999 through July 31, 2003. The deferred balance is net of the $59.3 offset for the LEAC Liability. The petition also requests that ACE’s rates be reset as of August 1, 2003 so that there will be no under-recovery of costs embedded in the rates on or after that date. The increase sought represents an overall 8.4% annual increase in electric rates and is in addition to the base rate increase discussed above. ACE’s recovery of the deferred costs is subject to review and approval by the NJBPU in accordance with EDECA.

On July 31, 2003, the NJBPU issued a summary order permitting ACE to begin collecting a portion of the deferred costs and to reset rates to recover on-going costs incurred as a result of EDECA. The summary order approved the recovery of $125 million of the deferred balance over a ten-year amortization period beginning August 1, 2003. The summary order also transferred to ACE’s pending base rate case for further consideration approximately $25.4 million of the deferred balance. The NJBPU estimated the overall deferral balance as of July 31, 2003 at $195 million, of which $44.6 million was disallowed recovery by ACE. Since the amounts included in this decision are based on estimates through July 31, 2003, the actual ending deferred cost balance will be subject to review and finalization by the NJPBU and ACE. The approved rates became effective on August 6, 2003. Based on an analysis of the summary order and in accordance with prevailing accounting rules, ACE recorded a charge of $27.5 million ($16.3 million after-tax) during the second quarter of 2003. This charge is in addition to amounts previously accrued for disallowance. ACE believes the record does not justify the level of disallowance imposed by the NJBPU. ACE is awaiting the final written order from the NJBPU and is evaluating its options related to this decision. The NJBPU’s action is not appealable until a final written order has been issued.

Pepco Regulatory Matters

Divestiture Cases

Final briefs on Pepco’s District of Columbia divestiture proceeds sharing application were filed on July 31, 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco’s DCPSC approved divestiture settlement that provided for a sharing of any net proceeds from the sale of Pepco’s generation-related assets. One of the principal issues in the case is whether Pepco should be required to share with customers, on an approximately 50/50 basis, the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. As of December 31, 2003, the District of Columbia allocated portions of EDIT and ADITC associated with the divested generation assets were, respectively, approximately $6.5 million and $5.8 million, respectively. Other issues in the proceeding deal with the treatment of internal costs and cost allocations as deductions from the gross proceeds of the divestiture.

Pepco believes that a sharing of EDIT and ADITC would violate the normalization rules. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. Pepco, in addition to sharing with customers an amount equal to approximately 50% of the generation-related ADITC balance, would have to pay to the IRS an amount equal to Pepco’s $5.8 million District of Columbia jurisdictional generation-related ADITC balance as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative. As of December 31, 2003, the District of Columbia jurisdictional transmission and distribution-related ADITC balance was approximately $8 million.

Pepco believes that its calculation of the District of Columbia customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to make additional gain-sharing payments to D.C. customers, including the payments described above related to EDIT and ADITC. Such additional payments (which, other than the EDIT and ADITC related payments, cannot be estimated) would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco’s and PHI’s results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition. It is uncertain when the DCPSC will issue a decision.

Pepco filed its divestiture proceeds plan application in Maryland in April 2001. Reply briefs were filed in May 2002. The principal issue in the Maryland case is the same EDIT and ADITC sharing issue that was raised in the D.C. case. As of December 31, 2003, the Maryland allocated portions of EDIT and ADITC associated with the divested generation assets were approximately $9.1 million and $10.4 million, respectively. Other issues deal with the treatment of certain costs as deductions from the gross proceeds of the divestiture. On November 21, 2003, the Hearing Examiner in the Maryland proceeding issued a proposed order that concluded that Pepco’s Maryland divestiture settlement agreement provided for a sharing between Pepco and customers of the EDIT and ADITC associated with the sold assets. Pepco believes that such a sharing would violate the normalization rules and would result in Pepco’s inability to use accelerated depreciation on Maryland allocated or assigned property. If the proposed order is affirmed, Pepco would have to share with its Maryland customers, on an approximately 50/50 basis, the Maryland allocated portion of the generation-related EDIT, i.e., $9.1 million, and the generation-related ADITC. If such sharing were to violate the normalization rules, Pepco, in addition to sharing with customers an amount equal to approximately 50% of the generation-related ADITC balance, would be unable to use accelerated depreciation on Maryland allocated or assigned property. Furthermore, Pepco would have to pay to the IRS an amount equal to Pepco’s $10.4 million Maryland jurisdictional generation-related ADITC balance, as well as its Maryland retail jurisdictional ADITC transmission and distribution-related balance as of the later of the date a MPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the MPSC order becomes operative. As of December 31, 2003, the Maryland retail jurisdictional transmission and distribution-related ADITC balance was approximately $12 million. The Hearing Examiner decided all other issues in favor of Pepco, except that only one-half of the severance payments that Pepco included in its calculation of corporate reorganization costs should be deducted from the sales proceeds before sharing of the net gain between Pepco and customers.

Under Maryland law, if the proposed order is appealed to the MPSC, the proposed order is not a final, binding order of the MPSC and further action by the MPSC is required with respect to this matter. Pepco has appealed the Hearing Examiner’s decision on the treatment of EDIT and ADITC and corporate reorganization costs to the MPSC. Pepco cannot predict what the outcome of the appeal will be or when the appeal might be decided. Pepco believes that its calculation of the Maryland customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to share with its customers approximately 50% of the EDIT and ADITC balances described above and make additional gain-sharing payments related to the disallowed severance payments. Such additional payments would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition.

Standard Offer Service (SOS)

District of Columbia

On February 21, 2003, the DCPSC opened a new proceeding to consider issues relating to (a) the establishment of terms and conditions for providing SOS in the District of Columbia after Pepco’s obligation to provide SOS terminates on February 7, 2005, and (b) the selecting of a new SOS provider. Under current District of Columbia law, if the DCPSC selects a retail SOS provider (i.e., some entity or entities other than Pepco) to provide SOS after February 7, 2005, it must make the selection(s) before July 2, 2004; however, if the DCPSC decides to have Pepco continue as the SOS provider after February 7, 2005, it need not complete the procurement process before July 2, 2004. The law also allows the selection of Pepco as the SOS provider in the event of insufficient or inadequate bids from potential SOS providers other than Pepco.

On December 31, 2003, the DCPSC issued an order which sets forth the terms and conditions for the selection of a new SOS provider(s) and the provision of SOS by Pepco on a contingency basis.

On December 31, 2003, the DCPSC also issued an order adopting terms and conditions that would apply if Pepco continues as the SOS provider after February 7, 2005. On January 9, 2004, the DCPSC issued an order in which it requested initial and reply comments by January 29, 2004, and February 9, 2004, respectively, on which SOS model (i.e., the wholesale SOS model, under which Pepco would continue as the SOS provider after February 7, 2005, or the retail model, under which some entity or entities other than Pepco would be the SOS provider after February 7, 2005) would best meet the needs of the DC SOS customers after February 7, 2005.

Pepco and most of the other parties in the case filed applications for reconsideration and/or clarification of various parts of the two DCPSC orders that set forth the terms and conditions that would apply under the retail and wholesale SOS models. Pepco and most parties also filed initial and reply comments on which SOS model would best serve the needs of the SOS customers in DC. In its comments, Pepco supported the wholesale SOS model.

On March 1, 2004, the DCPSC issued an order adopting the wholesale SOS model, i.e., Pepco will continue to be the SOS provider in the District of Columbia after February 7, 2005. The DCPSC also granted in part and denied in part the applications for reconsideration and/or clarification of the order adopting the terms and conditions applicable to the wholesale model. Finally, the DCPSC denied as moot the applications for reconsideration and/or clarification of the order adopting the terms and conditions applicable to the retail SOS model because the DCPSC adopted the wholesale SOS model.

Parties have until March 31, 2004 to apply for reconsideration of the order adopting the wholesale model. Generally, parties have until April 30, 2004 to seek judicial review of the order denying reconsideration of the order that adopted the terms and conditions applicable to the retail SOS model and the order granting in part and denying in part the order adopting the terms and conditions applicable to the wholesale SOS model.

Virginia

On December 3, 2003, DPL and Conectiv Energy filed with the VSCC an amendment to extend the power supply Agreement for one year, i.e., through December 31, 2004, and on a month to month basis thereafter, as it applies to power supply for DPL’s Virginia POLR customers. The VSCC approved the amendment in an order issued on March 1, 2004. After December 31, 2004 either DPL or Conectiv Energy can terminate Conectiv Energy’s obligation to provide supplies to meet DPL’s Virginia POLR obligations by giving 30 days written notice to the other party.

CRITICAL ACCOUNTING POLICIES

General

The SEC has defined a company’s most critical accounting policies as the ones that are most important to the portrayal of its financial condition and results of operations, and which require it to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Critical estimates represent those estimates and assumptions that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance.

Accounting Policy Choices

Pepco Holdings’ management believes that based on the nature of the businesses that its subsidiaries operate, Pepco Holdings has very little choice regarding the accounting policies it utilizes. For instance, the most significant portion of Pepco Holdings’ business consists of its regulated utility operations, which are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71 “Accounting for the Effects of Certain Types of Regulation” (SFAS No. 71). SFAS No. 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and liabilities and to defer the income statement impact of certain costs that are expected to be recovered in future rates. However, in the areas that Pepco Holdings is afforded accounting policy choices, management does not believe that the application of different accounting policies than those that it chose would materially impact its financial condition or results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, such as Statement of Position 94-6 “Disclosure of Certain Significant Risks and Uncertainties,” requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Examples of significant estimates used by Pepco Holdings include the calculation of future cash flows and fair value amounts for use in goodwill and asset impairment evaluations, fair value calculations (based on estimating market pricing) associated with derivative instruments, pension and other post-retirement benefits assumptions, unbilled revenue calculations, and judgment involved with assessing the probability of recovery of regulatory assets. Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates.

Goodwill Impairment Evaluation

Pepco Holdings believes that the estimates involved in its goodwill impairment evaluation process represent “Critical Accounting Estimates” because they (1) may be susceptible to change from period to period because management is required to make assumptions and judgments about the discounting of future cash flows, which are inherently uncertain, (2) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (3) the impact that recognizing an impairment would have on Pepco Holdings’ assets and the net loss related to an impairment charge could be material.

The provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), require the evaluation of goodwill for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. SFAS No. 142 indicates that if the fair value of a reporting unit is less than its carrying value, including goodwill, an impairment charge may be necessary. In order to estimate fair value Pepco Holdings may discount the estimated future cash flows associated with the asset using a single interest rate that is commensurate with the risk involved with such an investment, or employ other valuation techniques. Substantially all of Pepco Holdings’ goodwill was generated in the merger transaction between Pepco and Conectiv during 2002 and was allocated to Pepco Holdings’ rate regulated entities. During 2003 Pepco Holdings tested its goodwill for impairment as of July 1, 2003. This testing concluded that Pepco Holdings’ goodwill balance was not impaired.

Long Lived Assets Impairment Evaluation

Pepco Holdings believes that the estimates involved in its long term asset impairment evaluation process represent “Critical Accounting Estimates” because they (1) are highly susceptible to change from period to period because management is required to make assumptions and judgments about undiscounted and discounted future cash flows and fair values, which are inherently uncertain, (2) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (3) the impact that recognizing an impairment would have on Pepco Holdings’ assets as well as the net loss related to an impairment charge could be material.

In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), an impairment loss shall only be recognized if the carrying amount of an asset is not recoverable and the carrying amount exceeds its fair value. The asset is deemed to not be recoverable when its carrying amount exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. In order to estimate an asset’s future cash flows, Pepco Holdings considers historical cash flows. Pepco Holdings uses its best estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs, legislative initiatives, and operating costs. The process of determining fair value is done consistent with the process described in assessing the fair value of goodwill, discussed above. For a discussion of the impairment testing results related to Conectiv Energy’s combustion turbines, refer to Note (13) Conectiv Energy Events, herein.

Investment Impairment Evaluation

Pepco Holdings is required to evaluate its equity-method investments to determine whether or not they are impaired. In accordance with Accounting Principles Board Opinion (APB) No. 18 “The Equity Method of Accounting for Investments in Common Stock” (APB No. 18), the standard for determining whether an impairment must be recorded under APB No. 18 is whether the investment has experienced a loss in value that is considered to be “other than a temporary” decline in value. The evaluation and measurement of impairments under APB No. 18 involves the same uncertainties as described above for long-lived assets that we own directly and account for in accordance with SFAS No. 144. However, additional judgment is required by management in order to determine whether a loss in value is “other than temporary.”

During early 2004, Pepco Holdings announced plans to sell its 50 percent interest in Starpower as part of an ongoing effort to redirect Pepco Holdings’ investments and to focus on its energy related businesses. At December 31, 2003, Pepco Holdings had an investment in Starpower of $141.8 million. However, because of the distressed telecommunications market and the changed expectations of Starpower’s future performance, Pepco Holdings has determined that the fair value of its investment in Starpower at December 31, 2003 is $39.2 million. Accordingly, during the fourth quarter of 2003, Pepco Holdings recorded a noncash charge to its consolidated earnings of $102.6 million ($66.7 million after-tax).

Derivative Instruments

Pepco Holdings believes that the estimates involved in accounting for its derivative instruments represent “Critical Accounting Estimates” because (1) the fair value of the instruments are highly susceptible to changes in market value and interest rate fluctuations, (2) there are significant uncertainties in modeling techniques used to measure fair value in certain circumstances, (3) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (4) changes in fair values and market prices could result in material impacts to Pepco Holdings’ assets, liabilities, other comprehensive income (loss), and results of operations.

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended, governs the accounting treatment for derivatives and requires that derivative instruments be measured at fair value. The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, an internal model is used to interpolate broker quality price information. Models are also used to estimate volumes for certain transactions. The same valuation methods are used to determine the value of non-derivative, commodity exposure for risk management purposes.

Pension and Other Post-retirement Benefit Plans

Pepco Holdings believes that the estimates involved in reporting the costs of providing pension and other post-retirement benefits represent “Critical Accounting Estimates” because (1) they are based on an actuarial calculation that includes a number of assumptions which are subjective in nature, (2) they are dependent on numerous factors resulting from actual plan experience and assumptions of future experience, and (3) changes in assumptions could impact Pepco Holdings’ expected future cash funding requirements for the plans and would have an impact on the projected benefit obligations, the reported pension and other post-retirement benefit liability on the balance sheet, and the reported annual net periodic pension and other post-retirement benefit cost on the income statement. In terms of quantifying the anticipated impact of a change in assumptions, Pepco Holdings estimates that a .25% change in the discount rate used to value the benefit obligations could result in a $5 million impact on its consolidated balance sheets and income statements. Additionally, Pepco Holdings estimates that a .25% change in the expected return on plan assets could result in a $3 million impact on the consolidated balance sheets and income statements and a .25% change in the assumed healthcare cost trend rate could result in a $.6 million impact on its consolidated balance sheets and income statements. Pepco Holdings’ management consults with its actuaries and investment consultants when selecting its plan assumptions.

Pepco Holdings follows the guidance of SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS No. 87), and SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other than Pensions” (SFAS. No. 106), when accounting for these benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. In accordance with these standards, the impact of changes in these assumptions and the difference between actual and expected or estimated results on pension and post-retirement obligations is generally recognized over the working lives of the employees who benefit under the plans rather than immediately recognized in the income statement. Plan assets are stated at their market value as of the measurement date, December 31.

Regulation of Power Delivery Operations

The requirements of SFAS No. 71 apply to the Power Delivery businesses of Pepco, DPL, and ACE. Pepco Holdings believes that the judgment involved in accounting for its regulated activities represent “Critical Accounting Estimates” because (1) a significant amount of judgment is required (including but not limited to the interpretation of laws and regulatory commission orders) to assess the probability of the recovery of regulatory assets, (2) actual results and interpretations could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (3) the impact that writing off a regulatory asset would have on Pepco Holdings’ assets and the net loss related to the charge could be material.

NEW ACCOUNTING STANDARDS

New Accounting Policies Adopted

SFAS No. 143

Pepco Holdings adopted Financial Accounting Standards Board (FASB) Statement No. 143 entitled “Accounting for Asset Retirement Obligations” (SFAS No. 143) on January 1, 2003. This Statement establishes the accounting and reporting standards for measuring and recording asset retirement obligations. Based on the implementation of SFAS No. 143, at December 31, 2003, $257.9 million in asset removal costs ($181.5 million for DPL and $76.4 million for Pepco) and $245.3 million in asset removal costs at December 31, 2002 ($173.2 million for DPL and $72.1 million for Pepco) have been reclassified from accumulated depreciation to a regulatory liability in the accompanying Consolidated Balance Sheets.

SFAS No. 150

Effective July 1, 2003 Pepco Holdings implemented SFAS No. 150 entitled “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS No. 150). This Statement established standards for how an issuer classifies and measures in its Consolidated Balance Sheet certain financial instruments with characteristics of both liabilities and equity. The Statement resulted in Pepco Holdings’ reclassification (initially as of September 30, 2003) of its “Company Obligated Mandatorily

Redeemable Preferred Securities of Subsidiary Trust Which Holds Solely Parent Junior Subordinated Debentures” (TOPrS) and “Mandatorily Redeemable Serial Preferred Stock” on its Consolidated Balance Sheet to a long term liability classification. Additionally, in accordance with the provisions of SFAS No. 150, dividends on the TOPrS and Mandatorily Redeemable Serial Preferred Stock, declared subsequent to the July 1, 2003 implementation of SFAS No. 150, are recorded as interest expense in Pepco Holdings’ Consolidated Statement of Earnings for the year ended December 31, 2003. In accordance with the transition provisions of SFAS No. 150, prior period amounts were not reclassified on either the consolidated balance sheet or consolidated statement of earnings. In 2003, Potomac Electric Power Company Trust I redeemed all $125 million of its 7.375% Trust Originated Preferred Securities at par. Also during 2003, Atlantic Capital I redeemed all $70 million of its 8.25% Quarterly Income Preferred Securities at par.

Effective with the December 31, 2003 implementation of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46), Pepco Holdings’ subsidiaries’ TOPrS were deconsolidated and therefore not included in its Consolidated Balance Sheet at December 31, 2003. Additionally, based on the provisions of FIN 46 Pepco Holdings recorded its investments in its TOPrS trusts and its Debentures issued to the trusts on its Consolidated Balance Sheet at December 31, 2003 (these items were previously eliminated in consolidation). For additional information regarding Pepco Holdings’ implementation of FIN 46 refer to the “FIN 46” implementation section below. Accordingly, Pepco Holdings’ Consolidated Balance Sheet as of December 31, 2003 reflects only the reclassification of Pepco’s Mandatorily Redeemable Serial Preferred Stock into its long term liability section.

In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS No. 150 to non-controlling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability in the parent’s financial statements under SFAS No. 150. The deferral is limited to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries. Pepco Holdings does not have an interest in any such applicable entities as of December 31, 2003, but will continue to evaluate the applicability of this deferral to entities which may be consolidated as a result of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.”

FIN 45

Pepco Holdings and its subsidiaries applied the provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45), commencing in 2003 to their agreements that contain guarantee and indemnification clauses. These provisions expand those required by FASB Statement No. 5, “Accounting for Contingencies,” by requiring a guarantor to recognize a liability on its balance sheet for the fair value of obligation it assumes under certain guarantees issued or modified after December 31, 2002 and to disclose certain types of guarantees, even if the likelihood of requiring the guarantor’s performance under the guarantee is remote.

As of December 31, 2003, Pepco Holdings and its subsidiaries did not have material obligations under guarantees or indemnifications issued or modified after December 31, 2002, which are required to be recognized as a liability on its consolidated balance sheets.

FIN 46

In January 2003 FIN 46 was issued. FIN 46 was revised and superseded by FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46R) which clarified some of the provisions of FIN 46 and exempted certain entities from its requirements.

FIN 46R requires the application of either FIN 46 or FIN 46R by “Public Entities” to all Special Purpose Entities, as defined in FIN 46R (SPEs), created prior to February 1, 2003 at the end of the first interim or annual reporting period ending after December 15, 2003 (Pepco Holdings year end 2003 financial statements). All entities created after January 31, 2003 by Public Entities were already required to be analyzed under FIN 46, and they must continue to do so, unless FIN 46R is adopted early. FIN 46R will be applicable to all non-SPEs created prior to February 1, 2003 by public entities that are not small business issuers at the end of the first interim or annual reporting period ending after March 15, 2004 (Pepco Holdings first quarter ended March 31, 2004 financial statements).

As a result of the implementation of FIN 46, the following entities were impacted at December 31, 2003:

(1) Trust Preferred Securities

DPL and ACE have wholly owned financing subsidiary trusts that have common and preferred trust securities outstanding and hold Junior Subordinated Debentures (the Debentures) issued by DPL and ACE. DPL and ACE own all of the common securities of the trusts, which constitute approximately 3% of the liquidation amount of all of the trust securities issued by the trusts. The trusts use interest payments received on the Debentures, which are the trusts’ only assets, to make cash distributions on the trust securities. The obligations of DPL and ACE pursuant to the Debentures and guarantees of distributions with respect to the trusts’ securities, to the extent the trusts have funds available therefore, constitute full and unconditional guarantees of the obligations of the trusts under the trust securities the trusts have issued. The preferred trust securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures mature in 2028 to 2036. The Debentures are subject to redemption, in whole or in part, at the option of DPL or ACE, as applicable, at 100% of their principal amount plus accrued interest.

In accordance with the provisions of FIN 46, and as a result of the deconsolidation of the trusts from PHI’s financial statements, DPL and ACE’s Debentures held by the trusts and DPL and ACE’s investments in the trusts are included in PHI’s Consolidated Balance Sheet as of December 31, 2003 and the previously recorded preferred trust securities have been removed from PHI’s Consolidated Balance Sheets as of December 31, 2003. Accordingly, the deconsolidation of the trusts overall does not significantly impact PHI’s Consolidated Balance Sheet at December 31, 2003.

(2) ACE Funding

ACE formed ACE Funding during 2001. ACE Funding is a wholly owned subsidiary of ACE. ACE Funding was organized for the sole purpose of purchasing and owning Bondable Transition Property, issuing Transition Bonds to fund the purchasing of Bondable Transition Property, pledging its interest in Bondable Transition Property and other collateral to the trustee for the Transition Bonds to collateralize the Transition Bonds, and to perform activities that are necessary, suitable or convenient to accomplish these purposes.

In accordance with the provisions of FIN 46, ACE Funding was assessed and it was determined that it should remain consolidated with Pepco Holdings’ and ACE’s financial statements as of December 31, 2003. Accordingly, the implementation of FIN 46 did not impact Pepco Holdings’ or ACE’s Consolidated Balance Sheet at December 31, 2003.

(3) Leveraged Leases

PCI manages a portfolio of financial investments in leveraged leases. These leveraged lease transactions involve PCI’s purchase and leaseback of utility assets, located outside of the United States, that are designed to provide a long-term, stable stream of cash flow and earnings. The leases are in separate legally isolated Trusts established to hold the leased assets and the majority of the financing for such transactions has been third party, non-recourse debt over the base term.

In accordance with the provisions of FIN 46, and as a result of the deconsolidation of the leveraged lease trusts from PHI’s financial statements, the underlying leases held by the leveraged lease trusts are excluded and PHI’s investments in the trusts are included in PHI’s Consolidated Balance Sheet as of December 31, 2003 using the line item “Investment in Finance Leases Held in Trust.” The deconsolidation of the leveraged lease trusts did not significantly impact Pepco Holdings’ Consolidated Balance Sheet at December 31, 2003.

(4) Other

In accordance with the provisions of FIN 46, two small entities created after January 31, 2003 were required to be consolidated at December 31, 2003 which previously were not consolidated. These entities are not material to Pepco holdings’ operations and therefore their consolidation did not have a significant impact on Pepco Holdings’ overall financial condition or results of operations.

Additionally, Pepco Holdings has analyzed its interests in entities with which it has power sale agreements and has determined those entities do not qualify as SPE as defined in FIN 46R. The Company will continue to analyze interests in investments and contractual relationships including power sale agreements to determine if such entities should be consolidated or deconsolidated in accordance with FIN 46R. Pepco Holdings is presently unable to determine the effect, if any, on its financial statements of applying FIN 46R to these entities.

New Accounting Standards Issued

In July 2003, the EITF reached a consensus on EITF Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, ‘Accounting for Derivative Instruments and Hedging Activities,’ and not ‘Held for Trading Purposes’ as Defined in EITF Issue No. 02-3 ‘Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities’” (EITF 03-11). This EITF concluded that determining whether realized gains and losses on physically settled derivative contracts not “held for trading purposes” should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances. Pepco Holdings is in the process of completing its evaluation of the extent of its subsidiaries operating revenue and operating expense reclassifications that may be required. Pepco Holdings anticipates that the implementation of EITF 03-11, including the associated reclassification of certain operating revenues and operating expenses, will not have an impact on its overall financial position or net results of operations.

RISK FACTORS

The business and operations of PHI and its subsidiaries are subject to numerous risks and uncertainties, including the events or conditions identified below. These events or conditions could have an adverse effect on the business of PHI and its subsidiaries, including, depending on the circumstances, their results of operations and financial condition.

PHI and its subsidiaries are subject to substantial governmental regulation. If PHI or any of its subsidiaries receives unfavorable regulatory treatment, PHI’s business could be negatively affected.

PHI is a registered public utility holding company that is subject to regulation by the SEC under PUHCA. As a registered public utility holding company, PHI requires SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA transactions among PHI and its subsidiaries generally must be performed at cost and subsidiaries are prohibited from paying dividends out of an accumulated deficit or paid-in capital without SEC approval.

The utility businesses conducted by PHI’s power delivery subsidiaries are subject to regulation by various federal, state and local regulatory agencies that significantly affects their operations. Each of Pepco, DPL and ACE is regulated by public service commissions in its service territories, with respect to, among other things, the rates it can charge retail customers for the delivery of electricity. In addition, the rates that the companies can charge for electricity transmission are regulated by the FERC. The companies cannot change delivery or transmission rates without approval by the applicable regulatory authority. While the approved delivery and transmission rates are intended to permit the companies to recover their costs of service and earn a reasonable rate of return, the profitability of the companies is affected by the rates they are able to charge. In addition, if the costs incurred by any of the companies in operating its transmission and distribution facilities exceed the allowed amounts for costs included in the approved rates, the financial results of that company, and correspondingly, PHI, will be adversely affected.

PHI’s subsidiaries also are required to have numerous permits, approvals and certificates from governmental agencies that regulate their businesses. PHI believes that its subsidiaries have obtained the material permits, approvals and certificates necessary for their existing operations and that their businesses are conducted in accordance with applicable laws; however, PHI is unable to predict the impact of future regulatory activities of any of these agencies on its business. Changes in or reinterpretations of existing laws or regulations, or the imposition of new laws or regulations, may require PHI’s subsidiaries to incur additional expenses or to change the way they conduct their operations.

PHI’s business could be adversely affected by the Mirant bankruptcy.

In 2000, Pepco sold substantially all of its electricity generation assets to Mirant. As part of the sale, Pepco entered into several ongoing contractual arrangements with Mirant and certain of its subsidiaries. On July 14, 2003, Mirant and most of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas. Depending on the outcome of the proceedings, the Mirant bankruptcy could adversely affect PHI’s business. See “Regulatory and Other Matters—Relationship with Mirant Corporation.”

Pepco may be required to make additional divestiture proceeds gain-sharing payments to customers in the District of Columbia and Maryland.

Pepco currently is involved in regulatory proceedings in Maryland and the District of Columbia related to the sharing of the net proceeds from the sale of its generation-related assets. The principal issue in the proceedings is whether Pepco should be required to share with customers the excess deferred income taxes and accumulated deferred investment tax credits associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. Depending on the outcome of the proceedings, Pepco could be required to make additional gain-sharing payments to customers and payments to the IRS in the amount of the associated accumulated deferred investment tax credits, and Pepco might be unable to use accelerated depreciation on District of Columbia and Maryland allocated or assigned property. See “Regulatory and Other Matters.”

The operating results of PHI’s power delivery and competitive energy subsidiaries fluctuate on a seasonal basis and can be adversely affected by changes in weather.

The businesses of PHI’s power delivery and competitive energy subsidiaries are seasonal and weather patterns can have a material impact on their operating performance. Demand for electricity is generally greater in the summer months associated with cooling and demand for electricity and gas is generally greater in the winter months associated with heating as compared to other times of the year. Accordingly, PHI’s power delivery and competitive energy subsidiaries historically have generated less revenues and income when weather conditions are milder in the winter and cooler in the summer.

The facilities of PHI’s subsidiaries may not operate as planned or may require significant maintenance expenditures, which could decrease their revenues or increase their expenses.

Operation of generation, transmission and distribution facilities involves many risks, including the breakdown or failure of equipment, accidents, labor disputes and performance below expected levels. Older facilities and equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures for additions or upgrades to keep them operating at peak efficiency, to comply with changing environmental requirements, or to provide reliable operations. Natural disasters and weather-related incidents, including tornadoes, hurricanes and snow and ice storms, also can disrupt generation, transmission and distribution delivery systems. Operation of generation, transmission and distribution facilities below expected capacity levels can reduce revenues and result in the incurrence of additional expenses that may not be recoverable from customers or through insurance. Furthermore, if PHI’s operating subsidiaries are unable to perform their contractual obligations for any of these reasons, they may incur penalties or damages.

The transmission facilities of PHI’s power delivery subsidiaries are interconnected with the facilities of other transmission facility owners whose actions could have a negative impact on the operations of PHI’s subsidiaries.

The transmission facilities of Pepco, DPL and ACE are directly interconnected with the transmission facilities of contiguous utilities and as such are part of an interstate power transmission grid. The FERC has designated a number of regional transmission operators to coordinate the operation of portions of the interstate transmission grid. Each of Pepco, DPL and ACE is a member of PJM, which is the regional transmission operator that coordinates the movement of electricity in all or parts of Delaware, Maryland, New Jersey, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. Pepco, DPL and ACE operate their transmission facilities under the direction and control of PJM. PJM and the other regional transmission operators have established sophisticated systems that are designed to ensure the reliability of the operation of transmission facilities and prevent the operations of one utility from having an adverse impact on the operations of the other utilities. However, the systems put in place by PJM and the other regional transmission operators may not always be adequate to prevent problems at other utilities from causing service interruptions in the transmission facilities of Pepco, DPL or ACE. If any of Pepco, DPL or ACE were to suffer such a service interruption, it could have a negative impact on its and PHI’s business.

The cost of compliance with environmental laws is significant and new environmental laws may increase the expenses of PHI and its subsidiaries.

The operations of PHI’s subsidiaries, both regulated and unregulated, are subject to extensive federal, state and local environmental statutes, rules and regulations, relating to air quality, water quality, spill prevention, waste management, natural resources, site remediation, and health and safety. These laws and regulations require PHI’s subsidiaries to make capital expenditures and to incur other expenditures to, among other things, meet emissions standards, conduct site remediation and perform environmental monitoring. PHI’s subsidiaries also may be required to pay significant remediation costs with respect to third party sites. If PHI’s subsidiaries fail to comply with applicable environmental laws and regulations, even if caused by factors beyond their control, such failure could result in the assessment of civil or criminal penalties and liabilities and the need to expend significant sums to come into compliance.

In addition, PHI’s subsidiaries incur costs to obtain and comply with a variety of environmental permits, licenses, inspections and other approvals. If there is a delay in obtaining any required environmental regulatory approval or if PHI’s subsidiaries fail to obtain, maintain or comply with any such approval, operations at affected facilities could be halted or subjected to additional costs.

New environmental laws and regulations, or new interpretations of existing laws and regulations, could impose more stringent limitations on the operations of PHI’s subsidiaries or require them to incur significant additional costs. PHI’s current compliance strategy may not successfully address the relevant standards and interpretations of the future.

PHI’s competitive energy business is highly competitive.

The unregulated energy generation, supply and marketing businesses in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. PHI’s competitive energy businesses compete with numerous non-utility generators, independent power producers, wholesale power marketers and brokers, and traditional utilities that continue to operate generation assets. This competition generally has the effect of reducing margins and requires a continual focus on controlling costs.

PHI’s competitive energy businesses rely on some transmission and distribution assets that they do not own or control to deliver wholesale electricity and to obtain fuel for their generation facilities.

PHI’s competitive energy businesses depend upon transmission facilities owned and operated by others for delivery to customers. The operation of their generation facilities also depends upon coal, natural gas or diesel fuel supplied by others. If electric transmission is disrupted or capacity is inadequate or unavailable, the competitive energy businesses’ ability to sell and deliver wholesale power, and therefore to fulfill their contractual obligations, could be adversely affected. Similarly, if the fuel supply to one or more of their generation plants is disrupted and storage or other alternative sources of supply are not available the competitive energy businesses’ ability to operate their generating facilities could be adversely affected.

Changes in technology may adversely affect PHI’s power delivery and competitive energy businesses.

Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies, thereby making the generating facilities of PHI’s competitive energy businesses less competitive. In addition, increased conservation efforts and advances in technology could reduce demand for electricity supply and distribution, which could adversely affect PHI’s power delivery and competitive energy businesses. Changes in technology also could alter the channels through which retail electric customers buy electricity, which could adversely affect PHI’s power delivery businesses.

PHI’s risk management procedures may not prevent losses in the operation of its competitive energy businesses.

The operations of PHI’s competitive energy businesses are conducted in accordance with sophisticated risk management systems that are designed to quantify risk. However, actual results sometimes deviate from modeled expectations. In particular, risks in PHI’s energy activities were measured and monitored utilizing value-at-risk models to determine the effects of the potential one-day favorable or unfavorable price movement. These estimates are based on historical price volatility and assume a normal distribution of price changes. Consequently, if prices significantly deviate from historical prices, PHI’s risk management systems, including assumptions supporting risk limits, may not protect PHI from significant losses. In addition, adverse changes in energy prices may result in economic losses in PHI’s earnings and cash flows and reductions in the value of assets on its balance sheet under applicable accounting rules.

The commodity hedging procedures used by PHI’s competitive energy businesses may not protect them from significant losses caused by volatile commodity prices.

To lower the financial exposure related to commodity price fluctuations, PHI’s competitive energy businesses routinely enter into contracts to hedge the value of their assets and operations. As part of this strategy, PHI’s competitive energy businesses utilize fixed-price, forward, physical purchase and sales contracts, tolling agreements, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Conectiv Energy’s goal is to hedge 75% of both the expected power output of its generation facilities and the costs of fuel used to operate those facilities. However, the actual level of hedging coverage may vary from these goals. Due to the high heat rate of the Pepco Energy Services power plant generation, Pepco Energy Services infrequently locks in the forward value of these plants with wholesale contracts. To the extent that PHI’s competitive energy businesses have unhedged positions or their hedging procedures do not work as planned, fluctuating commodity prices could result in significant losses.

Acts of terrorism could adversely affect PHI’s businesses.

The threat of or actual acts of terrorism may affect the operations of PHI and its subsidiaries in unpredictable ways and may cause changes in the insurance markets, force PHI and its subsidiaries to increase security measures and cause disruptions of fuel supplies and markets. If any of PHI’s infrastructure facilities, such as its electric generation, fuel storage, transmission or distribution facilities, were to be a direct target, or an indirect casualty, of an act of terrorism, its operations could be adversely affected. Instability in the financial markets as a result of terrorism also could affect the ability of PHI and its subsidiaries to raise needed capital.

The insurance coverage of PHI and its subsidiaries may not be sufficient to cover all casualty losses that they might incur.

PHI and its subsidiaries currently have insurance coverage for their facilities and operations in amounts and with deductibles that they consider appropriate. However, there is no assurance that such insurance coverage will be available in the future on commercially reasonable terms. In addition, some risks, such as weather related casualties, may not be insurable. In the case of loss or damage to property, plant or equipment, there is no assurance that the insurance proceeds, if any, received will be sufficient to cover the entire cost of replacement or repair.

PHI and its subsidiaries may be adversely affected by economic conditions.

Periods of slowed economic activity generally result in decreased demand for power, particularly by industrial and large commercial customers. As a consequence, recessions or other downturns in the economy may result in decreased revenues and cash flows for PHI’s power delivery and competitive energy businesses.

PHI and its subsidiaries are dependent on their ability to successfully access capital markets. An inability to access capital may adversely affect their business.

PHI and its subsidiaries rely on access to both short-term money markets and longer-term capital markets as a source of liquidity and to satisfy their capital requirements not satisfied by the cash flow from their operations. Capital market disruptions, or a downgrade in credit ratings of PHI or its subsidiaries, would increase the cost of borrowing or could adversely affect their ability to access one or more financial markets. Disruptions to the capital markets could include, but are not limited to:

•	recession or an economic slowdown;

•	the bankruptcy of one or more energy companies;

•	significant increases in the prices for oil or other fuel;

•	a terrorist attack or threatened attacks; or

•	a significant transmission failure.

PHI may be required to, or may elect to, make significant cash contributions to its defined benefit pension plan.

PHI follows the guidance of SFAS No. 87, “Employers’ Accounting for Pensions” in accounting for pension benefits under the Retirement Plan, a non-contributory defined benefit plan. In accordance with these accounting standards, PHI makes assumptions regarding the valuation of benefit obligations and the performance of plan assets. Changes in assumptions such as the use of a different discount rate or expected return on plan assets, affects the calculation of projected benefit obligations, accumulated benefit obligation, reported pension liability on PHI’s balance sheet, and reported annual net periodic pension benefit cost on PHI’s income statement.

Furthermore, as a result of actual pension plan experience being different from expected, the accumulated benefit obligation (ABO) could be greater than the fair value of pension plan assets. If this were to occur, PHI could be required to recognize an additional minimum liability as prescribed by SFAS No. 87. The liability would be recorded as a reduction to common equity through a charge to Other Comprehensive Income (OCI), and would not affect net income for the year. The charge to OCI would be restored through common equity in future periods when the fair value of plan assets exceeded the accumulated benefit obligation. PHI’s funding policy is to make cash contributions to the pension plan sufficient for plan assets to exceed the ABO, and avoid the recognition of an additional minimum liability.

Use of alternative assumptions could also impact the expected future cash funding requirements for the pension plan if PHI’s defined benefit plan did not meet the minimum funding requirements of ERISA.

PHI’s cash flow, ability to pay dividends and ability to satisfy debt obligations depend on the performance of its operating subsidiaries. PHI’s unsecured obligations are effectively subordinated to the liabilities and the outstanding preferred stock of its subsidiaries.

PHI is a holding company that conducts its operations entirely through its subsidiaries, and all of PHI’s consolidated operating assets are held by its subsidiaries. Accordingly, PHI’s cash flow, its ability to satisfy its obligations to creditors and its ability to pay dividends on its common stock are dependent upon the earnings of the subsidiaries and the distribution of such earnings to PHI in the form of dividends. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any debt or equity securities issued by PHI or to make any funds available for such payment. Because the claims of the creditors and preferred stockholders of PHI’s subsidiaries are superior to PHI’s entitlement to dividends, the unsecured debt and obligations of PHI are effectively subordinated to all existing and future liabilities of its subsidiaries and to the rights of the holders of preferred stock to receive dividend payments.

Energy companies are subject to adverse publicity, which may render PHI and its subsidiaries vulnerable to negative regulatory and litigation outcomes.

The energy sector has been among the sectors of the economy that have been the subject of highly publicized allegations of misconduct in recent years. In addition, many utility companies have been publicly criticized for their performance during recent natural disasters and weather related incidents. Adverse publicity of this nature may render legislatures, regulatory authorities, and tribunals less likely to view energy companies such as PHI and its subsidiaries in a favorable light and may cause them to be susceptible to adverse outcomes with respect to decisions by such bodies.

Provisions of the Delaware General Corporation Law and PHI’s organizational documents may discourage an acquisition of PHI.

PHI’s organizational documents and the Delaware General Corporation Law both contain provisions that could impede the removal of PHI’s directors and discourage a third party from making a proposal to acquire PHI. For example, PHI has a staggered board of directors that is divided into three classes of equal size, with one class elected each year for a term of three years. In addition, as a Delaware corporation, PHI is subject to the business combination law set forth in Section 203 of the Delaware General Corporation Law, which could have the effect of delaying, discouraging or preventing an acquisition of PHI.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

Market risk represents the potential loss arising from adverse changes in market rates and prices. Certain of Pepco Holdings financial instruments are exposed to market risk in the form of interest rate risk, equity price risk, commodity risk, and credit and nonperformance risk. Pepco Holdings management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. Management reviews any open positions in accordance with strict policies in order to limit exposure to market risk.

Interest Rate Risk

Pepco Holdings and its subsidiaries debt is subject to the risk of fluctuating interest rates in the normal course of business. Pepco Holdings manages interest rates through the use of fixed and, to a lesser extent, variable rate debt. The effect of a hypothetical 10% change in interest rates on the annual interest costs for short-term and variable rate debt was approximately $2.0 million as of December 31, 2003.

Equity Price Risk

PHI through its subsidiaries holds investments in marketable equity securities and venture capital funds, which invest in securities of technology and service companies related to energy, utility, and communication industries and invests in marketable securities, which consist primarily of preferred stocks with mandatory redemption features and investment grade commercial paper. Pepco Holdings is exposed to equity price risk through the investments in the marketable equity securities and the venture capital funds. The potential change in the fair value of these investments resulting from a hypothetical 10% decrease in quoted securities prices was approximately $3.0 million as of December 31, 2003. Due to the nature of these investments and market conditions, the fair value of these investments may change by substantially more than 10%.

Commodity Price Risk

Pepco Holdings is at risk for a decrease in market liquidity to levels that affect its capability to execute its commodity participation strategies. PHI believes the commodity markets to be sufficiently liquid to support its market participation.

Conectiv’s participation in wholesale energy markets includes marketing, trading, and arbitrage activities, which expose Conectiv to commodity market risk. To the extent Conectiv has net open positions, controls are in place that are intended to keep risk exposures within management-approved risk tolerance levels. Conectiv engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas, petroleum, coal and electricity). The majority of these hedges relate to the procurement of fuel for its power plants, fixing the cash flows from the plant output, and securing power for electric load service. Conectiv’s hedging activities are conducted using derivative instruments designated as cash flow hedges, which are designed to reduce the volatility on future cash flows. Conectiv’s energy commodity hedging objectives, in accordance with its risk management policy, are primarily the assurance of stable and known cash flows and the fixing of favorable prices and margins when they become available. Conectiv manages to the objective of hedging the variability in future cash flows for forecasted energy output from its generation assets at 75% or greater of such forecasted output over a period of 36 months. As of December 2003, Conectiv’s average forecasted hedge position for the forward 36 months was projected to meet that objective.

Credit and Nonperformance Risk

Certain of PHI’s subsidiaries’ agreements may be subject to credit losses and nonperformance by the counterparties to the agreements. However, PHI anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. PHI’s subsidiaries attempt to minimize credit risk exposure to wholesale energy counterparties through, among other things, formal credit policies, regular assessment of counterparty creditworthiness that results in the establishment of a credit limit for each counterparty, monitoring procedures that include stress testing, the use of standard agreements which allow for the netting of positive and negative exposures associated with a single counterparty and collateral requirements under certain circumstances, and has established reserves for credit losses. As of December 31, 2003, credit exposure to wholesale energy counterparties was weighted 87% with investment grade counterparties, 10% with counterparties without external credit quality ratings, and 3% with non-investment grade counterparties.

COMMITTEE OF CHIEF RISK OFFICERS RECOMMENDED RISK MANAGEMENT DISCLOSURES

The following tables present the combined risk management disclosures of Conectiv Energy and Pepco Energy Services for the year ended December 31, 2003. Forward-looking data represents 100% of the combined positions of Conectiv Energy and Pepco Energy Services. The tables typically identify three business categories for the competitive energy segment defined as follows:

Proprietary trading—Standardized contracts entered into to take a view, capture market price changes, and/or put capital at risk. These activities are generally accounted for on a mark-to-market basis under SFAS No. 133.

Other energy commodity—Contracts associated with energy assets and retail energy marketing activities. Purchases and sales supporting the hedging of such activities including the POLR services supported by Conectiv Energy.

Non-commodity energy—Other activities for the competitive energy segment provided for reconciliation to segment reporting (includes thermal, power plant operating services, energy-efficiency and other services business).

Table 1

This table identifies the components of gross margin by type of activity (proprietary trading, other energy commodity, and non-commodity energy). Further delineation of gross margin by type of accounting treatment is also presented (mark-to market vs. accrual accounting treatment).

Statement of Competitive Energy Gross Margin For the Year Ended December 31, 2003 (Dollars in Millions)
Mark to Market Activities	Proprietary Trading (1)	Other Energy Commodity (2)	Non-Commodity Energy (3)	Total
Unrealized Marked-to-market (MTM) Gain (Loss)
Unrealized gain (loss) at inception	$—	$—	$—	$—
Changes in unrealized fair value prior to settlements	(66.8)	29.8	—	(37.0)
Changes in valuation techniques and assumptions	—	—	—	—
Reclassification to realized at settlement of contracts	62.2	(29.0)	—	33.2

Total changes in unrealized fair value	(4.6)	0.8	—	(3.8)
Realized Net Settlement of Transactions Subject to MTM	(62.2)	29.0	—	(33.2)

Total (Loss) Gain on MTM activities	(66.8)	29.8	—	(37.0)
Transaction-related expenses associated with MTM activity	(0.5)	(10.2)	—	(10.7)

Total MTM activities gross margin (4)	(67.3)	19.6	—	(47.7)

Accrual Activities
Accrual activities revenues	N/A	3,828.4	161.3	3,989.7
Hedge losses reclassified from OCI	N/A	5.4	—	5.4
Cash flow hedge ineffectiveness recorded in income statement	N/A	1.8	—	1.8

Total revenue-accrual activities revenues	N/A	3,835.6	161.3	3,996.9

Fuel and Purchased Power	N/A	(3,539.2)	(26.5)	(3,565.7)
Hedges of fuel and purchased power reclassified from OCI	N/A	(51.1)	—	(51.1)
Cash flow hedge ineffectiveness recorded in income statement	N/A	(2.8)	—	(2.8)
Other transaction-related expenses	N/A	—	(87.5)	(87.5)

Total accrual activities gross margin	N/A	242.5	47.3	289.8

Total Gross Margin	$(67.3)	$262.1	$47.3	$242.1

Notes:

(1)	Includes all contracts held for trading. Contracts that are marked-to-market through earnings under SFAS No. 133 have been reclassified to “Other Energy Commodity” if their purpose was not speculative. The arbitrage activities and interpool and intrapool short term transactions of the 24-Hour Power Desk, which were formerly reported under “Proprietary Trading,” have been retroactively moved to “Other Unregulated Contracts.” Also $4.2 million of gross margin has been reclassified out of Proprietary Trading related to the 24-Hour Power Desk from the first quarter of 2003.
(2)	Includes Generation line of business (LOB), POLR services, origination business, and miscellaneous wholesale and retail commodity sales. As of the second quarter of 2003, this category also includes the arbitrage activities of the 24-Hour Power Desk and any other activities marked-to-market through the Income Statement under SFAS No. 133 that are not proprietary trading.
(3)	Includes Conectiv Thermal Systems, Inc. (Conectiv Thermal), Conectiv Operating Services Company, and Pepco Energy Services’ energy-efficiency and other services business.
(4)	Conectiv Energy’s proprietary trading experienced the majority of the $67.3 million negative gross margin in the month of February during an extreme run-up in natural gas prices. Conectiv Energy also sold a purchased power contract in February that was positively affected by the commodity price run-up. The pre-tax gain on the sale of this contract was $24.7 million, and the gain is included in the accrual section of the Other Energy Commodity column above because of the contract’s classification as a normal purchase. The tax-effected gross margin for February 2003 Trading was approximately ($35 million) and the tax-effected gain on the long-term power contract was approximately $15 million. The net of these numbers is the ($20 million) as reported on a Form 8-K dated March 3, 2003. Most of the remaining loss occurred in January 2003.

Table 2

This table provides detail on changes in the competitive energy segment’s net asset or liability balance sheet position with respect to energy contracts from one period to the next.

Roll-forward of Mark-to-Market Energy Contract Net Assets For the Year Ended December 31, 2003 (Dollars are Pre-Tax and in Millions)
	Proprietary Trading (1)	Other Energy Commodity (2)	Total
Total Marked-to-market (MTM) Energy Contract Net Assets at December 31, 2002	$15.8	$21.7	$37.5
Total change in unrealized fair value excluding reclassification to realized at settlement of contracts	(66.8)	18.2	(48.6)
Reclassification to realized at settlement of contracts	62.2	(87.3)	(25.1)
Effective portion of changes in fair value—recorded in OCI	—	107.6	107.6
Ineffective portion of charges in fair value— recorded in earnings	—	(1.0)	(1.0)
Net option premium payments	—	—	—
Purchase/sale of existing contracts or portfolios subject to MTM	(0.4)	0.4	—

Total MTM Energy Contract Net Assets at December 31, 2003 (a)	$10.8	$59.6	$70.4

(a) Detail of MTM Energy Contract Net Assets at December 31, 2003 (above)			Total

Current Assets			$101.6
Noncurrent Assets			28.7

Total MTM Energy Assets			130.3

Current Liabilities			(45.5)
Noncurrent Liabilities			(14.4)

Total MTM Energy Contract Liabilities			(59.9)

Total MTM Energy Contract Net Assets			$70.4

Notes:

(1)	Includes all contracts held for trading. Contracts that are marked-to-market through earnings under SFAS No. 133 have been reclassified to “Other Energy Commodity” if their purpose was not speculative. The arbitrage activities and interpool and intrapool short-term transactions of the 24-Hour Power Desk, which were formerly reported under “Proprietary Trading,” have been moved to Other Regulated Contracts.”

(2)	Includes all SFAS No. 133 hedge activity and non-trading activities marked-to-market through the Income Statement under SFAS No. 133. As of the second quarter of 2003, this category also includes the activities of the 24-Hour Power Desk.

Table 3

This table provides the source used to determine the carrying amount of the competitive energy segment’s total mark-to-market asset or liability (exchange-traded, provided by other external sources, or modeled internally) and is further delineated by maturities.

Maturity and Source of Fair Value of Mark-to-Market Energy Contract Net Assets As of December 31, 2003 (Dollars are Pre-Tax and in Millions)
	Fair Value of Contracts at December 31, 2003
	Maturities
Source of Fair Value	2004	2005	2006	2007 and Beyond	Total Fair Value
Proprietary Trading (1)
Actively Quoted (i.e., exchange-traded) prices	$7.7	$0.8	—	—	$8.5
Prices provided by other external sources (2)	2.3	—	—	—	2.3
Modeled	—	—	—	—	—

Total (3)	$10.0	$0.8	$—	$—	$10.8

Other Unregulated (4)
Actively Quoted (i.e., exchange-traded) prices	$46.1	$18.6	—	—	$64.7
Prices provided by other external sources (2)	(6.2)	(2.7)	0.9	0.1	(7.9)
Modeled (5)	6.2	(4.0)	0.6	—	2.8

Total	$46.1	$11.9	$1.5	$0.1	$59.6

(1)	Includes all contracts held for trading. Contracts that are marked-to-market through earnings under SFAS No. 133 have been reclassified to “Other Energy Commodity” if their purpose was not speculative. The arbitrage activities and interpool and intrapool short-term transactions of the 24-Hour Power Desk, which were formerly reported under “Proprietary Trading,” have been moved to “Other Unregulated Contracts.”

(2)	Prices provided by other external sources reflect information obtained from over-the-counter brokers, industry services, or multiple-party on-line platforms.

(3)	The forward value of the trading contracts represents positions held prior to the cessation of proprietary trading. The values were locked-in during the exit from trading and will be realized during the normal course of business through the year 2005.

(4)	Includes all SFAS No. 133 hedge activity and non-trading activities marked-to-market through AOCI or on the Income Statement as required. As of the second quarter of 2003, this category also includes the activities of the 24-Hour Power Desk.

(5)	The modeled hedge position is a power swap for 50% of Conectiv Energy’s POLR obligation in the DPL territory. The model is used to approximate the forward load quantities. Pricing is derived from the broker market.

Table 4

This table presents details of merchant energy cash flows from gross margin, adjusted for cash provided or used by option premiums. This is not intended to present a statement of cash flows in accordance with Generally Accepted Accounting Principles.

Selected Competitive Energy Gross Margin Information For the Year Ended December 31, 2003 (Dollars in Millions)
	Proprietary Trading (1)	Other Energy Commodity (2)	Non-Commodity Energy (3)	Total
Total Gross Margin (4)	$(67.3)	$262.1	$47.3	$242.1
Less: Total Change in Unrealized Fair Value	4.6	(0.8)	—	3.8

Gross Margin Adjusted for Unrealized Marked-to-market (MTM) Gain/Loss	$(62.7)	$261.3	$47.3	$245.9

Add/Deduct Noncash Realized Amortization				3.9

Cash Component of Gross Margin (Accrual Basis)				$249.8

Net Change in Cash Collateral				$47.7

(1)	Includes all contracts held for trading. Contracts that are marked-to-market through earnings under SFAS No. 133 have been reclassified to “Other Energy Commodity” if their purpose was not speculative. This includes the arbitrage activities of the 24-Hour Power Desk, which was formerly reported under “Proprietary Trading.”

(2)	Includes Generation LOB, POLR services, origination business, and miscellaneous wholesale and retail commodity sales. As of the second quarter of 2003, this category also includes the arbitrage activities of the 24-Hour Power Desk and any other activities marked-to-market through the Income Statement under SFAS No. 133 that are not proprietary trading.

(3)	Includes Conectiv Thermal, Conectiv Operating Services Company, and Pepco Energy Services’ energy-efficiency and other services business.

(4)	The gross margin on this line ties to the “Total Gross Margin” on Table 1. Please refer to Note 4 on Table 1 for an explanation of Proprietary Trading gross margin.

Table 5

This table provides detail on effective cash flow hedges under SFAS No. 133 included in the balance sheet. The data in the table indicates the magnitude of the SFAS No. 133 hedges the competitive energy segment has in place and the changes in fair value associated with the hedges. The effective cash flow hedges presented in this table are further delineated by hedge type (commodity, interest rate, and currency), maximum term, and portion expected to be reclassified to earnings during the next 12 months.

Cash Flow Hedges Included in Accumulated Other Comprehensive Loss As of December 31, 2003 (Dollars in Millions)
Contracts	Accumulated Other Comprehensive Income (OCI) (Loss) After Tax	Portion Expected to be Reclassified to Earnings during the Next 12 Months	Maximum Term
Merchant Energy (Non-Trading)	$27.8	$22.7	51 months
Interest Rate	(64.5)	(4.8)	31 months
Foreign Currency	—	—
Other	—	—

Total	$(36.7)	$17.9

Total Other Comprehensive Loss Activity For the Year Ended December 31, 2003 (After-Tax)
	Merchant Hedge Contracts	Non-Merchant Hedges	Total
Accumulated OCI, December 31, 2002	$ 5.7	$(67.9)	$(62.2)
Changes in fair value	53.7	5.5	59.2
Reclasses from OCI to net income	(39.2)	5.5	(33.7)

Accumulated OCI derivative loss, December 31, 2003	$ 20.2	$(56.9)	$(36.7)

Table 6

This table provides information on the competitive energy segment’s credit exposure, net of collateral, to wholesale counterparties.

Schedule of Credit Risk Exposure on Competitive Wholesale Energy Contracts (Dollars in Millions)
	December 31, 2003
Rating (1)	Exposure Before Credit Collateral (2)	Credit Collateral (3)	Net Exposure	Number of Counterparties Greater Than 10% *	Net Exposure of Counterparties Greater Than 10%
Investment Grade	$184.8	$8.1	$176.7	4	$109.9
Non-Investment Grade	6.3	2.6	3.7	—	—
Split rating	—	—	—	—	—
No External Ratings	—	—	—	—	—
Internal Rated—Investment Grade	11.3	—	11.3	—	—
Internal Rated—Non-Investment Grade	4.2	—	4.2	—	—

Total	$206.6	$10.7	$195.9	4	$109.9

Credit reserves			$3.6

(1)	Investment Grade—primarily determined using publicly available credit ratings of the counterparty. If the counterparty has provided a guarantee by a higher-rated entity (e.g., its parent), it is determined based upon the rating of its guarantor. Included in “Investment Grade” are counterparties with a minimum Standard & Poor’s or Moody’s rating of BBB- or Baa3, respectively. If it has a split rating (i.e., rating not uniform between major rating agencies), it is presented separately.

(2)	Exposure before credit collateral—includes the MTM energy contract net assets for open/unrealized transactions, the net receivable/payable for realized transactions and net open positions for contracts not subject to MTM. Amounts due from counterparties are offset by liabilities payable to those counterparties to the extent that legally enforceable netting arrangements are in place. Thus, this column presents the net credit exposure to counterparties after reflecting all allowable netting, but before considering collateral held.

(3)	Credit collateral—the face amount of cash deposits, letters of credit and performance bonds received from counterparties, not adjusted for probability of default, and if applicable property interests (including oil and gas reserves).

*	Using a percentage of the total exposure

Note:	Pepco Holdings attempts to minimize credit risk exposure from its competitive wholesale energy counterparties through, among other things, formal credit policies, regular assessments of counterparty creditworthiness that result in the establishment of an internal credit quality score with a corresponding credit limit, monitoring procedures that include stress testing, the use of standard agreements which allow for the netting of positive and negative exposures associated with a single counterparty and collateral requirements under certain circumstances, and has established reserves for credit losses.

Table 7

This table provides point-in-time information on the amount of estimated production and fuel requirements hedged for the competitive energy segment’s merchant generation facilities (based on economic availability projections).

Merchant Plant Owned Assets Hedging Information Estimated Three Calendar Years
	2004	2005	2006
Estimated Plant Output Hedged (1)	100%	100%	65%
Estimated Plant Gas Requirements Hedges (2)	83%	87%	—

Pepco Holdings’ portfolio of electric generating plants includes “mid-merit” assets and peaking assets. Mid-merit electric generating plants are typically combined cycle units that can quickly change their megawatt output level on an economic basis. These plants are generally operated during times when demand for electricity rises and power prices are higher. The above information represents a hedge position for a single point in time and does not reflect the ongoing transactions executed to carry a balanced position. Pepco Holdings dynamically hedges both the estimated plant output and fuel requirements as the projected levels of output and fuel needs change.

The percentages above are based on modeled volumetric requirements using data available at December 31, 2003.

Hedged output is for on-peak periods only.

(1)	While on-peak generation is 100% economically hedged, Pepco Holdings has POLR load requirements that are forecasted to exceed, on average, the dispatch level of generation in the fleet. In total, Pepco Holdings has installed capacity that exceeds the level of POLR. The peaking units are generally not used to meet POLR load requirements.

(2)	Natural gas is the primary fuel for the majority of the mid-merit fleet. Fuel oil is the primary fuel for the majority of the peaking units.

Table 8

Value at Risk Associated with Energy Contracts

For the Year Ended December 31, 2003

(Dollars in Millions)

Pepco Holdings uses a value-at-risk (VaR) model to assess the market risk of its electricity, gas, coal, and petroleum product commodity activities. The model includes physical forward contracts used for hedging and trading, and commodity derivative instruments. VaR represents a confidence interval of the probability of experiencing a mark-to-market loss of no more than the indicated amount on instruments or portfolios due to changes in market factors, for a specified time period. Pepco Holdings estimates VaR across its power, gas, coal, and petroleum products commodity business using a delta-gamma variance/covariance model with a 95 percent, one-tailed confidence level and assuming a one-day holding period. Since VaR is an estimate, it is not necessarily indicative of actual results that may occur.

This table provides the VaR for all propriety trading positions of the competitive energy segment. VaR represents the potential gain or loss on energy contracts and/or portfolios due to changes in market prices, for a specified time period and confidence level.

	Proprietary Trading VaR (1)	VaR for Energy Derivative Contracts (2)
95% confidence level, one-day holding period, one-tailed (3)
Period end	$—	$6.3
Average for the period	$0.6	$8.7
High	$8.5	$42.3
Low	$—	$1.2

Notes:

(1)	Includes all derivative contracts held for trading and marked-to-market under SFAS No. 133.

(2)	Includes all derivative contracts under SFAS No. 133, including trading positions and cash flow hedges.

(3)	As VaR calculations are shown in a standard delta or delta/gamma closed form 95% 1-day holding period 1-tail normal distribution form, traditional statistical and financial methods can be employed to reconcile prior 10K and 10Q VaRs to the above approach. In this case, 5-day VaRs divided by the square root of 5 equal 1-day VaRs; and 99% 1-tail VaRs divided by 2.326 times 1.645 equal 95% 1-tail VaRs. Note that these methods of conversion are not valid for converting from 5-day or less holding periods to over 1-month holding periods and should not be applied to “non-standard closed form” VaR calculations in any case.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Annual Report are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding Pepco Holdings’ intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond Pepco Holdings’ control and may cause actual results to differ materially from those contained in forward-looking statements:

•	Prevailing governmental policies and regulatory actions affecting the energy industry, including with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	The ability to obtain funding in the capital markets on favorable terms;

•	Restrictions imposed by PUHCA;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;

•	Pace of entry into new markets;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Interest rate fluctuations and credit market concerns; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as to the date of this Annual Report and Pepco Holdings undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Pepco Holdings to predict all of such factors, nor can Pepco Holdings assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Pepco Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

Management’s Report on the Consolidated Financial Statements

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and, with respect to the Utilities’ operations, the Uniform System of Accounts promulgated by the Federal Energy Regulatory Commission.

The consolidated financial statements are the responsibility of management. Pepco Holdings has established a system of internal accounting controls to provide reasonable, but not absolute, assurance as to the integrity of the consolidated financial statements. The system of internal controls is examined by management on a continuing basis for effectiveness and cost efficiency. The system is also reviewed on a regular basis by an internal audit staff which reports directly to the Audit Committee of the Board of Directors (for administrative purposes, where not inconsistent with independence from Pepco Holdings’ management, the General Manager-Internal Audit takes direction from the Chief Executive Officer). Pepco Holdings’ independent auditor, PricewaterhouseCoopers LLP, regularly evaluates the system of internal accounting controls and performs such tests and other procedures as deemed necessary to express an opinion on the fairness of the financial statements.

The report of PricewaterhouseCoopers LLP on its audits of the accompanying consolidated financial statements appears on the next page. The report includes the auditor’s opinion that the consolidated financial statements present fairly, in all material respects, the financial position of Pepco Holdings and its subsidiaries at December 31, 2003 and 2002, and the results of operations and cash flows for each of the three years in the period ended December 31, 2003.

The consolidated financial statements have been reviewed by the Board of Directors of Pepco Holdings. In addition, the Audit Committee of the Board of Directors, consisting of six non-employee directors each of whom is independent as defined by Pepco Holdings’ Corporate Governance Guidelines as currently in effect and in accordance with the rules of the New York Stock Exchange, is responsible for the appointment, compensation and oversight of any independent auditor employed for the purpose of issuing an audit report on the financial statements. The Committee discusses accounting, auditing and financial reporting matters with management and PricewaterhouseCoopers LLP on a regular basis and reviews the program of audit work performed by the internal audit staff.

A. W. Williams

Senior Vice President and

    Chief Financial Officer

March 31, 2004

Report of Independent Auditor

To the Shareholders and Board of Directors

of Pepco Holdings, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Pepco Holdings, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for financial instruments with characteristics of both liabilities and equity as of July 1, 2003 and variable interest entities as of December 31, 2003.

As discussed in Note 16 to the consolidated financial statements, the Company has revised the presentation of their consolidated statement of earnings for the year ended December 31, 2003.

PricewaterhouseCoopers LLP

Washington, DC

February 26, 2004, except as to Note 16 for which the date is March 31, 2004

PE PCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	Restated See Note (16)
For the Year Ended December 31,	2003	2002	2001
(Millions, except per share data)

Operating Revenue
Pepco	$1,548.0	$1,533.5	$1,723.5
Conectiv Power Delivery	2,471.1	996.2	—
Conectiv Energy	2,070.6	850.2	—
Pepco Energy Services	1,066.7	826.7	541.5
Other Non-Regulated	114.9	117.9	106.2

Total Operating Revenue	7,271.3	4,324.5	2,371.2

Operating Expenses
Fuel and purchased energy	4,621.8	2,538.4	1,238.1
Other operation and maintenance	1,348.6	775.1	373.4
Depreciation and amortization	422.1	239.8	170.6
Other taxes	273.9	225.6	186.5
Deferred electric service costs	(7.0)	—	—
Impairment losses	64.3	—	65.5
Gain on sales of assets	(68.8)	—	(29.3)

Total Operating Expenses	6,654.9	3,778.9	2,004.8

Operating Income	616.4	545.6	366.4

Other Income (Expenses)
Interest and dividend income	17.1	22.3	62.0
Interest expense	(368.3)	(213.8)	(148.7)
Loss from equity investments	(.9)	(9.7)	(23.9)
Impairment loss on equity investments	(102.6)	—	—
Other income	37.1	24.2	14.1
Other expenses	(11.4)	(13.4)	(8.8)

Total Other Expenses	(429.0)	(190.4)	(105.3)

Preferred Stock Dividend Requirements of Subsidiaries	13.9	20.6	14.2

Income Before Income Tax Expense	173.5	334.6	246.9

Income Tax Expense	65.9	124.1	83.5

Income Before Extraordinary Item	$107.6	$210.5	$163.4

Extraordinary Item (net of taxes of $4.1 million for the year ended December 31, 2003)	5.9	—	—

Net Income	$113.5	$210.5	$163.4

Earnings Per Share of Common Stock
Basic Before Extraordinary Item	$.63	$1.61	$1.51
Basic—Extraordinary Item	$.03	$—	$—
Basic Earnings Per Share of Common Stock	$.66	$1.61	$1.51
Diluted Before Extraordinary Item	$.63	$1.61	$1.50
Diluted—Extraordinary Item	$.03	$—	$—
Diluted Earnings Per Share of Common Stock	$.66	$1.61	$1.50

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

For the Year Ended December 31,	2003	2002	2001
(Millions of Dollars)

Net income	$113.5	$210.5	$163.4

Other comprehensive earnings (loss), net of taxes

Unrealized gains (losses) on commodity derivatives designated as cash flow hedges:
Unrealized holding gains (losses) arising during period	45.0	29.2	(.5)
Less: reclassification adjustment for gains (losses) included in net earnings	18.9	.6	(.1)

Net unrealized gains (losses) on commodity derivatives	26.1	28.6	(.4)

Realized gain (loss) on Treasury lock	11.7	(102.4)	—

Unrealized gain (loss) on interest rate swap agreements designated as cash flow hedges:
Unrealized holding gains (losses) arising during period	3.4	(13.7)	(3.1)
Less: reclassification adjustment for loss included in net earnings	(5.6)	(1.9)	(.2)

Net unrealized gain (loss) on interest rate swaps	9.0	(11.8)	(2.9)

Unrealized gains on marketable securities:
Unrealized holding gains arising during period	6.1	5.7	4.5
Less: reclassification adjustment for gains (losses) included in net earnings	0.3	(0.1)	—

Net unrealized gains on marketable securities	5.8	5.8	4.5

Other comprehensive earnings (losses), before tax	52.6	(79.8)	1.2
Income tax expense (benefit)	22.4	(33.6)	.4

Other comprehensive earnings (losses), net of tax	30.2	(46.2)	.8

Comprehensive earnings	$143.7	$164.3	$164.2

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2003	December 31, 2002
(Millions of Dollars)

CURRENT ASSETS
Cash and cash equivalents	$100.3	$82.5
Restricted cash	.5	16.3
Restricted funds held by Trustee	8.3	—
Marketable securities	28.7	175.3
Accounts receivable, less allowance for uncollectible accounts of $43.5 million and $37.3 million	1,136.3	1,118.5
Fuel, materials and supplies-at average cost	281.2	259.9
Prepaid expenses and other	73.6	54.4

Total Current Assets	1,628.9	1,706.9

INVESTMENTS AND OTHER ASSETS
Goodwill	1,434.3	1,431.8
Regulatory assets	1,554.7	1,453.2
Investment in financing trusts	2.9	—
Investment in finance leases held in Trust	1,143.1	—
Investment in finance leases	—	1,091.6
Prepaid pension expense	166.6	149.3
Other	539.0	548.0

Total Investments and Other Assets	4,840.6	4,673.9

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	10,747.2	10,625.0
Accumulated depreciation	(3,782.3)	(3,581.7)

Net Property, Plant and Equipment	6,964.9	7,043.3

TOTAL ASSETS	$13,434.4	$13,424.1

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY	December 31, 2003	December 31, 2002
(Millions of Dollars, except share data)

CURRENT LIABILITIES
Short-term debt	$898.3	$1,377.4
Accounts payable and accrued liabilities	699.6	638.8
Debentures issued to Financing Trust	25.8	—
Capital lease obligations due within one year	15.8	15.8
Interest and taxes accrued	96.8	63.4
Other	354.1	501.2

Total Current Liabilities	2,090.4	2,596.6

DEFERRED CREDITS
Regulatory liabilities	541.2	541.6
Income taxes	1,777.0	1,535.2
Investment tax credits	63.7	69.0
Other	522.8	452.8

Total Deferred Credits	2,904.7	2,598.6

LONG-TERM LIABILITIES
Long-term debt	4,588.9	4,287.5
Transition Bonds issued by ACE Funding	551.3	425.3
Debentures issued to financing trusts	72.2	—
Mandatorily redeemable serial preferred stock	45.0	—
Capital lease obligations	115.4	119.6

Total Long-Term Liabilities	5,372.8	4,832.4

COMMITMENTS AND CONTINGENCIES

COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST WHICH HOLDS SOLELY PARENT JUNIOR SUBORDINATED DEBENTURES	—	290.0

PREFERRED STOCK
Serial preferred stock	35.3	35.3
Redeemable serial preferred stock	27.9	75.4

Total preferred stock	63.2	110.7

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value,—authorized 400,000,000 shares and 200,000,000 shares, respectively—issued 171,769,448 shares and 169,982,361 shares, respectively	1.7	1.7
Premium on stock and other capital contributions	2,246.6	2,212.0
Capital stock expense	(3.3)	(3.2)
Accumulated other comprehensive loss	(22.7)	(52.9)
Retained income	781.0	838.2

Total Shareholders’ Equity	3,003.3	2,995.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,434.4	$13,424.1

The accompanying Notes are an integral part of these Consolidated Financial Statements

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31,	2003	2002	2001
(Millions of Dollars)

OPERATING ACTIVITIES
Net income	$113.5	$210.5	$163.4
Adjustments to reconcile net income to net cash from (used by) operating activities:
Depreciation and amortization	422.1	239.8	170.6
Gain on divestiture of generation assets	—	—	(29.3)
Gain on sale of building	(68.8)	—	—
Undistributed (gains) losses from affiliates	8.4	(1.3)	24.1
Gain on sale of assets	—	—	(6.4)
Net loss on derivative contracts	45.6	11.1	—
Extraordinary item	(10.0)	—	—
Rents received from leveraged leases under income earned	(72.4)	(35.9)	(13.6)
Impairment losses	166.9	—	65.5
Changes in:
Accounts receivable	—	(75.3)	73.2
Regulatory assets and liabilities	(86.0)	27.4	(152.9)
Prepaid expenses	(23.3)	74.1	389.4
Other deferred charges	45.9	(32.7)	21.4
Derivative and energy trading contracts	(21.6)	(7.4)	—
Prepaid pension costs	(17.3)	3.1	(28.9)
Materials and supplies	(18.0)	(35.7)	(2.1)
Accounts payable and accrued payroll	(65.4)	179.2	(50.7)
Interest and taxes accrued, including Federal income tax refund of $158.4 million and $135.4 million in 2003 and 2002	241.8	236.2	(721.8)

Net Cash From (Used By) Operating Activities	661.4	793.1	(98.1)

INVESTING ACTIVITIES
Acquisition of Conectiv, net of cash acquired	—	(1,075.6)	—
Net investment in property, plant and equipment	(598.2)	(503.8)	(245.3)
Proceeds from/changes in:
Sale of office building and other properties	159.2	—	—
Proceeds from combustion turbine contract cancellation	52.0	—	—
Divestiture of generation assets	—	—	156.2
Purchase of leveraged leases	—	(319.6)	(157.7)
Proceeds from sale of marketable securities	717.3	27.0	75.4
Purchase of marketable securities	(564.3)	(34.0)	—
Purchases of other investments	(11.0)	(22.5)	(76.1)
Proceeds from sale of other investments	—	15.2	16.6
Sale of aircraft	—	4.0	22.9
Net other investing activities	12.5	(27.4)	(5.4)

Net Cash Used By Investing Activities	(232.5)	(1,936.7)	(213.4)

FINANCING ACTIVITIES
Dividends paid on preferred stock	(4.6)	(5.9)	(5.0)
Dividends paid on common stock	(170.7)	(130.6)	(126.5)
Common stock issued to the Dividend Reinvestment Plan	31.2	12.4	—
Redemption of Trust Preferred Stock	(195.0)	—	—
Redemption of preferred stock	(2.5)	(9.9)	(5.6)
Issuance of common stock	1.6	105.7	—
Reacquisition of the Company’s common stock	—	(2.2)	(78.1)
Issuances of long-term debt	1,093.7	1,974.2	92.4
Redemption of long-term debt	(692.2)	(415.2)	(1,059.9)
Repayments of short-term debt, net of issuances	(452.7)	(684.8)	138.5
Cost of issuances and financings	(14.6)	(130.4)	—
Net other financing activities	(5.3)	(2.7)	6.6

Net Cash (Used By) From Financing Activities	(411.1)	710.6	(1,037.6)

Net Increase (Decrease) In Cash and Cash Equivalents	17.8	(433.0)	(1,349.1)
Cash and Cash Equivalents at Beginning of Year	82.5	515.5	1,864.6

CASH AND CASH EQUIVALENTS AT END OF YEAR	$100.3	$82.5	$515.5

Supplemental Disclosure of Cash Flow Information
Cash paid (received) for interest (net of capitalized interest of $11.3 million, $10.6 million and $2.6 million) and income taxes:
Interest	$390.3	$139.6	$172.0
Income taxes	$(144.1)	$(271.0)	$781.2

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Premium on Stock	Capital Stock Expense	Accumulated Other Comprehensive (Loss) Income	Retained Income
	Shares	Par Value
(Dollar Amounts in Millions)
BALANCE, DECEMBER 31, 2000	118,544,736	$118.5	$1,027.3	$(12.9)	$(7.5)	$937.2
Net Income	—	—	—	—	—	163.4
Other comprehensive income	—	—	—	—	.8	—
Dividends on common stock ($1.165/sh.)	—	—	—	—	—	(126.5)
Conversion of stock options	147	—	—	—	—	—
Gain on acquisition of preferred stock	—	—	.7	—	—	—
Release of restricted stock	—	—	.3	—	—	—

BALANCE, DECEMBER 31, 2001	118,544,883	$118.5	$1,028.3	$(12.9)	$(6.7)	$974.1
Net Income	—	—	—	—	—	210.5
Other comprehensive loss	—	—	—	—	(46.2)	—
Dividends on common stock ($1.00/sh.)	—	—	—	—	—	(130.6)
Issuance of common stock:
Related to Conectiv acquisition	163,602,584	1.7	2,095.6	(2.1)	—	—
Original issue shares	5,750,000	—	105.7	—	—	—
DRP original shares	629,777	—	12.4	—	—	—
Cancellation of Pepco outstanding stock	(107,221,176)	(107.2)	(963.8)	10.7	—	—
Cancellation of Pepco Treasury Stock	(11,323,707)	(11.3)	(64.5)	1.1	—	(215.8)
Reacquired Conectiv and Pepco PARS	—	—	(3.2)	—	—	—
Vested options converted to Pepco Holdings options	—	—	1.5	—	—	—

BALANCE, DECEMBER 31, 2002	169,982,361	$1.7	$2,212.0	$(3.2)	$(52.9)	$838.2
Net Income	—	—	—	—	—	113.5
Other comprehensive income	—	—	—	—	30.2	—
Dividends on common stock ($1.00/sh.)	—	—	—	—	—	(170.7)
Issuance of common stock:
Original issue shares	80,665	—	1.6	—	—	—
DRP original shares	1,706,422	—	31.2	—	—	—
Release of restricted stock	—	—	.1	(.1)	—	—
Reacquired Conectiv and Pepco PARS	—	—	1.7	—	—	—

BALANCE, DECEMBER 31, 2003	171,769,448	$1.7	$2,246.6	$(3.3)	$(22.7)	$781.0

The accompanying Notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    ORGANIZATION

Pepco Holdings, Inc. (Pepco Holdings or PHI) is a diversified energy company that, through its operating subsidiaries, is engaged in three principal areas of business operations:

•	regulated power delivery,

•	non-regulated competitive energy generation, marketing and supply, and

•	other non-regulated activities consisting primarily of investments in energy-related assets.

PHI is a public utility holding company registered under the Public Utility Holding Company Act of 1935 (PUHCA) and is subject to the regulatory oversight of the Securities and Exchange Commission (SEC) under PUHCA. As a registered public utility holding company, PHI requires SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA, transactions among PHI and its subsidiaries generally must be performed at cost and subsidiaries are prohibited from paying dividends out of an accumulated deficit or paid-in capital without SEC approval.

PHI was incorporated in Delaware on February 9, 2001, for the purpose of effecting the acquisition of Conectiv by Potomac Electric Power Company (Pepco). The acquisition was completed on August 1, 2002, at which time Pepco and Conectiv became wholly owned subsidiaries of PHI. Conectiv was formed in 1998 to be the holding company for Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) in connection with a merger between DPL and ACE. As a result, DPL and ACE are wholly owned subsidiaries of Conectiv. Conectiv also is a registered public utility holding company under PUHCA.

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, tax, purchasing and information technology services to Pepco Holdings and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries that has been filed with, and approved by, the SEC under PUHCA. The expenses of the service company are charged to PHI and the participating operating subsidiaries in accordance with costing methodologies set forth in the service agreement.

The following is a description of each of PHI’s areas of operation.

Power Delivery

The largest component of PHI’s business is power delivery, which consists of the transmission and distribution of electricity and the distribution of natural gas. PHI’s power delivery business is conducted by its subsidiaries Pepco, DPL and ACE, each of which is a regulated public utility in the jurisdictions in which it serves customers. DPL and ACE conduct their power delivery operations under the tradename Conectiv Power Delivery.

Competitive Energy

PHI’s competitive energy business provides non-regulated generation, marketing and supply of electricity and gas, and related energy management services, in the mid-Atlantic region. PHI’s competitive energy operations are conducted through subsidiaries of Conectiv Energy Holding Company (collectively, Conectiv Energy) and Pepco Energy Services and its subsidiaries (collectively, Pepco Energy Services).

Other Non-Regulated

This component of PHI’s business is conducted through its subsidiaries Potomac Capital Investment Corporation (PCI) and Pepco Communications, Inc. (Pepcom). PCI manages a portfolio of financial investments, which primarily includes energy leverages leases. During the second quarter of 2003, PHI announced the discontinuation of further new investment activity by PCI. Pepcom currently owns through a subsidiary a 50% interest in Starpower Communications, LLC (Starpower), a joint venture with RCN Corporation (RCN), which provides cable and telecommunication services to households in the Washington, D.C. area. As part of PHI’s strategy of focusing on energy-related investments, PHI in January 2004 announced that Pepcom intends to sell its interest in Starpower. PHI cannot predict whether Pepcom’s efforts to sell its interest in Starpower will be successful or, if successful, when a sale would be completed or what the sale proceeds would be. As discussed in Note (3) to the consolidated financial statements, “Summary of Significant Accounting Policies—Investment Impairment Evaluation” at December 31, 2003, PHI determined that its investment in Starpower was impaired and therefore recorded a noncash charge of $102.6 million ($66.7 million after-tax) during the fourth quarter of 2003.

(2)    2002 MERGER TRANSACTION

General

On August 1, 2002, Pepco’s acquisition of Conectiv was consummated through a series of merger transactions and an exchange of cash and Pepco Holdings’ common stock. In accordance with the terms of the merger agreement, existing holders of Conectiv common stock and Class A common stock, outstanding immediately prior to the merger, received cash in the aggregate amount of $1.1 billion and approximately 56.2 million shares of Pepco Holdings common stock. The number of Pepco Holdings shares issued to Conectiv shareholders was determined based on a formula outlined in the merger agreement. The stock was valued at $18.26 per share, resulting in stock consideration paid to existing Conectiv shareholders of approximately $1 billion. The valuation of Pepco Holdings shares was determined based on the closing market prices on the New York Stock Exchange of Pepco’s common stock 3 days before and 3 days after the date that the amount of Pepco Holdings common shares to be issued to Conectiv shareholders became fixed (July 25, 2002). Additionally, Pepco incurred approximately $35.6 million in direct acquisition costs which are treated as consideration paid for Conectiv. Also, under the terms of the merger agreement approximately $1.7 million in existing Conectiv stock options and performance accelerated restricted stock (PARS) were converted to PHI options and PARS. Accordingly, as illustrated in the table below, total consideration paid for Conectiv was approximately $2.2 billion.

The merger was accounted for using the purchase method of accounting, with Pepco as the acquirer of Conectiv. In accordance with the provisions of the purchase method of accounting, Pepco compared the total cost to acquire Conectiv to the estimated fair values (on August 1, 2002, the date of acquisition) of the Conectiv assets acquired and liabilities assumed. The excess of cost over the fair value of Conectiv’s assets and liabilities acquired was recorded as goodwill.

The following table presents (in millions of dollars) (1) the estimated fair value of Conectiv’s assets and liabilities at August 1, 2002, the acquisition date, (2) the goodwill balance resulting from the acquisition of Conectiv, (3) the total consolidated Pepco Holdings goodwill balance at December 31, 2002, and (4) adjustments to goodwill during 2003 which resulted in the consolidated goodwill balance at December 31, 2003.

Total Consideration Paid for Conectiv:
Cash paid to existing Conectiv shareholders	$1,095.2
Stock issued to existing Conectiv shareholders	1,029.7
Conversion of Conectiv options/PARS	1.7
Pepco direct merger costs	35.6

		$2,162.2
Fair Value of Conectiv’s Assets/Liabilities:
Assets
Property, Plant and Equipment, Net	3,629.7
Investments and Other Assets	1,461.5
Current Assets	873.5

Total Assets	$5,964.7

Liabilities
Preferred Stock and Securities	200.8
Long-Term Debt	1,489.9
Current Liabilities	2,234.3
Deferred Credits and Other	1,428.4

Total Liabilities	$5,353.4

Less: Fair Value of Net Assets Acquired		611.3
Deferred Income Tax Liability		209.6
Add: Liabilities Assumed		73.0

Goodwill Resulting Directly from the Acquisition of Conectiv		1,414.3
Existing Pepco Energy Services’ Goodwill Balance		17.5

Consolidated Goodwill at December 31, 2002		1,431.8
Add: Adjustments to goodwill during 2003		2.5

Consolidated Goodwill at December 31, 2003		$1,434.3

Goodwill generated by the acquisition of Conectiv is attributable to Pepco Holdings’ power delivery segments.

Pro Forma Information (unaudited)

Due to the use of the purchase method to account for the merger with Conectiv on August 1, 2002, the accompanying consolidated financial results include Conectiv and its pre-merger subsidiaries’ operating results commencing on August 1, 2002. Accordingly, Pepco Holdings’ consolidated operating results for the years ended December 31, 2002 and 2001 are not comparable with the corresponding 2003 results.

The following pro forma unaudited financial information for Pepco Holdings on a consolidated basis gives effect to the merger as if it had occurred at the beginning of each year presented. This information does not reflect future revenues or cost savings that may result from the merger and is not indicative of actual results of operations had the merger occurred at the beginning of each year presented or of results that may occur in the future. Amounts, except earnings per share, are in millions.

	For the Year Ended December 31,
	2002	2001
Operating Revenue	$6,777.3	$6,361.8
Net Income	$231.5	$511.0
Earnings Per Share of common stock	$1.42	$3.06

The primary pro forma adjustments in determining pro forma earnings per share were related to interest expense incurred on acquisition debt and interest income on existing funds used to partially fund the acquisition. Pro forma weighted average shares outstanding at December 31, 2002 and 2001 were 163.4 million shares and 167.0 million shares, respectively.

(3)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The accompanying consolidated financial statements include the accounts of Pepco Holdings and its wholly owned subsidiaries. All intercompany balances and transactions between subsidiaries have been eliminated. Pepco Holdings uses the equity method to report investments, corporate joint ventures, partnerships, and affiliated companies where it holds a 20% to 50% voting interest and cannot exercise control over the operations and policies of the investment. Under the equity method, Pepco Holdings records its interest in the entity as an investment in the accompanying Consolidated Balance Sheets, and its percentage share of the entity’s earnings are recorded in the accompanying Consolidated Statements of Earnings.

In accordance with the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46) issued in January 2003, with a revised interpretation issued in December 2003, FASB Interpretation No. 46-R “Consolidation of Variable Interest Entities” (FIN 46R), Pepco Holdings deconsolidated several entities that had previously been consolidated and consolidated several small entities that had not previously been consolidated. FIN 46 and FIN 46R address conditions when an entity should be consolidated based upon variable interests rather than voting interests. For additional information regarding the impact of implementing FIN 46 and FIN 46R, refer to the “New Accounting Standards Adopted” section later in this Note to the consolidated financial statements.

Consolidated Financial Statement Composition

The accompanying consolidated statements of earnings, consolidated statements of comprehensive earnings, and consolidated statements of cash flows for the year ended December 31, 2003 include Pepco Holdings and its subsidiaries’ results for the full year. These statements for the year ended December 31, 2002 include Pepco and its pre-merger subsidiaries’ results for the entire year consolidated with Conectiv and its subsidiaries operating results starting on August 1, 2002, the date the merger was consummated. These statements for the year ended December 31, 2001 include only the consolidated operations of Pepco and its pre-merger subsidiaries for the full year. Accordingly, the statements referred to above are not comparable for the years ended December 31, 2003, 2002, and 2001. However, the amounts included in the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity for the years ended December 31, 2003 and 2002 are comparable as both years reflect the accounting impact of the merger transaction.

Reclassifications

Certain prior year amounts have been reclassified in order to conform to current year presentations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, such as Statement of Position 94-6 “Disclosure of Certain Significant Risks and Uncertainties,” requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Examples of significant estimates used by Pepco Holdings include the calculation of future cash flows and fair value amounts for use in asset impairment evaluations, fair value calculations (based on estimating market pricing) associated with derivative instruments, pension assumptions, and judgments involved with assessing the probability of recovery of regulatory assets.

Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates.

Regulation of Power Delivery Operations

Pepco is regulated by MPSC, the DCPSC, and its wholesale business is regulated by FERC. Conectiv Power Delivery is subject to regulation by the DPSC, the MPSC, the NJBPU, the VSCC, and FERC.

The requirements of SFAS No. 71 apply to the power delivery businesses of Pepco, DPL, and ACE. SFAS No. 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and liabilities and to defer the income statement impact of certain costs that are expected to be recovered in future rates. Management’s assessment of the probability of recovery of regulatory assets requires judgment and interpretation of laws, regulatory commission orders, and other factors. Should existing facts or circumstances change in the future to indicate that a regulatory asset is not probable of recovery, then the regulatory asset would be charged to earnings.

The components of Pepco Holdings’ regulatory asset balances at December 31, 2003 and 2002, are as follows:

	2003	2002
	(Millions of Dollars)
Recoverable stranded costs	$960.6	$925.1
Deferred energy supply costs	193.2	154.9
Deferred recoverable income taxes	251.9	239.5
Deferred debt extinguishment costs	70.2	56.7
Unrecovered purchased power contracts	26.3	25.1
Deferred other post-retirement benefit costs	22.5	25.0
Asbestos removal costs	7.2	7.5
Generation Procurement Credit, customer sharing commitment and other	22.8	19.4

Total regulatory assets	$1,554.7	$1,453.2

The components of Pepco Holdings’ regulatory liability balances at December 31, 2003 and 2002, are as follows:

	2003	2002
	(Millions of Dollars)
Deferred income taxes due to customers	$119.1	$123.1
Regulatory liability for New Jersey income tax benefit	51.2	51.2
Generation Procurement Credit, customer sharing commitment and other	43.0	94.7
Stranded cost reserves	22.3	18.6
Deferred electric service costs audit disallowance	47.7	8.7
Removal costs	257.9	245.3

Total regulatory liabilities	$541.2	$541.6

Recoverable Stranded Costs: The pre-tax balances of $960.6 million as of December 31, 2003 and $925.1 million as of December 31, 2002 arose from the $228.5 million non-utility generator (NUG) contract termination payment and discontinuing the application of SFAS No. 71 to the electricity generation business.

Deferred Energy Supply Costs: Represents deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE and DPL.

Deferred Recoverable Income Taxes: Represents deferred income tax assets recognized from the normalization of flow through items as a result of amounts charged to customers. As temporary differences between the financial statement and tax bases of assets reverse, deferred recoverable income taxes are amortized.

Deferred Debt Extinguishment Costs: The costs of debt extinguishment for which recovery through regulated utility rates is probable and are deferred and subsequently amortized to interest expense during the rate recovery period.

Unrecovered Purchased Power Costs: Includes costs incurred by ACE for renegotiation of a long-term capacity and energy contract. These costs are included in current customer rates with the balance scheduled for full recovery over the next 12 years.

Deferred Other Post-retirement Benefit Costs: Represents the non-cash portion of other post-retirement benefit costs deferred by ACE during 1993 through 1997. This cost is being recovered over a 15-year period that began on January 1, 1998.

Asbestos Removal Costs: Represents costs incurred by ACE to remove asbestos insulation from a wholly owned electric generating substation. These costs are included in current customer rates with the balance scheduled for full recovery over the next 27 years.

Generation Procurement Credit (GPC), Customer Sharing Commitment, and Other: GPC represents the customers’ share of profits that Pepco has realized on the procurement and resale of generation services to standard offer service customers that has not yet been distributed to customers. Pepco is currently distributing the customers’ share of profits monthly to all distribution customers in a billing credit. Pepco’s December 2000 generation divestiture settlement agreements, approved by both the DCPSC and MPSC, required the sharing between customers and shareholders of any profits earned during the four-year transition period in each jurisdiction.

Deferred Income Taxes Due to Customers: Represents the portion of deferred income tax liabilities applicable to utility operations of Pepco, DPL, and ACE that has not been reflected in current customer rates for which future recovery is probable. As temporary differences between the financial statement and tax bases of assets reverse, deferred recoverable income taxes are amortized.

Regulatory Liability for New Jersey Income Tax Benefit: In 1999, a deferred tax asset arising from the write down of ACE’s electric generating plants was established. The deferred tax asset represents the future tax benefit expected to be realized when the higher tax basis of the generating plants is deducted for New Jersey state income tax purposes. To recognize the probability that this tax benefit will be given to ACE’s regulated electricity delivery customers through lower electric rates, ACE established a regulatory liability.

Removal Costs: Represents Pepco’s and DPL’s asset retirement obligations which in accordance with SFAS No. 143 were reclassified from accumulated depreciation to a regulatory liability.

Stranded Cost Reserves: This regulatory liability represents reserves for the disallowance of stranded costs.

Deferred Electric Service Cost Audit Disallowance: The regulatory liability represents reserves for the disallowance of ACE costs imposed by the NJBPU.

Revenue Recognition

Regulated Revenue

The power delivery businesses recognize revenues for the supply and delivery of electricity and gas upon delivery to the customer, including amounts for services rendered but not yet billed.

Non-Regulated Revenue

The competitive energy businesses also recognize revenues for the supply and delivery of electricity and gas upon delivery to the customer, including amounts for services rendered, but not yet billed. Conectiv Energy recognizes revenue when delivery is complete for non-trading activities. Pepco Energy Services recognizes revenue for its wholesale and retail commodity business upon delivery to customers. Revenues for Pepco Energy Services’ energy efficiency construction business is recognized using the percentage-of-completion method of revenue recognition and revenues from its operation and maintenance and other products and services contracts are recognized when earned. Revenues from the other non-regulated business lines are principally recognized when services are performed or products are delivered; however, revenue from utility industry services contracts is recognized using the percentage-of-completion method of revenue recognition, which recognizes revenue as work progresses on the contract.

Transition Power Agreement and Generation Procurement Credit

As part of the agreement to divest its generation assets, Pepco signed Transition Power Agreements (TPAs) with Mirant. In connection with Mirant’s bankruptcy proceeding, the TPAs were amended by the Settlement Agreement. Under the TPAs, Pepco can acquire from Mirant all of the energy and capacity needed to satisfy Pepco’s standard offer service obligations at prices that are below Pepco’s current cost-based billing rates for standard offer service. For information regarding the impact of Mirant’s bankruptcy on Pepco’s operation, refer to the “Regulatory and Other Matters—Relationship with Mirant Corporation” section, herein.

Accounting For Derivatives

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. Risk management policies are determined by PHI’s Corporate Risk Management Committee (CRMC). The CRMC monitors interest rate, commodity and credit exposure. The CRMC sets risk management policy that establishes limits on unhedged risk and determines risk reporting requirements.

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended governs the accounting treatment for derivatives. It requires derivative instruments to be measured at fair value. Derivatives are recorded on the balance sheet as assets or liabilities with offsetting gains and losses flowing through earnings unless they are designated as hedges. The gain or loss on a derivative that hedges exposure to variable cash flow of a forecasted transaction is initially recorded in other comprehensive income (a separate component of common stockholders’ equity) and is subsequently reclassified into earnings when the forecasted transaction occurs. If a forecasted transaction is no longer probable, the deferred gain or loss in accumulated other comprehensive income is immediately reclassified to earnings. Changes in the fair value of other hedging derivatives result in a change in the value of the asset, liability, or firm commitment being hedged; to the extent the hedge is effective. Any ineffective portion of a hedge is recognized in earnings immediately.

Certain commodity forwards are not required to be recorded on a mark-to-market basis of accounting. These contracts are exempted under SFAS No. 133 because they are used in a company’s normal operations and typically settle physically. These deals are considered normal purchases and sales, and follow standard accrual accounting. They do not appear on PHI’s consolidated balance sheet. Examples of these transactions include fuel to be consumed in power plants and scheduled receipts and deliveries of electric power.

The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, an internal model is used to interpolate broker quality price information. Models are also used to estimate volumes for certain transactions. The same valuation methods are used to determine the value of non-derivative, commodity exposure for risk management purposes.

In June 2002, Pepco Holdings entered into several treasury lock transactions in anticipation of the issuance of several series of fixed rate debt commencing in July 2002. These treasury lock transactions, which were designated as qualified cash flow hedges in accordance with the provisions of SFAS No. 133, were intended to offset the changes in future cash flows attributable to fluctuations in interest rates. Upon the closing of the sale of the debt on September 6, 2002, the net loss on the settlement of the treasury lock transactions of $63.4 million (after-tax) was recorded as accumulated other comprehensive loss and began to be amortized into interest expense over the life of the related debt. Additionally, the fair value of the liability of $106.1 million (pre-tax) was paid by Pepco Holdings on September 4, 2002, the hedge settlement date.

Conectiv Energy engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas, petroleum, coal and electricity). The majority of these hedges relate to the procurement of fuel for its power plants, fixing the cash flows from the plant output, and securing power for electric load service. Conectiv Energy’s hedging activities are conducted using derivative instruments designated as cash flow hedges, which are designed to reduce the variability in future cash flows. Conectiv Energy’s commodity hedging objectives, in accordance with its risk management policy, are primarily the assurance of stable and known cash flows and the fixing of favorable prices and margins when they become available.

Conectiv Energy assesses risk on a total portfolio basis and by component (e.g. Generation Output, Generation Fuel, Load Supply, etc.). Portfolio risk combines the generation fleet, load obligations, miscellaneous commodity sales and hedges. Accounting hedges are matched against each component using the product or products that most closely represents the underlying hedged item. The total portfolio is risk managed based on its net megawatt position by month. If the total portfolio becomes too long or too short for a period, steps are taken to reduce or increase hedges. Total portfolio-level hedging includes accounting hedges (derivatives designated as cash flow hedges), derivatives that are being marked-to-market through earnings, and other physical commodity purchases and sales.

Conectiv Bethlehem, LLC (CBI), a subsidiary of Conectiv Energy, entered into an interest rate swap agreement for the purpose of managing its overall borrowing rate and limiting its interest rate risk associated with debt it has incurred. CBI currently hedges 75% of the interest rate payments for its variable rate debt. CBI formally designated its interest rate swap agreements as a cash flow hedge.

Pepco Energy Services purchases natural gas futures and electricity forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for delivery to customers in future months. Pepco Energy Services accounts for its natural gas futures and electricity forward contracts as cash flow hedges of forecasted transactions.

PCI has entered into interest rate swap agreements for the purpose of managing its overall borrowing rate and limiting its interest rate risk associated with debt it has issued. PCI currently hedges 100% of its variable rate debt and approximately 38% of its fixed rate debt for its Medium Term Note program. PCI formally designated its interest rate swap agreements as both cash flow hedge and fair value hedge instruments, as appropriate.

Accounting For Marketable Securities

Pepco Holdings, primarily through PCI, holds preferred stock investments with mandatorily redeemable features, marketable equity securities and investment grade commercial paper investments which are classified as available-for-sale securities under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” PCI’s investment activity has decreased after Pepco Holdings announced during the second quarter of 2003 the discontinuation of further new investment activity by PCI. Under the specific identification method, PCI realized gross gains of $.3 million, $.6 million and $.6 million, respectively, on sales or calls of securities for the years ended December 31, 2003, 2002 and 2001. In addition, PCI recorded gross losses of zero, $.7 million and $.7 million, respectively, on sales or calls of securities for the years ended December 31, 2003, 2002 and 2001.

	At December 31, 2003			At December 31, 2002
	Cost	Market Value	Net Unrealized Gain	Cost	Market Value	Net Unrealized Loss
	(Millions of Dollars)
Mandatorily Redeemable Preferred Stock	$17.7	$22.0	$4.3	$95.2	$94.7	$(.5)
Commercial Paper	5.7	5.7	—	79.1	79.1	—
Equity Securities	.8	1.0	.2	1.9	1.5	(.4)

Total	$24.2	$28.7	$4.5	$176.2	$175.3	$(.9)

Included in net unrealized gains/losses are gross unrealized losses of zero and gross unrealized gains of $4.5 million at December 31, 2003 and gross unrealized losses of $2.0 million (which consisted of $1.6 million in preferred stock and $.4 million in equity securities) and gross unrealized gains of $1.1 million at December 31, 2002. At December 31, 2003, the contractual maturities for mandatorily redeemable preferred stock held by PCI are $6.6 million within one year, $6.2 million from one to five years, $10.6 million from five to 10 years and zero over 10 years.

Accounting for Goodwill

Goodwill represents the excess of the purchase price of an acquisition over the fair value of the net assets acquired. The accounting for goodwill is governed by SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets apart from goodwill. SFAS No. 142 requires that purchased goodwill and certain indefinite-lived intangibles no longer be amortized, but instead be tested for impairment. Substantially all of Pepco Holdings’ goodwill was generated by the acquisition of Conectiv by Pepco that closed in 2002. For additional information about Pepco Holdings’ goodwill balance, refer to Note (2) 2002 Merger Transaction, herein.

Goodwill Impairment Evaluation

The provisions of SFAS No. 142 require the evaluation of goodwill for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. Examples of such events and circumstances include an adverse action or assessment by a regulator, a significant adverse change in legal factors or in the business climate, and unanticipated competition. SFAS No. 142 indicates that if the fair value of a reporting unit is less than its carrying value, including goodwill, an impairment charge may be necessary. During 2003 Pepco Holdings tested its goodwill for impairment as of July 1, 2003. This testing concluded that none of Pepco Holdings’ goodwill balance was impaired.

Long Lived Assets Impairment Evaluation

Pepco Holdings is required to evaluate certain assets that have long lives (for example, generating property and equipment and real estate) to determine if they are impaired when certain conditions exist. SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” governs the accounting treatment for impairments of long-lived assets and indicates that companies are required to test long-lived assets for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Examples of such events or changes include a significant decrease in the market price of a long-lived asset or if there is a significant adverse change in the manner an asset is being used or its physical condition.

For long-lived assets that are expected to be held and used, SFAS No. 144 requires that an impairment loss shall only be recognized if the carrying amount of an asset is not recoverable and exceeds its fair value. For long-lived assets that can be classified as assets to be disposed of by sale under SFAS No. 144, an impairment loss shall be recognized to the extent their carrying amount exceeds their fair value, including costs to sell.

During the first quarter of 2003, Conectiv Energy cancelled an order for four GE combustion turbines (CTs), due to the uncertainty in the energy markets and current levels of capacity reserves within PJM. As a result, Pepco Holdings recognized a net pre-tax charge of $50.1 million ($29.5 million). Then in the fourth quarter of 2003, Conectiv Energy determined that its CT inventory was impaired and recorded a net pre-tax loss of $3.2 million ($1.7 million after-tax).

During 2001, PCI (while wholly owned by Pepco) determined that its aircraft portfolio was impaired and wrote the portfolio down to its fair value by recording a pre-tax impairment loss of $55.5 million ($36.1 million after-tax). Also during 2001 PCI recorded a pre-tax write-off of $10.0 million ($6.5 million after-tax) related to its preferred stock investment in a wholly owned subsidiary of Enron.

During the fourth quarter of 2003 PCI recorded a writedown of approximately $11.0 million related to a leased aircraft. Refer to Note (5) “Leasing Activities” to the consolidated financial statements for additional information.

Investment Impairment Evaluation

Pepco Holdings is required to evaluate its equity-method and cost-method investments to determine whether or not they are impaired. In accordance with Accounting Principles Board Opinion (APB) No. 18 “The Equity Method of Accounting for Investments in Common Stock,” the standard for determining whether an impairment must be recorded under APB No. 18 is whether the investment has experienced a loss in value that is considered an “other than a temporary” decline in value.

During early 2004, Pepco Holdings announced plans to sell its 50 percent interest in Starpower as part of an ongoing effort to redirect Pepco Holdings’ investments and to focus on its energy related businesses. At December 31, 2003, Pepco Holdings had an investment in Starpower of $141.8 million. However, because of the distressed telecommunications market and the changed expectations of Starpower’s future performance, Pepco Holdings has determined that the fair value of its investment in Starpower at December 31, 2003 is $39.2 million. Accordingly, during the fourth quarter of 2003, Pepco Holdings recorded a noncash charge to its consolidated earnings of $102.6 million ($66.7 million after-tax).

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market funds, and commercial paper with original maturities of three months or less. Additionally, investments in PHI’s “money pool,” which PHI and certain of its subsidiaries may invest in, are considered cash equivalents.

Restricted Cash

Restricted cash represents cash restricted for costs incurred on the CBI project.

Other Non-Current Assets

The other assets balance principally consists of real estate under development, equity and other investments, and deferred compensation trust assets.

Other Current Liabilities

The other current liability balance principally consists of customer deposits, accrued vacation liability, and the current portion of deferred income taxes.

Other Deferred Credits

The other deferred credits balance principally consists of accrued other post retirement benefit liabilities and miscellaneous deferred liabilities.

Accounts Receivable and Allowance for Uncollectible Accounts

Pepco Holdings’ subsidiaries’ accounts receivable balances primarily consist of customer accounts receivable, other accounts receivable, and accrued unbilled revenue. Accrued unbilled revenue represents revenue earned in the current period but not billed to the customer until a future date, usually within one month. PHI uses the allowance method to account for uncollectible accounts receivable.

Capitalized Interest and Allowance for Funds Used During Construction

In accordance with the provisions of SFAS No. 34, “Capitalization of Interest Cost,” the cost of financing the construction of Pepco Holdings’ non-regulated subsidiaries electric generating plants is capitalized. Other non-utility construction projects also include financing costs in accordance with SFAS No. 34. The cost of additions to, and replacements or betterments of, retirement units of property and plant is capitalized. Such costs include material, labor, the capitalization of an Allowance for Funds Used During Construction (AFUDC) and applicable indirect costs, including engineering, supervision, payroll taxes and employee benefits.

Leasing Activities

Pepco Holdings accounts for leases entered into by its subsidiaries in accordance with the provisions of SFAS No. 13, “Accounting for Leases.” Income from investments in direct financing leases and leveraged lease transactions, in which PCI is an equity participant, is accounted for using the financing method and is recorded as other non-regulated operating revenue. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. For direct financing leases, unearned income is amortized to income over the lease term at a constant rate of return on the net investment. Income, including investment tax credits, on leveraged equipment leases is recognized over the life of the lease at a constant rate of return on the positive net investment. Investments in equipment under operating leases are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment’s estimated useful life.

Amortization of Debt Issuance and Reacquisition Costs

Expenses incurred in connection with the issuance of long-term debt, including premiums and discounts associated with such debt, are deferred and amortized over the lives of the respective debt issues. Costs associated with the reacquisition of debt for PHI’s regulated operations are also deferred and amortized over the lives of the new issues.

Classification Items

Pepco Holdings recorded AFUDC for borrowed funds of $3.0 million, $3.4 million, and $4.8 million for the years ended December 31, 2003, 2002, and 2001, respectively. These amounts are recorded as a reduction of “interest expense” in the accompanying consolidated statements of earnings.

Pepco Holdings recorded amounts for AFUDC for equity income of $4.6 million, $3.0 million and $1.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. The amounts are included in the “other income” caption of the accompanying consolidated statements of earnings.

Pepco Holdings recorded amounts for unbilled revenue of $184.6 million and $161.0 million as of December 31, 2003 and 2002, respectively. These amounts are included in the “accounts receivable” line item in the accompanying consolidated balance sheets.

Pension and Other Post Retirement Benefit Plans

Pepco Holdings sponsors the Retirement Plan that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings’ subsidiaries. Following the consummation of the acquisition of Conectiv by Pepco on August 1, 2002, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Retirement Plan on December 31, 2002. The provisions and benefits of the merged Retirement Plan for Pepco employees are identical to those of the original Pepco plan and for DPL and ACE employees the provisions and benefits of the merged Retirement Plan are identical to the original Conectiv plan. Pepco Holdings also provides supplemental retirement benefits to certain eligible executive and key employees through nonqualified retirement plans. In addition to sponsoring non-contributory retirement plans, Pepco Holdings provides certain post-retirement health care and life insurance benefits for eligible retired employees.

The Company accounts for the Retirement Plan in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and its post-retirement health care and life insurance benefits for eligible employees in accordance with SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions.” PHI’s financial statement disclosures were prepared in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Post-retirement Benefits,” as amended.

Severance Costs

During 2002, Pepco Holdings’ management approved initiatives by Pepco and Conectiv to streamline its operating structure by reducing the number of employees at each company. These initiatives met the criteria for the accounting treatment provided under EITF No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” A roll forward of the severance accrual balance is as follows. (Amounts in millions)

Balance, December 31, 2001	$—
Accrued during 2002	26.5
Payments during 2002	(3.3)

Balance, December 31, 2002	23.2
Accrued during 2003	—
Payments during 2003	(15.3)

Balance, December 31, 2003	$7.9

Based on the number of employees that have accepted or are expected to accept the severance packages, substantially all of the severance liability accrued at December 31, 2003 will be paid through mid 2005. Employees have the option of taking severance payments in a lump sum or over a period of time.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. The carrying value of property, plant and equipment is evaluated for impairment whenever circumstances indicate the carrying value of those assets may not be recoverable under the provisions of SFAS No. 144. Upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation. For non regulated property, the cost and accumulated depreciation of the property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of any gain or loss on disposition. For additional information regarding the treatment of removal obligations, refer to the “Asset Retirement Obligations” section included in this Note to the consolidated financial statements.

The annual provision for depreciation on electric and gas property, plant and equipment is computed on the straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property retired, including removal costs less salvage and other recoveries. Property, plant and equipment other than electric and gas facilities is generally depreciated on a straight-line basis over the useful lives of the assets.

Asset Retirement Obligations

Pepco Holdings adopted Financial Accounting Standards Board (FASB) Statement No. 143 entitled “Accounting for Asset Retirement Obligations” (SFAS No. 143) on January 1, 2003. This statement establishes the accounting and reporting standards for measuring and recording asset retirement obligations. Based on the implementation of SFAS No. 143, at December 31, 2003 and 2002, respectively, $257.9 million in asset removal costs ($181.5 million for DPL and $76.4 million for Pepco) and $245.3 million in asset removal costs ($173.2 million for DPL and $72.1 million for Pepco) have been reclassified from accumulated depreciation to a regulatory liability in the accompanying consolidated balance sheets.

Stock-Based Compensation

Pepco Holdings accounts for its stock-based employee compensation under the intrinsic value method of expense recognition and measurement prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees, and related Interpretations” (collectively, APB No. 25). As required by FASB Statement No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” a tabular presentation of the pro-forma stock-based employee compensation cost, net income and basic and diluted earnings per share as if the fair value based method of expense recognition and measurement prescribed by SFAS No. 123 had been applied to all options is provided in Note 11, “Stock Based Compensation and Calculations of Earnings Per Share of Common Stock,” herein.

Accounting for Guarantees and Indemnifications

Pepco Holdings and its subsidiaries have applied the provisions of FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” to their agreements that contain guarantee and indemnification clauses. These provisions expand those required by FASB Statement No. 5, “Accounting for Contingencies,” by requiring a guarantor to recognize a liability on its balance sheet for the fair value of obligation it assumes under certain guarantees issued or modified after December 31, 2002 and to disclose certain types of guarantees, even if the likelihood of requiring the guarantor’s performance under the guarantee is remote.

As of December 31, 2003, Pepco Holdings and its subsidiaries did not have material obligations under guarantees or indemnifications issued or modified after December 31, 2002, which are required to be recognized as a liability on the consolidated balance sheets. Refer to Note 14. “Commitments and Contingencies,” herein, for a summary of Pepco Holdings’ guarantees and other commitments.

Accumulated Other Comprehensive Loss

A detail of the components of Pepco Holdings’ Accumulated Other Comprehensive Loss balance is as follows. For additional information, refer to the Consolidated Statements of Comprehensive Earnings, herein.

(Millions of Dollars)	Commodity Derivatives	Treasury Lock	Interest Rate Swaps	Marketable Securities	Accumulated Other Comprehensive (Loss) Income
Beginning Balance, December 31, 2001	$(0.3)	$—	$(1.9)	$(4.5)	$(6.7)
Current period change	17.5	(59.7)	(7.7)	3.7	(46.2)

Beginning Balance, December 31, 2002	17.2	(59.7)	(9.6)	(0.8)	(52.9)
Current period change	15.0	5.4	6.0	3.8	30.2

Ending Balance, December 31, 2003	$32.2	$(54.3)	$(3.6)	$3.0	$(22.7)

NEW ACCOUNTING STANDARDS

New Accounting Policies Adopted

SFAS No. 143

Pepco Holdings adopted Financial Accounting Standards Board (FASB) Statement No. 143 entitled “Accounting for Asset Retirement Obligations” (SFAS No. 143) on January 1, 2003. This Statement establishes the accounting and reporting standards for measuring and recording asset retirement obligations. Based on the implementation of SFAS No. 143, at December 31, 2003, $257.9 million in asset removal costs ($181.5 million for DPL and $76.4 million for Pepco) and $245.3 million in asset removal costs at December 31, 2002 ($173.2 million for DPL and $72.1 million for Pepco) have been reclassified from accumulated depreciation to a regulatory liability in the accompanying Consolidated Balance Sheets.

SFAS No. 150

Effective July 1, 2003 Pepco Holdings implemented SFAS No. 150 entitled “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS No. 150). This Statement established standards for how an issuer classifies and measures in its Consolidated Balance Sheet certain financial instruments with characteristics of both liabilities and equity. The Statement resulted in Pepco Holdings’ reclassification (initially as of September 30, 2003) of its “Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Which Holds Solely Parent Junior Subordinated Debentures” (TOPrS) and “Mandatorily Redeemable Serial Preferred Stock” on its Consolidated Balance Sheet to a long term liability classification. Additionally, in accordance with the provisions of SFAS No. 150, dividends on the TOPrS and Mandatorily Redeemable Serial Preferred Stock, declared subsequent to the July 1, 2003 implementation of SFAS No. 150, are recorded as interest expense in Pepco Holdings’ Consolidated Statement of Earnings for the year ended December 31, 2003. In accordance with the transition provisions of SFAS No. 150, prior period amounts were not reclassified on either the consolidated balance sheet or consolidated statement of earnings. In 2003, Potomac Electric Power Company Trust I redeemed all $125 million of its 7.375% Trust Originated Preferred Securities at par. Also during 2003, Atlantic Capital I redeemed all $70 million of its 8.25% Quarterly Income Preferred Securities at par.

Effective with the December 31, 2003 implementation of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46), Pepco Holdings’ subsidiaries’ TOPrS were deconsolidated and therefore not included in its Consolidated Balance Sheet at December 31, 2003. Additionally, based on the provisions of FIN 46 Pepco Holdings recorded its investments in its TOPrS trusts and its Debentures issued to the trusts on its Consolidated Balance Sheet at December 31, 2003 (these items were previously eliminated in consolidation). For additional information regarding Pepco Holdings’ implementation of FIN 46 refer to the “FIN 46” implementation section below. Accordingly, Pepco Holdings’ Consolidated Balance Sheet as of December 31, 2003 reflects only the reclassification of Pepco’s Mandatorily Redeemable Serial Preferred Stock into its long term liability section.

In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS No. 150 to non-controlling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability in the parent’s financial statements under SFAS No. 150. The deferral is limited to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries. Pepco Holdings does not have an interest in any such applicable entities as of December 31, 2003, but will continue to evaluate the applicability of this deferral to entities which may be consolidated as a result of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.”

FIN 45

Pepco Holdings and its subsidiaries applied the provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of

Others” (FIN 45), commencing in 2003 to their agreements that contain guarantee and indemnification clauses. These provisions expand those required by FASB Statement No. 5, “Accounting for Contingencies,” by requiring a guarantor to recognize a liability on its balance sheet for the fair value of obligation it assumes under certain guarantees issued or modified after December 31, 2002 and to disclose certain types of guarantees, even if the likelihood of requiring the guarantor’s performance under the guarantee is remote.

As of December 31, 2003, Pepco Holdings and its subsidiaries did not have material obligations under guarantees or indemnifications issued or modified after December 31, 2002, which are required to be recognized as a liability on its consolidated balance sheets.

FIN 46

In January 2003 FIN 46 was issued. FIN 46 was revised and superseded by FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46R) which clarified some of the provisions of FIN 46 and exempted certain entities from its requirements.

FIN 46R requires the application of either FIN 46 or FIN 46R by “Public Entities” to all Special Purpose Entities, as defined in FIN 46R (SPEs), created prior to February 1, 2003 at the end of the first interim or annual reporting period ending after December 15, 2003 (Pepco Holdings year end 2003 financial statements). All entities created after January 31, 2003 by Public Entities were already required to be analyzed under FIN 46, and they must continue to do so, unless FIN 46R is adopted early. FIN 46R will be applicable to all non-SPEs created prior to February 1, 2003 by public entities that are not small business issuers at the end of the first interim or annual reporting period ending after March 15, 2004 (Pepco Holdings first quarter ended March 31, 2004 financial statements).

As a result of the implementation of FIN 46, the following entities were impacted at December 31, 2003:

(1) Trust Preferred Securities

DPL and ACE have wholly owned financing subsidiary trusts that have common and preferred trust securities outstanding and hold Junior Subordinated Debentures (the Debentures) issued by DPL and ACE. DPL and ACE own all of the common securities of the trusts, which constitute approximately 3% of the liquidation amount of all of the trust securities issued by the trusts. The trusts use interest payments received on the Debentures, which are the trusts’ only assets, to make cash distributions on the trust securities. The obligations of DPL and ACE pursuant to the Debentures and guarantees of distributions with respect to the trusts’ securities, to the extent the trusts have funds available therefore, constitute full and unconditional guarantees of the obligations of the trusts under the trust securities the trusts have issued. The preferred trust securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures mature in 2028 to 2036. The Debentures are subject to redemption, in whole or in part, at the option of DPL or ACE, as applicable, at 100% of their principal amount plus accrued interest.

In accordance with the provisions of FIN 46, and as a result of the deconsolidation of the trusts from PHI’s financial statements, DPL and ACE’s Debentures held by the trusts and DPL and ACE’s investments in the trusts are included in PHI’s Consolidated Balance Sheet as of December 31, 2003 and the previously recorded preferred trust securities have been removed from PHI’s Consolidated Balance Sheets as of December 31, 2003. Accordingly, the deconsolidation of the trusts overall does not significantly impact PHI’s Consolidated Balance Sheet at December 31, 2003.

(2) ACE Funding

ACE formed ACE Funding during 2001. ACE Funding is a wholly owned subsidiary of ACE. ACE Funding was organized for the sole purpose of purchasing and owning Bondable Transition Property, issuing Transition

Bonds to fund the purchasing of Bondable Transition Property, pledging its interest in Bondable Transition Property and other collateral to the trustee for the Transition Bonds to collateralize the Transition Bonds, and to perform activities that are necessary, suitable or convenient to accomplish these purposes.

In accordance with the provisions of FIN 46, ACE Funding was assessed and it was determined that they should remain consolidated with Pepco Holdings’ and ACE’s financial statements as of December 31, 2003. Accordingly, the implementation of FIN 46 did not impact Pepco Holdings’ or ACE’s Consolidated Balance Sheet at December 31, 2003.

(3) Leveraged Leases

PCI manages a portfolio of financial investments in leveraged leases. These leveraged lease transactions involve PCI’s purchase and leaseback of utility assets, located outside of the United States, that are designed to provide a long-term, stable stream of cash flow and earnings. The leases are in separate legally isolated Trusts established to hold the leased assets and the majority of the financing for such transactions has been third party, non-recourse debt over the base term.

In accordance with the provisions of FIN 46, and as a result of the deconsolidation of the leveraged lease trusts from PHI’s financial statements, the underlying leases held by the leveraged lease trusts are excluded and PHI’s investments in the trusts are included in PHI’s Consolidated Balance Sheet as of December 31, 2003 using the line item “Investment in Finance Leases Held in Trust.” The deconsolidation of the leveraged lease trusts did not significantly impact Pepco Holdings’ Consolidated Balance Sheet at December 31, 2003.

(4) Other

In accordance with the provisions of FIN 46, two small entities created after January 31, 2003 were required to be consolidated at December 31, 2003 which previously were not consolidated. The consolidation of these entities did not have a significant impact on Pepco Holdings’ overall financial condition or results of operations.

Additionally, Pepco Holdings has analyzed its interests in entities with which it has power sale agreements and has determined those entities do not qualify as SPE as defined in FIN 46R. The Company will continue to analyze interests in investments and contractual relationships including power sale agreements to determine if such entities should be consolidated or deconsolidated in accordance with FIN 46R. Pepco Holdings is presently unable to determine the effect, if any, on its financial statements of applying FIN 46R to these entities.

New Accounting Standards Issued

In July 2003, the EITF reached a consensus on EITF Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, ‘Accounting for Derivative Instruments and Hedging Activities,’ and not ‘Held for Trading Purposes’ as Defined in EITF Issue No. 02-3 ‘Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities’” (EITF 03-11). This EITF concluded that determining whether realized gains and losses on physically settled derivative contracts not “held for trading purposes” should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances. Pepco Holdings is in the process of completing its evaluation of the extent of its subsidiaries operating revenue and operating expense reclassifications that may be required. Pepco Holdings anticipates that the implementation of EITF 03-11, including the associated reclassification of certain operating revenues and operating expenses, will not have an impact on its overall financial position or net results of operations.

(4)    SEGMENT INFORMATION

Based on the provisions of SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information,” Pepco Holdings’ management has identified the following reportable segments: Pepco, Conectiv Power Delivery, Conectiv Energy, Pepco Energy Services, and Other Non-Regulated. Intercompany (intersegment) revenues and expenses are not eliminated at the segment level for purposes of presenting segment financial results. Elimination of these intercompany amounts is accomplished for Pepco Holdings’ consolidated results through the “Corporate and Other” column. Due to the purchase method of accounting used to record the merger, the segment information for the years presented are not comparable. Segment financial information for the years ended December 31, 2003, 2002, and 2001, is as follows.

	December 31, 2003
	(In Millions)
	Power Delivery Segments			Competitive Energy Segments
	Pepco	Conectiv Power Delivery		Conectiv Energy		Pepco Energy Services	Other Non- Regulated	(a) Corp. & Other		PHI Cons.
Operating Revenue	$1,548.0	$2,480.4		$2,884.8	(b)	$1,074.7	$114.2	$(830.8)		$7,271.3
Operating Expense	1,291.8	2,207.6	(b)	2,998.4	(c),(d)	1,076.4	(29.7)	(889.6	)(c),(d)	6,654.9
Operating Income (loss)	256.2	272.8		(113.6)		(1.7)	143.9	58.8		616.4
Interest Expense (Restated)	78.0	89.8		39.2		1.2	96.4	63.7		368.3
Income Taxes	72.0	74.7		(53.0)		1.3	(10.6)	(18.5)		65.9
Extraordinary Item (net of taxes of $4.1 million)	—	5.9		—		—	—	—		5.9
Net Income (loss)	107.0	98.8		(79.0	)(c),(d)	1.1	7.7 (e)	(22.1	)(c),(d)	113.5
Total Assets	$3,717.4	$4,866.6		$2,115.9		$405.0	$1,384.5	$945.0		$13,434.4

(a)	“Corp. and Other” for 2003 included unallocated Pepco Holdings (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002. Intercompany transactions are also included in this line item. Additionally, this line item for “total assets” also includes Pepco Holdings’ goodwill balance.
(b)	Conectiv Power Delivery purchased electric energy, electric capacity and natural gas from Conectiv Energy in the amount of $653.3 million for the year ended December 31, 2003. These intercompany transactions are included in the respective entities segment operating revenues and expenses.
(c)	Conectiv Energy’s results include a charge of $108.0 million ($64.1 million) related to the CT contract cancellation. This was partially offset by $57.9 million ($34.6 million after-tax) in Corp. & Other, resulting from the reversal of a purchase accounting fair value adjustment made on the date of the merger. Overall the net impact of these two transactions is $50.1 million ($29.5 million after-tax) on consolidated net income.
(d)	Conectiv Energy’s results include a charge of $32.8 million ($19.4 million after-tax) related to an impairment of CT inventory. This was partially offset by $29.6 million ($17.7 million after-tax) in Corp. & Other, resulting from the reversal of a purchase accounting fair value adjustment made on the date of the merger. Overall, the net impact of these two transactions is $3.2 million ($1.7 million after-tax) on consolidated net income.
(e)	Included in “Other Non-Regulated” net income of $7.7 million is a non-cash impairment charge of $102.6 million ($66.7 million after-tax) related to Pepcom’s investment in Starpower Communications, LLC. The write-down of the investment in Starpower is based on December 31, 2003 estimated results. Also, included in results is a gain of $68.8 million ($44.7 million after-tax) on the sale of the Edison Place office building and an impairment charge of $11.0 million ($5.2 million after-tax) on PCI’s aircraft portfolio.

	December 31, 2002
	(In Millions)
	Power Delivery Segments			Competitive Energy Segments
	Pepco	Conectiv Power Delivery		Conectiv Energy		Pepco Energy Services	Other Non- Regulated	(a) Corp. & Other	PHI Cons.
Operating Revenue	$1,533.9	$997.3		$1,214.3	(b)	$827.5	$115.5	$(364.0)	$4,324.5
Operating Expense	1,219.7	890.5	(b)	1,157.6		815.9	43.4	(348.2)	3,778.9
Operating Income (loss)	314.2	106.8		56.7		11.6	72.1	(15.8)	545.6
Interest Expense	81.7	45.8		17.3		.3	50.3	18.4	213.8
Income Taxes	92.1	30.9		21.7		3.8	(3.7)	(20.7)	124.1
Net Income (loss)	136.3	46.4		30.5		6.8	29.0	(38.5)	210.5
Total Assets	$3,770.4	$5,090.9		$2,111.6		$296.9	$1,754.9	$399.4	$13,424.1

(a)	“Corp. and Other” for 2002 includes primarily severance costs, as well as unallocated Pepco Holdings (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002. Intercompany transactions are also included in this line item. Additionally, this line item for “total assets” also includes Pepco Holdings’ goodwill balance.
(b)	Conectiv Power Delivery purchased electric energy, electric capacity and natural gas from Conectiv Energy in the amount of $268.5 million for the period August 1, 2002 through December 31, 2002. These intercompany transactions are included in the segment respective entities operating revenues and expenses.

	December 31, 2001
	(In Millions)
	Power Delivery Segments			Competitive Energy Segments
	Pepco		Conectiv Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated		(a) Corp. & Other	PHI Cons.
Operating Revenue	$1,723.5		$—	$—	$541.5	$112.2		$(6.0)	$2,371.2
Operating Expense	1,340.4		—	—	524.1	146.3		(6.0)	2,004.8
Operating Income (loss)	383.1		—	—	17.4	(34.1)		—	366.4
Interest Expense	103.3		—	—	.3	45.1		—	148.7
Income Taxes	130.9		—	—	8.5	(55.9)		—	83.5
Net Income (loss)	189.2	(b)	—	—	10.3	(36.1	)(c)	—	163.4
Total Assets	$5,166.9		$—	$—	$211.8	$1,289.9		$(1,225.8)	$5,442.8

(a)	“Corp. and Other” for 2001 represents the elimination of intercompany rent paid by Pepco to PCI for lease of office space in PCI’s office building. This line item for “total assets” also represents the elimination of intercompany transactions.
(b)	Pepco’s net income of $189.2 million includes a gain of $29.3 million ($9.9 million after-tax) from the divestiture of generation assets.
(c)	Included in the “Other Non-Regulated” net loss of $36.1 million is PCI’s write-down of $65.5 million ($42.6 million after-tax) of the value of aircraft holdings and investments.

(5)    LEASING ACTIVITIES

As discussed in Note 3 “Summary of Significant Accounting Policies,” in accordance with the provisions of FIN 46, the leveraged lease trusts were deconsolidated from PHI’s Consolidated Balance Sheet and the December 31, 2003 balances were presented on the line item “Investment in Finance Leases Held in Trust.” The financing lease balances were comprised of the following at December 31:

	2003	2002
	(Millions of Dollars)
Energy leveraged leases	$1,103.5	$1,022.0
Aircraft leases	1.9	18.3
Other	37.7	51.3

Total	$1,143.1	$1,091.6

Pepco Holdings’ $1,103.4 million equity investment in energy leveraged leases at December 31, 2003, consists of electric power plants and natural gas transmission and distribution networks located outside of the United States. Of this amount, $391.4 million of equity is attributable to facilities located in The Netherlands, $548.4 million in Austria and $163.6 million in Australia.

The components of the net investment in finance leases at December 31, 2003 and 2002 are summarized below:

At December 31, 2003:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
Rents receivable, net of recourse debt	$2,319.1	$41.1	$2,360.2
Residual value	—	12.5	12.5
Less: Unearned and deferred income	(1,215.6)	(14.0)	(1,229.6)

Investment in finance leases held in trust	1,103.5	39.6	1,143.1
Less: Deferred taxes	(365.3)	(38.8)	(404.1)

Net Investment in Finance Leases Held in Trust	$738.2	$.8	$739.0

At December 31, 2002:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
Rents receivable, net of recourse debt	$2,320.6	$64.7	$2,385.3
Residual value	—	22.6	22.6
Less: Unearned and deferred income	(1,298.6)	(17.7)	(1,316.3)

Investment in finance leases	1,022.0	69.6	1,091.6
Less: Deferred taxes	(278.5)	(43.9)	(322.4)

Net Investment in Finance Leases	$743.5	$25.7	$769.2

Income recognized from leveraged leases was comprised of the following:

For the Years Ended December 31,	2003	2002	2001
Pre-tax earnings from leveraged leases	$84.2	$64.1	$9.0
Investment tax credit recognized	—	—	.3

Income from leveraged leases, including investment tax credit	84.2	64.1	9.3
Income tax expense (benefit)	21.2	14.2	(9.9)

Net Income from Leveraged Leases	$63.0	$49.9	$19.2

PCI’s leased aircraft portfolio primarily consists of performing assets on lease to established commercial airlines. PCI continues to manage its aircraft portfolio with the objective of identifying future opportunities for their sale or other disposition on favorable economic terms. In addition, PCI periodically assesses the aircraft for impairment.

In December 2003, PCI recorded approximately $11.0 million (after-tax $5.2 million) related to the write down of the carrying value of an aircraft leased to Atlas. The write down was made due to concerns over Atlas’ credit worthiness and the potential return of the aircraft by Atlas as part of its pending bankruptcy.

In November 2002, PCI entered into a $309 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI’s purchase and lease back of three hydroelectric facilities over a base term of approximately 36 years. The transaction was financed with approximately $259 million of third party, non-recourse debt over the base term. PCI’s equity investment in this leveraged lease was approximately $55 million.

In September 2002, PCI entered into a $766 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI’s purchase and leaseback of 14 hydroelectric facilities, over a base term ranging from approximately 31 to 39 years. The transaction was financed with approximately $634 million of third party, non-recourse debt over the base term. PCI’s equity investment in this leveraged lease was approximately $153 million.

In June 2002, PCI entered into a $609 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI’s purchase and leaseback of hydroelectric facilities, over a base term of approximately 28 to 35 years. The transaction was financed with approximately $503 million of third party, non-recourse debt over the base term. PCI’s equity investment in this leveraged lease was approximately $113 million.

On December 20, 2001, PCI recorded a pre-tax charge of approximately $55.5 million related to the write down of the carrying values of its then remaining seven aircraft and related assets in PCI’s aircraft leasing portfolio.

Rents receivable from leveraged leases are net of non-recourse debt. Minimum lease payments receivable from PCI’s finance leases for each of the years 2004 through 2008 and thereafter are $6.6 million, $2.1 million, $33.7 million, $6.4 million, $3.0 million, and $1,091.3 million, respectively.

Lease Commitments

Pepco leases its consolidated control center, an integrated energy management center used by Pepco’s power dispatchers to centrally control the operation of its transmission and distribution systems. The lease is accounted for as a capital lease and was initially recorded at the present value of future lease payments, which totaled $152 million. The lease requires semi-annual payments of $7.6 million over a 25-year period and provides for transfer of ownership of the system to Pepco for $1 at the end of the lease term. Under SFAS No. 71, the amortization of leased assets is modified so that the total of interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for rate-making purposes. This lease has been treated as an operating lease for rate-making purposes.

DPL leases an 11.9% interest in the Merrill Creek Reservoir. The lease is an operating lease and payments over the remaining lease term, which ends in 2032, are $125.7 million in aggregate. Pepco, DPL, ACE and other Pepco Holdings’ subsidiaries also have long-term leases for certain other facilities and equipment. Minimum commitments as of December 31, 2003, under the Merrill Creek Reservoir lease and other lease agreements are as follows: 2004—$41.7 million; 2005—$42.3 million; 2006—$42.3 million; 2007—$42.0 million; 2008—$42.8 million; after 2008—$181.5 million; total—$392.6 million.

The approximate annual commitments under all capital and operating leases are $41.7 million for 2004, $42.3 million for 2005, $42.3 million for 2006, $42.0 million for 2007, $42.8 million for 2008, and $181.5 million thereafter.

(6)    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following.

At December 31, 2003	Original Cost	Accumulated Depreciation	Net Book Value
	(Millions of Dollars)
Generation	$2,001.6	$637.4	$1,364.2
Distribution	5,621.9	2,045.9	3,576.0
Transmission	1,613.4	595.8	1,017.6
Gas	314.5	80.7	233.8
General	640.6	254.1	386.5
Construction work in progress	206.1	—	206.1
Non-operating and other property	349.1	168.4	180.7

Total	$10,747.2	$3,782.3	$6,964.9

At December 31, 2002
Generation	$1,672.1	$610.3	$1,061.8
Distribution	5,373.3	1,939.7	3,433.6
Transmission	1,584.7	565.7	1,019.0
Gas	304.4	76.0	228.4
General	868.3	363.7	504.6
Construction work in progress	644.9	—	644.9
Non-operating and other property	177.3	26.3	151.0

Total	$10,625.0	$3,581.7	$7,043.3

The non-operating and other property amounts include balances for distribution and transmission plant held for future use as well as other property held by non-utility subsidiaries.

Pepco Holdings’ utility subsidiaries use separate depreciation rates for each electric plant account. The rates vary from jurisdiction to jurisdiction. The system-wide composite depreciation rate for Pepco’s transmission and distribution system property was approximately 3.5% in 2003, 2002 and 2001. The system-wide composite depreciation rates in 2003 and 2002 for DPL were approximately 3.1% and 3.2%, respectively. The system-wide composite depreciation rates in 2003 and 2002 for ACE were approximately 3.2% and 3.3%, respectively.

On September 30, 2003, PCI sold its final real estate property, an office building known as Edison Place (that serves as headquarters for PHI and Pepco), for $151 million in cash and recognized a pre-tax gain of $68.8 million ($44.7 million after-tax).

Property, plant and equipment includes regulatory assets of $53 million and $47 million at December 31, 2003 and 2002, respectively, related to the Pepco control center capital lease which are accounted for pursuant to SFAS No. 71.

(7)    PENSIONS AND OTHER POST-RETIREMENT BENEFITS

Pension Benefits

Pepco Holdings sponsors the Retirement Plan that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings’ subsidiaries. Following the consummation of the acquisition of

Conectiv by Pepco on August 1, 2002, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Retirement Plan on December 31, 2002. The provisions and benefits of the merged Retirement Plan for Pepco employees are identical to those of the original Pepco plan and for DPL and ACE employees the provisions and benefits are identical to the original Conectiv plan. Pepco Holdings also provides supplemental retirement benefits to certain eligible executive and key employees through nonqualified retirement plans. Pepco Holdings uses a December 31 measurement date for its plans.

The acquisition of Conectiv by Pepco in August 2002 resulted in purchase accounting requirements that are reflected in the net periodic pension cost. Under such accounting, Conectiv’s accrued pension liability was adjusted on August 1, 2002 through consolidation to recognize all previously unrecognized gains and losses arising from past experience different from that assumed, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No.87, “Employers’ Accounting for Pensions.” The Conectiv Plan transferred a projected benefit obligation of $804 million and plan assets of $744 million on August 1, 2002.

Plan assets are stated at their market value as of the measurement date, December 31.

All dollar amounts in the following tables are in millions of dollars.

	Pension Benefits
	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$1,398.9	$548.3
Service cost	33.0	16.0
Interest cost	93.7	54.1
Acquisition	—	804.1
Actuarial loss	144.4	40.7
Benefits paid	(90.8)	(64.3)

Benefit Obligation at End of Year	$1,579.2	$1,398.9

Change in Plan Assets
Fair value of plan assets at beginning of year	$1,240.6	$555.0
Actual return on plan assets	261.5	(37.2)
Company contributions	50.0	35.0
Acquisition	—	744.3
Benefits paid	(89.3)	(56.5)

Fair Value of Plan Assets at End of Year	$1,462.8	$1,240.6

Funded status	$(116.4)	$(158.3)
Unrecognized net actuarial loss	253.3	278.1
Unrecognized prior service cost	4.0	5.1

Net Amount Recognized	$140.9	$124.9

Amounts recognized in PHI’s statement of financial position consist of:

	Pension Benefits
	2003	2002
Prepaid benefit cost	$166.6	$149.3
Accrued benefit cost	(25.7)	(24.4)

Net amount recognized	$140.9	$124.9

The accumulated benefit obligation for the qualified defined benefit pension plan was $1,409.0 million and $1,228.2 million at December 31, 2003, and 2002, respectively.

Components of Net Periodic Benefit Cost

	Pension Benefits
	2003	2002	2001
Service cost	$33.0	$16.0	$9.7
Interest cost	93.7	54.1	36.3
Expected return on plan assets	(106.2)	(69.0)	(50.9)
Amortization of prior service cost	1.0	1.0	1.0
Amortization of net (gain) loss	13.9	6.9	0.9

Net periodic benefit cost	$35.4	$9.0	$(3.0)

The 2003 net periodic benefit cost of $35.4 million includes $15.7 million of Pepco net periodic benefit cost, $(1.8) million for DPL and $10.8 million for ACE. The remaining net periodic benefit cost includes amounts for non-registrants.

The 2002 net periodic benefit cost amount of $9.0 million includes $6.1 million of Pepco net periodic benefit cost, and $(3.3) million of DPL net benefit cost and $4.9 million of ACE net periodic benefit cost for the period August 1, 2002 to December 31, 2002. The remaining net periodic benefit cost includes amounts for non-registrants. The 2001 net periodic benefit cost is for Pepco only.

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31

	Pension Benefits
	2003	2002
Discount rate	6.25%	6.75%
Rate of compensation increase	4.50%
Pepco		4.00%
Conectiv		4.50%

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31

	Pension Benefits
	2003	2002
Discount rate	6.75%	7.00%
Expected long-term return on plan assets	8.75%
Pepco		9.00%
Conectiv		9.50%
Rate of compensation increase	4.50%
Pepco		4.00%
Conectiv		4.50%

In selecting an expected rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The plan assets consist of equity and fixed income investments. At January 1, 2002, Pepco and Conectiv’s individual plan actuarial valuations incorporated different assumptions for the 2002 year net periodic benefit cost determination. At January 1, 2003, PHI decreased its expected return on plan assets from

9.00% (for the former Pepco plan) and 9.50% (for the former Conectiv plan) to 8.75%, primarily as a result of lower long term expectations for fixed income and equity security returns.

Plan Assets

Pepco Holding’s pension plan weighted-average asset allocations at December 31, 2003, and 2002, by asset category are as follows:

Asset Category	Plan Assets at December 31		Target Plan Asset Allocation	Minimum/ Maximum
	2003	2002
Equity securities	64%	58%	60%	55%—65%
Debt securities	35%	42%	35%	30%—50%
Other	1%	0%	5%	0%—10%

Total	100%	100%	100%

In developing asset allocation policies for its pension program, PHI examined projections of asset returns and volatility over a long-term horizon. The analysis examined the risk/return tradeoffs of alternative asset classes and asset mixes given long-term historical relationships as well as prospective capital market returns. Through incorporating the results of these projections with its risk posture, as well as considering industry practices, PHI developed its asset mix guidelines. Assets are to be diversified to protect against large investment losses and to reduce the probability of excessive performance volatility. Diversification of assets is to be achieved by allocating monies to various asset classes and investment styles within asset classes, and retaining investment management firm(s) with complementary investment philosophies, styles and approaches. Asset allocation will be structured to minimize downside volatility while maximizing return at an acceptable risk level. Based on the assessment of demographics, actuarial/funding, and business and financial characteristics, PHI believes that its corporate risk posture is slightly below average relative to other pension plans. Consequently, Pepco Holdings believes that a slightly below average equity exposure (i.e., a target equity asset allocation of 60%) is appropriate for the plan.

No Pepco Holdings common stock is included in pension program assets.

Cash Flows

Contributions

Pepco Holdings, Inc. funding policy with regard to the pension plan is to maintain a funding level in excess of 100% with respect to its accumulated benefit obligation (ABO). PHI’s defined benefit plan currently meets the minimum funding requirements of ERISA without any additional funding. In 2003 and 2002, PHI made discretionary tax-deductible cash contributions to the plan of $50.0 million and $35.0 million, respectively. Assuming no changes to the current pension plan assumptions, PHI projects no funding will be required in 2004; however, PHI may elect to make a discretionary tax-deductible contribution, if required to maintain its assets in excess of its ABO.

Other Post-Retirement Benefits

In addition to sponsoring non-contributory retirement plans, Pepco Holdings provides certain post-retirement health care and life insurance benefits for eligible retired employees. Pepco Holdings uses a December 31 measurement date for its plans.

The acquisition of Conectiv by Pepco in August 2002 resulted in purchase accounting requirements that are reflected in the net periodic benefit cost. Under such accounting Conectiv’s accrued post-retirement liability was adjusted on August 1, 2002 through consolidation to recognize all previously unrecognized actuarial gains and losses, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No. 106. The Conectiv Plan transferred a projected benefit obligation of $320 million and plan assets of $100 million on August 1, 2002.

The changes in benefit obligation and fair value of plan assets are presented in the following table. Plan assets are stated at their market value as of the measurement date, December 31. All dollar amounts in the followings tables are in millions of dollars.

	Other Post- Retirement Benefits
	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$472.4	$122.3
Service cost	9.4	7.2
Interest cost	32.9	20.0
Acquisition	—	319.8
Actuarial loss	31.0	22.4
Benefits paid	(33.8)	(19.3)

Benefit Obligation at End of Year	$511.9	$472.4

Change in Plan Assets
Fair value of plan assets at beginning of year	$123.0	$18.7
Actual return on plan assets	25.8	(.4)
Company contributions	26.9	20.4
Acquisition	—	100.2
Benefits paid	(30.5)	(15.9)

Fair Value of Plan Assets at End of Year	$145.2	$123.0

Funded status	(366.7)	(349.4)
Unrecognized net actuarial loss (gain)	89.0	82.5
Unrecognized initial net obligation	10.8	12.0

Net amount recognized	$(266.9)	$(254.9)

Amounts recognized in PHI’s statement of financial position consist of:

	Other Post Retirement Benefits
	2003	2002
Prepaid benefit cost	$—	$—
Accrued benefit cost	(266.9)	(254.9)

Net amount recognized	$(266.9)	$(254.9)

Components of Net Periodic Benefit Cost

	Other Post- Retirement Benefits
	2003	2002	2001
Service cost	$9.5	$7.2	$4.6
Interest cost	32.9	20.0	8.2
Expected return on plan assets	(8.3)	(5.2)	(1.9)
Recognized actuarial loss	8.0	6.1	5.0

Net periodic benefit cost	$42.1	$28.1	$15.9

The 2003 net periodic benefit cost amount of $42.1 million, includes $18.0 million for Pepco, $9.0 million for DPL and $10.0 million for ACE. The remaining net periodic benefit cost is related to non-registrant subsidiaries of PHI. The 2002 net periodic benefit cost amount of $28.1 million includes $18.4 million for Pepco, $2.1 million of DPL and $4.3 million of ACE net periodic benefit cost for the period August 1, 2002 to December 31, 2002. The remaining 2002 net periodic benefit cost is related to non-registrant subsidiaries of PHI. The 2001 net periodic benefit cost amount of $15.9 million is Pepco only.

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31

	Other Post- Retirement Benefits
	2003	2002
Discount rate	6.25%	6.75%
Rate of compensation increase	4.50%
Pepco		4.00%
Conectiv		4.50%

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31

	Other Post- Retirement Benefits
	2003	2002
Discount rate	6.75%	7.00%
Expected long-term return on plan assets	8.75%
Pepco		9.00%
Conectiv		9.50%
Rate of compensation increase	4.50%
Pepco		4.00%
Conectiv		4.50%

In selecting an expected rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The plan assets consist of equity and fixed income investments.

At January 1, 2002, Pepco and Conectiv’s individual plan actuarial valuations incorporated different assumptions for the 2002 year net periodic benefit cost determination. At January 1, 2003, PHI decreased its expected return on plan assets from 9.00% (for the former Pepco plan) and 9.50% (for the former Conectiv plan) to 8.75%, primarily as a result of lower long term expectations for fixed income and equity security returns.

Assumed health care cost trend rates at December 31

	2003	2002
Health care cost trend rate assumed for next year	8%	9%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5%
Pepco		5.5%
Conectiv		5.0%
Year that the rate reaches the ultimate trend rate	2007	2007

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$2.5	$(2.2)
Effect on post-retirement benefit obligation	24.7	(23.1)

Plan Assets

Pepco Holding’s post-retirement plan weighted-average asset allocations at December 31, 2003, and 2002, by asset category are as follows:

	Plan Assets at December 31,
	2003	2002
Asset Category
Equity securities	63%	62%
Debt securities	37	38

Total	100%	100%

No Pepco Holdings common stock is included in post-retirement program assets.

Cash Flows

Contributions

Pepco funded the 2003 and 2002 portions of its estimated liability for Pepco post-retirement medical and life insurance costs through the use of an Internal Revenue Code (IRC) 401 (h) account, within Pepco Holdings’ pension plan, and an IRC 501 (C) (9) Voluntary Employee Beneficiary Association (VEBA). DPL and ACE funded a portion of their estimated post-retirement liability through their VEBAs. In 2003, Pepco contributed $4.1 million, DPL contributed $9.0 million and ACE contributed $5.3 million to the plans. Contributions of $8.5 million were made by non-registrant subsidiaries of PHI. Assuming no changes to the current pension plan assumptions, PHI expects similar amounts to be contributed in 2004.

FASB Staff Position (FSP 106-1)—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act)

On December 8, 2003, the President signed the Act into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

SFAS No. 106 requires presently enacted changes in relevant laws to be considered in current period measurements of post-retirement benefit costs and the Accumulated Post-Retirement Benefit Obligation (APBO). Therefore, under that guidance, measures of the APBO and net periodic post-retirement benefit costs on or after the date of enactment should reflect the effects of the Act.

However, due to certain accounting issues raised by the Act that are not explicitly addressed by SFAS No. 106 and uncertainties that may exist as to reliable information available on which to measure the effects of the Act, the FSP allows a plan sponsor to elect to defer recognizing the effects of the Act in the accounting for its plan under SFAS No. 106 and in providing disclosures related to the plan required by FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Post-retirement Benefits, until authoritative guidance on the accounting for the federal subsidy is issued, or until certain other events occur.

Pepco Holdings sponsors post-retirement health care plans that provide prescription drug benefits. Pepco Holdings does not elect the deferral provided by the FSP. The Accumulated Post-Retirement Benefit Obligation (APBO) as of December 31, 2003 has been reduced by $28 million to reflect the effects of the legislation. For the current quarter and all of 2003, the company’s net periodic post-retirement benefit expense has not been reduced to reflect the legislation. It is estimated that in future years the annual post-retirement benefit cost will be reduced by approximately $4 million due to effects of the legislation. This reduction includes both the decrease in the cost of future benefits being earned and an amortization of the APBO reduction over the future average working lifetime of the participants, or 13.5 years. The anticipated claims costs expected to be incurred have been adjusted to reflect the cost sharing between Medicare and the company. Participation rates have not been changed. In reflecting this legislation, the company has determined which plans are eligible for Medicare cost sharing by analyzing the terms of each of its plans. It has recognized Medicare cost sharing for a plan only if the company’s projected prescription drug coverage is expected to be at least as generous as the expected contribution by Medicare to a prescription drug plan not provided by the company.

Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require Pepco Holdings to change previously reported information. When issued, the guidance on accounting for the federal subsidy will include transition guidance, as applicable, for entities that elected to defer accounting for the effects of the Act and those that did not.

(8)    DEBT

LONG-TERM DEBT

The components of long-term debt are shown below.

Interest Rate	Maturity	At December 31,
		2003	2002
		(Millions of Dollars)
First Mortgage Bonds
Pepco:
5.625%	2003	$—	$50.0
6.50%	2005	100.0	100.0
6.25%	2007	175.0	175.0
6.50%	2008	78.0	78.0
5.875%	2008	50.0	50.0
5.75%	2010	16.0	16.0
4.95%	2013	200.0	—
6.00%	2022	30.0	30.0
6.375%	2023	37.0	37.0
7.25%	2023	—	100.0
6.875%	2023	100.0	100.0
5.375%	2024	42.5	42.5
5.375%	2024	38.3	38.3
6.875%	2024	75.0	75.0
7.375%	2025	75.0	75.0
7.50%	2028	—	40.0

DPL:
6.40%	2003	—	85.0
8.15%	2015	—	32.0
5.90%	2021	—	18.2
7.71%	2025	100.0	100.0
6.05%	2032	—	15.0

ACE:
6.00% – 7.20%	2003	—	40.0
6.18% – 7.98%	2004 – 2008	165.0	223.0
7.25% – 7.63%	2010 – 2014	8.0	8.0
6.63%	2013	68.6	68.6
7.68%	2015 – 2016	17.0	17.0
6.80%	2021	38.9	38.9
7.00%	2023	62.5	62.5
5.60%	2025	4.0	4.0
6.15% – 7.20%	2028 – 2029	129.7	129.7

Amortizing First Mortgage Bonds
DPL:
6.95%	2004 – 2008	15.7	17.9
ACE:
6.375%	2004 – 2006	2.0	2.0

Total First Mortgage Bonds		$1,628.2	$1,868.6

NOTE:    Schedule is continued on next page.

		At December 31,
Interest Rate	Maturity	2003	2002
		(Millions of Dollars)
Unsecured Tax-Exempt Bonds
DPL:
7.15%	2011	$—	$1.0
5.20%	2019	31.0	31.0
3.15%	2023	18.2	—
5.50%	2025	15.0	15.0
4.90%	2026	34.5	34.5
5.65%	2028	16.2	16.2
Variable	2030 – 2038	93.4	78.4

Total Unsecured Tax-Exempt Bonds		208.3	176.1

Medium-Term Notes (unsecured)
Pepco:
7.64%	2007	35.0	35.0
6.25%	2009	50.0	50.0
7.00%	2024	35.0	50.0

DPL:
8.30%	2004	4.5	4.5
6.75%	2006	20.0	20.0
7.06% – 8.13%	2007	61.5	61.5
7.56% – 7.58%	2017	14.0	14.0
6.81%	2018	4.0	4.0
7.61%	2019	12.0	12.0
7.72%	2027	10.0	10.0

ACE:
6.63%	2003	—	30.0
7.50% – 7.52%	2007	15.0	15.0

CIV:
6.73%	2003	—	50.0
6.73%	2004	—	50.0
5.30%	2005	250.0	280.0
6.73%	2006	100.0	20.0

Total Medium-Term Notes (unsecured)		$611.0	$706.0

NOTE: Schedule is continued on next page.

Interest Rate	Maturity	At December 31,
		2003	2002
		(Millions of Dollars)
Recourse Debt
PCI:
3.00% – 3.99%	2008	$92.0	$92.0
6.00% – 6.99%	2004 – 2005	99.4	213.2
7.00% – 8.99%	2004 – 2007	86.8	107.1

Total Recourse Debt		278.2	412.3

Notes (secured)
Pepco Energy Services:
7.85%	2017	8.5	—

Notes (unsecured)
PHI:
Variable	2004	200.0	—
3.75% – 5.50%	2006 – 2007	800.0	500.0
4.00% – 6.45%	2010 – 2012	950.0	750.0
7.45%	2032	250.0	250.0

Total Notes (unsecured)		2,200.0	1,500.0

Nonrecourse debt
PCI:
6.57% – 9.66%	2018	18.1	25.3

Acquisition fair value adjustment		.7	2.4

Total Long-Term Debt		4,953.0	4,690.7
Net unamortized discount		(10.1)	(11.3)
Current portion		(354.0)	(391.9)

Total Net Long-Term Debt		$4,588.9	$4,287.5

Transition Bonds issued by ACE Funding:
2.89%	2010	$94.5	$109.0
2.89%	2011	46.0	—
4.21%	2013	66.0	66.0
4.46%	2016	52.0	—
4.91%	2017	118.0	118.0
5.05%	2018	54.0	—
5.50%	2023	147.0	147.0

Total		577.5	440.0
Net unamortized discount		(.3)	(.3)
Current portion of long-term debt (included in short-term debt)		(25.9)	(14.4)

Total Transition Bonds issued by ACE Funding		$551.3	425.3

The outstanding First Mortgage Bonds issued by each of Pepco, DPL and ACE are secured by a lien on substantially all of the issuing company’s property, plant and equipment.

The assets of ACE Funding, including the Bondable Transition Property, and the Transition Bond charges collected from ACE’s customers are not available to creditors of ACE. The Transition Bonds are obligations of ACE Funding and are non-recourse to ACE.

The aggregate amounts of maturities for long-term debt outstanding at December 31, 2003, are $379.9 million in 2004, $510.8 million in 2005, $436.9 million in 2006, $854.8 million in 2007, $305.3 million in 2008, and $3,042.8 million thereafter.

SHORT-TERM DEBT

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes, and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs but may also be used to temporarily fund long-term capital requirements. A detail of the components of Pepco Holdings’ short-term debt at December 31, 2003 and 2002 is as follows.

	2003	2002
	(Millions of Dollars)
Commercial paper	$—	$450.9
Construction loan	310.0	161.8
Floating rate note	50.0	200.0
Variable rate demand bonds	158.4	158.4
Current portion of long-term debt	379.9	406.3

Total	$898.3	$1,377.4

Commercial Paper

Pepco Holdings maintains an ongoing commercial paper program of up to $700 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $300 million, up to $275 million, and up to $250 million, respectively. Pepco Holdings’ credit limit under these facilities is $700 million, and the credit limit of each of Pepco, DPL and ACE under these facilities is the lower of $300 million and the maximum amount of short-term debt authorized by the appropriate state commission, except that the aggregate amount of credit utilized by Pepco, DPL and ACE at any given time under these facilities may not exceed $400 million. The commercial paper notes can be issued with maturities up to 270 days from the date of issue.

Pepco Holdings had no commercial paper outstanding at December 31, 2003. Interest rates for commercial paper used during 2003 ranged from 1.05% to 1.86%. Interest rates for commercial paper used during 2002 ranged from 1.45% to 2.20%. Maturities were less than 270 days for all commercial paper used.

Construction Loan

Interest rates for borrowings under the construction loan ranged from 2.74% to 3.07% in 2003 and 3.01% to 3.47% in 2002. Conectiv Bethlehem entered into an interest rate swap agreement which effectively converted the variable interest rate on 75% of the expected loan balance to a fixed rate of 4.15%. Conectiv Bethlehem expects the construction loan to convert to a term loan in 2004 and that the term loan period will be approximately two years.

Floating Rate Note

Interest rates for the $50 million floating rate note ranged from 1.62% to 1.69% during 2003. The note matures on March 30, 2004. Interest rates for the $200 million floating rate note ranged from 2.93% to 3.44% during 2002. The note was redeemed on January 28, 2003.

Variable Rate Demand Bonds

Variable Rate Demand Bonds (“VRDB”) are included in short-term debt because the VRDB are due on demand by the bondholder. However, bonds submitted for purchase are remarketed by a remarketing agent on a best efforts basis. PHI expects the bonds submitted for purchase will continue to be remarketed successfully due to the credit worthiness of the respective issuers and the bonds’ interest rates being set at market rates. The respective issuers also may utilize one of the fixed rate/fixed term conversion options of the bonds. Thus, PHI considers the VRDB to be a source of long-term financing. The VRDB outstanding in 2003 and 2002 mature in 2005 to 2009 ($12.5 million), 2014 to 2017 ($48.6 million), 2024 ($33.3 million) and 2028 to 2031 ($64.0 million). Interest rates ranged from .60% to 1.90% in 2003 and .66% to 2.55% in 2002.

(9)    INCOME TAXES

The provision for income taxes, reconciliation of consolidated income tax expense, and components of consolidated deferred tax liabilities (assets) are shown below.

Provision for Income Taxes

	For the Year Ended December 31,
	2003	2002	2001
	(Millions of Dollars)
Current Tax Expense
Federal	$(126.5)	$(305.0)	$(0.8)
State and local	36.0	(17.2)	11.0

Total Current Tax (Benefit) Expense	(90.5)	(322.2)	10.2

Deferred Tax Expense
Federal	172.6	400.5	58.0
State and local	(10.9)	49.2	18.9
Investment tax credits	(5.3)	(3.4)	(3.6)

Total Deferred Tax Expense	156.4	446.3	73.3

Total Income Tax Expense	$65.9	$124.1	$83.5

Reconciliation of Consolidated Income Tax Expense

	For the Year Ended December 31,
	2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate
	(Millions of Dollars)
Income Before Income Taxes	$173.5		$334.6		$246.9
Preferred dividends	4.7		5.7		5.0

Income Before Income Taxes	$178.2		$340.3		$251.9

Income tax at federal statutory rate	$62.4	.35	$119.1	.35	$88.2	.35
Increases (decreases) resulting from
Depreciation	8.2	.05	6.6	.02	3.0	.01
Removal costs	(4.6)	(.03)	(2.4)	(.01)	(3.0)	(.01)
Allowance for funds used during construction	(.8)	—	(.1)	—	0.4	—
State income taxes, net of federal effect	16.3	.09	20.7	.06	19.4	.08
Tax credits	(5.1)	(.03)	(4.0)	(.01)	(3.0)	(.01)
Dividends received deduction	(1.0)	—	(1.8)	(.01)	(2.3)	(.01)
Reversal of previously accrued deferred taxes	—	—	—	—	(7.3)	(.03)
Taxes related to divestiture at non-statutory rates	—	—	—	—	6.1	.02
Leveraged leases	(8.2)	(.05)	(8.3)	(.02)	(14.4)	(.06)
Other	(1.3)	(.01)	(5.7)	(.02)	(3.6)	(.01)

Total Income Tax Expense	$65.9	.37	$124.1	.36	$83.5	.33

Components of Consolidated Deferred Tax Liabilities (Assets)

	At December 31,
	2003	2002
	Millions of Dollars
Deferred Tax Liabilities (Assets)
Depreciation and other book to tax basis differences	$1,640.9	$1,484.4
Rapid amortization of certified pollution control facilities and prepayment premium on debt retirement	—	97.0
Deferred taxes on amounts to be collected through future rates	61.6	57.2
Deferred investment tax credit	(37.2)	(38.8)
Contributions in aid of construction	(67.6)	(57.2)
Goodwill, accumulated other comprehensive income, and valuation adjustments	(169.9)	(195.1)
Deferred electric service and electric restructuring liabilities	(7.9)	8.2
Finance and operating leases	332.8	246.0
NUG contract	86.7	—
Assets with a tax basis greater than book basis	(18.7)	(25.1)
State net operating loss	(22.6)	(3.7)
Other post-retirement benefits	(18.9)	(14.3)
Unrealized losses on fair value declines	20.8	(13.0)
Property taxes, contributions to pension plan, and other	33.0	42.1

Total Deferred Tax Liabilities, Net	1,833.0	1,587.7
Deferred tax liabilities included in Other Current Liabilities	56.0	52.5

Total Deferred Tax Liabilities, Net Non-Current	$1,777.0	$1,535.2

The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax bases of assets and liabilities. The portion of the net deferred tax liability applicable to Pepco’s operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a regulatory asset on the balance sheet.

The Tax Reform Act of 1986 repealed the Investment Tax Credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on Pepco’s, DPL’s and ACE’s property continues to be normalized over the remaining service lives of the related assets.

PHI files a consolidated federal income tax return. PHI’s federal income tax liabilities for Pepco legacy companies for all years through 2000, and for Conectiv legacy companies for all years through 1997 have been determined. PHI believes that the final settlement of its federal income tax liabilities for subsequent years will not have a material adverse effect on its financial condition or results of operations.

(10)    PREFERRED STOCK

Preferred stock amounts outstanding are as follows.

Issuer	Series	Redemption Price	Shares Outstanding		December 31,
			2003	2002	2003	2002
					(Millions of Dollars)
Serial Preferred
Pepco	$2.44 Series of 1957	$51.00	239,641	239,641	$12.0	$12.0
Pepco	$2.46 Series of 1958	$51.00	173,892	173,892	8.7	8.7
Pepco	$2.28 Series of 1965	$51.00	291,759	291,759	14.6	14.6

					$35.3	$35.3

Mandatorily Redeemable Serial Preferred

Pepco	$3.40 Series of 1992 (1)		900,000	950,000	$45.0	$47.5

Redeemable Serial Preferred
ACE	$100 per share par value, 4.00% – 5.00%	$100 – $105.5	62,305	62,305	6.2	6.2
DPL	$100 per share par value, 3.70% – 5.00% 6.75% (2)	$103 – $105 $100	181,698 35,000	181,698 35,000	18.2 3.5	18.2 3.5

					$27.9	$27.9

(1)	In accordance with the provisions of SFAS No. 150, the mandatorily redeemable serial preferred stock balance at December 31, 2003 is classified as a long-term liability on the accompanying Consolidated Balance Sheets. The shares of Pepco’s $3.40 (6.80%) Series are subject to mandatory redemption, at par, through the operation of a sinking fund that began redeeming 50,000 shares annually, on September 1, 2002, with all then outstanding shares to be redeemed by September 1, 2007. The shares were not redeemable prior to September 1, 2002; thereafter, the shares are redeemable at par. The sinking fund requirements through 2006 with respect to the shares of the $3.40 Series are $2.5 million in each of 2004, 2005, and 2006. In the event of default with respect to dividends, or sinking fund or other redemption requirements relating to the serial preferred stock, no dividends may be paid, nor any other distribution made, on the applicable company’s common stock. Payments of dividends on all series of serial preferred or preference stock, including series that are redeemable, must be made concurrently.
(2)	Redeemable as of November 1, 2003 at $100 per share.

On September 2, 2003, Pepco redeemed $2.5 million or 50,000 shares of its $3.40 Serial Preferred Stock Series of 1992 pursuant to mandatory sinking fund provisions.

(11)  STOCK BASED COMPENSATION AND CALCULATIONS OF EARNINGS PER SHARE OF COMMON STOCK

Stock Based Compensation

The objective of Pepco Holdings’ Long-Term Incentive Plan (the LTIP) is to increase shareholder value by providing a long-term incentive to reward officers, key employees, and directors of Pepco Holdings and its subsidiaries and to increase the ownership of Pepco Holdings’ common stock by such individuals. Any officer or key employee of Pepco Holdings or its subsidiaries may be designated by the Board as a participant in the LTIP. Under the LTIP, awards to officers and key employees may be in the form of restricted stock, options, performance units, stock appreciation rights, and dividend equivalents. Up to 10,000,000 shares of common stock initially were available for issuance under the LTIP for a period of 10 years commencing August 1, 2002. The number of shares available for issuance under the LTIP as of December 31, 2003 is set forth in the table below.

Prior to the merger, Pepco and Conectiv each had a Long-Term Incentive Plan under which stock options were granted. At the time of the merger, certain Conectiv options vested and were canceled in exchange for a cash payment. Certain other Conectiv options were exchanged on a 1 for 1.28205 basis for Pepco Holdings stock options under Pepco Holdings’ LTIP: 590,198 Conectiv stock options were converted into 756,660 Pepco Holdings stock options. The Conectiv stock options were originally granted on January 1, 1998, January 1, 1999, July 1, 1999, October 18, 2000, and January 1, 2002. The exercise prices of these options, after the merger related conversion exchange, are $17.81, $18.91, $19.30, $13.08 and $19.03, respectively, which represent the adjusted market price (fair values) of Conectiv common stock on their original grant dates. All of the options exchanged for options granted in 1998, 1999 and 2000 are exercisable. Fifty percent of the options exchanged for options granted in 2002 became exercisable on January 1, 2004. The remaining options exchanged for options granted for the 2002 grant will become exercisable on January 1, 2005.

At the time of the merger, outstanding Pepco options were exchanged on a one-for-one basis for Pepco Holdings stock options granted under Pepco Holdings’ LTIP. Options were originally granted under Pepco’s plan in May 1998, May 1999, January 2000, May 2000, January 2001, May 2001, January 2002, and May 2002. The exercise prices of the options are $24.3125, $29.78125, $22.4375, $23.15625, $24.59, $21.825, $22.57 and $22.685, respectively, which represents the market prices (fair values) of the Pepco common stock on their original grant dates. All the options granted in May 1998, May 1999 and January, 2000 are exercisable. Seventy-five percent of the options granted on May 1, 2000 are exercisable and the remaining twenty-five percent will become exercisable on May 1, 2004. Fifty percent of the options granted on January 1, 2001 are exercisable and the remaining options will become exercisable at the rate of twenty-five percent on January 1, 2004 and 2005. Fifty percent of the options granted on May 1, 2001 are exercisable and the remaining options will become exercisable at the rate of twenty-five percent on May 1, 2004 and 2005. Twenty-five percent of the options granted on January 1, 2002 are exercisable. The remaining options for the January 1, 2002 grant will become exercisable at the rate of twenty-five percent on January 1 of each year until January 1, 2006. Twenty-five percent of the options granted on May 1, 2002 are exercisable. The remaining options for the May 1, 2002 grant will become exercisable at the rate of twenty-five percent on May 1 of each year until May 1, 2006.

Stock option activity for the three years ended December 31 is summarized below. The information presented in the table for 2003 and 2002 is for Pepco Holdings including converted Pepco and Conectiv options. The information for 2001 is for Pepco only.

	2003		2002		2001
	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price
Beginning-of-year balance	2,122,601	$21.8031	970,741	$23.7810	594,341	$22.9083
Options granted	0	$0	1,151,860	$20.1363	389,600	$24.5261
Options exercised	0	$0	0	$0	0	$0
Options forfeited	7,564	$19.0300	0	$0	13,200	$24.0220
End-of-year balance	2,115,037	$21.8131	2,122,601	$21.8031	970,741	$23.7810
Exercisable at end of year	1,211,448	$22.8386	863,973	$20.3969	315,866	$22.4044

For options outstanding as of December 31, 2003, the range of exercise prices was $13.08 to $29.78, and the weighted average remaining contractual life was approximately 7 years.

Pepco Holdings recognizes compensation costs for the LTIP based on the accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” There were no stock-based employee compensation costs in respect of stock options granted under the LTIP charged to expense in 2003, 2002 and 2001.

There were no option grants in 2003. The fair values of options granted in 2002 and 2001, estimated on the date of grant using the Black-Scholes option pricing model, and related valuation assumptions are as follows:

	2002	2001
Weighted average fair value per option	$3.59	$2.47
Expected option term (years)	8	8
Expected volatility	27.43%	16.58%
Expected dividend yield	5.40%	4.74%
Risk-free interest rate	5.20%	4.92%

The weighted-average fair value of options granted during 2002 and 2001, was $22.57 per share and $24.59 per share, respectively.

The pro forma effect on net income and earnings per share if PHI had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation are as follows:

	For the Year Ended December 31,
	2003	2002	2001
(Millions, except Per Share Data)
Net Income, as reported	$113.5	$210.5	$163.4
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	.6	.6	.2

Pro forma net income	$112.9	$209.9	$163.2

Basic earnings per share as reported	$.66	$1.61	$1.51
Pro forma earnings per share	$.66	$1.60	$1.51
Diluted earnings per share as reported	$.66	$1.61	$1.50
Pro forma diluted earnings per share	$.66	$1.60	$1.50

The Performance Restricted Stock Program and the Merger Integration Success Program have been established under the LTIP. Under the Performance Restricted Stock Program, performance criteria are selected and measured over a three-year period. The target number of share award opportunities established in 2001 and 2000 under Pepco’s Performance Restricted Stock Program, a component of Pepco Holdings’ LTIP, for performance periods 2002-2004 and 2001-2003, were 57,000 and 58,250, respectively. The target number of share award opportunities established in 2003 and 2002 under Pepco Holdings’ Performance Restricted Stock Program for performance periods 2004-2006 and 2003-2005 were 292,100 and 287,800, respectively. The fair value per share on award date for the performance restricted stock was $19.695 for 2004-2006 award, $19.405 for the 2003-2005 award, $22.51 for the 2002-2004 award, and $24.43 for the 2001-2003 award. Depending on the extent to which the performance criteria are satisfied, the executives are eligible to earn shares of common stock under the Performance Restricted Stock Program ranging from 0% to 200% of the target share award opportunities. No awards were earned in respect of the 2001-2003 share award opportunity.

The maximum number of share award opportunities granted under the Merger Success Integration Program established under Pepco Holdings’ LTIP during 2002 was 241,075. The fair value per share on grant date was $19.735. Of those shares, 96,427 were restricted and have time-based vesting over three years: 20% vested in 2003, 30% will vest in 2004, and 50% will vest in 2005. The remaining 144,648 shares are performance-based award opportunities that may be earned based on the extent to which operating efficiencies and expense reduction goals are attained through December 31, 2003 and December 31, 2004, respectively. Although the goals were met in 2003, it was determined that 63,943 shares, including shares reallocated from participants who did not meet performance goals as well as shares reflecting accrued dividends for the period August 1, 2002 to December 31, 2003, granted to certain executives would not vest until 2005, and then only if the cost reduction goals were maintained and Pepco Holdings’ financial performance is satisfactory. 9,277 shares of common stock vested under this program on December 31, 2003 for other eligible employees. There are 67,955 shares granted to eligible employees which may vest on December 31, 2004 based on the extent to which operating efficiencies and expense reduction goals are attained through December 31, 2004.

Stock-based employee compensation costs, net of taxes, in respect of share awards under Pepco Holdings’ Performance Restricted Stock and Merger Integration Success Programs charged to expense in 2003 was approximately $2.1 million and approximately $1.1 million for 2002. No amount was expenses in 2001.

Under the Pepco Holdings, Inc. Stock Compensation Plan for Directors, non-employee directors are entitled to a grant on May 1 of each year of a non-qualified stock option for 1,000 shares of common stock. However, the Board of Directors has determined that these grants will not be made.

On August 1, 2002, the date of the consummation of Pepco’s merger with Conectiv, in accordance with the terms of the merger agreement, 80,602 shares of Conectiv performance accelerated restricted stock (PARS) were converted to 103,336 shares of Pepco Holdings restricted stock. The PARS were originally granted on January 1, 2002 at a fair market price of $24.40. All of the converted restricted stock has time based vesting over periods ranging from 5 to 7 years from the original grant date.

In June 2003, the President and Chief Executive Officer received a retention award in the form of 14,822 shares of restricted stock. The shares will vest on June 1, 2006, if he is continuously employed by Pepco Holdings through that date.

Calculations of Earnings Per Share of Common Stock

Reconciliations of the numerator and denominator for basic and diluted earnings per common share are shown below.

	For the Year Ended December 31,
	2003	2002		2001
(Millions, except Per Share Data)
Income (Numerator):
Net Income	$113.5	$210.5		$163.4
Add: Interest paid or accrued on Convertible Debentures, net of related taxes	—	—		0.3

Earnings Applicable to Common Stock, Assuming Conversion of Convertible Securities	$113.5	$210.5		$163.7
Shares (Denominator):
Average shares outstanding for computation of basic earnings per share of common stock	170.7	131.1	(a)	108.5
Average shares outstanding for diluted computation:
Average shares outstanding	170.7	131.1		108.5
Additional shares resulting from the conversion of convertible debentures	—	—		0.3

Average Shares Outstanding for Computation of Diluted Earnings Per Share of Common Stock	170.7	131.1		108.8
Basic earnings per share of common stock	$.66	$1.61		$1.51
Diluted earnings per share of common stock	$.66	$1.61		$1.50

(a)	Amount includes weighted average impact of 56.2 million Pepco Holdings shares issued to Conectiv shareholders on August 1, 2002 in connection with the acquisition of Conectiv.

The Company’s Shareholder Dividend Reinvestment Plan (DRP) provides that shares of common stock purchased through the DRP may be original issue shares or, at the option of Pepco Holdings, shares purchased in the open market. The DRP permits additional cash investments by DRP participants of not less than $25 each calendar month or more than $200,000 each calendar year. There were 1,705,988 and 647,447 original issue shares issued under the DRP in 2003 and 2002, respectively. No original issue shares were issued under the DRP in 2001.

The following table presents Pepco Holdings’ common stock reserved and unissued at December 31, 2003:

Name of Plan	Number of Shares
DRP	2,646,565
Conectiv Incentive Compensation Plan	1,800,000
Potomac Electric Power Company Long-Term Incentive Plan	1,400,000
Pepco Holdings, Inc. Long-Term Incentive Plan	9,761,754
Pepco Holdings, Inc. Stock Compensation Plan for Directors	97,964
Potomac Electric Power Company Savings Plans consisting of (i) the Savings Plan for Exempt Employees, (ii) the Savings Plan for Bargaining Unit Employees, and (iii) the Savings Plan for Non-Exempt, Non-Bargaining Unit Employees	2,536,372
Conectiv Savings and Investment Plan	20,000
Atlantic Electric Savings and Investment Plan-B	23,038

Total	18,285,693

(12)    FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Pepco Holdings’ financial instruments at December 31, 2003 and 2002 are shown below.

	At December 31,
	2003		2002
	(Millions of Dollars)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Marketable securities	$28.7	$28.7	$175.3	$175.3
Liabilities and Capitalization
Long-Term Debt	$4,588.9	$4,920.3	$4,287.5	$4,568.2
Transition Bonds issued by ACE Funding	$551.3	$583.1	$425.3	$447.7
Debentures issued to Financing Trust (short-term)	$25.8	$25.8	$—	$—
Debentures issued to Financing Trust	$72.2	$70.8	$—	$—
Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust which holds Solely Parent Junior Subordinated Debentures	$—	$—	$290.0	$291.5
Serial Preferred Stock	$35.3	$26.9	$35.3	$26.7
Redeemable Serial Preferred Stock	$27.9	$19.0	$27.9	$19.7
Mandatorily Redeemable Serial Preferred Stock	$45.0	$45.1	$47.5	$49.4

The methods and assumptions below were used to estimate, at December 31, 2003 and 2002, the fair value of each class of financial instruments shown above for which it is practicable to estimate that value.

The fair value of the Marketable Securities was derived based on quoted market prices.

The fair values of the Long-term Debt, which includes First Mortgage Bonds and Medium-Term Notes, excluding amounts due within one year, were derived based on current market prices, or for issues with no market price available, were based on discounted cash flows using current rates for similar issues with similar terms and remaining maturities. The fair values of the Recourse and the Non-Recourse Debt held by PCI, excluding amounts due within one year, were based on current rates offered to similar companies for debt with similar remaining maturities.

The fair values of the Debentures issued to Financing Trust, Serial Preferred Stock, Redeemable Serial Preferred Stock, and Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust (TOPrS), excluding amounts due within one year, were derived based on quoted market prices or discounted cash flows using current rates of preferred stock with similar terms.

The carrying amounts of all other financial instruments in Pepco Holdings’ accompanying financial statements approximate fair value.

(13)    CONECTIV ENERGY EVENTS

On June 25, 2003, Conectiv Energy entered into an agreement consisting of a series of energy contracts with an international investment banking firm with a senior unsecured debt rating of A+ / Stable from Standard & Poors (the Counterparty). The agreement is designed to more effectively hedge approximately 50% of Conectiv Energy’s generation output and approximately 50% of its supply obligations, with the intention of providing Conectiv Energy with a more predictable earnings stream during the term of the agreement. The 35-month agreement consists of two major components: a fixed price energy supply hedge and a generation off-take agreement. The fixed price energy supply hedge will be used to reduce Conectiv Energy’s financial exposure under its current supply commitment to DPL. Under this commitment, which extends through May 2006, Conectiv Energy is obligated to supply to DPL the electric power necessary to enable DPL to meet its SOS and POLR load obligations. Under the energy supply hedge, the volume and price risks associated with 50% of the SOS and POLR load obligation are effectively transferred from Conectiv Energy to the Counterparty through a financial “contract-for-differences.” The contract-for-differences establishes a fixed cost for the energy required by Conectiv Energy to satisfy 50% of the SOS and POLR load, and any deviations of the market price from the fixed price are paid by Conectiv Energy to, or are received by Conectiv Energy from, the Counterparty. The contract does not cover the cost of capacity or ancillary services. Under the generation off-take agreement, Conectiv Energy will receive a fixed monthly payment from the Counterparty and the Counterparty will receive the profit realized from the sale of approximately 50% of the electricity generated by Conectiv Energy’s plants (excluding the Edge Moor facility). This portion of the agreement is designed to hedge sales of approximately 50% of Conectiv Energy’s generation output, and under assumed operating parameters and market conditions should effectively transfer this portion of Conectiv Energy’s wholesale energy market risk to the Counterparty, while providing a more stable stream of revenues to Conectiv Energy. The 35-month agreement also includes several standard energy price swaps under which Conectiv Energy has locked in a sales price for approximately 50% of the output from its Edge Moor facility and has financially hedged other on-peak and off-peak energy price exposures in its portfolio to further reduce market price exposure. In total, the transaction is expected to improve Conectiv Energy’s risk profile by providing hedges that are tailored to the characteristics of its generation fleet and its SOS and POLR supply obligation.

During 2003, Conectiv Energy had a loss of $79.0 million, which includes the unfavorable impact of a $64.1 million loss resulting primarily from the cancellation of a combustion turbine (CT) contract with General Electric for the purchase of four CTs. The loss at the Pepco Holdings level is $29.5 million, substantially lower than the Conectiv Energy loss due to the fair market adjustment recognized by Pepco Holdings at the time of the acquisition of Conectiv as further discussed below.

Through April 25, 2003, payments totaling approximately $131 million had been made for the CTs. As part of the acquisition of Conectiv by Pepco Holdings in August of 2002, the book value related to the CTs and associated equipment (including the payments already made as well as the future payments called for under the contracts) was adjusted downward by approximately 35%, to the then-fair market value. Approximately $54 million of the August 2002 fair value adjustment was related to the CTs, and another $4 million of the adjustment was related to ancillary equipment. The adjustment was recorded by Pepco Holdings and was not pushed down to, and recorded by, Conectiv.

Because of uncertainty in the energy markets, the decline in the market for CTs and the current high level of capacity reserves within the PJM power pool, Conectiv Energy provided notice to General Electric canceling the contract for delivery of the CTs. The net unfavorable impact on Pepco Holdings of this cancellation, recorded in 2003, is $31.1 million, comprised of the fees associated with cancellation of the CTs, all associated site development and engineering costs and the costs associated with cancellation of ancillary equipment orders. The unfavorable impact of the cancellation specified above is also net of over $51 million in cash associated with pre-payments on the CT orders, which General Electric was required to refund as a result of the cancellation. There was a positive cash impact in the second quarter related to this refund.

After the cancellation of the four General Electric CTs discussed above, Conectiv Energy continues to own three CTs which were delivered in 2002. The CTs have a carrying value of $57.0 million when adjusted to reflect the fair market adjustment made at the time Conectiv was acquired by Pepco Holdings. This fair market value adjustment was recorded by Pepco Holdings and was not pushed down to, and recorded by Conectiv. Due to the decline in wholesale energy prices, further analysis of energy markets and projections of future demand for electricity, among other factors, Conectiv delayed the construction and installation of these CTs. Conectiv Energy will determine whether to install these turbines as part of an existing or new generating facility or sell the turbines to a third party based upon market demand and transmission system needs and requirements. In December, 2003 Conectiv Energy reclassified the CTs from construction work in process to other non current assets to reflect the uncertain timing and future use of the CTs. Conectiv Energy adjusted the value of the CTs to fair market value resulting in a loss of $19.4 million. The loss at the Pepco Holdings level is $1.7 million, substantially lower than the Conectiv Energy loss due to the fair market adjustment recognized by Pepco Holdings at the time of the acquisition of Conectiv. Conectiv Energy’s 2003 loss also includes the unfavorable impact of net trading losses of $26.6 million that resulted from a dramatic rise in natural gas futures prices during February 2003, net of an after-tax gain of $15 million on the sale of a purchase power contract in February 2003. In response to the trading losses, in early March 2003, Conectiv Energy ceased all proprietary trading activities.

(14)    COMMITMENTS AND CONTINGENCIES

REGULATORY AND OTHER MATTERS

Relationship with Mirant Corporation

In 2000, Pepco sold substantially all of its electricity generation assets to Mirant Corporation, formerly Southern Energy, Inc. As part of the sale, Pepco entered into several ongoing contractual arrangements with Mirant and certain of its subsidiaries (collectively, Mirant). On July 14, 2003, Mirant Corporation and most of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas (the Bankruptcy Court). Under bankruptcy law, a debtor generally may, with authorization from a bankruptcy court, assume or reject executory contracts. A rejection of an executory contract entitles the counterparty to file a claim as an unsecured creditor against the bankruptcy estate for damages incurred due to the rejection of the contract. In a bankruptcy proceeding, a debtor can normally restructure some or all of its pre-petition liabilities.

Depending on the outcome of the matters discussed below, the Mirant bankruptcy could have a material adverse effect on the results of operations of Pepco Holdings and Pepco. However, management currently believes that Pepco Holdings and Pepco currently have sufficient cash, cash flow and borrowing capacity under their credit facilities and in the capital markets to be able to satisfy the additional cash requirements that are expected to arise due to the Mirant bankruptcy. Accordingly, management does not anticipate that the Mirant bankruptcy will impair the ability of Pepco Holdings or Pepco to fulfill their contractual obligations or to fund projected capital expenditures. On this basis, management currently does not believe that the Mirant bankruptcy will have a material adverse effect on the financial condition of either company.

Transition Power Agreements

As part of the asset purchase and sale agreement for the Pepco generation assets (the Asset Purchase and Sale Agreement), Pepco and Mirant entered into Transition Power Agreements for Maryland and the District of

Columbia, respectively (collectively, the TPAs). Under these agreements, Mirant was obligated to supply Pepco with all of the capacity and energy needed to fulfill its standard offer service obligations in Maryland through June 2004 and its standard offer service obligations in the District of Columbia into January 2005, in each case at rates that were lower than the rates that Pepco charges to its customers. The original rates under the TPAs were less than the prevailing market rates.

At the time Mirant filed for bankruptcy, the purchase prices for energy and capacity under the TPAs were below the prevailing market rates. To avoid the potential rejection of the TPAs Pepco and Mirant Corporation and its affiliate Mirant Americas Energy Marketing, LP (the Mirant Parties) entered into a settlement agreement, which was approved by the Bankruptcy Court on November 19, 2003 (the Settlement Agreement). Pursuant to the Settlement Agreement, the Mirant Parties have assumed both of the TPAs and the TPAs have been amended, effective October 1, 2003, to increase the purchase price of energy thereunder as described below. The Settlement Agreement also provides that Pepco has an allowed, pre-petition general unsecured claim against each of the Mirant Parties in the amount of $105 million (the Pepco TPA Claim), and has the right to assert the Pepco TPA Claim against other Mirant debtors. On December 15, 2003, Pepco filed Proofs of Claim in the amount of $105 million against the appropriate Mirant debtors.

In accordance with the Settlement Agreement, the purchase price of energy under the TPAs has increased from $35.50 to $41.90 per megawatt hour during summer months (May 1 through September 30) and from $25.30 to $31.70 per megawatt hour during winter months (October 1 through April 30) under the District of Columbia TPA and has increased from $40.00 to $46.40 per megawatt hour during summer months and from $22.20 to $28.60 per megawatt hour during winter months under the Maryland TPA. Under the amended TPAs, the purchase prices paid by Pepco for capacity in the District of Columbia and Maryland remain $3.50 per megawatt hour and the charge paid by Pepco for certain ancillary services remain $.50 per megawatt hour. The amendments to the TPAs have resulted in an increase in the average purchase price to Pepco for energy from approximately 3.4 cents per kilowatt hour under the original terms of the TPAs to an average purchase price of approximately 4.0 cents per kilowatt hour. The revenues produced by the currently approved tariff rates that Pepco charges its customers for providing standard offer service average approximately 4.1 cents per kilowatt hour.

Pepco estimates that, as a result of the price increases, it will pay Mirant an additional $105 million for the purchase of energy beginning October 1, 2003 through the remaining terms of the TPAs. These payments will be offset by a reduction of payments by Pepco to customers for the period 2003 through 2006 of approximately $45 million pursuant to the generation procurement credit established pursuant to regulatory settlements entered into in the District of Columbia and Maryland under which Pepco and its customers share any margin between the price paid by Pepco to procure standard offer service and the price paid by customers for standard offer service. As a result, Pepco currently anticipates that it will incur a net additional cash outlay of approximately $60 million due to the amendments of the respective TPAs. The foregoing estimates are based on current service territory load served by competitive suppliers and by standard offer service and does not include financing costs, all of which could be subject to fluctuation.

The amount, if any, that Pepco will be able to recover from the Mirant bankruptcy estate in respect of the Pepco TPA Claim will depend on the amount of assets available for distribution to creditors. At the current stage of the bankruptcy proceeding, there is insufficient information to determine the amount, if any, that Pepco might be able to recover from the Mirant bankruptcy estate. No receivable has been recorded in Pepco’s accounting records in respect of the Pepco TPA Claim. Any recovery would be shared with customers pursuant to the generation procurement credit.

Power Purchase Agreements

Under agreements with FirstEnergy Corp., formerly Ohio Edison (FirstEnergy), and Allegheny Energy, Inc., both entered into in 1987, Pepco is obligated to purchase from FirstEnergy 450 megawatts of capacity and energy annually through December 2005 (the FirstEnergy PPA). Under an agreement with Panda, entered into in 1991, Pepco is obligated to purchase from Panda 230 megawatts of capacity and energy annually through 2021 (the Panda PPA). In each case, the purchase price is substantially in excess of current market prices. As a part of the Asset Purchase and Sale Agreement, Pepco entered into a “back-to-back” arrangement with Mirant. Under this arrangement, Mirant is obligated, among other things, to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the FirstEnergy PPA and the Panda PPA at a price equal to the price Pepco is obligated to pay under the PPAs (the PPA-Related Obligations).

Pepco Pre-Petition Claims

When Mirant filed its bankruptcy petition on July 14, 2003, Mirant had unpaid obligations to Pepco of approximately $29 million, consisting primarily of payments due to Pepco in respect of the PPA-Related Obligations (the Mirant Pre-Petition Obligations). The Mirant Pre-Petition Obligations constitute part of the indebtedness for which Mirant is seeking relief in its bankruptcy proceeding. Pepco has filed Proofs of Claim in the Mirant bankruptcy proceeding in the amount of approximately $26 million to recover this indebtedness; however, the amount of Pepco’s recovery, if any, is uncertain. The $3 million difference between Mirant’s unpaid obligation to Pepco and the $26 million Proofs of Claim filed by Pepco primarily represents a TPA settlement adjustment which is included in the $105 million Proofs of Claim filed by Pepco on December 15, 2003 against the Mirant debtors. In view of this uncertainty, Pepco, in the third quarter of 2003, expensed $14.5 million ($8.7 million after-tax) to establish a reserve against the $29 million receivable from Mirant. The amount expensed represents Pepco’s estimate of the possible outcome in bankruptcy, although the amount ultimately recoverable could be higher or lower.

Mirant’s Attempt to Reject the PPA-Related Obligations

On August 28, 2003, Mirant filed with the Bankruptcy Court a motion seeking authorization to reject its PPA-Related Obligations. Mirant’s motion also sought injunctions to prohibit Pepco from initiating, or encouraging any person or entity to initiate, any proceedings before the FERC that seek to require Mirant to perform the PPA-Related Obligations and to prohibit FERC from taking any action to require Mirant to perform the PPA-Related Obligations.

On September 25, 2003, the Bankruptcy Court entered an order stating that it was not necessary to issue an injunction against Pepco because the automatic stay provisions of the Bankruptcy Code prohibit Pepco from commencing or continuing any judicial or administrative proceedings against Mirant. The Bankruptcy Court’s order did grant a preliminary injunction that prohibits FERC from (i) taking any action to require or coerce Mirant to abide by the terms of the PPA-Related Obligations or commencing or continuing any proceeding outside of the Bankruptcy Court with respect to the PPA-Related Obligations and (ii) taking any action, or encouraging any person or entity to take an action, to require or coerce Mirant to abide by the terms of the TPAs. The Bankruptcy Court also ordered Mirant to continue to perform the PPA-Related Obligations and its obligations under the TPAs until relieved of those obligations by an order of an appropriate court.

Upon motions filed by Pepco and FERC, on October 9, 2003, the U.S. District Court for the Northern District of Texas (the District Court) withdrew jurisdiction over both the rejection and preliminary injunction proceedings from the Bankruptcy Court. On December 23, 2003, the District Court denied Mirant’s motion to reject the PPA-Related Obligations. On January 5, 2004 Mirant filed with the U.S. Court of Appeals for the Fifth Circuit (the Circuit Court) a notice of appeal of the District Court’s December 23 decision. On January 6, 2004, The Official Committee of Unsecured Creditors of Mirant Corporation (the Creditors Committee) filed with the Circuit Court a separate notice of appeal of the December 23 decision. Also on January 6, 2004, the District Court entered an order dissolving all injunctive relief granted by the Bankruptcy Court in respect of the PPA-Related Obligations, and Mirant and the Creditors Committee each subsequently filed a motion with the Circuit Court for a stay of the dissolution order pending resolution of the appeals, as well as motions to expedite the appeals. On January 23, 2004, the Circuit Court denied Mirant’s and the Creditors Committee’s motions to expedite the appeal. On January 26, 2004, the Circuit Court denied Mirant’s and the Creditors Committee’s motions to stay the District Court’s Order. Oral argument will be scheduled the week of May 3, 2004.

Pepco is exercising all available legal remedies and vigorously opposing Mirant’s continued attempts to reject the PPA-Related Obligations in order to protect the interests of its customers and shareholders. While Pepco believes that it has substantial legal bases to oppose the attempt to reject the agreements, the outcome of Mirant’s efforts to reject the PPA-Related Obligations is uncertain.

In accordance with the Bankruptcy Court’s September 25 order, Mirant is continuing to perform the PPA-Related Obligations pending the resolution of the ongoing proceedings. However, if Mirant ultimately is successful in rejecting, and is otherwise permitted to stop performing the PPA-Related Obligations, Pepco could be required to repay to Mirant, for the period beginning on the effective date of the rejection (which date could be prior to the date of the court’s order and possibly as early as September 18, 2003) and ending on the date Mirant is entitled to cease its purchases of energy and capacity from Pepco, all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity. Pepco estimates that the amount it could be required to repay to Mirant in the unlikely event September 18, 2003, is determined to be the effective date of rejection, as of March 1, 2004, is approximately $51.4 million. This repayment would entitle Pepco to file a claim against the bankruptcy estate in an amount equal to the amount repaid. Mirant has also asked the Bankruptcy Court to require Pepco to disgorge all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity, for the period July 14, 2003 (the date on which Mirant filed its bankruptcy petition) to September 18, 2003, on the theory that Mirant did not receive value for those payments. Pepco estimates that the amount it would be required to repay to Mirant on the disgorgement theory is approximately $22.8 million. Pepco believes a claim based on this theory should be entitled to administrative expense status for which complete recovery could be expected. If Pepco were required to repay any such amounts for either period, the payment would be expensed at the time the payment is made.

The following are estimates prepared by Pepco of its additional exposure if Mirant’s motion to reject its PPA-Related Obligations ultimately is successful. These estimates are based in part on current market prices and forward price estimates for energy and capacity, and do not include financing costs, all of which could be subject to significant fluctuation. The estimates assume no recovery from the Mirant bankruptcy estate and no regulatory recovery, either of which would mitigate the effect of the estimated loss. Pepco does not consider it realistic to assume that there will be no such recoveries. Based on these assumptions, Pepco estimates that its pre-tax exposure as of March 1, 2004, representing the loss of the future benefit of the PPA-Related Obligations to Pepco, is as follows:

•	If Pepco were required to purchase capacity and energy from FirstEnergy commencing as of March 1, 2004, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 6.1 cents) and resold the capacity and energy at market rates projected, given the characteristics of the FirstEnergy PPA, to be approximately 4.5 cents per kilowatt hour, Pepco estimates that it would cost approximately $50 million for the remainder of 2004, and $56 million in 2005, the last year of the FirstEnergy PPA.

•	If Pepco were required to purchase capacity and energy from Panda commencing as of March 1, 2004, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 15.6 cents), and resold the capacity and energy at market rates projected, given the characteristics of the Panda PPA, to be approximately 6.9 cents per kilowatt hour, Pepco estimates that it would cost approximately $33 million for the remainder of 2004, $38 million in 2005, and $36 million in 2006 and approximately $35 million to $43 million annually thereafter through the 2021 contract termination date.

The ability of Pepco to recover from the Mirant bankruptcy estate in respect of the Mirant Pre-Petition Obligations and damages if the PPA-Related Obligations are successfully rejected will depend on whether Pepco’s claims are allowed, the amount of assets available for distribution to creditors and Pepco’s priority relative to other creditors. At the current stage of the bankruptcy proceeding, there is insufficient information to determine the amount, if any, that Pepco might be able to recover from the Mirant bankruptcy estate, whether the recovery would be in cash or another form of payment, or the timing of any recovery.

If Mirant ultimately is successful in rejecting the PPA-Related Obligations and Pepco’s full claim is not recovered from the Mirant bankruptcy estate, Pepco may seek authority from the MPSC and the DCPSC to recover its additional costs. Pepco is committed to working with its regulatory authorities to achieve a result that is appropriate for its shareholders and customers. Under the provisions of the settlement agreements approved by the MPSC and the DCPSC in the deregulation proceedings in which Pepco agreed to divest its generation assets under certain conditions, the PPAs were to become assets of Pepco’s distribution business if they could not be sold. Pepco believes that, if Mirant ultimately is successful in rejecting the PPA-Related Obligations, these provisions would allow the stranded costs of the PPAs that are not recovered from the Mirant bankruptcy estate to be recovered through Pepco’s distribution rates. If Pepco’s interpretation of the settlement agreements is confirmed, Pepco expects to be able to establish the amount of its anticipated recovery as a regulatory asset. However, there is no assurance that Pepco’s interpretation of the settlement agreements would be confirmed by the respective public service commissions.

If the PPA-Related Obligations are successfully rejected, and there is no regulatory recovery, Pepco will incur a loss. However, the accounting treatment of such a loss depends on a number of legal and regulatory factors, and is not determinable at this time.

The SMECO Agreement

As a term of the Asset Purchase and Sale Agreement, Pepco assigned to Mirant a facility and capacity agreement with Southern Maryland Electric Cooperative, Inc. (SMECO) under which Pepco was obligated to purchase the capacity of an 84-megawatt combustion turbine installed and owned by SMECO at a former Pepco generating station (the SMECO Agreement). The agreement contemplates a monthly payment to SMECO of approximately $.5 million. Pepco is responsible to SMECO for the performance of the SMECO Agreement if Mirant fails to perform its obligations thereunder. At this time, Mirant continues to make post-petition payments due to SMECO.

Rate Proceedings

On February 3, 2003, ACE filed a petition with the NJBPU to increase its electric distribution rates and its Regulatory Asset Recovery Charge (RARC) in New Jersey. The petition was based on actual data for the nine months ended September 30, 2002, and forecasted data for the three months ended December 31, 2002 and sought an overall rate increase of approximately $68.4 million, consisting of an approximately $63.4 million increase in electricity distribution rates and $5 million for recovery of regulatory assets through the RARC. On October 28, 2003, ACE updated the filing with actual data for the full twelve-month test year ended December 31, 2002 and made other corrections. The update supported an overall rate increase of approximately $41.3 million, consisting of a $36.8 million increase in electricity distribution rates and a RARC of $4.5 million. This petition is ACE’s first increase request for electric distribution rates since 1991. The requested increase would apply to all rate schedules in ACE’s tariff. The Ratepayer Advocate filed testimony on January 3, 2004, proposing an annual rate decrease of $11.7 million. Intervenor groups representing industrial users and local generators filed testimony that did not take a position with respect to an overall rate change but their proposals, if implemented, would affect the way in which an overall rate increase or decrease would be applied to the particular rates under which they receive service. ACE’s rebuttal testimony, filed February 20, 2004, makes some changes to its October filing and proposes an overall rate increase of approximately $35.1 million, consisting of a $30.6 increase in distribution rates and a $4.5 million increase in the RARC.

On July 31, 2003, the NJBPU issued an order transferring to the base rate proceeding consideration of $25.4 million of actual and projected deferred restructuring costs for which ACE was seeking recovery in a separate proceeding, which is discussed below, relating to the restructuring of ACE’s electric utility business under the New Jersey Electric Discount and Energy Competition Act (EDECA). In its October 28, 2003 filing, ACE presented testimony supporting recovery of an increase in the amount of deferred restructuring costs recoverable from $25.4 million to $36.1 million, consisting of: (i) $3.7 million associated with BGS costs, (ii) $27.3 million of restructuring transition-related costs and (iii) $5.1 of transition costs related to fossil generation divestiture efforts.

On December 12, 2003, the NJBPU issued an order also consolidating outstanding issues from several other proceedings into the base rate case proceeding. On December 22, 2003, ACE filed a Motion for Reconsideration in which it suggested that these issues be dealt with in a Phase II to the base rate case to address the outstanding issues identified in the December 12, 2003 Order. After discussion with the parties to the base rate case, it was agreed that a Phase II to the base rate case to these issues, along with the $36.1 million of deferred restructuring costs previously moved into the base rate case, would be initiated in April 2004. ACE cannot predict at this time the outcome of these proceeding.

On March 31, 2003, DPL filed with the DPSC for an annual gas base rate increase of $16.8 million, or an increase of 12.7% in total operating revenue for DPL’s gas business. The filing included a request for a ROE of 12.5%. DPL is currently authorized a ROE of 11.5% in Delaware. This is the first increase requested for DPL’s gas distribution business since 1994. On May 30, 2003, DPL exercised its statutory right to implement an interim base rate increase of $2.5 million, or 1.9% of total operating revenue for DPL’s gas business, subject to refund. On October 7, 2003, a settlement agreement was filed with the DPSC that provides for an annual gas base revenue increase of $7.75 million, with a 10.5% ROE, which equates to a 5.8% increase in total revenues for DPL’s gas business. The settlement agreement provides that DPL is not required to refund the previously implemented interim rate increase. In addition, the settlement agreement provides for establishment of an Environmental Surcharge to recover costs associated with remediation of a coal gas site. On December 9, 2003, the DPSC approved the settlement, making the interim $2.5 million increase final with no refunds and implementing an additional $5.25 million increase effective as of December 10, 2003. At the same time the DPSC approved a supplemental settlement which addresses customer service issues in the electric cost of service filing described below. DPL filed on February 13, 2004 for a change in electric ancillary service rates that has an aggregate effect of increasing annual revenues by $13.1 million or 2.4%. This filing was prompted by the increasing ancillary service costs charged to DPL by PJM. The PHI merger agreement, approved by the DPSC in Docket No. 01-194, provides that “Delmarva shall have the right to file to change in Ancillary components of rates to reflect the then applicable ancillary charges billed to Delmarva by PJM or successor organization.” On February 24, 2004, the DPSC accepted DPL’s filing and placed the rates into effect on March 15, 2004, subject to refund. DPL made this filing on February 13, 2004. In future years DPL will make filings to update the analysis of out of pocket environmental costs recoverable through the Environmental Surcharge rate.

On March 1, 2002 DPL submitted a cost of service study with the DPSC demonstrating it was not over-earning on its electric distribution rates. On October 21, 2003, the DPSC approved a settlement with respect to the March 1, 2002 filing confirming that no increase or decrease in DPL’s electric distribution rates was necessary. This settlement was consistent with the provisions of settlement approved by the DPSC in connection with the Pepco and Conectiv merger that provided for no change in DPL’s distribution base rates until May 1, 2006. The rate settlement also establishes objectives and procedures to reduce the number of customers whose bills are estimated over 6 or more months due to difficulties in obtaining access to the meter and to establish a reduced interest charge for customers who are paying past due bills under a payment arrangement. The DPSC also approved a supplemental settlement on December 9, 2003, regarding quality of service by DPL. In the supplemental settlement, DPL agreed to additional customer service provisions, including opening full time walk-in facilities that accept payments, and standards for call center performance.

On August 29, 2003, DPL submitted its annual Gas Cost Recovery (GCR) rate filing to the DPSC. In its filing, DPL sought to increase its GCR rate by approximately 15.8% in anticipation of increasing natural gas commodity costs. The rate, which passes DPL’s increased gas costs along to its customers, became effective November 1, 2003 and is subject to refund pending evidentiary hearings that will commence in April 2004.

In compliance with the merger settlement approved by the MPSC in connection with the merger of Pepco and Conectiv, on December 4, 2003, DPL and Pepco submitted testimony and supporting schedules to establish electricity distribution rates in Maryland effective July 1, 2004, when the current distribution rate freeze/caps end. DPL’s filing demonstrates that it is in an under-earning situation and, as allowed in the merger settlement, DPL requested that a temporary rate reduction implemented on July 1, 2003 for non-residential customers be terminated effective July 1, 2004. DPL estimates that the termination of the rate reduction would increase its annual revenues by approximately $1.1 million. With limited exceptions, the merger settlement does not permit DPL to file for any additional rate increase until December 31, 2006. Pepco’s filing also demonstrates that it is in an under-earning situation. However the merger settlement provides that Pepco’s distribution rates after July 1, 2004 can only remain the same or be decreased. With limited exceptions, Pepco is not entitled to file for a rate increase until December 31, 2006. Although the outcome of these proceedings cannot be predicted, DPL and Pepco each believes that the likelihood that its distribution rate will be reduced as of July 1, 2004 is remote.

Stranded Cost Determination and Securitization

On January 31, 2003, ACE filed a petition with the NJBPU seeking an administrative determination of stranded costs associated with the B. L. England Generating Station. The net after tax stranded costs included in the petition were approximately $151 million. An administrative determination of the stranded costs was needed due to the cancelled sale of the plant. On July 25, 2003 the NJBPU rendered an oral decision approving the administrative determination of stranded costs at a level of $149.5 million. As a result of this order, ACE reversed $10.0 million ($5.9 million after-tax) of previously accrued liability for possible disallowance of stranded costs. This credit to expense is classified as an extraordinary item in PHI’s and ACE’s Consolidated Statements of Earnings because the original accrual was part of an extraordinary charge resulting from the discontinuation of SFAS No. 71 in conjunction with the deregulation of ACE’s energy business in September 1999.

On February 5, 2003, the NJBPU issued an order on its own initiative seeking input from ACE and the Ratepayer Advocate as to whether and by how much to reduce the 13% pre-tax return that ACE was then authorized to earn on B. L. England. ACE responded on February 18 with arguments that: (1) reduced costs to ratepayers could be achieved legally through timely approvals by the NJBPU of the stranded cost filing made by ACE on January 31, 2003 and a securitization filing made the week of February 10, 2003; and (2) it would be unlawful, perhaps unconstitutional, and a breach of settlement and prior orders for the NJBPU to deny a fair recovery on prudently incurred investment and to do so without evidentiary hearings or other due process. On April 21, 2003, the NJBPU issued an order making the return previously allowed on B. L. England interim, as of the date of the order, and directing that the issue of the appropriate return for B. L. England be included in the stranded cost proceeding. On July 25, 2003, the NJBPU voted to approve a pre-tax return reflecting a 9.75% ROE for the period April 21, 2003 through August 1, 2003. The rate authorized by the NJBPU from August 1, 2003, through such time as ACE securitizes the stranded costs was 5.25%, which the NJBPU represented as being approximately equivalent to the securitization rate. On September 25, 2003, the NJBPU issued a written order memorializing its July 25, 2003 decision.

On February 14, 2003, ACE filed a Bondable Stranded Costs Rate Order Petition with the NJBPU. The petition requested authority to issue $160 million of Transition Bonds to finance the recovery of stranded costs associated with B. L. England and costs of issuance. On September 25, 2003 the NJBPU issued a bondable stranded cost rate order authorizing the issuance of up to $152 million of Transition Bonds. On December 23, 2003, ACE Funding issued $152 million of Transition Bonds.

Restructuring Deferral

Pursuant to a July 15, 1999 summary order issued by the NJBPU under EDECA (which was subsequently affirmed by a final decision and order issued March 30, 2001), ACE was obligated to provide basic generation service from August 1, 1999 to at least July 31, 2002 to retail electricity customers in ACE’s service territory who did not choose a competitive energy supplier. The order allowed ACE to recover through customer rates certain costs incurred in providing BGS. ACE’s obligation to provide BGS was subsequently extended to July 31, 2003. At the allowed rates, for the period August 1, 1999 through July 31, 2003, ACE’s aggregate allowed costs exceeded its aggregate revenues from supplying BGS. These under-recovered costs were partially offset by a $59.3 million deferred energy cost liability existing as of July 31, 1999 (LEAC Liability) that was related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs. ACE established a regulatory asset in an amount equal to the balance.

On August 1, 2002, ACE filed a petition with the NJBPU for the recovery of approximately $176.4 million in actual and projected deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE over the four-year period August 1, 1999 through July 31, 2003. The deferred balance is net of the $59.3 offset for the LEAC Liability. The petition also requests that ACE’s rates be reset as of August 1, 2003 so that there will be no under-recovery of costs embedded in the rates on or after that date. The increase sought represents an overall 8.4% annual increase in electric rates and is in addition to the base rate increase discussed above. ACE’s recovery of the deferred costs is subject to review and approval by the NJBPU in accordance with EDECA.

On July 31, 2003, the NJBPU issued a summary order permitting ACE to begin collecting a portion of the deferred costs and to reset rates to recover on-going costs incurred as a result of EDECA. The summary order approved the recovery of $125 million of the deferred balance over a ten-year amortization period beginning August 1, 2003. The summary order also transferred to ACE’s pending base rate case for further consideration approximately $25.4 million of the deferred balance. The NJBPU estimated the overall deferral balance as of July 31, 2003 at $195 million, of which $44.6 million was disallowed recovery by ACE. Since the amounts included in this decision are based on estimates through July 31, 2003, the actual ending deferred cost balance will be subject to review and finalization by the NJPBU and ACE. The approved rates became effective on August 6, 2003. Based on an analysis of the summary order and in accordance with prevailing accounting rules, ACE recorded a charge of $27.5 million ($16.3 million after-tax) during the second quarter of 2003. This charge is in addition to amounts previously accrued for disallowance. ACE believes the record does not justify the level of disallowance imposed by the NJBPU. ACE is awaiting the final written order from the NJBPU and is evaluating its options related to this decision. The NJBPU’s action is not appealable until a final written order has been issued.

Pepco Regulatory Matters

Divestiture Cases

Final briefs on Pepco’s District of Columbia divestiture proceeds sharing application were filed on July 31, 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco’s DCPSC approved divestiture settlement that provided for a sharing of any net proceeds from the sale of Pepco’s generation-related assets. One of the principal issues in the case is whether Pepco should be required to share with customers, on an approximately 50/50 basis, the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. As of December 31, 2003, the District of Columbia allocated portions of EDIT and ADITC associated with the divested generation assets were, respectively, approximately $6.5 million and $5.8 million, respectively. Other issues in the proceeding deal with the treatment of internal costs and cost allocations as deductions from the gross proceeds of the divestiture.

Pepco believes that a sharing of EDIT and ADITC would violate the normalization rules. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. Pepco, in addition to sharing with customers an amount equal to approximately 50% of the generation-related ADITC balance, would have to pay to the IRS an amount equal to Pepco’s $5.8 million District of Columbia jurisdictional generation-related ADITC balance as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative.

As of December 31, 2003, the District of Columbia jurisdictional transmission and distribution-related ADITC balance was approximately $8 million.

Pepco believes that its calculation of the District of Columbia customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to make additional gain-sharing payments to D.C. customers, including the payments described above related to EDIT and ADITC. Such additional payments (which, other than the EDIT and ADITC related payments, cannot be estimated) would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco’s and PHI’s results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition. It is uncertain when the DCPSC will issue a decision.

Pepco filed its divestiture proceeds plan application in Maryland in April 2001. Reply briefs were filed in May 2002. The principal issue in the Maryland case is the same EDIT and ADITC sharing issue that was raised in the D.C. case. As of December 31, 2003, the Maryland allocated portions of EDIT and ADITC associated with the divested generation assets were approximately $9.1 million and $10.4 million, respectively. Other issues deal with the treatment of certain costs as deductions from the gross proceeds of the divestiture. On November 21, 2003, the Hearing Examiner in the Maryland proceeding issued a proposed order that concluded that Pepco’s Maryland divestiture settlement agreement provided for a sharing between Pepco and customers of the EDIT and ADITC associated with the sold assets. Pepco believes that such a sharing would violate the normalization rules and would result in Pepco’s inability to use accelerated depreciation on Maryland allocated or assigned property. If the proposed order is affirmed, Pepco would have to share with its Maryland customers, on an approximately 50/50 basis, the Maryland allocated portion of the generation-related EDIT, i.e., $9.1 million, and the generation-related ADITC. If such sharing were to violate the normalization rules, Pepco, in addition to sharing with customers an amount equal to approximately 50% of the generation-related ADITC balance, would be unable to use accelerated depreciation on Maryland allocated or assigned property. Furthermore, Pepco would have to pay to the IRS an amount equal to Pepco’s $10.4 million Maryland jurisdictional generation-related ADITC balance, as well as its Maryland retail jurisdictional ADITC transmission and distribution-related balance as of the later of the date a MPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the MPSC order becomes operative. As of December 31, 2003, the Maryland retail jurisdictional transmission and distribution-related ADITC balance was approximately $12 million. The Hearing Examiner decided all other issues in favor of Pepco, except that only one-half of the severance payments that Pepco included in its calculation of corporate reorganization costs should be deducted from the sales proceeds before sharing of the net gain between Pepco and customers.

Under Maryland law, if the proposed order is appealed to the MPSC, the proposed order is not a final, binding order of the MPSC and further action by the MPSC is required with respect to this matter. Pepco has appealed the Hearing Examiner’s decision on the treatment of EDIT and ADITC and corporate reorganization costs to the MPSC. Pepco cannot predict what the outcome of the appeal will be or when the appeal might be decided. Pepco believes that its calculation of the Maryland customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to share with its customers approximately 50% of the EDIT and ADITC balances described above and make additional gain-sharing payments related to the disallowed severance payments. Such additional payments would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition.

General Litigation

Asbestos

During 1993, Pepco was served with Amended Complaints filed in the state Circuit Courts of Prince George’s County, Baltimore City and Baltimore County, Maryland in separate ongoing, consolidated proceedings known as “In re: Personal Injury Asbestos Case.” Pepco and other corporate entities were brought into these cases on a theory of premises liability. Under this theory, plaintiffs argue that Pepco was negligent in not providing a safe work environment for employees or its contractors, who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their complaints. While the pleadings are not entirely clear, it appears that each plaintiff sought $2 million in compensatory damages and $4 million in punitive damages from each defendant.

Since the initial filings in 1993, additional individual suits have been filed against Pepco, and significant numbers of cases have been dismissed. As a result of two motions to dismiss, numerous hearings and meetings and one motion for summary judgment, Pepco has had approximately 400 of these cases successfully dismissed with prejudice, either voluntarily or by the court. Of the approximately 250 remaining asbestos cases pending against Pepco, approximately 85 cases were filed after December 19, 2000, and were tendered to Mirant for defense and indemnification pursuant to the terms of the Asset Purchase and Sale Agreement.

While the aggregate amount of monetary damages sought in the remaining suits exceeds $400 million, Pepco believes the amounts claimed by current plaintiffs are greatly exaggerated. The amount of total liability, if any, and any related insurance recovery cannot be precisely determined at this time; however, based on information and relevant circumstances known at this time, Pepco does not believe these suits will have a material adverse effect on its financial condition. However, if an unfavorable decision were rendered against Pepco, it could have a material adverse effect on Pepco’s and PHI’s results of operations.

Enron

On December 2, 2001, Enron North America Corp. and several of its affiliates filed for protection under the United States Bankruptcy Code. In December 2001, DPL and Conectiv Energy terminated all energy trading transactions under various agreements with Enron. In late January 2003, after several months of discussions between the parties concerning the amount owed by DPL and Conectiv Energy, Enron filed an adversary complaint against Conectiv Energy in the Bankruptcy Court for the Southern District of New York. The complaint seeks, among other things, damages in the amount of approximately $11.7 million and a declaration that provisions permitting Conectiv Energy to set off amounts owed by Enron under certain agreements against amounts owed by Conectiv Energy under other agreements are unenforceable. Conectiv Energy disagrees with Enron’s calculation of the amount due to Enron (Conectiv Energy believes the amount due is approximately $4 million) and believes that Enron’s other claims are without merit.

On March 4, 2003, the bankruptcy court ordered that all adversary proceedings (approximately 25 cases) involving Enron’s trading agreements be directed to mediation. Enron and Conectiv Energy have exchanged mediation statements and held a number of mediation sessions. While some progress has been made in narrowing the number of disputed issues, a mediated resolution of the dollar issue is still uncertain. Conectiv Energy cannot predict the outcome of this suit; however, Conectiv Energy does not believe that any amount it would be required to pay Enron would have a material adverse effect on its financial condition or results of operations.

Environmental Matters and Litigation

PHI, through its subsidiaries, is subject to regulation by various federal, regional, state, and local authorities with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use. In addition, federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or unremediated hazardous waste sites. PHI’s subsidiaries may incur costs to clean up currently or formerly owned facilities or sites found to be contaminated, as well as other facilities or sites that may have been contaminated due to past disposal practices. PHI currently estimates that capital expenditures for environmental control facilities by its subsidiaries will be $4.9 million in 2004 and $1.4 million in 2005. However, the actual costs of environmental compliance may be materially different from these estimates depending on the outcome of the matters addressed below or as a result of the imposition of additional environmental requirements or new or different interpretations of existing environmental laws and regulations.

In October 1995, each of Pepco and DPL received notice from EPA that it, along with several hundred other companies, might be a potentially responsible party (PRP) in connection with the Spectron Superfund Site in Elkton, Maryland. The site was operated as a hazardous waste disposal, recycling and processing facility from 1961 to 1988.

In August 2001, Pepco entered into a Consent Decree for de minimis parties with EPA to resolve its liability at this site. Under the terms of the consent decree, which was approved by the U.S. District Court for the District of Maryland on March 31, 2003, Pepco made de minimis payments to the United States and a group of PRPs. In return, those parties agreed not to sue Pepco for past and future costs of remediation at the site and the United States will also provide protection against third-party claims for contributions related to response actions at the site. The Consent Decree does not cover any damages to natural resources. However, Pepco believes that any liability that it might incur due to natural resource damage at this site would not have a material adverse effect on its financial condition or results of operations.

In February 2003, the EPA informed DPL that it will have no future liability for contribution to the remediation of the site.

In the early 1970s, both Pepco and DPL sold scrap transformers, some of which may have contained some level of PCBs, to a metal reclaimer operating at the Metal Bank/Cottman Avenue site in Philadelphia, Pennsylvania, owned by a nonaffiliated company. In December 1987, Pepco and DPL were notified by EPA that they, along with a number of other utilities and non-utilities, were PRPs in connection with the PCB contamination at the site.

In October 1994, a Remedial Investigation/Feasibility Study (RI/FS) including a number of possible remedies was submitted to the EPA. In December 1997, the EPA signed a Record of Decision (ROD) that set forth a selected remedial action plan with estimated implementation costs of approximately $17 million. In June 1998, the EPA issued a unilateral Administrative Order to Pepco and 12 other PRPs to conduct the design and actions called for in the ROD. On May 12, 2003, two of the potentially liable owner/operator entities filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 2, 2003, the Bankruptcy Court confirmed a Reorganization Plan that incorporates the terms of a settlement among the debtors, the United States and a group of utility PRPs including Pepco. Under the settlement, the reorganized entity/site owner will pay a total of $13.25 million to remediate the site.

As of December 31, 2003, Pepco accrued $1.7 million to meet its share of the costs assigned to PRPs under these EPA rulings. At the present time, it is not possible to estimate the total extent of EPA’s administrative and oversight costs or the expense associated with a site remedy ultimately acceptable to EPA. However, Pepco believes that its liability at this site will not have a material adverse effect on its financial condition or results of operations.

In 1999, DPL entered into a de minimis settlement with EPA and paid approximately $107,000 to resolve its liability for cleanup costs at the site. The de minimis settlement did not resolve DPL’s responsibility for natural resource damages, if any, at the site. DPL believes that any liability for natural resource damages at this site will not have a material adverse effect on its financial condition or results of operations.

In June 1992, EPA identified ACE as a PRP at the Bridgeport Rental and Oil Services (BROS) Superfund Site in Logan Township, New Jersey. In September 1996, ACE along with other PRPs signed a consent decree with EPA and NJDEP to address remediation of the site. ACE’s liability is limited to 0.232 percent of the aggregate remediation liability and thus far ACE has made contributions of approximately $105,000. A Phase 2 RI/FS to address groundwater and possible wetlands contamination at the site that was to have been completed in September 2003 is significantly behind schedule, so ACE is not able to predict if it may be required to make additional contributions. Based on information currently available, ACE may be required to contribute approximately an additional $52,000. ACE believes that its liability at this site will not have a material adverse effect on its financial condition or results of operations.

In November 1991, NJDEP identified ACE as a PRP at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with other PRPs, signed an Administrative Consent Order with NJDEP to remediate the site. The soil cap remedy for the site has been completed and the NJDEP conditionally approved the Remedial Action Report in January 2003. In December 2003, the PRP group submitted to NJDEP for approval a Ground Water Sampling and Analysis Plan. The results of groundwater monitoring over the first year of this ground water sampling plan will help to determine the extent of post-remedy operation and maintenance costs. In March 2003, EPA demanded from the PRP group reimbursement for EPA’s past costs at the site, totaling $168,789. The PRP group objected to the demand for certain costs, but agreed to reimburse EPA approximately $19,000.

Third Party Guarantees, Indemnifications and Off-Balance

Sheet Arrangements

Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations which are entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

As of December 31, 2003, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The fair value of these commitments and obligations was not required to be recorded in Pepco Holdings’ consolidated Balance Sheets; however, certain energy marketing obligations of Conectiv Energy were recorded. The commitments and obligations, in millions of dollars, were as follows:

	Guarantor			Total
	PHI	Conectiv	PCI
Energy marketing obligations of Conectiv Energy (1)	$118.3	$19.2	$—	$137.5
Energy procurement obligations of Pepco Energy Services (1)	6.6	—	—	6.6
Standby letters of credit of Pepco Holdings (2)	12.7	—	—	12.7
Guaranteed lease residual values (3)	—	5.4	—	5.4
Loan agreement (4)	13.1	—	—	13.1
Construction performance guarantees (5)	—	4.6	—	4.6
Other (6)	14.9	4.3	5.8	25.0

Total	$165.6	$33.5	$5.8	$204.9

1.	Pepco Holdings and Conectiv have contractual commitments for performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties related to routine energy sales and procurement obligations, including requirements under BGS contracts for ACE.
2.	Pepco Holdings has issued standby letters of credit of $12.7 million on behalf of subsidiary operations related to Conectiv Energy’s competitive energy activities and third party construction performance. These standby letters of credit were put into place in order to allow the subsidiaries the flexibility needed to conduct business with counterparties without having to post substantial cash collateral. While the exposure under these standby letters of credit is $12.7 million, Pepco Holdings does not expect to fund the full amount.

3.	Subsidiaries of Conectiv have guaranteed residual values in excess of fair value related to certain equipment and fleet vehicles held through lease agreements. As of December 31, 2003, obligations under the guarantees were approximately $5.4 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantee have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, PHI believes the likelihood of requiring payment under the guarantee is remote.
4.	Pepco Holdings has issued a guarantee on behalf of a subsidiary’s 50% unconsolidated investment in a limited liability company for repayment of borrowings under a loan agreement of approximately $13.1 million.
5.	Conectiv has performance obligations of $4.6 million relating to obligations to third party suppliers of equipment.
6.	Other guarantees comprise:

•	Pepco Holdings has guaranteed payment of a bond issued by a subsidiary of $14.9 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.

•	Conectiv has guaranteed a subsidiary building lease of $4.3 million. PHI does not expect to fund the full amount of the exposure under the guarantee.

•	PCI has guaranteed facility rental obligations related to contracts entered into by Starpower. In addition, PCI has agreed to indemnify RCN for 50% of any payments RCN makes under Starpower’s franchise and construction performance bonds. As of December 31, 2003, the guarantees cover the remaining $3.7 million in rental obligations and $2.1 million in franchise and construction performance bonds issued.

In addition, in connection with the Conectiv Bethlehem revolving credit agreement, Conectiv provides a guarantee associated with Conectiv Energy’s agreement to purchase energy and capacity from Conectiv Bethlehem and other guarantees related to obligations of Pepco Holdings subsidiaries under agreements related to constructing and operating the Conectiv Bethlehem mid-merit plant. Generally, Conectiv’s guarantee obligations do not exceed the amount of the debt outstanding under the credit agreement and do not guarantee Conectiv Bethlehem’s obligation to repay the debt. As of December 31, 2003, the outstanding balance under the Conectiv Bethlehem credit facility was $310 million.

Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in the agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Dividends

Pepco Holdings’ annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect PHI’s income and cash flows. PHI’s Board of Directors declared quarterly dividends of 25 cents per share of common stock payable on March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003.

(15)    QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
	(Millions of Dollars, except Per Share Data)
2003
Total Operating Revenue	$1,928.7	1,698.4	2,130.6	1,513.6	7,271.3
Total Operating Expenses	$1,889.6	1,559.1	1,782.0	1,424.2	6,654.9
Operating Income	$39.1	139.3	348.6	89.4	616.4
Other Expenses	$(79.4)	(76.0)	(89.1)	(184.6)	(429.0)
Preferred Stock Dividend Requirements of Subsidiaries	$6.6	5.8	0.7	0.8	13.9
(Loss) Income Before Income Tax Expense	$(46.9)	57.5	258.8	(96.0)	173.5
Income Tax (Benefit) Expense	$(22.0)	20.4	101.5	(34.0)	65.9
(Loss) Income Before Extraordinary Item	$(24.9)	37.1	157.3	(62.0)	107.6
Extraordinary Item	—	5.9	—	—	5.9
Net (Loss) Income	$(24.9)	43.0	157.3	(62.0)	113.5
Basic and Diluted (Loss) Earnings Per Share of Common Stock Before Extraordinary Item	$(.15)	.22	.92	(.36)	.63
Extraordinary Item Per Share of Common Stock	—	.03	—	—	.03
Basic and Diluted (Loss) Earnings Per Share of Common Stock	$(.15)	.25	.92	(.36)	.66
Cash Dividends Per Common Share	$.25	.25	.25	.25	1.00

2002
Total Operating Revenue	$489.2	581.2	1,641.2	1,607.5	4,324.5
Total Operating Expenses	$426.3	481.8	1,383.4	1,484.7	3,778.9
Operating Income	$62.9	99.4	257.8	122.8	545.6
Other Expenses	$(24.9)	(25.0)	(62.2)	(75.5)	(190.4)
Preferred Stock Dividend Requirements of Subsidiaries	$3.6	3.6	6.1	7.4	20.6
Income Before Income Tax Expense	$34.4	70.8	189.5	39.9	334.6
Income Tax Expense	$11.1	25.1	74.3	13.6	124.1
Net Income	$23.3	45.7	115.2	26.3	210.5
Basic Earnings Per Share of Common Stock	$.22	.43	.80	.16	1.61
Diluted Earnings Per Share of Common Stock	$.22	.43	.80	.16	1.61
Cash Dividends Per Common Share	$.25	.25	.25	.25	1.00

NOTES:	As a result of the merger transaction that was completed on August 1, 2002, certain quarterly amounts presented herein are not comparable.

PHI’s subsidiaries’ sales of electric energy are seasonal and, accordingly, comparisons by quarter within a year are not meaningful. The totals of the four quarterly basic earnings per common share and diluted earnings per common share may not equal the basic earnings per common share and diluted earnings per common share for the year due to changes in the number of common shares outstanding during the year and, with respect to the diluted earnings per common share, changes in the amount of dilutive securities.

(16)    RESTATEMENT

On March 31, 2004, PHI filed a Form 10-K/A amending its Annual Report on Form 10-K for the year ended December 31, 2003. The purpose of this amendment is to eliminate certain items of intercompany interest and dividend income and intercompany interest expense inadvertently included in the Consolidated Statements of Earnings of PHI for the year ended December 31, 2003. The following chart identifies the amounts impacted by the elimination as they were previously reported and restated.

(in Millions of Dollars)	For the Year Ended December 31, 2003
	As Previously Reported	As Restated
Detail of Restated Amounts:

Consolidated Statements of Earnings

Interest and dividend income	$37.6	$17.1
Interest expense	$(388.8)	$(368.3)

The elimination had no impact on Total Other Expenses or Net Income as previously reported in the Consolidated Statements of Earnings of PHI for the year ended December 31, 2003.

The amendment also makes corresponding changes in the segment information for the year ended December 31, 2003 presented in Note (4) to the Consolidated Financial Statements.

In addition, the amendment provides in Note (8) to the Consolidated Financial Statements further elaboration concerning the treatment of the Bondable Transition Property sold by ACE to ACE Funding and the Transition Bonds issued by ACE Funding and corrects the total Transition Bonds issued by ACE Funding and the presentation of the aggregate maturities for long-term debt for 2008 from $296.3 million to $305.3 million and thereafter from $2,661.5 million to $3,042.8 million.

The amendment also corrects in Note (11) to the Consolidated Financial Statements the total number of shares of PHI’s common stock reserved and unissued at December 31, 2003 from 18,302,693 to 18,285,693.

BO ARD OF DIRECTORS AND OFFICERS

Directors	Officers

Edmund B. Cronin, Jr.[1,2] Chairman of the Board,

President and Chief

Executive Officer

Washington Real Estate

Investment Trust

Rockville, Maryland

(Real estate investment trust)

John M. Derrick, Jr.[3] Chairman of the Board

Pepco Holdings, Inc.

Terence C. Golden[1,4] Chairman

Bailey Capital Corporation

Washington, D.C.

(Private investment company)

George F. MacCormack[1,2] Retired Group Vice President

Dupont

Richard B. McGlynn[1,3,4] Attorney

Retired Vice President and

General Counsel

United Water Resources, Inc.

Judith A. McHale[2,4]

President and Chief Operating Officer

Discovery Communications, Inc.

Silver Spring, Maryland

(Cable television, real-world media and entertainment)

Floretta D. McKenzie[2,3,4]

Founder and Chairwoman

The McKenzie Group, Inc.

Washington, D.C.

(Educational consulting)

Lawrence C. Nussdorf[1,4] President and Chief

Operating Officer

Clark Enterprises, Inc.

Bethesda, Maryland

(Real estate and construction)

Peter F. O’Malley[2,4]

Of Counsel

O’Malley, Miles, Nylen &

Gilmore, P.A.

Calverton, Maryland

(Law)

Pauline A. Schneider[1,2] Partner

Hunton & Williams

Washington, D.C.

(Law)

Dennis R. Wraase[3]

President and Chief

Executive Officer

Pepco Holdings, Inc.

A. Thomas Young[2,4]

Retired Executive Vice President

Lockheed Martin

Corporation

John M. Derrick, Jr.

Chairman of the Board

Dennis R. Wraase

President and Chief

Executive Officer

William T. Torgerson

Vice Chairman and General

Counsel

Thomas S. Shaw

Executive Vice President

(President and Chief Operating Officer, Conectiv)

Andrew W. Williams

Senior Vice President and

Chief Financial Officer

E. R. Mayberry

Senior Vice President

(President and

Chief Executive Officer,

Pepco Energy Services, Inc.)

John D. McCallum

Senior Vice President

(President and

Chief Executive Officer,

Potomac Capital Investment

Corporation)

Beverly L. Perry

Senior Vice President, Government Affairs and Public Policy

Joseph M. Rigby

Senior Vice President

(President and

Chief Executive Officer,

Atlantic City Electric Company

and President, Delmarva Power

& Light Company)[5]

William J. Sim

Senior Vice President

(President and Chief Operating Officer, Potomac Electric Power Company)

William H. Spence

Senior Vice President

(President and Chief

Operating Officer,

Conectiv Energy Holding

Company)

Kenneth P. Cohn

Vice President and

Chief Information Officer

Jill R. Downs

Vice President, Corporate Communications

Kirk J. Emge

Vice President,

Legal Services

Anthony J. Kamerick

Vice President and

Treasurer

James P. Lavin

Vice President and

Controller

James S. Potts

Vice President, Safety and

Environment

Ellen Sheriff Rogers

Vice President, Corporate

Governance, Deputy General Counsel, Secretary and

Assistant Treasurer

Barbara J. Williams

Vice President,

Human Resources

Karen G. Almquist

Assistant Treasurer and

Assistant Secretary

Donna J. Kinzel

Assistant Treasurer

Kathy A. White

Assistant Controller

Anton Zeithammel

Assistant Controller

[1]   Member of the Audit Committee of which Mr. Cronin is Chairman.

[2]   Member of the Corporate Governance/Nominating Committee of which Mr. O’Malley is Chairman.

[3]   Member of the Executive Committee of which Dr. McKenzie is Chairman.

[4]   Member of the Compensation/Human Resources Committee of which Mr. Young is Chairman.

[5]   Conectiv Power Delivery is comprised of the operations of Atlantic City Electric Company and Delmarva Power & Light Company.

I NVESTOR INFORMATION

Fiscal Agents

Common Stock and All Series of Preferred Stock (Atlantic City Electric Company, Delmarva Power & Light Company, and Potomac Electric Power Company)

In writing:

Wachovia Bank, N.A.

Shareholder Services Group

1525 West W. T. Harris Blvd., 3C3

Charlotte, NC 28288-1153

By telephone:

Toll free 1-866-254-6502

Via e-mail:

equityservices@wachovia.com

Inquiries concerning your Pepco Holdings, Inc. shareholdings (such as status of your account, dividend payments, change of address, lost certificates or transfer of ownership of shares) or to enroll in the dividend reinvestment plan or direct deposit of dividends, should be directed to Wachovia Bank, N.A. as listed above.

A copy of Pepco Holdings’ Form 10-K for the year ended December 31, 2003, is available without charge by contacting Wachovia Bank, N.A. as listed above.

Other Information

For Historical Stock Prices (Potomac Electric Power Company, Conectiv, Delmarva Power & Light Company and Atlantic Energy), and other Pepco Holdings, Inc. company information, including our Corporate Governance Guidelines, Corporate Business Policies (which in their totality constitute our code of business conduct and ethics) and Board Committee Charters, please visit our website at www.pepcoholdings.com

To exchange Potomac Electric Power Company or Conectiv common stock certificates for Pepco Holdings, Inc. stock certificates, contact Wachovia Bank, N.A. as listed in the left column.

Pepco Holdings, Inc. Notes, Potomac Electric Power Company Bonds, and Atlantic City Electric Company Bonds

In writing:

The Bank of New York

P. O. Box 11265

Church Street Station

New York, NY 10286

By telephone:

Toll Free: 1-800-548-5075

Delmarva Power Financing I

In writing:

Wilmington Trust

Corporate Trust Department

1100 N. Market Street

Wilmington, DE 19890

By telephone:

1-302-636-6016

Delmarva Power & Light Company Bonds

In writing:

JP Morgan Chase Bank

Institutional Trust Service

4 New York Plaza, 15th Floor

New York, NY 10004

By telephone:

Toll free 1-800-275-2048

Investment Analyst Contact

Ernest J. Bourscheid, Manager – Investor Relations Telephone: 202-872-2797

E-mail: ejbourscheid@pepco.com

New York Stock Exchange Ticker Symbol: POM

Stock Market Information

2003	High	Low	Dividend	2002	High	Low	Dividend
1st Quarter	$20.56	$16.73	$.25	1st Quarter	$23.69	$21.70	$.25	*
2nd Quarter	$20.51	$16.10	$.25	2nd Quarter	$23.83	$19.10	$.25	*
3rd Quarter	$19.65	$16.65	$.25	3rd Quarter	$21.88	$15.37	$.25	*
4th Quarter	$19.84	$17.28	$.25	4th Quarter	$21.08	$18.30	$.25
(Close on December 31, 2003: $19.54)				(Close on December 31, 2002: $19.39)
Number of Shareholders at December 31, 2003: 80,273
*	Dividends for the 1st Quarter, 2nd Quarter and a portion of the 3rd Quarter of 2002 were paid by Potomac Electric Power Company.

Printed on recycled paper.

C/O WACHOVIA BANK, N.A. ATTN: PROXY TABULATION-NC 1153 P.O. BOX 217952 CHARLOTTE, NC 28254-3555

VOTE BY INTERNET – https://www.proxyvotenow.com/pom

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern time the day before the meeting date. Have your proxy card in hand when you access the website. You will be given simple voting instructions to follow to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-866-205-9103

Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern time the day before the meeting date. Have your proxy card in hand when you call. You will be given simple voting instructions to follow.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it (so that it is received on or before 5:00 p.m. Eastern time the day before the meeting date) in the postage-paid envelope we have provided or return it to: Wachovia Bank, N.A., Attn: Proxy Tabulation-NC 1153, P.O. Box 217952, Charlotte, NC 28254-3555.

Ú  FOLD AND DETACH HERE  Ú

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☒  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEPCO HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN ITEM 1:				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 2:

1. Election of Directors				2. Shareholder Proposal Evelyn Y. Davis – Require election of all directors annually

FOR AGAINST ☐ ☐

(01) Jack B. Dunn, IV (02) Richard B. McGlynn (03) Peter F. O’Malley (04) Frank K. Ross (05) William T. Torgerson	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	Please sign below, exactly as your name or names appear on this proxy. Attorneys, executors, administrators, trustees and corporate officials should indicate the capacity in which they are signing. Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy.

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.				Date:

Signature

Signature (Joint Owners)

Ú  FOLD AND DETACH HERE  Ú

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PROXY

701 Ninth Street, N.W.

Washington, D.C. 20068

Annual Meeting of Shareholders — May 21, 2004

The undersigned hereby appoints JOHN M. DERRICK, JR., DENNIS R. WRAASE, WILLIAM T. TORGERSON and THOMAS S. SHAW, and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Friday, May 21, 2004 at 10 a.m. Eastern time at Pepco Holdings, Inc.’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of Pepco Holdings, Inc. that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting.

If shares of Pepco Holdings, Inc. Common Stock are issued to or held for the account of the undersigned under the Atlantic Electric 401(k) Savings and Investment Plan-B and voting rights attached to such shares (the “Voting Plan”), then the undersigned hereby directs the Trustee of the Voting Plan to vote all shares of Pepco Holdings, Inc. Common Stock in the undersigned’s name and/or account under the Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

Unless indicated to the contrary, this Proxy shall be deemed to grant authority to vote FOR Item 1 and AGAINST Item 2, and in the discretion of the proxy (or, in the case of the Voting Plan, in the discretion of the Voting Plan Trustee) upon such other matters.

This Proxy is solicited on behalf of

the Board of Directors of Pepco Holdings, Inc.

Continued on reverse side

Your Internet or telephone vote authorizes the proxies to

vote your shares in the same manner as if you completed this proxy card.